Exhibit 99.1

CONFIDENTIAL TREATMENT REQUESTED

As confidentially submitted to the Securities and Exchange Commission on April 20, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GFI Software S.à r.l.
(to be converted into GFI Software S.A.)
(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	98-0631596 (I.R.S. Employer Identification No.)

7A, rue Robert Stümper
L-2557 Luxembourg
Grand Duchy of Luxembourg
+352 2786-0231
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

GFI USA, Inc.
15300 Weston Parkway
Cary, NC 27513
(919) 297-1350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gordon R. Caplan, Esq. Gregory B. Astrachan, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	William V. Fogg, Esq. Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

          Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common shares, nominal value €0.01	$100,000,000	$11,460

(1)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes common shares that the underwriters have an option to purchase solely to cover over-allotments.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued                             , 2012

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling shareholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

GFI Software S.A.

COMMON SHARES

This is the initial public offering of GFI Software S.A., a joint stock company (société anonyme) existing under the laws of the Grand Duchy of Luxembourg. We are offering                             common shares, and the selling shareholders identified in this prospectus are offering                             common shares. We will not receive any proceeds from the sale of common shares offered by the selling shareholders. This is our initial public offering, and no public market currently exists for our common shares. We anticipate that the initial public offering price will be between $               and $               per common share. After the offering, the market price for our common shares may be outside this range.

We have applied to list our common shares on the               , subject to official notice of issuance, under the symbol "               ."

We are an "emerging growth company" under applicable Securities and Exchange Commission rules.

Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 14.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to GFI Software S.A.	Proceeds to Selling Shareholders
Per share	$	$	$	$
Total	$	$	$	$

The selling shareholders have granted the underwriters an option to purchase up to              additional common shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to investors on or about                           , 2012.

MORGAN STANLEY	J.P. MORGAN	JEFFERIES

STIFEL NICOLAUS WEISEL

BMO CAPITAL MARKETS

OPPENHEIMER & CO.

The date of this prospectus is                           , 2012.

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the selling shareholders and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus, or other date stated in this prospectus, only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Information contained in, on, or accessible through, our website does not constitute part of this prospectus.

        This prospectus has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (each, a "Relevant Member State"), or "EEA," from the requirement to produce, have duly approved and publish a prospectus for offers of the common shares. Accordingly, any person making or intending to make any offer within the EEA of common shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for the sellers of the common shares or any of the underwriters to produce a prospectus for such offer. Neither the sellers of the common shares nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of common shares contemplated in this prospectus.

        The distribution of this prospectus or any free writing prospectus prepared by us in connection with this offering and the offering and sale of the common shares in certain jurisdictions may be restricted by law. Persons who receive this prospectus or any such free writing prospectus must inform themselves about and observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the common shares in any jurisdiction in which such offer or invitation would be unlawful.

        For the purposes of the two preceding paragraphs, the expression "an offer of shares" in relation to any common shares in any Relevant Member State means the communication in any form and by any

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means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

SPECIAL NOTE REGARDING OUR CORPORATE HISTORY AND THE PRESENTATION OF OUR FINANCIAL INFORMATION

        Our corporate existence began in 1999 when GFI Software LTD was formed as an international business company in the British Virgin Islands with operations in Malta. In May 2005, GFI Software LTD and its subsidiaries were indirectly acquired by GFI Acquisition Company Ltd., or "GFI Acquisition," an entity controlled by certain investment funds affiliated with Insight Venture Management, LLC, or "Insight," our majority shareholder.

        The registrant was formed in June 2009. In July 2009 certain other investment funds affiliated with Insight indirectly acquired control of the registrant and, through a series of transactions, the registrant became the parent holding company of TeamViewer GmbH and its affiliates.

        In November 2010, at the direction of Insight, GFI Acquisition was merged with and into the registrant. We refer to this transaction as the "Merger." The Merger resulted in the consolidation of GFI Acquisition and its subsidiaries and the registrant and its subsidiaries under one organizational structure.

        Because both GFI Acquisition and the registrant had been under the common control of Insight since July 2009, the Merger is considered for accounting purposes to be a reorganization of entities under common control and the pooling of interest method of accounting has been used in the presentation of our consolidated financial statements. Accordingly, our consolidated financial statements present our results and changes in equity as if the Merger had occurred upon Insight's acquisition of the registrant on July 29, 2009. For periods prior to Insight's acquisition of the registrant, our financial statements present the consolidated results and changes in equity solely of GFI Acquisition and its subsidiaries.

        Unless the context requires otherwise, references to "GFI," the "Company," "we," "our" and "us" in this prospectus refer to GFI Software S.à r.l. and its subsidiaries on a consolidated basis prior to the completion of our corporate reorganization and to GFI Software S.A. and its subsidiaries on a consolidated basis as of the completion of our corporate reorganization and thereafter. References to the "registrant" refer solely to GFI Software S.à r.l. prior to the completion of the corporate reorganization and to GFI Software S.A. as of the completion of the corporate reorganization and thereafter, and references to the "Board" refer to our board of managers prior to the completion of the corporate reorganization and to our board of directors as of the completion of the corporate reorganization and thereafter. References to "dollar," "dollars," "U.S. dollars," or "$" in this prospectus are to the lawful currency of the United States of America, references to "euro," "euros" or "€" are to the single unified currency of the European Monetary Union, and references to "pound sterling," "pounds sterling" or "£" are to the official currency of the United Kingdom.

        Our customers include individual consumers and business customers. We define business customers as customers (other than individual consumers) that have purchased one or more of our products under a unique customer identification number within the past three years. In calculating the number of our customers, we include customers of businesses that we owned during the entire measurement period as well as customers of businesses acquired during the measurement period, assuming that we had owned those businesses throughout the entire measurement period.

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PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common shares. You should read the entire prospectus carefully, especially the risks related to our business, our industry and investing in our common shares that we describe under "Risk Factors," and our financial statements and the related notes included in this prospectus, before deciding to invest in our common shares.

GFI SOFTWARE S.A.

Overview

        We are a global provider of collaboration, IT infrastructure and managed service provider software solutions designed for small and medium-sized businesses, or "SMBs." Our solutions enable SMBs to easily manage, secure and access their IT infrastructure and business applications. SMBs currently face many challenges, including increasing IT complexity, intensifying security risks and greater workforce mobility. We address these challenges with simple yet powerful software solutions that are easily deployed and deliver significant value to our customers. Our high-volume go-to-market model simplifies the process for SMBs to discover, evaluate, procure and deploy our solutions. Our customer base has grown from over 89,000 business customers as of December 31, 2008 to over 244,000 business customers in over 180 countries as of December 31, 2011 and is highly diversified, with no single customer accounting for more than 1% of our total revenue in 2009, 2010 or 2011.

        SMBs spend a significant amount on IT and software annually. IDC estimates that the worldwide market for SMB spending on packaged software will grow from $132.5 billion in 2011 to $186.6 billion in 2016. Throughout our history, we have focused on the SMB market by delivering solutions that address the most prevalent problems, or "pain points," faced by SMBs. Our offerings are differentiated by their ease-of-use, rapid time-to-value, ease-of-deployment, focus on core customer challenges and excellent technical support. In response to emerging technology and market trends that impact our customers, we will seek to continue to expand our range of software solutions through internal development, partnerships with other technology providers and strategic acquisitions. We currently offer solutions in the following core markets:

  Collaboration. TeamViewer, our easy-to-use online collaboration product, has been activated on over 300 million devices. The product provides multi-user web-conferencing, desktop and file sharing and secure remote control and access to any Internet-connected device on which it is activated. TeamViewer is free for non-commercial use and must be purchased for commercial use—a freemium model that resulted in over 120 million TeamViewer activations during 2011. Growth in the number of TeamViewer users increases the value of the network, contributing to the increasing adoption of the product. This viral growth requires minimal investment in sales and marketing and results in low customer acquisition costs. We sold approximately 115,000 TeamViewer licenses and upgrades in 2011, as compared to approximately 74,000 and 48,000 such licenses and upgrades in 2010 and 2009, respectively.

  IT Infrastructure. Our IT infrastructure solutions enable SMBs to easily manage and secure their applications, networks and computing systems. Our solutions include, network monitoring, server and asset management, log management, web and email security, vulnerability assessment, antivirus, patch management and fax server software, and are offered through both on-premise and cloud-based deployment. Our products in the IT infrastructure market include GFI VIPRE Antivirus Business, GFI MailEssentials, GFI LanGuard, GFI FaxMaker and GFI MailArchiver.

  Managed Service Provider. GFI MAX, one of our cloud-based platforms, is licensed directly to managed service providers, or "MSPs," which include third-party service providers, IT support vendors, and certain value-added resellers, or "VARs," enabling them to configure, monitor, manage and secure their customers' IT infrastructure through the cloud. GFI MAX provides MSPs with access to what we believe to be one of the industry's broadest and most affordable portfolios of managed services solutions. As of the end of 2011, approximately 5,200 MSPs licensed GFI MAX to manage 348,000 devices for their customers, as compared to approximately 3,600 MSPs and 2,200 MSPs managing 174,000 and 77,000 devices at the end of 2010 and 2009, respectively. In addition, the GFI MAX platform enables us to easily add and deliver our other products in a single, cohesive solution at a modest incremental fee—an approach that has led to a high rate of additional product adoption by MSPs.

        Our differentiated business model and global distribution platform allow us to cost-effectively sell to SMBs in nearly every region of the world. We operate a scalable, data-driven online marketing model targeted at the end-users of our solutions, using focused marketing campaigns to drive prospective customers to our websites and to our partners. In addition, we cost-effectively reach SMBs with fewer than 30 employees via MSPs, who are increasingly providing remote support services to smaller SMBs that often do not have their own in-house IT staff. We leverage blogs, social media and custom content sites to create online communities that enable our existing and prospective customers to connect directly and share information. Our customers purchase our solutions from our e-commerce sites, inside sales team and through channel partners. We offer downloadable, full-featured, free versions of most of our products for a designated trial period. This approach allows prospective customers to experience the full range of benefits of our solutions prior to making their initial purchase and distinguishes us from the high-cost, up-front sales approach employed by many enterprise software vendors.

        Our past financial performance has been characterized by significant Billings growth and strong operating cash flows. For the years ended December 31, 2011 and 2010, our Billings were $200.2 million and $143.5 million, respectively, representing year-over-year growth of 40%. We define our methodology for calculating Billings, a non-IFRS financial metric, and provide a reconciliation to the most comparable IFRS metric, revenue, under "Selected Consolidated Financial Data—Supplemental Information." A significant portion of our revenue in each fiscal period is associated with Billings from prior periods. See "Operating and Financial Review and Prospects—Financial Operations Overview—Revenue." For the years ended December 31, 2011 and 2010, we generated $120.1 million and $81.7 million of revenue, respectively. We generated cash flow from operations of $59.9 million and $55.0 million for the years ended December 31, 2011 and 2010, respectively. In 2011, approximately 41% of our Billings were derived from the Americas, 53% of our Billings were derived from Europe, the Middle East and Africa, and 6% of our Billings were derived from Asia-Pacific.

Our Industry

    Trends Driving Our Market Opportunity

        SMBs comprise an increasingly large and important part of the global economy. In a 2010 report, IDC estimated that there are approximately 73 million SMBs (defined as organizations with fewer than 1,000 employees) worldwide, which represents over 99% of all businesses. SMB spending on packaged software is forecast by IDC to grow from $132.5 billion in 2011 to $186.6 billion in 2016. As per a June 2011 IDC Report, the total worldwide packaged software market in 2011 was $307 billion, implying that SMB spending constitutes 43% of the total software market.

        In today's highly competitive global marketplace, SMBs are increasingly investing in IT to drive revenue growth, improve productivity and efficiency, and deliver superior products and services. High availability must be maintained for devices and systems on a business network, and they must perform efficiently at no or minimal additional cost to the business—a daunting challenge for IT administrators within SMBs. Despite their benefits, many existing IT solutions were designed to address the needs of larger enterprises and are often impractical to implement within SMBs due to the cost and complexity of procurement, deployment and ongoing maintenance. This increasingly complex technology environment

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for businesses has led to several key growth drivers that are speeding the adoption of SMB-tailored solutions:

        Increasingly Mobile and Connected Workforce Needs Anytime/Anywhere Collaboration Tools.    Workers are spending less time in traditional office environments and more time telecommuting and traveling, which is driving demand for remote connectivity and collaboration solutions. A December 2011 IDC report forecasts the global mobile worker population to increase from 1 billion in 2010 to 1.3 billion in 2015, representing approximately 37% of the projected 2015 worldwide workforce. We believe that this trend is likely to accelerate over time as younger employees, who are already accustomed to communicating via newer Internet-centric technologies, constitute a greater proportion of the global workforce.

        Proliferation of Internet-Enabled Devices.    A March 2012 IDC report estimates that there were 494 million smartphones shipped globally in 2011, and forecasts that number to increase to 1.2 billion in 2016, representing a compound annual growth rate, or "CAGR," of 19%. Furthermore, a December 2011 IDC report estimates that there were 20 million tablets in use globally in 2010, and forecasts that number to increase to 139 million in 2015, representing a CAGR of 48%. The proliferation of devices, which we believe is being driven in part by businesses increasingly adopting bring-your-own-device, or BYOD, strategies that allow users to utilize their personal devices in the workplace, is increasing the number of platforms that must be supported, managed and secured by SMBs.

        Increasing Adoption of Cloud-Based Solutions.    SMBs continue to expand their use of cloud computing services and SaaS solutions to reduce the time and costs associated with installing, configuring and maintaining traditional IT solutions. According to a March 2011 IDC report, SMB cloud computing spending will reach $31.7 billion by 2014. We believe that the rapid growth in cloud-based spending has been particularly strong for SMBs due to their limited IT staff and resources and their ability and willingness to quickly adopt new IT solutions on account of their smaller organizational size.

        Consumerization of IT.    Individuals are spending more time interacting with intuitive, easy-to-use web-based software and services that increase productivity and efficiency in their personal lives. These experiences have increased business users' expectations that they should be able to rapidly access, install and interact with powerful, easy-to-use corporate IT solutions without the need for training or professional services.

        Increasing Use of Managed Service Providers.    Many smaller SMBs rely on MSPs to manage their IT infrastructure. We believe there are approximately 250,000 VARs globally and that the percentage of VARs who are moving to an MSP business model is growing rapidly. We believe a significant trend among these MSPs is the increasing use of management platforms, such as our GFI MAX platform, that enable them to more efficiently provide integrated support and management of on-premise IT and cloud-based services.

        Increasing IT Security Threats.    The broad adoption by SMBs of cloud-based applications, wireless networks, portable storage and wireless devices has eroded traditional network boundaries and increased the risk of potential attacks. Malware threats have continued to increase in both number and complexity as hackers have become more sophisticated and motivated by the potential for illegally generated profits or the desire to cause disruption or reputational harm to the organizations they target.

        Rapid IT Adoption within Emerging Markets.    According to a Gartner March 2012 report, SMB IT spending in developing regions including Greater China, Emerging Asia-Pacific, Latin America, the Middle East and Africa will grow from $169.0 billion in 2011 to $253.7 billion in 2016. We believe that SMBs in emerging economies are more aggressively adopting new IT management solutions and cloud-based technologies because they have fewer legacy technology deployments implemented.

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    Limitations of Existing Solutions

        We believe that many competing solutions fail to meet the needs of SMBs due to a number of limitations:

        Product Complexity.    Traditional enterprise software vendors often sell highly complex solutions designed for large enterprises into the SMB market, such as enterprise-class management frameworks, that are unduly complex and impractical for smaller customers. These enterprise solutions are not designed to meet the unique needs of the SMB market and typically have many sophisticated features that are not required or desired by SMBs.

        Procurement Complexity.    The procurement of many enterprise software solutions requires significant time for solution design, pricing and contract negotiation and implementation. The process for identifying, evaluating and purchasing enterprise solutions can take several months and is often impractical for SMB customers.

        Total Cost of Ownership.    Enterprise software vendors often charge substantial license fees for their solutions, and can require significant hardware, training and professional services expenditures for initial deployment, and substantial maintenance and additional professional services costs in later years. The high total cost of ownership of enterprise solutions makes them uneconomical for many SMB customers.

        Poor Customer Service and Support.    We believe that SMB customers often receive inadequate technical support from enterprise software vendors due to the smaller size and associated revenue of their software deployments. Similarly, smaller software vendors often lack the resources to meet their customers' support needs.

        Lack of Product Integration.    Many of our competitors in the SMB space have assembled their solutions through acquisition but have made limited or no progress in integrating the acquired products and technologies or in streamlining their product lines. This lack of integration results in a fragmented user experience and frustrates the ability to identify complementary product offerings, thereby limiting the value delivered to the customer.

Our Solutions

        We have designed our solutions to enable SMBs to easily and cost-effectively monitor, manage and secure their IT infrastructure and business applications. In addition, our solutions enable users to collaborate with geographically dispersed employees, partners and customers, and to remotely access their other devices. We believe that the key differentiators of our solutions include:

        Purpose-built Solutions for SMBs.    By focusing on SMBs, we believe that we better understand their requirements and more effectively deliver highly differentiated technology to address their needs across multiple product categories. Our highly collaborative customer relationships provide valuable feedback about our solutions and such customers' prevalent pain points, which helps guide our internal product development efforts and acquisition strategy. In addition, we have invested extensively in customer service and support to provide helpful and timely responses to inquiries from SMB customers located throughout the world.

        Highly Intuitive Software.    The easy-to-use and intuitive interfaces of our solutions not only provide the specific functionality that our customers require, but also accelerate their adoption. We believe our intuitive solutions reduce our customers' need for training and installation services and, combined with their rapid deployment time, drive immediate realization of value from our solutions.

        Low Total Cost of Ownership.    Our solutions have a low up-front average selling price, generally between $200 and $1,200, to decrease procurement risk and reduce the length of the sales cycle. Our solutions can be downloaded and implemented in a self-service manner and are designed so that they do

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not require professional services, which accelerates time-to-value and reduces total cost of ownership for our customers. Furthermore, our cloud-based solutions allow our customers to quickly and easily begin utilizing our solutions and reduce the cost of implementation related to hardware and IT staff that are typically required to install and support traditional on-premise software solutions.

        SaaS Platform Approach.    We offer a cloud-based, software-as-a-service, or "SaaS," platform that allows customers to implement our solutions in a modular fashion, enabling them to rapidly solve immediate business needs. Customers can access additional functionality in a highly streamlined manner as their needs evolve. We have demonstrated our ability to integrate disparate technologies effectively, initially in our GFI MAX platform, which has expanded from originally serving as a remote monitoring solution to including remote control, antivirus and patch management functionality, and we expect to use the same approach to deliver our forthcoming end-user SaaS product, GFI Cloud.

        Flexible Deployment and Licensing Alternatives.    Depending on the solution and market, we support different deployment, usage and licensing arrangements, which we believe increases our potential market opportunity. Meeting the varied deployment and usage needs of our customers has enabled us to build a large and diverse global customer base.

Our Business Model

        Our differentiated business model is designed to accelerate the adoption of our solutions by reducing the time and cost of implementation for our customers. At the same time, our sales strategy enables large sales volumes and efficient distribution. Our business model is characterized by the following attributes:

        High-Velocity Global Distribution.    Our scalable marketing model targets end-users and channel partners to create awareness of our brand and solutions. We offer all of our products via download directly from our website to maximize our distribution reach and to reduce sales and marketing expense. We support our Internet-based distribution with an inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide. Our model has resulted in a high volume of transactions with SMB customers and a high proportion of sales that do not require any involvement from our sales staff.

        Downloadable, Full-Featured, Free Solutions Offered for a Designated Trial Period.    To facilitate the adoption of our solutions, we seek to reduce the time and expense required to purchase, implement and test our products. We offer downloadable, full-featured, free versions of most of our products for a designated trial period. This try-before-you-buy approach reduces purchase risk for our prospective customers, thereby enabling them to understand the benefits of our solutions prior to purchase. In addition, our TeamViewer product uses a freemium model that has driven high levels of product adoption.

        Simple Product Adoption.    Our solutions are designed to address the specific needs of our customers, providing a clear value proposition to reduce our customers' total cost of ownership. In addition, our solutions are easy to install and do not require professional services, features which allow our customers to quickly address their particular IT challenges.

        Data-Driven Management.    We have developed systems and processes that enable us to closely monitor and manage the results of our business. We also use search engine optimization and Internet marketing to attract potential customers. We continually monitor and analyze customer traffic and purchasing patterns to improve service levels, enhance our marketing strategy and drive better business decisions. We believe we have acquired a significant competitive advantage through our use of data analytics, lead nurturing and data synthesis.

        Substantial Viral Network Effects.    TeamViewer benefits from significant viral network effects. As the number of users of TeamViewer has expanded and consumer awareness of the product has grown, adoption has continued to increase. Growth in the number of TeamViewer users increases the value of the

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network, contributing to the viral adoption of the product and requiring minimal investment in sales and marketing.

        Leveraged Technology Development.    Wherever possible, we share technologies and best practices throughout our global research and development organization, decreasing our costs of development. By building upon technologies and best-practices across our organization, we optimize quality, take advantage of economies of scale and improve efficiency across our development groups.

Our Growth Strategy

        Our objective is to extend our position as a leading provider of software solutions to SMBs. To accomplish this, we intend to:

        Expand our Customer Base.    We intend to continue the rapid expansion of our customer base through our specialized global distribution model. Our current customer base of over 244,000 business customers represents less than 0.5% of global SMBs. We will aggressively promote our solutions and encourage new businesses and consumers to try our solutions. We have been successful in utilizing the Internet as a powerful marketing channel to reach prospective customers and in converting trial users to paying customers at the end of the trial period.

        Expand our Distribution Channels.    We intend to increase the sales of our solutions through our 25,000 existing channel partners and to continue to add channel partners. We seek to significantly expand our indirect channel across the globe to maximize our distribution capabilities. In addition, we will continue to focus on licensing our technology to our original equipment manufacturer, or "OEM," partners who enhance their products by embedding our technology.

        Accelerate our Revenue Growth in Targeted Geographies.    Our sales and distribution model allows us to address the needs of SMBs across all geographies and industries. We believe that we have a substantial opportunity to accelerate our revenue growth in largely untapped emerging markets such as Asia-Pacific, Latin America and Eastern Europe by increasing our sales, marketing and support operations in these regions. Additionally, we see further growth opportunities in the United States, as our U.S. subsidiaries generated less than half of our global revenue in 2011.

        Develop and Extend New Software and SaaS Products.    We plan to increase our investment in product development in order to develop new, complementary solutions while continuing to enhance the functionality of our current solutions. Recent development initiatives include the addition of a scalable web presentation/meeting mode to TeamViewer, a significant upgrade to our VIPRE line of products and the introduction of our VIPRE Mobile Security for Android offering in response to the growing demand for security solutions for mobile devices. In 2012, we expect to launch new SaaS products.

        Leverage GFI MAX Platform to Expand our Reach.    GFI MAX is our cloud-based platform that enables MSPs to deliver remote IT management, monitoring and security to their SMB customers on an outsourced basis. The GFI MAX platform enables us to easily integrate and deliver additional products as a single, cohesive solution at an attractive, small incremental fee to new and existing devices under management. For example, over 50% of our existing GFI MAX customers have adopted remote control functionality since we made it available and, similarly, since we added patch management, approximately 40% have adopted this feature. In 2012, we intend to launch a new product directly to SMBs, GFI Cloud, that will utilize the approach and architecture that underlie the GFI MAX platform.

        Increase Sales to Existing Customers.    We enjoy a high level of customer satisfaction, which we believe provides us with the opportunity to sell additional solutions to our 244,000 existing business customers. As of December 31, 2011, only 23% of our customers have purchased two of our products, and less than 5% have purchased three or more of our products. We intend to expand our revenue from our existing customers by cross-selling other solutions and selling additional licenses and upgrades.

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        Pursue Strategic Acquisitions.    We have a successful track record of making strategic acquisitions that complement our existing solutions and business model and extend our position among SMBs. We intend to pursue strategic acquisitions that will enable us to accelerate the introduction of new IT solutions for SMBs.

Risks Related to Our Business

        Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully under the section entitled "Risk Factors" beginning on page 14 of this prospectus. These risks include the following:

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  the markets in which we compete are highly competitive, and we could be unable to compete effectively;

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  if the market for collaboration, IT infrastructure and MSP software solutions does not grow, our business and operating results will be harmed;

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  if we are unable to generate significant volumes of sales leads, in particular from Internet search engines and marketing campaigns, traffic to our website could decrease and, as a result, our revenue could decrease;

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  we rely on third-party channel partners acting as resellers to generate a material portion of our revenue and if our partners fail to perform, our ability to sell our solutions will be negatively impacted and our operating results will be harmed;

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  our independent auditors have communicated several material weaknesses in our internal control over financial reporting, and these material weaknesses could impair our ability to comply with the accounting and reporting requirements applicable to public companies;

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  our quarterly operating results could fluctuate significantly, which makes our future results difficult to predict and makes period-to-period comparisons potentially not meaningful;

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  we have a limited operating history as a combined entity, have experienced rapid growth in recent periods, and may be unable to manage our growth effectively;

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  we may not be able to reliably predict our Billings, revenue, earnings or cash flow, even in the near term;

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  the success of our business depends on our ability to protect and enforce our intellectual property rights;

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  our products, including products obtained through acquisitions, could infringe third-party intellectual property rights, which could result in material litigation costs;

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  if we fail to develop our brands cost-effectively, or if we fail to maintain the integrity and reputation of our brands, our financial condition and operating results might suffer; and

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  if we are unsuccessful in developing and selling new products and product enhancements, our business and operating results will be harmed.

        In addition, we are subject to risks related to our international operations, our corporate structure and our status as a foreign private issuer. In connection with your investment decision, you should review the section of this prospectus entitled "Risk Factors."

Corporate Reorganization

        Prior to this offering, we have conducted our business through GFI Software S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) and its direct and indirect subsidiaries. The

7

registrant does not engage in any operations and has only nominal assets, other than a 100% interest in TV GFI Holding Company S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée), which itself does not engage in any operations or own any material assets, other than a 100% direct or indirect interest in our operating subsidiaries. In connection with this offering, we intend to undergo a corporate reorganization that is expected to occur prior to the effectiveness of the registration statement of which this prospectus forms a part and which will involve, among other things, the conversion of the registrant into a Luxembourg joint stock company (société anonyme), becoming GFI Software S.A. Investors in this offering will only receive, and this prospectus only describes the offering of, common shares of GFI Software S.A.

Our Corporate Information

        The registrant was incorporated under the name Crystal Indigo S.à r.l. as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg in June 2009 and thereafter changed its name to TV Holding S.à r.l. in July 2009. On July 27, 2011, TV Holding S.à r.l. changed its name to GFI Software S.à r.l. The registrant will be converted, in connection with this offering, into a Luxembourg joint stock company (société anonyme), becoming GFI Software S.A. as part of the corporate reorganization described in further detail under the section entitled "Corporate Reorganization" included elsewhere in this prospectus. Our principal executive offices are located at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. Our telephone number is +352 2786-0231. The address of our website is http://www.gfi.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

        All of the activities of the registrant are conducted through various subsidiaries, which are organized and operated according to the laws of their country of incorporation.

        "GFI Software," "GFI," "TeamViewer," "VIPRE," "GFI MAX," "GFI WebMonitor," "GFI MailSecurity," "GFI EventsManager," "FaxMaker," "LanGuard," "GFI MailEssentials," and "VIPRE Mobile" among others, are our trademarks in various jurisdictions. This prospectus may also refer to brand names, trademarks, service marks and trade names of other companies and organizations, and those brand names, trademarks, service marks and trade names are the property of their respective owners.

8

THE OFFERING

Common shares offered by us	shares
Common shares offered by the selling shareholders	shares

Total common shares offered	shares

Over-allotment option	The selling shareholders have granted the underwriters an option to purchase up to additional common shares to cover over-allotments.
Common shares to be outstanding immediately after this offering	shares
Use of proceeds	We presently intend to use approximately $ of the net proceeds of this offering to repay debt and related interest and the remainder for working capital and general corporate purposes.
A $1.00 increase (decrease) in the assumed initial offering price of $ per share would increase (decrease) the net proceeds of this offering to be received by us by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $1.00 increase (decrease), we would anticipate increasing (decreasing) our investment in our business accordingly.
We will not receive any proceeds from the sale of common shares by the selling shareholders. See "Principal and Selling Shareholders."
See "Use of Proceeds."
Dividend Policy	We do not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."
Risk Factors	You should carefully read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common shares.
Proposed Symbol	" "

        The number of our common shares to be outstanding after this offering is based on 110,578,806 common shares outstanding as of December 31, 2011 and excludes:

  •
  10,794,579 common shares issuable upon exercise of options outstanding as of December 31, 2011, at a weighted average exercise price of $4.71 per share, of which 2,094,202 options are currently exercisable;

  •
  705,421 common shares authorized for future grants under our incentive plans as of December 31, 2011;

        Except as otherwise noted, all information in this prospectus:

  •
  assumes an initial public offering price of $                per share, the midpoint of the estimated price range set forth on the cover page of this prospectus; and

  •
  assumes no exercise of the underwriters' over-allotment option.

9

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables summarize our consolidated financial and other data. You should read the following summary financial and other data together with our consolidated financial statements and related notes as well as "Operating and Financial Review and Prospects" and the other financial information included elsewhere in this prospectus.

        The summary consolidated statement of operations data and the consolidated statement of comprehensive income data for years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 has been derived from our audited consolidated financial statements not included in this prospectus. For periods prior to July 29, 2009, the date on which the registrant and GFI Acquisition came under common control, our audited consolidated financial statements present the consolidated results and changes in equity solely of GFI Acquisition and its subsidiaries. See "Special Note Regarding Our Corporate History and the Presentation of Our Financial Information."

        Our financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as adopted by the International Accounting Standards Board. Historical results are not indicative of the results to be expected in the future.

	Year ended December 31,
	2009	2010	2011
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$50,136	$81,725	$120,077
Cost of sales(1)	8,955	19,059	23,919

Gross profit	41,181	62,666	96,158

Operating costs:
Research and development(1)	6,495	14,114	24,885
Sales and marketing(1)	16,369	31,132	52,916
General and administrative(1)	7,474	16,755	37,757
Depreciation, amortization and impairment	10,317	18,629	22,475

Total operating costs	40,655	80,630	138,033

Operating (loss) / profit	526	(17,964)	(41,875)
Finance costs, net	(13,618)	(16,480)	(10,119)
Other income / (costs), net	446	(1,328)	(3,267)

Loss before taxation	(12,646)	(35,772)	(55,261)
Tax benefit	3,320	7,493	3,325

Loss for the year	$(9,326)	$(28,279)	$(51,936)

Total loss attributable to owners of GFI Software S.à r.l.	$(5,562)	$(21,878)	$(51,936)

Comprehensive loss	$(9,499)	$(32,385)	$(41,882)

Comprehensive loss attributable to owners of GFI Software S.à r.l.	$(6,005)	$(25,984)	$(41,882)

Basic and diluted loss per:
Class A common share	$(0.31)	$(0.56)	$(12.08)
Class B preferred participating share(2)	$(0.31)	$(0.42)	$(0.48)
Weighted average shares outstanding
Class A common shares	17,958,490	29,872,486	44,201,227
Class B preferred participating shares(2)	77,875	12,658,701	66,377,579

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	Year ended December 31,
	2009	2010	2011
	(in thousands, except share and per share data)
Supplemental Financial Metrics:
Billings(3)	$71,470	$143,526	$200,240
Unlevered Free Cash Flow (unaudited)(3)	17,201	52,887	54,613
Adjusted EBITDA(3)	33,902	66,448	74,895

(1)
Includes share-based compensation expense, as follows:

Cost of sales	$25	$34	$321
Research and development	55	63	1,153
Sales and marketing	148	453	2,076
General and administrative	281	442	6,688
(2)
See "Description of Share Capital—Historical Development of the Share Capital of the Registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

(3)
See "Supplemental Information" below for how we define and calculate Billings, Unlevered Free Cash Flow and Adjusted EBITDA, and for a reconciliation of these non-IFRS measures to the most directly comparable IFRS measures, and a discussion about the limitations of these non-IFRS financial measures.

        The following table presents our summary consolidated balance sheet data for each of the periods indicated:

	As of December 31,			As adjusted(1)
	2009	2010	2011	2011
				(unaudited)
	(in thousands, except share data)
Consolidated Balance Sheet Data:
Cash at bank and in hand	$9,067	$22,719	$16,524
Total assets	$315,499	$367,995	$369,408
Working capital(2)	$(48,906)	$(103,813)	$(92,941)
Deferred revenue, including long-term portion	$43,418	$117,738	$190,154
Interest-bearing loans and borrowings	$201,151	$87,312	$213,969
Total liabilities	$279,046	$239,494	$446,487
Issued capital	$40,319	$154,932	$1,549
Total equity	$36,453	$128,501	$(77,079)
Shares outstanding
Class A common shares	2,859,790,850	3,317,364,167	110,578,806
Class B preferred participating shares(3)	17,828,100	7,740,516,390	—

(1)
As adjusted information included above in the consolidated balance sheet data gives effect to the sale of                        common shares by us in this offering at an assumed initial public offering price of $                per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

(2)
Includes current portion of deferred revenue of $25,629, $51,281 and $78,777 as of December 31, 2009, 2010 and 2011, respectively.

(3)
See "Description of Share Capital—Historical Development of the Share Capital of the Registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

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Supplemental Information

    Billings

        Billings is a non-IFRS financial measure which we calculate by adding revenue recognized during the applicable period to the change in deferred revenue between the start and end of the same period, as presented in our consolidated statement of cash flows. We consider Billings to be a leading indicator of future revenue and operational growth based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

  •
  Billings does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods; and

  •
  Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

        A significant portion of our Billings relates to solutions for which the corresponding revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, subscriptions and web-based services are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

        The following table reconciles revenue, the most directly comparable IFRS measure, to Billings for each of the periods indicated:

	As of December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of revenue to Billings:
Revenue	$50,136	$81,725	$120,077
Change in deferred revenue	21,334	61,801	80,163

Billings	$71,470	$143,526	$200,240

    Unlevered Free Cash Flow

        Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities less capital expenditures, net of proceeds from the sales of property and equipment. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from operating activities presented in accordance with IFRS.

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        The following table presents a reconciliation of net cash flows from operating activities, the most comparable IFRS financial measure, to Unlevered Free Cash Flow for each of the periods indicated:

	For the Year Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of net cash flows from operating activities to Unlevered Free Cash Flow:
Net cash flows from operating activities	$18,069	$55,007	$59,939
Capital expenditures, net of proceeds from sales of property and equipment	(868)	(2,120)	(5,326)

Unlevered Free Cash Flow	$17,201	$52,887	$54,613

    Adjusted EBITDA

        Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) for the year, adjusted for tax benefit (expense), unrealized exchange fluctuations, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization and impairment, share-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—2011 Senior Secured Credit Facility" for a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

        The following table presents a reconciliation of loss (profit), the most comparable IFRS financial measure, to Adjusted EBITDA for each of the periods indicated:

	For the Year Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of loss to Adjusted EBITDA
(Loss) / profit for the year	$(9,326)	$(28,279)	$(51,936)

Tax (benefit) / expense	(3,320)	(7,493)	(3,325)
Finance costs	13,659	16,576	10,203
Finance revenue	(41)	(96)	(84)
Depreciation, amortization and impairment	11,533	21,619	26,369

EBITDA	12,505	2,327	(18,773)

Reconciling items:
Change in deferred revenue	21,334	61,801	80,163
Share-based compensation	509	992	10,238
Unrealized exchange fluctuations	(446)	2,993	3,362
(Gain) / loss on disposals	—	(1,665)	(95)

Adjusted EBITDA	$33,902	$66,448	$74,895

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RISK FACTORS

        An investment in our common shares involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including in our financial statements and the related notes included in this prospectus, before you decide whether to buy our common shares. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any of these cases, the market price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares.

Risks Related to Our Business and Industry

We operate in highly competitive markets, which could make it difficult for us to acquire new customers and retain existing customers.

        The markets for our solutions are intensely competitive, are subject to rapid change and have relatively low barriers to entry. Competition in our markets is based primarily on: the ability to design, develop and deliver purpose-built software solutions with the specific features and functionality to meet the needs of SMBs; ease of initial setup, deployment and ongoing use; total cost of ownership, including product price and implementation and support costs; ability to deliver rapid time-to-value to customers; distribution channels; high-quality customer service and support; product and brand awareness; and pricing flexibility. We face competition from both traditional, larger software vendors offering enterprise-wide software frameworks and services and smaller software companies offering products and services for specific IT issues. Our principal competitors vary depending on the product we offer and the geographical region in which we are competing. Our competitors and the products against which our products compete include Citrix Systems' online services, including GoToMyPC and GoToMeeting, LogMeIn, WebEx (acquired by Cisco Systems), McAfee (acquired by Intel), Symantec's Norton security solutions, Microsoft and various other vendors. Competition could result in increased pricing pressure, reduced operating margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition.

Expansion into our target markets by certain of our competitors could adversely affect our revenue growth.

        Our larger competitors in our target markets typically enjoy greater name recognition and substantially greater financial, technical and other resources than we do. In addition, some of our competitors have established marketing relationships, major distribution agreements with consultants, system integrators, manufacturers and resellers and access to larger customer bases, and have made acquisitions or formed strategic partnerships and alliances to create more comprehensive product offerings. If one of our larger competitors expands into the collaboration market, that competitor may leverage its substantial competitive advantages and our revenue and operating results could be harmed.

Unless we develop better market awareness of our company and our solutions, our revenue may not continue to grow.

        We are a relatively new entrant in the collaboration, IT infrastructure and MSP software solutions markets, and we believe we have not yet established broad market awareness of our participation in these markets. Market awareness of our capabilities and solutions is essential to our continued growth and our success in all of our markets. If our marketing programs are not successful in creating market awareness of our company and solutions, our business, financial condition and results of operations will be adversely affected, and we will not be able to achieve sustained growth.

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If we are unable to generate significant volumes of sales leads from Internet search engines and marketing campaigns, traffic to our website and our revenue may decrease.

        We generate a substantial majority of our sales leads through visits to our websites by potential customers interested in purchasing or downloading evaluations of our products. Many of these potential customers find our websites by searching for IT management, security or remote connectivity and collaboration software products through Internet search engines, such as Google and Yahoo! A critical factor in attracting potential customers to our websites is how prominently our websites are displayed in response to search inquiries. If we are listed less prominently or fail to appear in search result listings for any reason, visits to our websites by customers and potential customers could decline significantly. We may not be able to replace this traffic and, if we attempt to replace this traffic, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.

Failure to effectively and efficiently service SMBs would adversely affect our ability to increase our revenue.

        We develop the majority of our collaboration, IT infrastructure and MSP software solutions specifically for SMBs, and our success depends on our ability to attract and retain SMB customers. SMBs are challenging to reach, acquire and retain in a cost-effective manner. To grow our revenue, we must add new customers, sell additional products or product enhancements to existing customers and encourage existing customers to renew their subscription or maintenance agreements. Selling to and retaining SMBs is more difficult than selling to and retaining large enterprise customers because SMB customers generally have high failure rates, are price sensitive, are difficult to reach with targeted sales campaigns, have high churn rates and generate less revenue per customer and per transaction. In addition, SMBs frequently have limited budgets and may choose to spend funds on items other than our products. If these organizations experience economic hardship, they may be unwilling or unable to expend resources on technology software and services. If we are unable to market and sell our solutions to SMBs with competitive pricing and in a cost-effective manner, our ability to grow our revenue will be harmed.

If we are unable to enhance existing products, or to develop or acquire new products that respond to rapidly changing customer requirements, technological developments or evolving industry standards, our existing products may be rendered obsolete and our long-term revenue growth will be harmed.

        The markets for our products are characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. Our long-term growth depends on our ability to enhance and improve our existing products and to introduce or acquire new products that respond to these demands promptly. If we are unable to add products and develop enhancements to our existing products that are satisfactory to our customers, if our customers purchase or develop their own competing products and technologies or if technical developments render our products or certain features of our products obsolete, demand for our solutions will decrease, and our operating results will be harmed.

If we are unable to attract new customers or to sell additional products to our existing customers, our revenue growth will be adversely affected.

        To maintain and also to increase our revenue, we must regularly add new customers or sell additional products to existing customers. We expect to incur significant additional expenses in expanding our sales and development personnel and our worldwide operations in order to achieve revenue growth. We may be unable to maintain or increase traffic to our websites and our marketing efforts may be unsuccessful in generating evaluation downloads, resulting in fewer sales leads. We may fail to identify growth opportunities for our current products, and we may misinterpret the market for new products and technologies. If we fail to attract new customers or our new product introductions or acquisitions are not successful, we may be unable to maintain or increase our revenue and our operating results may be adversely affected.

15

Our business depends on customers renewing their annual maintenance contracts and purchasing upgrades. Any decline in maintenance renewals or upgrade purchases could harm our future operating results.

        We sell our products to our customers either pursuant to a license arrangement that may or may not include optionally renewable one, two or three years of maintenance as part of the initial price, pursuant to a perpetual license without maintenance, or on a monthly subscription basis. Our customers have no obligation to renew their maintenance agreements after the expiration of the initial period, and they may decide not to renew maintenance agreements. Furthermore, our customers have no obligation to purchase upgrades and can cancel monthly subscriptions without significant notice or penalty. Our customers' renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our products, the prices of our products, the prices of products and services offered by our competitors or reductions in our customers' spending levels. As such, we are unable to predict future customer renewal rates accurately. In addition, a substantial portion of our quarterly maintenance revenue is attributable to maintenance agreements entered into during previous quarters. As a result, if there is a decline in renewed maintenance agreements in any one quarter, only a small portion of the decline will be reflected in our maintenance revenue recognized in that quarter and the rest will be reflected in our maintenance revenue recognized in the following four quarters or more. If our customers do not renew their maintenance arrangements or if they renew them on less favorable terms, do not purchase upgrades or do not renew subscription agreements, our revenue may decline and our business will suffer.

If we fail to convert our free users to paying customers, our revenue and financial results will be harmed.

        A significant portion of our user base utilizes our products free of charge through free trials of our products. We seek to convert these trial users to paying customers. If our rate of conversion or the growth or size of our free user base suffers for any reason, our revenue may fail to grow and our business may suffer. In addition, we offer our TeamViewer product free of charge for non-commercial use. We maintain controls to ensure these products are being used solely for non-commercial use; however, we cannot guarantee that all non-paying end-users of our TeamViewer product are using the product solely for non-commercial purposes. If we cannot effectively monitor the nature of use of our TeamViewer product by our end-users, our revenue may decline and our business would suffer.

We have a limited operating history as a combined entity and have experienced rapid growth in recent periods. If we are unable to manage our growth effectively, our revenue and operating results could be adversely affected.

        Our combined company has been in existence since November 2010, and much of our growth has occurred in recent periods. In 2011, we increased our headcount significantly, including key hires in our legal, finance and accounting departments, and we also acquired new technology and know-how through an acquisition in Armenia. During 2009 and 2010, we made substantial investments in our information systems and significantly expanded our operations in Europe and in the United States. We also acquired new technology and development personnel in Germany, the United Kingdom, Romania and California in 2009, and we anticipate that further significant expansion will be required. Sustaining our growth will place significant demands on our management as well as on our administrative, operational and financial resources. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. Risks that we face include:

  •
  training new personnel to become productive and generate revenue;

  •
  controlling expenses and investments in anticipation of expanded operations;

  •
  implementing and enhancing our administrative infrastructure, systems and processes;

  •
  addressing new product markets; and

  •
  expanding operations in the countries in which we operate and new geographic regions.

16

        To manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth successfully without compromising the quality of our solutions and our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenue and operating results could be harmed.

If we fail to develop our brands cost-effectively, or if we fail to maintain the integrity and reputation of our brands, our financial condition and operating results might suffer.

        We believe that developing and maintaining the awareness and integrity of our brands in a cost-effective manner is important to achieving widespread acceptance of our existing and future solutions and are important elements in attracting new customers. We believe that the importance of brand recognition will increase as competition in our markets further intensifies. Successful promotion of our brands will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful solutions at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brands. Furthermore, we rely on certain third-party channel partners in the distribution of our products. We have limited or no control over these third parties and actions by these third parties could negatively impact our brand. Our products are also reviewed by industry analysts, bloggers and other commentators who publish reviews of our solutions. Negative feedback regarding our company or our solutions could have a negative effect on our brand. If we fail to promote and maintain our brands successfully or to maintain loyalty among our customers and our end-user community, or if we incur substantial expenses in unsuccessful attempts to promote and maintain our brands, we may fail to attract new customers or retain our existing customers and our financial condition and results of operations could be harmed.

Failure to comply with data protection laws and standards that vary and are contradictory across the multiple jurisdictions in which we operate may expose us to liability and a loss of customers.

        Businesses that collect and maintain personal information are subject to many national, state and international laws and regulations regarding the collection, storage, use, protection and processing of such data. These laws and regulations, as well as their interpretation, in particular in the European Union and the United States, are evolving and changing, and may be contradictory in their requirements. Compliance with these numerous and contradictory requirements is particularly difficult for an online business such as ours that collects personal information from customers in multiple jurisdictions. Failure to comply with these laws could result in legal liability and/or government sanctions, as well as reputational harm, and we may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws. If we are required to pay any significant amount of money in satisfaction of claims under these laws, or if we are forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected.

If our products are used to commit fraud or other similar intentional or illegal acts, we may incur significant liabilities, our products may be perceived as not secure and customers may curtail or stop using our solutions.

        Our TeamViewer product enables direct remote access to computer systems. We do not control the use or content of information accessed by our customers through our products, including our TeamViewer product. If our products are used to commit fraud or other nefarious or illegal acts, such as posting, distributing or transmitting any software or other computer files that contain a virus or other harmful component, interfering or disrupting third-party networks, infringing any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy, transmitting any unlawful, harassing, libelous, abusive, threatening, vulgar or otherwise objectionable material, or accessing

17

unauthorized third-party data, we may become subject to claims for defamation, negligence, intellectual property infringement or other matters. Defending any such claims could be expensive and time-consuming, and we could incur significant liability to our customers and to individuals or businesses that were the targets of such acts. As a result, our business may suffer and our reputation may be damaged.

Evolving regulation of the Internet may adversely affect our data-driven marketing process.

        In monitoring our business results, we track, through the remote telemetry built into many of our products, how many customers have installed our products and how many customers are using those products. We also use tracking technologies, including cookies and related technologies, to help us track the activities of the visitors to our websites and to communicate with existing and potential customers. In addition, as part of our product download process and during our sales process, given the choice, most of our customers agree to receive emails and other communications from us. Several jurisdictions have proposed or adopted laws or regulations governing the collection, processing, use, retention, sharing and security of consumers' personal data, including laws that restrict or prohibit the sending of unsolicited bulk electronic messages, or so-called spam, and also including new regulations on the use of cookies. In addition, privacy groups and government bodies have increasingly scrutinized the ways in which companies collect data associated with particular users or devices, and we expect such scrutiny to continue to increase. As a result of such regulation and scrutiny, we may be required to modify or discontinue our existing practices, possibly requiring significant expenditures and negatively affecting our ability to effectively monitor our business results and market our solutions. Furthermore, any claims or allegations that we have violated laws and regulations relating to privacy could result in negative publicity, and investigating or responding to any such claims or allegations could present a significant cost to us, which in each case would have an adverse effect on our business, operating results and financial condition.

If we or our third-party providers fail to protect confidential information against security breaches, or if our customers or potential customers are reluctant to use our websites because of privacy concerns, we might face additional costs and activity in our websites could decline.

        During the purchasing process and in connection with evaluations of certain of our software products, either we or third-party providers collect and use personally identifiable information such as credit card numbers, email addresses and phone numbers. This information could be compromised or accessed as a result of misappropriation or security breaches, and we could be subject to liability as a result. For example, our customers may be subject to phishing attempts, or instances in which third parties posing as representatives of our company unlawfully solicit our customers' private data. In addition, our servers and those of our third-party service providers are vulnerable to computer viruses or physical or electronic break-ins. Under the data protection laws in certain jurisdictions in which we operate, we are required by law to affirmatively disclose to the appropriate regulatory agency or the relevant customer those instances where personal data may have been wrongfully disclosed, lost, stolen or otherwise misappropriated. Failure to comply with such laws may increase the risk of government action and legal claims against us, and cause harm to our reputation.

Our business is dependent on market demand for, and acceptance of, the SaaS model for the use of software.

        We derive, and expect to continue to derive, revenue from the sale of SaaS solutions, a relatively new and rapidly changing market in which software is provided as a third-party service rather than a physical product delivery. As a result, widespread acceptance and use of the SaaS business model is important to our future growth and success. Under the perpetual or periodic license model for software procurement, users of the software typically run applications on their hardware. Because companies are generally predisposed to maintaining control of their IT systems and infrastructure, or may have data privacy concerns, there may be resistance to the concept of accessing the functionality that software provides as a

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service through a third party. If the market for SaaS solutions fails to grow or grows more slowly than we currently anticipate, demand for our services could be negatively affected.

Growth of our business may be adversely affected if businesses, IT support providers or consumers do not adopt remote connectivity and remote support solutions more widely.

        Our TeamViewer product employs new and emerging technologies for remote access and remote support. Our target customers may hesitate to accept the risks inherent in applying and relying on new technologies or methodologies to supplant traditional methods of remote connectivity. Our business will not be successful if our target customers do not accept the use of our remote access and remote support technologies.

Expansion of our business into new geographic markets will subject us to additional economic and operational risks that could increase our costs and make it difficult for us to operate profitably.

        The continued international expansion of our operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. In addition, such expansion will increasingly subject us to the risks inherent in conducting business internationally, including:

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  currency fluctuations, which could result in reduced revenue and increased operating expenses;

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  localization of our services, including translation into different languages and adaptation for local practices and regulatory requirements;

  •
  the effect of applicable local tax structures, including tax rates that may be higher than our current tax rates or taxes that may be duplicative of those currently imposed on us;

  •
  tariffs and trade barriers;

  •
  difficulties in managing and staffing larger international operations;

  •
  general economic and political conditions in each country;

  •
  inadequate intellectual property protection in certain countries;

  •
  dependence on certain third parties, including channel partners with whom we may not have extensive experience;

  •
  the difficulties and increased expenses in complying with a variety of different laws, regulations and trade standards, including data protection and privacy laws;

  •
  international regulatory environments; and

  •
  longer accounts receivable payment cycles and increased difficulty in collecting accounts receivable.

        If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

We rely on third-party channel partners to generate a material portion of our revenue; if our partners fail to perform, our ability to sell our solutions will be negatively impacted and, if we fail to optimize our channel partner model going forward, our operating results will be harmed.

        A material portion of our revenue is generated through sales to our channel partners, which include distributors, resellers and OEM partners. We depend upon these channel partners to generate sales opportunities and manage the sales process. Our channel partners may be unsuccessful in marketing, selling and supporting our products. In addition, our channel partners generally do not have minimum purchase requirements. They may also market, sell and support products that are competitive with ours,

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and may devote more resources to the marketing, sales and support of such products. Our channel partners may have incentives to promote our competitors' products to the detriment of our own, and may cease selling our products altogether. We cannot assure you that we will retain channel partners or that we will be able to secure additional or replacement channel partners. The loss of one or more of our significant channel partners or the failure to obtain and deliver a large number of orders each quarter to or through them could harm our operating results. Our third-party partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our partners misrepresents the functionality of our products to end-users or our partners violate laws or our corporate policies. In addition, we may not be able to monitor our third-party partners for regulatory compliance. If our partners fail to comply with applicable regulations in the jurisdictions in which they operate, it could adversely affect our reputation and subject us to litigation and sanctions. If we fail to effectively manage our sales channels, our business will be seriously harmed.

Failure to expand our sales operations effectively could harm our ability to increase our customer base and to achieve broader market acceptance of our solutions.

        Increasing our customer base and achieving broader market acceptance of our solutions will depend on our ability to expand our sales operations effectively. We rely on our inside sales force and certain resellers and distributors to obtain a material portion of our new customers. We plan to continue to expand our inside sales force worldwide. Our ability to achieve growth in revenue in the future will depend on our success in recruiting, training and retaining sufficient numbers of inside sales personnel, and on the productivity of those personnel. Our recent and planned personnel additions may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. Our operating results will be harmed if these expansion efforts do not generate a corresponding increase in revenue.

Our ability to sell our solutions is dependent on the quality of our technical support services, and our failure to offer high quality technical support services would have a material adverse effect on our sales and results of operations.

        Once our products are deployed within our end-users' systems, our end-users depend on our technical support services, as well as the support of our channel partners, to resolve any issues relating to our products. We believe a key differentiator of our solutions and a critical part of our business strategy is our continued focus on providing high-quality customer support. If we or our channel partners do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell additional solutions to existing customers would be adversely affected and our reputation with potential customers could be damaged. As a result, our failure to maintain high-quality support services would have a material adverse effect on our business, financial condition and results of operations.

Our products may contain undetected defects, errors or vulnerabilities that could expose us to legal liability and adversely affect our business and reputation.

        Our products may contain material defects, errors or vulnerabilities that may cause them to fail to perform in accordance with the expectations of our customers. In particular, such defects, errors and vulnerabilities may exist or occur in newly released products or in products that we intend to release in the future, despite our efforts to test these products prior to their release. Detecting, analyzing and remedying such defects, errors and vulnerabilities may prove costly and time-consuming and divert management attention or may prove to be not possible at all. Even if we are able to remedy defects, errors and vulnerabilities in our products, such defects, errors or vulnerabilities can still cause product sale interruptions, loss of existing or potential customers, require us to offer refunds to our customers, damage our reputation and market acceptance and expose us to legal claims, such as claims based on product liability, tort, breach of warranty or other types of claims for damages, which could prove considerable if

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limitation of liability and/or indemnity provisions in our contracts should not prove to be enforceable in the event of a dispute. This may have a material adverse effect on our financial position. Defending against such claims may be costly and time-consuming and may divert management attention. Our existing product liability insurance coverage may be insufficient and adequate insurance coverage may be costly to obtain or may not be obtainable at all.

Failure of our security solutions to detect viruses or security breaches or failure to identify spam or spyware could harm our reputation and adversely affect our business.

        Our antivirus and our intrusion prevention products may fail to detect or prevent malware, viruses, worms, botnets or similar threats due to a number of reasons, such as the evolving nature of such threats and the continual emergence of new threats that we may fail to detect in time to protect our customers' networks. We rely on third-party data center facilities, the operations of which we do not control, to deliver updates of our security products to our end-users. These third-party data centers may also experience technical failures and downtime, and may fail to distribute appropriate updates, or fail to meet the increased requirements of a growing customer base. Any such technical failure, downtime, or failures in general may temporarily or permanently expose our customers' networks, leaving their networks unprotected against the latest security threats. An actual or perceived security breach or infection of the network of one of our customers, regardless of whether the breach is attributable to the failure of our solutions to prevent the security breach, could adversely affect the market's perception of our security products and result in negative publicity, loss of customers and sales, increased costs to remedy any problem, and costly litigation.

False detection of viruses or security breaches or false identification of spam or spyware by our security solutions could adversely affect our business.

        Our antivirus and our intrusion prevention products may falsely detect viruses or other threats that do not actually exist. These false positives may impair the perceived reliability of our solutions and may therefore adversely impact market acceptance of our solutions. Also, our antispam and antispyware services may falsely identify emails or programs as unwanted spam or potentially unwanted programs, or alternatively fail to properly identify unwanted emails or programs, particularly since spam emails and spyware are often designed to circumvent antispam or antispyware products. Parties whose emails or programs are blocked by our products may seek redress against us for labeling them as spammers or spyware, or for interfering with their business. In addition, false identification of emails or programs as unwanted spam or potentially unwanted programs may reduce the adoption of our solutions. If our system restricts important files or applications based on falsely identifying them as malware or some other item that should be restricted, this could adversely affect end-users. Any such false identification of important files or applications could result in negative publicity, loss of customers and sales, increased costs to remedy any problem, and costly litigation.

We will be less effective in managing our business if we fail to timely and accurately track the number and retention rates of our customers, in particular our business customers.

        Our customers include individual consumers and business customers. We define business customers as customers (other than individual consumers) that have purchased one or more of our products under a unique customer identification number within the past three years. We have implemented systems to accurately monitor the number and the retention rates of these customers as well as their purchase of upgrades and subscriptions, and we are continuously working to improve the effectiveness of these systems to avoid misallocations and double-counting of customers. We believe that these systems are and will continue to be an effective tool for tracking our customers across our business. Should we fail to accurately and timely monitor our key performance indicators, or fail to adjust and amend our systems in the event that we grow, introduce new products or acquire new businesses, we will become less effective in the

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management of our business and our ability to react to market trends and developments will be impaired. Furthermore, a material miscalculation of our customers and their retention rate could result in the market perceiving that we are under-performing or over-performing, which would have to be adjusted in future periods. As a result, our operating results may be materially and adversely affected.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract, train and retain qualified personnel could harm our business.

        We largely depend on the experience and knowledge of certain key employees, including developers, key sales and marketing personnel and key members of management, including our executive officers, in the development, marketing and distribution of our solutions and in the performance of our business operations. We are facing intense competition in our industry for qualified employees and our future performance is dependent on our ability to retain or timely hire and train key employees. This also applies to members of our executive management who have extensive experience in our industry. If we fail to retain these individuals or to timely hire adequate replacements, our competitive position and our business operations could suffer. Locating, hiring and training new key employees may also prove costly and time-consuming, in particular, because the labor markets in some of the regions we are operating in are small and underdeveloped with respect to our industry. We may be required to pay increased compensation to hire new qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business.

We use a number of data centers to deliver our solutions. Any disruption of service at these facilities could harm our business.

        We host many of our solutions and serve our customers from third-party data center facilities. We do not control the operation of these facilities. The owners of these data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to transfer to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so. In addition, any changes in service levels at our data centers that result in errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our business customers' businesses. Performance problems with our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions or harm our renewal rates.

        Our data center facilities are also vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, or vandalism or other misconduct, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

Adverse economic conditions or reduced IT spending may adversely impact our revenue and operating results.

        Our business depends on the overall demand for IT and on the economic health of our current and prospective customers. The use of our solutions is often discretionary and may involve a commitment of capital and other resources. Weak economic conditions, or a reduction in IT spending even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including by lengthening sales cycles, lowering prices for our solutions and reducing sales.

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If we are not able to acquire and successfully integrate future acquisitions, our operating results and prospects could be harmed.

        We have made several acquisitions in recent years and expect to continue making acquisitions in the future. The success of our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions we complete may not be successful. Any mergers and acquisitions we undertake would involve numerous risks, including the following:

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  difficulties in integrating and managing the operations, technologies and products of the companies we acquire;

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  diversion of our management's attention from normal daily operations of our business;

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  inability to maintain the key business relationships and the reputations of the businesses we acquire;

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  uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

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  dependence on unfamiliar affiliates and partners of the companies we acquire;

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  insufficient revenue to offset our increased expenses associated with acquisitions;

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  responsibility for the liabilities of the businesses we acquire;

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  inability to maintain internal standards, controls, procedures and policies; and

  •
  potential loss of key employees or termination of key commercial agreements of the companies we acquire.

        In addition, we may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing shareholders will likely experience ownership dilution, and if we finance future acquisitions with debt funding, we will incur incremental interest expense and may have to comply with financing covenants or pledge certain of our assets.

Our success depends on our customers' continued high-speed access to the Internet and the continued reliability of the Internet infrastructure.

        Because the majority of our solutions are designed to work over the Internet, our revenue growth depends on our customers' high-speed access to the Internet, as well as the continued maintenance and development of the Internet infrastructure. The future delivery of our solutions will depend on third-party Internet service providers to expand high-speed Internet access, to maintain a reliable network with the necessary speed, data capacity and security and to develop complementary products and services, including high-speed modems, for providing reliable and timely Internet access and services. The success of our business depends directly on the continued accessibility, maintenance and improvement of the Internet as a convenient means of customer interaction, as well as an efficient medium for the delivery and distribution of information by businesses to their employees. All of these factors are beyond our control.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as terrorism.

        A significant natural disaster, such as an earthquake, fire or a flood, or a significant power outage could have a material adverse impact on our business, operating results and financial condition. In addition, acts of terrorism could cause disruptions in our business or the business of our service providers, logistics providers, channel partners, or customers or the economy as a whole. Our existing insurance

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coverage against these events or the interruption of our business may be insufficient, and adequate insurance coverage may be costly to obtain or may not be obtainable at all. Any disruption in the business of our service providers, logistics providers, channel partners or customers that impacts sales could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be augmented if the disaster recovery plans for us, our service providers, our channel partners or others prove to be inadequate. To the extent that any of the above results in decreased purchases of our products or the delay in the delivery of our products, our business, financial condition and results of operations would be adversely affected.

We generate significant revenue from member countries of the European Union and our business may suffer in case of a prolonged and deepening economic crisis in Europe.

        We generate a material portion of our revenue from member countries of the European Union. Financial markets remain concerned about the continuing economic crisis in the European Union, in particular with respect to the deficits of countries such as Greece, Portugal, Ireland, Spain and Italy. Despite efforts to stabilize the economic conditions of these countries, concerns remain about the ability of these countries to meet future financial obligations, their debt levels, the stability of the euro currency and the stability of the euro economic zone as a whole. In addition, political discussion and conflicting national interests of the various certain member states in connection with the rescue measures have ignited discussions about re-introducing national currencies, which could ultimately lead to abandoning the euro as a single currency. In this event, we would face increased currency risks and would have to value our euro-denominated assets under national currencies. We cannot assess the effects of such a re-evaluation on our financial position, but our financial position could be materially adversely affected as a result. In addition, the crisis could have a negative effect on finance markets generally and could lead to significantly weakened economies throughout Europe. As a result, our existing and potential future customers may have less cash available to invest in software solutions and may decide not to purchase our products and/or updates, which could have a materially adverse effect on our financial position.

Risks Related to Intellectual Property

The success of our business depends on our ability to protect and enforce our intellectual property rights.

        We rely primarily on a combination of copyright, trademark, trade dress, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. In addition, we hold two patents in the United States and have one other filed patent application, but a patent may not be issued with respect to this application. Our existing intellectual property rights protection may be challenged, invalidated or circumvented, and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers and additional or more effective protection may be costly to obtain or may not be obtainable at all.

        We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed, and such actions may be costly and time-consuming and bind our resources.

        Furthermore, effective copyright, trademark, trade dress, patent, unfair competition and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the applicable legal standards and their interpretation relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. This includes the protection

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of our licenses, which may be deemed unenforceable under the laws of some jurisdictions. Challenges to the enforceability of our licenses could expose us to costly and time-consuming litigation and may adversely affect our business and results of operations. Changes in the copyright, trademark, trade dress, patent, unfair competition and trade secret laws we rely on, or changes in their interpretation, may adversely affect the protection of our proprietary rights. Insufficient or ineffective protection of our intellectual property rights may adversely affect our revenue and results of operations.

Our products could infringe third-party intellectual property rights, which could result in material costs.

        We are subject to intellectual property infringement claims and may continue to be subject to such claims in the future. These claims may occur for a variety of reasons, including the expansion of our product lines through product development and acquisitions, an increase in patent infringement litigation commenced by non-practicing entities, or so-called patent trolls, increased market exposure as a public company, an increase in the number of competitors in our industry segments and the resulting increase in the number of related products and the overlap in the functionality of those products, and the unauthorized use of a third party's code in our product development process. In addition, companies and inventors are more frequently seeking to patent software. As a result, we could receive more patent infringement claims.

        Responding to any intellectual property infringement claim, whether such claim is made against us or against our customers, regardless of its validity, could result in litigation costs, monetary damages or injunctive relief or require us to obtain a license to intellectual property rights of those third parties. Licenses may not be available on reasonable terms, on terms compatible with the protection of our proprietary rights, or at all. In addition, attention to these claims could divert our management's time and attention from developing our business. If a successful claim is made against us and we fail to develop or license a substitute technology or negotiate a suitable settlement arrangement, our business, results of operations, financial condition and cash flows could be materially and adversely affected. In particular, a material adverse impact on our financial condition could occur in the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

We use software licensed from third parties, which we may not be able to retain or which could cause errors in our products and harm to our customers.

        We rely on software and intellectual property rights licensed from third parties in certain of our products. Such software licensed from third parties could cause errors or failure of our solutions and, as a result, harm to our customers, which could materially affect our reputation and our financial position and expose us to possible litigation. We may also not be able to retain such licenses in the future or license other third-party software or intellectual property rights required for the operation of our business. Failure to maintain effective third-party licensing arrangements with respect to our solutions could harm our business, operating results and financial condition.

Indemnity provisions in various agreements potentially expose us to liability for intellectual property infringement and other losses.

        Our agreements with many of our customers and channel partners include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement and, in some cases, for other damages, such as damages caused by us to property or persons. For customers who purchase perpetual licenses, the terms of these indemnity provisions are perpetual. In other agreements, the indemnity provision may survive termination of the agreement. Large indemnity payments could harm our business, operating results and financial condition.

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Our use of open source software could negatively impact our ability to sell our solutions and subject us to possible litigation.

        The products or technologies acquired, licensed or developed by us may incorporate open source software, and we may incorporate open source software into other products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses that may include conditions that limit our rights to use them. We monitor our use of open source software in an effort to avoid subjecting our products to conditions we do not intend. Although we believe that we have complied with our obligations under the various applicable licenses for open source software that we use such that we have not triggered any of these conditions, there is little or no legal precedent governing the interpretation of many of the terms of these types of licenses. As a result, the potential impact of these terms on our business may result in unanticipated obligations regarding our products and technologies, such as requirements that we offer our products that use the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software, and/or that we license such modifications or derivative works under the terms of the particular open source license.

        If an author or other third party that distributes open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations. If our defenses were not successful, we could be subject to significant damages, enjoined from the distribution of our products that contained the open source software, and required to comply with the terms of the applicable license, which could disrupt the distribution and sale of some of our solutions. In addition, if we combine our proprietary software with open source software in an unintended manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

        In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on the origin of the software.

Risks Related to Our Financial Condition

Our independent registered public accounting firm has communicated several material weaknesses in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis and these material weaknesses could impair our ability to comply with the accounting and reporting requirements applicable to public companies.

        In connection with the audit of our 2008, 2009 and 2010 financial statements which were completed concurrently, our independent registered public accounting firm communicated several material weaknesses related to our business combination accounting, share-based compensation accounting, accounting for non-routine financing transactions, revenue recognition, accounting for current and deferred taxes, and our financial statement close process. Although we have made significant progress during 2011 and have remediated three of these deficiencies, in connection with the audit of our 2011 consolidated financial statements, our independent registered public accounting firm reported to our audit committee that the material weaknesses related to revenue recognition, accounting for current and deferred taxes and our financial statement close process remain.

        Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

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        We concurred with the findings of our independent registered public accounting firm. We are working to remediate the material weaknesses and are taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weaknesses. We discuss these steps in further detail in "Operating and Financial Review and Prospects—Internal Control Over Financial Reporting" included elsewhere in this prospectus. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating these material weaknesses. If we are unable to successfully remediate these material weaknesses, and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

        In addition, we may need to evaluate our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act as early as fiscal year 2013 and our auditors may be required to attest to our internal controls over financial reporting starting with our annual report for fiscal year 2014. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management, as well as our auditors' attestation report on our internal control over financial reporting. Any weaknesses in our internal control over financial reporting may adversely affect our ability to maintain required disclosure controls and procedures. We are just beginning the costly and challenging process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing processes, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to conclude that our internal control over financial reporting is effective. If we are unable to conclude that our internal control over financial reporting is effective, or if our auditors express an adverse opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common shares.

        However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the United States Securities and Exchange Commission, or the "SEC," or the date we are no longer an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act," if we take advantage of the exemptions contained in the JOBS Act. We will remain an emerging growth company for up to five years, although if the market value of our common shares that are held by non-affiliates exceeds $700 million as of any July 31 before the end of that five-year period, we would cease to be an emerging growth company as of the following January 31.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our common shares less attractive because we intend to rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

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Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our share price to decline.

        We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance, and period-to-period comparisons of our revenue and operating results may not be meaningful.

        Our quarterly results of operations may fluctuate as a result of a variety of factors including, but not limited to, those listed below, many of which are outside of our control:

  •
  our inability to increase sales to existing customers and to attract new customers;

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  the timing and success of new product introductions by us or our competitors;

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  changes in our pricing policies or those of our competitors;

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  higher marketing expenditures;

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  the mix of our direct and indirect sales;

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  the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

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  the timing of revenue and expenses related to the development or acquisition of technologies, products or businesses;

  •
  the mix of Billings between offerings that have different revenue recognition characteristics;

  •
  potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

  •
  potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and

  •
  general economic, industry and market conditions that impact expenditures for collaboration, IT infrastructure and MSP software solutions in the countries where we sell our software.

        Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common shares. As a result, our share price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.

We rely significantly on revenue from subscriptions and support services which may decline, and, because we recognize revenue from subscriptions and support services over the term of the relevant service period, downturns or upturns in sales are not immediately reflected in full in our operating results.

        Sales of new or renewal subscriptions and support services contracts may decline or fluctuate as a result of a number of factors, including customers' level of satisfaction with our solutions, the prices of our solutions, the prices of solutions offered by our competitors or reductions in our customers' spending levels. If our sales of new or renewal subscriptions and support services contracts decline, our revenue and revenue growth may decline and our business will suffer. In addition we recognize subscriptions and support services revenue monthly over the term of the relevant service period, which is typically one year but has been as long as five years. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from subscriptions and support services contracts entered into during previous quarters. Consequently, a decline in new or renewed subscriptions or support services contracts in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our subscriptions or services are not reflected in full in our results of operations until future periods.

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Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

        At December 31, 2011 we had approximately $203.2 million of principal outstanding under our senior secured credit facility. Our senior secured credit facility contains various covenants that will continue to be operative so long as it remains outstanding. The covenants, among other things, limit our and certain of our subsidiaries' ability to:

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  incur additional indebtedness;

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  create additional liens on our assets;

  •
  pay dividends and make other distributions on our share capital, and redeem and repurchase our outstanding shares;

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  make investments, including acquisitions;

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  enter into mergers or consolidations or sell assets;

  •
  sell our subsidiaries;

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  engage in sale and leaseback transactions; and

  •
  enter into transactions with affiliates.

        Our senior secured credit facility also contains numerous affirmative covenants. In addition, we are required under our senior secured credit facility to continue to comply with a leverage ratio and a fixed charge coverage ratio. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources—2011 Senior Secured Credit Facility." Further, the obligations under our senior secured credit facility will continue to be subject to mandatory prepayment in certain circumstances in addition to regularly scheduled amortization payments, including upon certain asset sales or receipt of casualty event proceeds, upon certain issuances of equity securities or debt, and annually, with a portion of our excess cash flow. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business. Even if our senior secured credit facility is repaid or otherwise terminated, any additional debt that we incur in the future could subject us to similar or additional covenants.

        If we are unable to generate sufficient cash flow or otherwise maintain or obtain the funds necessary to make required payments under our senior secured credit facility, or if we fail to comply with the various requirements of our indebtedness, we could default under our senior secured credit facility. Any such default that is not cured or waived could result in an acceleration of the senior secured credit facility, an increase in the applicable interest rates under the credit facility, and a requirement that our subsidiaries that have guaranteed the credit facility pay the obligations in full, and would permit the lenders to exercise remedies with respect to all of the collateral that is securing the credit facility, including substantially all of our and our subsidiary borrower's and guarantors' assets. Thus, any such default could have a material adverse effect on our liquidity and financial condition.

If we are unable to establish fair value for any undelivered component of a customer order, revenue relating to the entire order will be deferred and recognized over future periods. A delay in the recognition of revenue for a significant portion of our sales in a particular quarter may cause our share price to decline.

        In the course of our selling efforts, we typically enter into arrangements that require us to deliver a combination of products and services. We refer to each individual product or service as a "component" of the overall arrangement. These arrangements typically require us to deliver particular components in a future period. As we discuss further in "Operating and Financial Review and Prospects—Critical Accounting Policies—Revenue Recognition," if we are unable to determine the fair value of any

29

undelivered components, we are required by IFRS to defer revenue from the entire arrangement rather than just the undelivered components. If we are required to defer revenue from the entire arrangement for a significant portion of our product sales, our revenue for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our share price.

Challenges to our tax structure by tax authorities may adversely affect our financial position

        The registrant is organized under the laws of the Grand Duchy of Luxembourg and as such is subject to Luxembourg tax laws. We believe that the registrant is resident solely in Luxembourg for tax purposes and that we can rely on this position with respect to the applicability of tax treaties formed between the Grand Duchy of Luxembourg and certain other jurisdictions. If our tax position were to be successfully challenged by the relevant tax authorities, or if there were any changes in applicable tax laws, treaties or regulations or the interpretation thereof, such tax authorities could determine that the registrant is a tax resident of a jurisdiction other than the Grand Duchy of Luxembourg. Such a determination could have a material adverse effect on our financial position and, in particular, result in unforeseen tax liabilities which may be applied retroactively. Such a determination could also result in the holders of our common shares becoming subject to different tax treatment with respect to the acquisition, holding or disposal of our common shares, or any distributions in connection with our common shares.

        In addition, if the relevant tax authorities were to successfully challenge our tax position with respect to our other entities or certain of our material assets, including our intellectual property rights, we could be subject to increased tax rates and penalty payments. If we are unable to implement an adequate and efficient tax structure with respect to our intellectual property rights, certain of these rights may be subject to an increased tax rate, which could have a material adverse effect on our financial position.

Our effective tax rate could increase, which would increase our income tax expense.

        The amount of taxes we are required to pay in the various jurisdictions in which we operate are determined by us based on our interpretation of the applicable tax laws and regulations and our application of the general transfer pricing principles to our cross-border intercompany transactions. If the relevant tax authorities were to determine applicability of a higher tax rate or that a greater portion of our income in their jurisdiction should be subject to income or other taxes in that jurisdiction, our effective tax rate may increase, which could have a material adverse effect on our financial position.

        In general, our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

  •
  changes in the relative proportions of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

  •
  changing tax laws, regulations and interpretations in various jurisdictions in which we operate as well as the requirements of certain tax rulings;

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  determinations by tax authorities that we have established a taxable presence in certain jurisdictions where we do not currently pay taxes;

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  expiration of tax rulings applicable to us and our subsidiaries;

  •
  successful challenges by tax authorities to our transfer pricing; and

  •
  tax assessments, or any related interest or penalties, which could significantly affect our income tax expense for the period in which the settlements take place.

        In respect of the U.S. corporate income tax, we believe that the registrant and each of its non-U.S. subsidiaries operate in a manner that would not subject them to such tax because they are not engaged in a trade or business in the United States. Nevertheless, there is a risk that the U.S. Internal Revenue Service,

30

or "IRS," may successfully assert that the registrant or one of our non-U.S. subsidiaries is engaged in a trade or business in the United States, in which case that entity would be subject to U.S. tax at regular corporate rates on income that is effectively connected with the conduct of a U.S. trade or business, plus an additional 30% "branch profits" tax on the dividend equivalent amount, which is generally effectively connected income with certain adjustments, deemed withdrawn from the United States. Any such tax would likely result in a significant increase to our effective tax rate.

        However, a legislative proposal pending in the U.S. Congress, if enacted, could result in us being treated as a U.S. corporation for U.S. federal income tax purposes if it is determined that we are managed and controlled, directly or indirectly, primarily within the United States. If we were treated as a U.S. corporation for U.S. federal income tax purposes, we would be subject to U.S. corporate income tax on our worldwide income, which would significantly increase our effective tax rate.

Our business and financial performance could be negatively impacted by changes in tax laws or regulations.

        New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time in any of the jurisdictions in which we operate. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us or our customers. Changes in the taxation of our customers in the jurisdictions in which we have material sales, whether by introduction of new tax laws or application of existing ones, could have a material adverse effect on our business or financial performance, in particular if tax authorities successfully assert that additional transactional taxes should apply to the solutions provided by us or should apply retroactively.

        Any changes to existing tax rules or their interpretation or the introduction of new rules, including with regard to the deductibility of interest expenses, could adversely affect our worldwide business operations, and our business and financial performance. Additionally, these events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our product and maintenance prices to offset the costs of these changes, existing customers may elect not to renew their maintenance arrangements and potential customers may elect not to purchase our solutions. Additionally, new, changed, modified or newly interpreted or applied tax rules could increase our customers' and our compliance, operating and other costs, as well as the costs of our solutions. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could have a material adverse effect on our business and financial performance.

If we lose our status as a foreign private issuer, we may incur additional legal, accounting or other expenses to transition our financial reporting system to U.S. GAAP, which differs in certain significant respects from IFRS, and to provide additional disclosures required of U.S. public companies.

        The registrant is currently a "foreign private issuer," as such term is defined in Rule 3b-4 of the Securities and Exchange Act of 1934, as amended, or the "Exchange Act." The registrant can lose its foreign private issuer status if more than 50% of the registrant's shares are held by U.S. persons and any of the following occurs: (1) a majority of its directors and executive officers are U.S. citizens or residents; (2) more than 50% of its assets are located in the United States; or (3) the registrant's business is administered principally in the United States. Under Rule 3b-4 under the Exchange Act, the determination of whether a company is a foreign private issuer is made annually on the last business day of an issuer's most recently completed second fiscal quarter. Accordingly, the first determination as to whether the registrant will continue to be a foreign private issuer after the completion of this offering will be made on June 28, 2013.

        Currently we report our financial statements under IFRS. If we were to lose our status as a foreign private issuer, we will be required under current rules of the SEC, to report our financial statements under U.S. generally accepted accounting principles, or "U.S. GAAP," in our future SEC filings. The transition

31

from IFRS to U.S. GAAP would require us to invest a substantial amount of resources and time, and we would be required to convert historical financial statements prepared under IFRS from prior fiscal years into U.S. GAAP financial statements included in our SEC filings. We expect that we would incur significant additional legal, accounting and other expenses in connection with this transition, which may negatively impact our results of operations. Furthermore, there is no guarantee that we would be able to complete the timely transition to U.S. GAAP in order to meet our disclosure obligations under the Exchange Act and failure to do so could result in delayed reporting, delisting and otherwise adversely affect our business and operating results.

        There have been and there may in the future be certain significant differences between U.S. GAAP and IFRS, including differences related to revenue recognition, share-based compensation expense, income tax and the accounting for preferred shares and earnings per share. As a result, our financial information and reported earnings for future periods within a fiscal year or any interim period could be significantly different if they were prepared in accordance with U.S. GAAP. We do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. Consequently, if we were required to begin reporting in U.S. GAAP, you may not be able to meaningfully compare our financial statements under U.S. GAAP with our historical financial statements under IFRS.

        If we lose our status as a foreign private issuer, we will be required to comply with certain more detailed and extensive reporting and other requirements applicable to U.S. domestic issuers and will likely incur significant additional legal, accounting and other expenses associated with such compliance, which may adversely affect our results of operations.

Our results of operations may be adversely affected by changes in accounting standards or interpretations of accounting standards.

        We prepare our financial statements in conformity with IFRS. These principles are subject to interpretation by various bodies formed to interpret and create appropriate accounting standards, and from time to time the International Accounting Standards Board and the SEC issue new financial accounting and reporting guidance or interpretations of those standards. These changes are beyond our control, can be hard to predict and could materially impact how we report our results of operations and financial condition. We could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements in material amounts. Furthermore future changes in accounting standards or interpretations may require us to divert financial resources and increase managerial oversight to ensure compliance with these changes.

        We continuously review our compliance with all new and existing revenue recognition accounting pronouncements. Depending upon the outcome of these ongoing reviews and the potential issuance of further accounting pronouncements, implementation guidelines and interpretations, we may be required to modify our reported results, revenue recognition policies or business practices, which could harm our results of operations.

Currency exchange rate fluctuations may have a negative effect on our financial condition.

        We are exposed to fluctuations in currency from sales of our products and purchases of goods, services and equipment and funding denominated in the currencies of several countries. In particular, we are exposed to the fluctuations in the exchange rate between the dollar and the euro. In 2011, based on the functional currency of our subsidiaries, 39% of our revenue was accounted for in euros and 16% of our revenue was accounted for in pounds sterling, while the remainder was largely accounted for in dollars. We anticipate that the majority of revenue from our products will continue to be in euros, dollars and pounds sterling. Fluctuations in currency exchange rates may affect our results of operations and the value of our assets and revenue, and increase our liabilities and costs, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. See "Operating and Financial

32

Review and Prospects—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Risk."

        In addition, due to the constantly changing currency exposures and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our future results and, because we do not currently hedge fully against all currency risks and fluctuations between the dollar and the euro, such fluctuations may result in currency exchange rate losses. Fluctuations in exchange rates could result in our realizing a lower profit margin on sales of our products than we anticipate at the time of entering into commercial agreements. Adverse movements in exchange rates could have a material adverse effect on our financial condition and results of operations.

Pending or future litigation could have a material adverse impact on our results of operation, financial condition and liquidity.

        From time to time, we have been, and may be in the future, subject to lawsuits brought against us by our competitors, individuals or other entities. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we record a related contingent liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. This litigation may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and the number of our customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management's and the Board's attention from operating our business. We may also need to pay damages or settle the litigation with a substantial amount of cash. All of the foregoing could have a material adverse impact on our business, results of operation and cash flows.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our solutions could negatively impact our ability to compete successfully.

        We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing under the terms of our senior secured credit facility or on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our common shares could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  •
  develop or enhance our products;

  •
  continue to expand our development, sales and marketing organizations;

  •
  acquire complementary technologies, products or businesses;

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  expand our operations throughout the world;

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  hire, train and retain employees; or

  •
  respond to competitive pressures or unanticipated working capital requirements.

Goodwill represents a significant amount of our total assets, and a future write-off could result in increased losses and a reduction of our total equity.

        As of December 31, 2011, the net value of our goodwill and other intangible assets was $311.8 million, or 84.7% of our total assets. We are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other

33

factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write off goodwill for the amount of impairment. If a future write-off is required, the charge could have a material adverse effect on our reported results of operations and total equity in the period of any such write-off.

Risks Related to This Offering

Our common share price could be highly volatile and may trade below the initial public offering price.

        We will negotiate with the representatives of the underwriters to determine the initial public offering price of our common shares. The realization of any of the risks described in these "Risk Factors" or other unforeseen risks could have a dramatic and adverse effect on the market price of our common shares. In particular, and in addition to circumstances described elsewhere in these "Risk Factors," the following events or factors can adversely affect the market price of our common shares:

  •
  announcements of technological innovations or new products by us or others;

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  general market conditions;

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  changes in government regulations or patent decisions;

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  developments by our channel partners;

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  fluctuations in our recorded revenue, even during periods of significant sales order activity;

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  changes in estimates of our financial results or recommendations by securities analysts;

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  failure of any of our solutions to achieve or maintain market acceptance;

  •
  changes in market valuations of similar companies;

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  success of competitive products or services;

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  changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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  announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;

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  regulatory developments in the countries in which we operate;

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  litigation involving our company, our general industry or both;

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  additions or departures of key personnel; and

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  general perception of the future of the collaboration, IT infrastructure and MSP software solutions markets;

        Additionally, market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. As a result of this volatility, investors may not be able to sell their common shares at or above the initial public offering price. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business.

Our common shares have no prior trading history in the United States or elsewhere, and an active market may not develop.

        Prior to this offering there has been no public market for our common shares. The initial public offering price for our common shares will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering. Although we have applied to have our common shares listed on the                        , an active

34

trading market for our common shares may never develop or may not be sustained following this offering. If an active market for our common shares does not develop, it may be difficult to sell your shares at all.

If the ownership of our common shares continues to be highly concentrated, it may prevent you from influencing significant corporate decisions and the interests of our principal shareholder may conflict with your interests.

        Following the completion of this offering, Insight will beneficially own approximately            % of our outstanding common shares, or            % if the underwriters' over-allotment option is fully exercised. This concentration of share ownership may adversely affect the trading price for our common shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. Also, Insight will be able to control our management and affairs and matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other shareholders.

Our shareholders have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar businesses as us.

        Our shareholders have other business activities in addition to their ownership of us. Our shareholders have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our customers, partners or vendors or employ or otherwise engage any of our officers, directors or employees. If our shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or our affiliates.

        In the event that any of our directors and officers who is also a director, officer or employee of one of our shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person's fiduciary duty and is not liable to us if such shareholder pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Raising additional capital by issuing securities may cause dilution to existing shares.

        We expect the proceeds of this offering to be sufficient to meet our current cash requirements. However, our future capital requirements will depend on many factors, including:

  •
  the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships;

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  the costs of protecting our intellectual property, including preparing, filing and prosecuting intellectual property registrations and defending intellectual property-related claims; and

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  the costs of financing unanticipated working capital requirements and responding to competitive pressures.

        Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our solutions or otherwise respond to competitive pressures would be significantly limited.

        If we raise additional funds through licensing arrangements with third parties, we may have to relinquish valuable rights to our solutions, or grant licenses on terms that are not favorable to us. If we

35

raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing shareholders, and these securities may have rights, preferences or privileges senior to those of our existing shareholders.

You will experience immediate and substantial dilution.

        The initial public offering price is substantially higher than the net tangible book value of each outstanding common share. As a result, purchasers of our common shares in this offering will suffer immediate and substantial dilution. The dilution will be $            per share in the net tangible book value of the common shares from the initial public offering price. If the underwriters sell additional shares following the exercise of their option to purchase additional shares or if option holders exercise outstanding options to purchase common shares, further dilution could occur. We describe this dilution in greater detail under "Dilution" in this prospectus.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.

        As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of            and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." As a result, management's attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

        However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an emerging growth company.

        We will remain an emerging growth company for up to five years, although if the market value of our common shares that are held by non-affiliates exceeds $700 million as of any July 31 before that time, we would cease to be an emerging growth company as of the following January 31.

        We also expect that being a public company subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it

36

more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

        The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting and disclosure controls and procedures. For the years ended December 31, 2008, 2009, 2010 and 2011, our independent registered public accounting firm communicated several material weaknesses in our internal control over financial reporting. If this offering becomes effective in 2012, under the SEC's current rules, beginning with the year ending December 31, 2013, we may be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm will also be required to report on our internal control over financial reporting.

        However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company if we take advantage of the exemptions contained in the JOBS Act. We will remain an emerging growth company for up to five years, although if the market value of our common shares that are held by non-affiliates exceeds $700 million as of any July 31 before the end of that five year period, we would cease to be an emerging growth company as of the following January 31.

        For the years ended December 31, 2009, 2010 and 2011, our independent registered public accounting firm had not been engaged to perform an audit of our internal control over financial reporting. The financial statement audits performed included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, when we and our auditors perform tests of control design and operation, additional deficiencies may be identified. Any such additional deficiencies in our internal control over financial reporting may be deemed to be material weaknesses and result in a conclusion that our internal control over financial reporting is ineffective.

        Due to the extent of our international operations, our financial reporting requires substantial international activities, resources and reporting consolidation. We expect to incur substantial accounting and auditing expense and to expend significant management time in complying with the requirements of Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our shares could decline and we could be subject to investigations or sanctions by the SEC, the Financial Industry Regulatory Authority, Inc., or "FINRA," or other regulatory authorities. In addition, we could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

Holders of our common shares will not be able to trade those shares on any exchange outside the United States.

        We have not applied to list our common shares on any exchange other than in the United States on the            , and we are not planning to apply for listing on any other exchange, whether in the United States or in any other jurisdiction. As a result, a holder of our common shares outside the United States may not be able to sell those common shares as readily as such holder would be able to if our common shares were listed on a stock exchange in that holder's home jurisdiction.

37

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common shares to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value, in addition to using a portion of the proceeds to repay certain of our existing indebtedness.

We do not anticipate paying cash dividends on our common shares, which could reduce the return on your investment.

        We do not expect to pay cash dividends on our common shares in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, under the terms of our senior secured credit facility, we are subject to certain restrictions on our ability to declare or pay dividends, and any future debt agreements may preclude us from paying dividends. Accordingly, any return on your investment must come from appreciation.

A significant portion of our total outstanding shares may be sold into the market in the near future. If there are substantial sales of our common shares, the price of our common shares could decline.

        The market price of our common shares could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares. After this offering, approximately            of our common shares will be outstanding.                            of the holders of common shares, and each director and officer of the Company, subject to certain exceptions described in the section entitled "Underwriters" below, agrees that they will not sell their shares for a period of 180 days after the date of this prospectus. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Jefferies & Company, Inc. may, in their sole discretion, permit our directors, officers and our shareholders and option holders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

        The 180-day restricted period under the lock-up agreements with the underwriters will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common shares, the price of our shares could decline.

        We believe that the trading price for our common shares will be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our common shares, the price of our common shares could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our common shares, which in turn could cause our share price to decline.

Risks Related to Investment in a Luxembourg Company

We are organized under the laws of the Grand Duchy of Luxembourg and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

        We are organized under the laws of the Grand Duchy of Luxembourg. The majority of our assets are located outside the United States. Furthermore, the majority of our directors and officers named in this prospectus reside outside the United States and most of their assets are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or

38

these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Furthermore, Luxembourg law does not recognize a shareholder's right to bring a derivative action on behalf of the company except in limited cases.

        As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The competent jurisdiction in Luxembourg will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

  •
  the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

  •
  the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts;

  •
  the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

  •
  the U.S. court has acted in accordance with its own procedural laws;

  •
  the judgment of the U.S. court does not contravene Luxembourg international public policy; and

  •
  the U.S. court proceedings were not of a criminal or tax nature.

        Under our articles of association that will be in effect upon completion of our corporate reorganization and also pursuant to separate indemnification agreements, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Under our articles of association that will be in effect upon completion of our corporate reorganization, to the extent allowed by law, the rights and obligations among or between us and any of our current or former directors and officers are governed exclusively by the laws of the Grand Duchy of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities listed above. Although there is doubt as to whether U.S. courts would enforce such provision in an action brought in the United States under U.S. securities laws, such provision could make enforcing judgments obtained outside Luxembourg more difficult to enforce against our assets in Luxembourg or jurisdictions that would apply Luxembourg law.

Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

        Our corporate affairs are governed by our articles of association and will be governed by the laws governing joint stock companies organized under the laws of the Grand Duchy of Luxembourg upon completion of our corporate reorganization. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation

39

incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, Luxembourg regulations governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.

        Neither our articles of association nor Luxembourg law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain United States state laws. Also, as a foreign private issuer, we will be exempt from certain of the rules and regulations of the Exchange Act, including those with respect to the solicitation of proxy statements, the Section 16 reporting requirements, and insider liability and short swing profit recapture for our directors, officers and at least 10% shareholders. In addition, our filing of annual, quarterly and current reports will also be less extensive, less current and less frequent than those filings of domestic issuers who are subject to the Exchange Act. Furthermore, the fair disclosure requirements of Regulation FD apply only to United States domestic companies. As a result of the differences referenced above, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. company.

Holders of our shares may not be able to exercise their pre-emptive subscription right and may suffer dilution of their shareholding in the event of future share issuances.

        Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, we anticipate that our controlling shareholders will, in accordance with Luxembourg law, authorize the Board to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the Board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value as well as by way of incorporation of available reserves (including premium). In addition, shareholders may not be able to exercise their pre-emptive right or to do so on a timely basis, unless they comply with local corporate and/or securities law in Luxembourg and in the jurisdiction in which the shareholder is resident, in particular in the United States. As a result, the shareholding of such shareholders may be materially diluted in the event future shares are issued.

Luxembourg insolvency laws may offer our shareholders less protection than they would have under U.S. insolvency laws.

        As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, we are in principle subject to Luxembourg insolvency laws in the event any insolvency proceedings are initiated against us. Should courts in another European country determine that the insolvency laws of another European country apply to us, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under United States insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under United States insolvency laws.

40

FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements. The forward-looking statements are contained primarily in the sections entitled "Prospectus Summary," "Risk Factors," "Operating and Financial Review and Prospects" and "Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

        Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our ability to compete in the collaboration, IT infrastructure and MSP software solutions markets;

  •
  our growth strategies;

  •
  our ability to develop and sell new products and product enhancements;

  •
  the termination of or changes to our relationships with our third-party channel partners and other third parties;

  •
  our estimates of future performance;

  •
  our estimates of market sizes and anticipated uses of our products;

  •
  our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing;

  •
  our legal and regulatory compliance efforts;

  •
  our ability to adequately protect our intellectual property;

  •
  our ability to operate our business without infringing the intellectual property rights of others;

  •
  flaws in our internal controls and IT systems;

  •
  our geographic expansion plans;

  •
  a loss of rights to develop and commercialize our products under our license and sublicense agreements;

  •
  a loss of any of our key management personnel; and

  •
  worldwide economic conditions and their impact on the demand for our solutions.

        We discuss many of the foregoing and other risks in this prospectus in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions as of the date of this prospectus. You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

41

        This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, data from research firms and other third-party sources, surveys, estimates and forecasts, including those generated by IDC, Gartner, Inc. and comScore, Inc. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications and third-party sources is reliable, we have not independently verified the accuracy or completeness of the information. In addition, projections, assumptions and estimates of our future performance, industry or market conditions and demographics are inherently imprecise, and the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors."

42

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the                    common shares that we are offering will be approximately $                    , after deducting the underwriting discount and commissions and estimated offering expenses of $                    and assuming an initial public offering price of $                    per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from the offering by $                    , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $1.00 increase (decrease), we would anticipate increasing (decreasing) our investment in our business accordingly. We will not receive any proceeds from the sale of common shares by the selling shareholders. See "Principal and Selling Shareholders."

        The primary purposes of this offering are to create a public market for our common shares, facilitate the possibility of our future access to the public equity markets and partially repay outstanding indebtedness. We will use approximately $             million of our net proceeds from this offering to repay outstanding principal owed by us pursuant to term loans issued under our senior secured credit facility. For additional information about the term loans, see "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—2011 Senior Secured Credit Facility."

        We will use approximately $             million of our net proceeds to repay in full the outstanding principal and accrued interest we owe under nine convertible subordinated promissory notes issued to parties that held our class B preferred participating shares, which we refer to as our "class B preferred shares." For additional information about the convertible subordinated promissory notes, see "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—2011 Convertible Subordinated Promissory Notes."

        We expect to use the remaining net proceeds for working capital and other general corporate purposes, including financing our further growth. Expenditures for future growth could include developing new products, expanding our sales force in international markets and hiring additional personnel to enable us to bring products to market sooner. We may use a portion of our net proceeds to acquire or invest in other businesses, technologies or products, although we currently have no agreements or commitments for any specific acquisitions.

        The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, the success of our product development efforts, competitive and technological developments, and the rate of growth, if any, of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management will have broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we may invest the net proceeds of this offering in cash, cash equivalents, money market funds, government securities or short-term interest-bearing, investment grade securities to the extent consistent with applicable regulations. We cannot predict whether the proceeds will be invested to yield a favorable return.

43

CORPORATE REORGANIZATION

        Prior to this offering, we have conducted our business through the registrant, GFI Software S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) and its direct and indirect subsidiaries. The registrant does not engage in any operations and has only nominal assets, other than a 100% interest in TV GFI Holding Company S.à r.l., or "TV GFI," which itself does not engage in any operations and has only nominal assets and a 100% direct and indirect interest in our operating subsidiaries.

        In connection with this offering, we intend to undergo a corporate reorganization. Pursuant to the corporate reorganization, the registrant will hold an extraordinary general meeting of its shareholders before a Luxembourg notary at which the shareholders will, among other things, approve the following actions:

  •
  a change in the corporate form of the registrant to a Luxembourg joint stock company (société anonyme);

  •
  the restatement of the registrant's articles of association;

  •
  the related conversion of our board of managers into a board of directors; and

  •
  the appointment of such directors.

        Upon completion of the extraordinary general meeting, the Luxembourg notary will file and arrange for publication of the notarial deed. The corporate reorganization will be effective upon the passing of the notarial deed and enforceable against third parties upon publication of such notarial deed in accordance with Luxembourg law.

        Our corporate reorganization will not affect our operations, which we will continue to conduct through our operating subsidiaries.

44

DIVIDEND POLICY

        In October 2011, we distributed €105.0 million (approximately $145.0 million) to the holders of our then-existing class B preferred shares. This distribution reduced the liquidation preference on the class B preferred shares by the same amount. In November 2011, in connection with the elimination of the preference on our then-existing class B preferred shares and the conversion of the class B preferred shares into an equivalent number of class A common shares, we undertook a second distribution of €9.0 million (approximately $12.2 million) and issued convertible subordinated promissory notes to the holders of our class B preferred shares for the balance of the remaining preference on the class B preferred shares. See "Operating and Financial Review and Prospects—Indebtedness—2011 Convertible Subordinated Promissory Notes" for further discussion of the terms of these notes as well as the notes to our financial statements included elsewhere in this prospectus for a discussion of the accounting treatment of the October 2011 and November 2011 transactions.

        Currently, we intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will depend on the discretion of our shareholders at their general meeting, or, with respect to interim dividends, of our Board, and will also depend on, among other things, our financial condition, results of operations, capital requirements, general business conditions, and any contractual restrictions and other factors that our shareholders or Board may deem relevant.

        Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. If the legal reserve subsequently falls below the 10% threshold, at least 5% of net profits again must be allocated toward the reserve. The legal reserve is not available for distribution.

        The registrant is a holding company and has no material assets other than its ownership of shares in TV GFI and its direct and indirect ownership of our operating subsidiaries. TV GFI is a holding entity with no material assets other than its direct and indirect ownership of shares in our operating subsidiaries in both the U.S. and other countries. If we were to distribute a dividend at some point in the future, we would cause the operating subsidiaries to make distributions to TV GFI, which in turn would make distributions to the registrant in an amount sufficient to cover any such dividends.

        We are subject to certain restrictions on our ability to declare or pay dividends. For example, our senior secured credit facility prohibits the registrant and certain of our subsidiaries from paying dividends or making other restricted payments unless such payments are made in accordance with the terms of our senior secured credit facility.

        If we decide to declare dividends in the future, we must do so either in euros or in-kind. If we declare dividends in euros, the amount of dollars realized by shareholders will vary depending on the rate of exchange between dollars and euros. To the extent we pay dividends in euros, shareholders will bear any costs related to the conversion of euros into dollars or any other currency.

45

CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2011:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect our issuance and sale of                     common shares in this offering at an assumed initial public offering price of $                     per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with the discussion under the heading "Operating and Financial Review and Prospects" and our financial statements and related notes included in this prospectus.

        The unaudited as adjusted consolidated financial data is presented for informational purposes only and does not purport to represent what our financial position actually would have been had the transactions reflected occurred on the date indicated or our financial position as of any future date.

	As of December 31, 2011
	Actual	As adjusted
		(unaudited)
	(in thousands)
Cash at bank and in hand(1)	$16,254	$

Interest-bearing loans and borrowings, short-term	19,489
Interest-bearing loans and borrowings, long-term	194,480

Total borrowings	213,969
Issued capital	1,549
Additional paid-in capital	500,446
Accumulated losses	(584,982)
Foreign currency translation reserve	5,908

Total equity	(77,079)

Total capitalization	$136,890	$

(1)
A $1.00 increase (decrease) in the assumed offering price of $        per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) our cash at bank and in hand by $        and our total capitalization by $        , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

46

DILUTION

        If you invest in our common shares, your ownership interest will be diluted to the extent of the difference between the public offering price per common share and the as adjusted net tangible book value per common share immediately after this offering. Our net tangible book value deficit as of December 31, 2011 was $366.6 million, or $3.32 per common share, based on 110,578,806 common shares outstanding as of December 31, 2011. Net tangible book value per common share is determined by dividing our total tangible assets less total liabilities by the number of common shares outstanding, before giving effect to our sale of common shares in this offering.

        After giving effect to our sale of                     common shares in this offering at an assumed initial public offering price of $                    (the midpoint of the estimated price range set forth on the cover of this prospectus), less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2011 would have been $             million, or $             per common share. This amount represents an immediate increase in net tangible book value of $             per share to existing shareholders and an immediate dilution in net tangible book value of $             per common share to new investors. Dilution per common share represents the difference between the amount per common share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately afterwards, after giving effect to the sale of                     common shares in this offering at an assumed initial public offering price of $                    (the midpoint of the estimated price range set forth on the cover of this prospectus) per common share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table illustrates this per share dilution (in thousands):

Assumed initial public offering price per share		$
Net tangible book value per share as of December 31, 2011, before this offering	$(366,589)

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $                    (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the as adjusted net tangible book value by $             million, the net tangible book value per share after this offering, by $             per share and the dilution in as adjusted net tangible book value per share to investors in this offering by $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The preceding discussion and table assume no exercise of outstanding share options as of December 31, 2011. As of December 31, 2011, we had outstanding options to purchase a total of 10,794,579 of our common shares at a weighted average exercise price of $4.71 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

47

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth our selected consolidated financial and other data. You should read the following selected consolidated financial and other data together with our consolidated financial statements and related notes as well as "Operating and Financial Review and Prospects" and the other financial information included elsewhere in this prospectus.

        We derived the consolidated statement of operations data and the consolidated statement of comprehensive income data for the years ended December 31, 2009, 2010 and 2011 and consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the consolidated statement of operations data and the consolidated statement of comprehensive income data for the year ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2009 from our consolidated financial statements not included in this prospectus. We derived the consolidated balance sheet data as of December 31, 2008 from our unaudited financial statements. For periods prior to July 29, 2009, the date on which the registrant and GFI Acquisition came under common control, our consolidated financial statements present the consolidated results and changes in equity solely of GFI Acquisition and its subsidiaries. See "Special Note Regarding Our Corporate History and the Presentation of Our Financial Information."

48

        Our financial statements have been prepared in accordance with IFRS as adopted by the International Accounting Standards Board. Historical results are not indicative of the results to be expected in the future.

	Year ended December 31,
	2008	2009	2010	2011
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$51,453	$50,136	$81,725	$120,077
Cost of sales(1)	8,016	8,955	19,059	23,919

Gross profit	43,437	41,181	62,666	96,158
Operating costs:
Research and development(1)	4,142	6,495	14,114	24,885
Sales and marketing(1)	13,341	16,369	31,132	52,916
General and administrative(1)	6,541	7,474	16,755	37,757
Depreciation, amortization and impairment	4,950	10,317	18,629	22,475

Total operating costs	28,974	40,655	80,630	138,033

Operating (loss) / profit	14,463	526	(17,964)	(41,875)
Finance costs, net	(10,138)	(13,618)	(16,480)	(10,119)
Other income / (costs), net	(991)	446	(1,328)	(3,267)

(Loss) / profit before taxation	3,334	(12,646)	(35,772)	(55,261)
Tax benefit / (expense)	(1,213)	3,320	7,493	3,325

(Loss) / profit for the year	$2,121	$(9,326)	$(28,279)	$(51,936)

Total (loss) / profit attributable to owners of GFI Software S.à r.l.	$2,121	$(5,562)	$(21,878)	$(51,936)

Comprehensive (loss) / profit	$1,464	$(9,499)	$(32,385)	$(41,882)

Comprehensive (loss) / profit attributable to owners of GFI Software S.à r.l.	$1,464	$(6,005)	$(25,984)	$(41,882)

Basic and diluted profit / (loss) per:
Class A common share	$0.17	$(0.31)	$(0.56)	$(12.08)

Class B preferred participating share(2)	$—	$(0.31)	$(0.42)	$(0.48)

Weighted average shares outstanding
Class A common shares	12,734,994	17,958,490	29,872,486	44,201,227
Class B preferred participating shares(2)	—	77,875	12,658,701	66,377,579
Supplemental Financial Metrics
Billings(3)	$50,641	$71,470	$143,526	$200,240
Unlevered Free Cash Flow (unaudited)(3)	20,963	17,201	52,887	54,613
Adjusted EBITDA(3)	19,895	33,902	66,448	74,895

(1)
Includes share-based compensation expense, as follows:

Cost of sales	$(7)	$25	$34	$321
Research and development	20	55	63	1,153
Sales and marketing	18	148	453	2,076
General and administrative	(34)	281	442	6,688

	$(3)	$509	$992	$10,238

(2)
See "Description of Share Capital—Historical Development of the Share Capital of the Registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

49

(3)
See "Supplemental Information" below for how we define and calculate Billings, Unlevered Free Cash Flow and Adjusted EBITDA, and a reconciliation of these non-IFRS financial measures to the most directly comparable IFRS measures, and a discussion about the limitations of these non-IFRS financial measures.

        The following table presents our summary consolidated balance sheet data as of each date indicated:

	As of December 31,
	2008	2009	2010	2011
	(unaudited)
	(in thousands, except share data)
Consolidated Balance Sheet Data:
Cash at bank and in hand	$6,292	$9,067	$22,719	$16,524
Total assets	114,012	315,499	367,995	369,408
Working capital(1)	(104,718)	(48,906)	(103,813)	(92,941)
Deferred revenue, including long-term portion	17,924	43,418	117,738	190,154
Interest-bearing loans and borrowings	99,068	201,151	87,312	213,969
Total liabilities	123,072	279,046	239,494	446,487
Issued capital	18,083	40,319	154,932	1,549
Total equity	(9,060)	36,453	128,501	(77,079)
Shares outstanding:
Class A common shares	1,290,654,199	2,859,790,850	3,317,364,167	110,578,806
Class B preferred participating shares(2)	—	17,828,100	7,740,516,390	—

(1)
Includes current portion of deferred revenue of $15,421, $25,629, $51,281 and $78,777 as of December 31, 2008, 2009, 2010 and 2011, respectively.

(2)
See "Description of Share Capital—Historical Development of the Share Capital of the Registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

Supplemental Information

    Billings

        Billings is a non-IFRS financial measure which we calculate by adding revenue recognized during the applicable period to the change in deferred revenue between the start and end of the same period, as presented in our consolidated statement of cash flows. We consider Billings to be a leading indicator of future revenue and operational growth based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

  •
  Billings does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods; and

  •
  Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

        A significant portion of our Billings relates to solutions for which the corresponding revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, subscriptions and

50

web-based services are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

        The following table reconciles revenue, the most directly comparable IFRS measure, to Billings for the periods presented:

	As of December 31,
	2008	2009	2010	2011
	(in thousands)
Reconciliation of revenue to Billings:
Revenue	$51,453	$50,136	$81,725	$120,077
Change in deferred revenue	(812)	21,334	61,801	80,163

Billings	$50,641	$71,470	$143,526	$200,240

    Unlevered Free Cash Flow

        Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities less capital expenditures, net of proceeds from the sales of property and equipment. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from operating activities presented in accordance with IFRS.

        The following table presents a reconciliation of net cash flows from operating activities, the most comparable IFRS financial measure, to Unlevered Free Cash Flow for each of the periods indicated:

	For the Year Ended December 31,
	2008	2009	2010	2011
	(in thousands)
Reconciliation of net cash flows from operating activities to Unlevered Free Cash Flow:
Net cash flows from operating activities	$21,960	$18,069	$55,007	$59,939
Capital expenditures, net of proceeds from sales of property and equipment	(997)	(868)	(2,120)	(5,326)

Unlevered Free Cash Flow	$20,963	$17,201	$52,887	$54,613

    Adjusted EBITDA

        Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) for the year, adjusted for tax benefit (expense), unrealized exchange fluctuations, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization and impairment, share-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as to Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—2011 Senior Secured Credit Facility" for

51

a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

        The following table presents a reconciliation of (loss) profit, the most comparable IFRS financial measure, to Adjusted EBITDA for each of the periods indicated:

	For the Year Ended December 31,
	2008	2009	2010	2011
	(in thousands)
Reconciliation of (loss) profit to Adjusted EBITDA:
(Loss) / profit for the year	$2,121	$(9,326)	$(28,279)	$(51,936)

Tax benefit (expense)	1,213	(3,320)	(7,493)	(3,325)
Finance costs	10,294	13,659	16,576	10,203
Finance revenue	(156)	(41)	(96)	(84)
Depreciation, amortization and impairment	6,247	11,533	21,619	26,369

EBITDA	19,719	12,505	2,327	(18,773)

Reconciling items:
Change in deferred revenue	(812)	21,334	61,801	80,163
Share-based compensation	(3)	509	992	10,238
Unrealized exchange fluctuations	103	(446)	2,993	3,362
Gain / (loss) on disposals	888	—	(1,665)	(95)

Adjusted EBITDA	$19,895	$33,902	$66,448	$74,895

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OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under "Risk Factors" and "Forward-Looking Statements and Industry Data."

Overview

        We are a global provider of collaboration, IT infrastructure and managed service provider software solutions that are designed for SMBs. Our solutions enable SMBs to easily manage, secure and access their IT infrastructure and business applications.

        Throughout our history, we have focused on the SMB market by developing and acquiring solutions that address the most prevalent pain points faced by SMBs. Since our inception in 1999, we have observed a growing paradigm shift in the preferences of SMBs. In particular, we observed that SMBs have increasingly preferred to purchase easy-to-use, lower-cost products that solve a particular problem and that can be conveniently downloaded from the Internet or purchased from local resellers rather than the large, expensive IT infrastructure product suites offered by many enterprise software vendors through direct-sales organizations. As a result, we have developed a business model that capitalizes on these trends in SMB purchasing behavior and enables us to cost-effectively sell our solutions to SMBs on a global basis. To accelerate the adoption of our solutions and allow our customers to quickly address their IT challenges, our business model simplifies the process for SMBs to discover, evaluate, procure and deploy our solutions.

        We operate a scalable, data-driven online marketing model targeted at the end-users of our solutions, using focused marketing campaigns to drive prospective customers to our websites and to our partners. We leverage blogs, social media and custom content sites to create online communities that enable our existing and prospective customers to connect directly and share information. We have a try-before-you-buy sales approach in which we offer downloadable, full-featured, free versions of most of our products for a designated trial period to enable our customers to understand the benefits of our solutions prior to making a purchase. We believe that increasing the number of downloads and user trials of our products has proven to be one of the best ways to generate new sales. Therefore, our marketing efforts focus on driving traffic to our websites through online marketing. We believe we have acquired a significant competitive advantage through our use of data analytics, lead nurturing and customer data mining. From our inception, we have focused on better understanding customer needs, usage patterns and buying habits, so that we can effectively align our marketing offerings. Our understanding of the effectiveness and reach of our marketing and sales expenditures enables us to optimize our marketing mix and generate predictable returns on those expenditures over time.

        We have a diversified Internet-based distribution model that consists of direct sales from our websites, our inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide. Our distribution model allows us to maximize our global reach and has resulted in a high volume of transactions with SMB customers, while reducing our sales and marketing expense. Our customer base has grown from over 89,000 business customers as of December 31, 2008 to over 244,000 business customers in over 180 countries as of December 31, 2011. In addition to continuing to attract new customers, we believe we have a significant opportunity to market and cross-sell complementary solutions to our global customer base, and we have recently increased our expenditures to generate additional revenue from existing SMB customers.

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        Our sales and marketing strategy is geared toward generating a high volume of low-price transactions. Our low up-front average selling price generally averages between $200 and $1,200, and decreases procurement risk and reduces the length of our sales cycle. Our solutions can be downloaded and implemented in a self-service manner and are designed so that they do not require professional services, which accelerates time-to-value and reduces total cost of ownership for our customers. We primarily earn revenue from our customers by offering recurring subscription agreements, connectivity services in connection with our TeamViewer product, and license arrangements that generally include optionally renewable maintenance contracts. In 2011, our revenue was comprised of 78% web-based services, maintenance and subscription revenue and 22% license revenue.

    Corporate History and Structure

        Our corporate existence began in 1999 when GFI Software LTD was formed as Avonside Technology Corporation, an international business company incorporated in the British Virgin Islands with operations in Malta. In May 2005, GFI Software LTD was indirectly acquired by GFI Acquisition, an entity controlled by certain investment funds affiliated with Insight, our majority shareholder. In the years that followed our acquisition by Insight, we have grown through both organic growth and targeted acquisitions of assets and businesses throughout the world. In July 2009, certain other investment funds affiliated with Insight indirectly acquired control of the registrant and, through a series of transactions, the registrant became the parent holding company of TeamViewer GmbH and its affiliates. See "Special Note Regarding Our Corporate History and the Presentation of Our Financial Information" above for a discussion of the impact of Insight's 2009 acquisition of the registrant on the presentation of our consolidated financial statements. In November 2010, GFI Acquisition was merged with and into the registrant, a transaction which we refer to as the Merger. The Merger resulted in our present corporate structure.

        The following is a description of our key subsidiaries through which we operate our business:

        GFI Software LTD.    Our original operating company, GFI Software LTD, and certain of its direct and indirect subsidiaries have developed a broad collection of IT management solutions focused on the needs of SMBs, including: web filtering, systems monitoring, server and asset management, endpoint device control, log management and fax. We generally market our IT management solutions under the "GFI" brand.

        GFI MAX Limited.    GFI MAX Limited was formed in 2003 as HoundDog Technology Limited, or "HoundDog," and offers a suite of solutions to MSPs to monitor, maintain, repair and administer the IT infrastructure that they have been hired to manage. We acquired HoundDog in July 2009 and generally market our MSP offerings under the "GFI MAX" or "MAX" brand.

        GFI Software (Florida) Inc.    GFI Software (Florida) Inc. was formed in 1994 as Sunbelt Software Distribution, Inc., or "Sunbelt," and offers antivirus and email security solutions to help our customers protect their IT infrastructure from security threats and spam. We acquired Sunbelt in June 2010 and generally market our IT infrastructure security solutions under the "VIPRE" brand.

        TeamViewer GmbH.    TeamViewer GmbH began its operations in 2006 with a focus on controlling computers remotely and, under our ownership, was expanded to offer additional collaboration solutions, including web conferencing and remote presentation capabilities. As discussed above, in July 2009 funds affiliated with Insight acquired control of the registrant, which became the parent holding company of TeamViewer GmbH and its affiliates, and the subsequent Merger resulted in the consolidation of the two previously independent businesses under one organizational structure. We generally market our collaboration software solutions under the "TeamViewer" brand.

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        Certain of our other, smaller operating subsidiaries acquired through acquisitions include:

        Techgenix Limited.    In March 2008, we acquired Techgenix Limited to build a closer relationship with the IT professionals we serve. Techgenix Limited provides IT thought leadership and technical content in the form of newsletters and websites to millions of IT professionals every month.

        Internet Integration, Inc.    In September 2009, we acquired Internet Integration, Inc. (which conducts business under the name Katharion). Katharion offers a hosted email filtering service that we have incorporated into our GFI MAX brand solutions.

        Monitis, Inc.    In September 2011, we acquired Monitis, Inc. and its sister company, Monitis GFI CJSC, which we collectively refer to as "Monitis." Monitis offers an integrated suite of web application and cloud services monitoring tools that are delivered as an easy-to-use, easy-to-deploy SaaS solution for SMBs.

        Certain of the acquisitions described above have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations for future periods. In response to emerging technology and market trends that impact our customers, we will continue to seek to expand our range of software solutions through internal development, partnerships with other technology providers and potential strategic acquisitions.

    Operating Segments

        Prior to January 2012, the company was organized into one operating segment. In the first quarter of 2012, we changed our internal organizational reporting structure and identified three reportable operating segments as follows:

Operating Segment	Description
Collaboration	Offers collaboration solutions through TeamViewer, our remote collaboration product, which provides multi-user web conferencing, desktop and file sharing, and secure remote control and access to virtually any Internet-enabled device.
IT Infrastructure	Offers solutions that enable SMBs to manage, secure and access their IT resources, such as servers and workstations.
GFI MAX
Provides SaaS solutions designed specifically for providers of outsourced IT support services, including the ability to configure, monitor, manage and secure their customers' IT infrastructure through the cloud.

        Each of our operating segments offers different services and technology and is managed separately pursuant to developed marketing strategies. Our Collaboration operating segment derives revenue from developing, selling and supporting computer software for collaboration and remote access over the Internet, primarily through our TeamViewer product. Sales of our TeamViewer product are bundled with the right to connectivity services and support and, accordingly, revenue are reported within web-based services, maintenance and subscription revenue in our consolidated income statement. The IT Infrastructure operating segment generally derives its revenue from computer software which is produced and licensed for web and email filtering, archiving, back-up, fax, antivirus and network security solutions. It also offers maintenance and support in these areas. IT Infrastructure revenue is reported within both revenue lines in our consolidated income statement. Our GFI MAX operating segment generates revenue from licensing a hosted SaaS platform to third parties to enable remote IT management, monitoring and security. Our GFI MAX product is sold on a subscription basis and billed monthly in arrears and, accordingly, revenue is reported within web-based services, maintenance and subscription revenue in our consolidated income statement.

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Key Supplemental Financial Metrics

        We regularly review a number of metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, establish budgets and make strategic decisions. We consider the following key financial metrics to be important measures of the performance of our business:

    Billings

        Billings is a non-IFRS financial measure which we calculate by adding revenue recognized during the applicable period to the change in deferred revenue between the start and end of the same period, as presented in our consolidated statement of cash flows. We consider Billings to be a leading indicator of future revenue and cash inflows based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

  •
  Billings is not a substitute for revenue and does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods of time; and

  •
  Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

        A significant portion of our Billings relates to products and services for which the related revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, sales of our TeamViewer product, and license subscriptions are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

        Billings increased by $20.8 million, or 41%, from $50.6 million in 2008 to $71.5 million in 2009, by $72.0 million, or 101%, to $143.5 million in 2010, and by $56.7 million, or 40%, to $200.2 million in 2011. The increase in Billings in these years was primarily driven by acquisitions, new customers and increased up-sell of our products to existing customers.

        We provide a reconciliation of Billings to the most comparable IFRS metric, revenue, under "Selected Consolidated Financial Data—Supplemental Information."

    Unlevered Free Cash Flow

        Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities less capital expenditures, net of proceeds from the sales of property and equipment. We use this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from operating activities presented in accordance with IFRS.

        Unlevered Free Cash Flow decreased by $3.8 million, or 18%, from $21.0 million in 2008 to $17.2 million in 2009, increased by $35.7 million, or 207%, to $52.9 million in 2010, and increased by $1.7 million, or 3%, to $54.6 million in 2011. The Unlevered Free Cash Flow change in 2010 and 2011 was primarily driven by acquisitions, new customers and increased up-sell of our products to existing customers, although the increase in 2011 was offset by our increased expenditures in infrastructure (to

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support the growth in our business and our ability to meet the requirements of being a public company), marketing and product development. Our Unlevered Free Cash Flow change from 2008 to 2009 resulted primarily from our year-over-year operating loss and increased tax payments.

        We provide a reconciliation of Unlevered Free Cash Flow to the most comparable IFRS metric, net cash flows from operating activities, under "Selected Consolidated Financial Data—Supplemental Information."

    Adjusted EBITDA

        Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) for the year, adjusted for tax benefit (expense), other non-operating expenses, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization, share-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness—2011 Senior Secured Credit Facility" for a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

        Adjusted EBITDA increased by $14.0 million, or 70%, from $19.9 million in 2008 to $33.9 million in 2009, by $32.5 million, or 96%, to $66.4 million in 2010, and by $8.4 million, or 13%, to $74.9 million in 2011. The increase in Adjusted EBITDA in 2010 and 2011 was primarily driven by the increase in Billings due to acquisitions, new customers and increased up-sell of our products to existing customers, although this increase in 2011 was partially offset by our increased expenditures in infrastructure (to support the growth in our business and our ability to meet the requirements of being a public company), marketing and product development.

        We provide a reconciliation of Adjusted EBITDA to the most comparable IFRS metric, loss (profit), under "Selected Consolidated Financial Data—Supplemental Information."

Financial Operations Overview

    Revenue

        Web-based Services, Maintenance and Subscription Revenue.    Web-based services, maintenance and subscription revenue represents fees earned from connectivity services (which is the remote server hosting function we provide in connection with our TeamViewer product), maintenance services, our SaaS offerings and software licenses which do not qualify for separation from bundled services, net of returns, applicable discounts and taxes collected from customers and remitted to government authorities. Web-based services, maintenance and subscription revenue does not include revenue from professional services as we do not provide professional services to our customers. TeamViewer software licenses are bundled with connectivity services and support for an unspecified period, revenue for these services is recognized ratably on a daily basis over the estimated technological software life, which is estimated to be 48 months. Updates to TeamViewer are typically released annually and are offered to customers for an incremental fee. License arrangements for some of our products include optionally renewable maintenance agreements for which the related revenue is recognized ratably on a daily basis over the maintenance period. SaaS revenue is comprised of subscription, activation and branding fees from

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customers who access our hosted software and service offerings. Any related Billings in advance of a subscription period are deferred and recognized ratably on a daily basis over the subscription term. Usage is primarily billed monthly and recognized as the service is provided. Activation fees are recognized ratably over the period during which a customer's servers or workstations interact with our hosted software, which is estimated to be 12 months. Branding fees are recognized ratably over the estimated customer relationship, or 60 months. We expect web-based services, maintenance and subscription revenue to increase as a percentage of total revenue due to the expected growth of our Collaboration operating segment, as well as growth in our GFI MAX operating segment, as more customers choose to purchase SaaS products.

        License Revenue.    License revenue is comprised primarily of perpetual software license fees and, to a lesser extent, fees generated by sales of certain third party hardware. We recognize revenue from perpetual licenses when the significant risks and rewards of ownership have passed to the buyer as evidenced by delivery, which typically occurs by electronic transfer of the license key for use of the software, assuming all other revenue recognition criteria have been met. We anticipate that license revenue will decrease as a percentage of total revenue primarily due to more customers purchasing web-based services in the future.

    Cost of Sales

        Cost of Web-based Services, Maintenance and Subscription.    Cost of web-based services, maintenance and subscription sales primarily consists of personnel costs related to providing technical support services, royalties, third-party contractor expenses, facilities costs attributable to our technical support personnel, data center charges and merchant fees. Personnel costs include salaries, employee benefit costs, bonuses, share-based compensation and direct overhead. We allocate share-based compensation expense to personnel costs within cost of sales. We expect cost of sales relative to revenue, and thus gross margins from web-based services, maintenance and subscription, to remain consistent in future years.

        Cost of Licenses.    Cost of license sales primarily consists of royalties, hardware, third-party software costs and merchant fees. In the long term, gross margins from license sales could fluctuate significantly depending on the competitive marketplace and the product mix.

        Amortization of Acquired Software and Patents.    Amortization of acquired software and patents relates to intangible assets acquired in connection with the acquisitions of HoundDog, TeamViewer GmbH and Katharion in 2009, Sunbelt in 2010 and Monitis in 2011. The acquired software and patents are amortized over the period in which we expect to realize the benefit. Software acquired in connection with these transactions is being amortized over estimated lives ranging from three to eight years. Patents and licenses acquired in connection with these transactions are being amortized over their estimated useful lives of three to five years.

    Operating Expenses

        We classify our operating expenses into four categories: research and development, sales and marketing, general and administrative, and depreciation, amortization and impairment.

        Research and Development.    Research and development expenses primarily consist of personnel and facility costs for our research and development employees, as well as third-party contractor costs and consulting fees. We have devoted our development efforts primarily to enhancing functionality and expanding and maintaining the capabilities of our software solutions. We expect to expand our research and development operations in 2012 by hiring additional personnel.

        Sales and Marketing.    Sales and marketing expenses primarily consist of personnel costs for our sales and marketing employees, the cost of marketing programs, commissions earned by our sales personnel and facilities costs attributable to our sales and marketing personnel. We expect to continue to hire additional sales and marketing personnel and increase our investment in marketing programs in 2012.

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        General and Administrative.    General and administrative expenses primarily consist of personnel costs for our executive, finance, legal, human resources and administrative personnel, as well as the cost of facilities, legal, accounting and other professional service fees, acquisition-related expenses, realized currency gains and losses and other corporate expenses. We expect to continue to incur higher costs associated with being a public company, including increased personnel costs from additional hires, legal, corporate insurance and accounting expenses, and the additional costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act and related regulation.

        Depreciation, Amortization and Impairment.    Depreciation consists primarily of depreciation expense on computer equipment, computer software and office equipment. Amortization is primarily amortization expense on intangible assets from acquisitions. If we acquire other businesses which result in our owning additional intangible assets, the amortization of any acquired intangible assets could cause our amortization expense to increase as a percentage of net revenue. Impairment of goodwill and other intangible assets is recognized when we determine that the carrying value of goodwill and indefinite-lived intangible assets is greater than the fair value. We assess the carrying value of goodwill and other indefinite-lived intangibles at least annually, and more frequently when circumstances indicate that the carrying value may be impaired. If future circumstances change and the fair value of goodwill or intangible assets is less than the current carrying value, additional impairment charges will be recognized.

    Non-Operating Expenses and Income

        Non-operating expenses and income primarily consist of finance costs, finance revenue, unrealized exchange fluctuations and gain on disposal of product lines. Finance costs primarily consist of interest expense associated with our outstanding debt. Finance revenue is interest income received on our cash and cash equivalents. Monetary assets and liabilities that are denominated in foreign currencies are remeasured at the period-end closing rate with resulting unrealized exchange fluctuation.

        From time to time we have elected to dispose of existing product lines that we considered to be inconsistent with our core business strategy. A gain is recorded when we determine that the proceeds from the sale exceed the carrying value of the disposed assets, and a loss is recorded when the carrying value of the disposed assets exceeds the proceeds from the sale.

    Income Tax Expense

        Income tax expense consists of the current taxes we pay in several countries on our taxable income, as well as deferred tax with respect to differences in the timing between the reporting of income and expense for financial purposes and taxable income. The timing differences largely relate to deferred revenue, intangible assets and unabsorbed tax losses. For a further breakdown of our income tax components, see the income tax footnote in our consolidated financial statements included elsewhere in this prospectus.

        We determine our income tax expense for financial reporting purposes under IAS 12 Income Taxes. Differences exist between the computation of income tax expense for financial reporting purposes and the income tax payable to the various tax authorities. These differences are a result of differences in the computations of income and expense under the tax laws in the various jurisdictions in which we operate and the amounts calculated for financial reporting purposes. These differences may result in a material difference in the income tax expense recorded and the amount of cash taxes paid in the future.

    Impact of Foreign Currency Translation

        Although our reporting currency is the dollar, our functional currency is the euro; accordingly, a significant portion of our business is conducted in currencies other than the dollar. While our operating subsidiaries usually conduct their business in their respective functional currencies and thus incur expenses payable in the same currencies in which they generate revenue, our risk of exchange rate fluctuations from ongoing ordinary operations is potentially significant because a significant portion of our corporate

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expenses are in dollars rather than euros and certain of our subsidiaries incur expenses independently of their generation of revenue. We do not engage in any formal hedging activities.

        Fluctuations in the value of the currencies in which we do business relative to the dollar may have a material adverse effect on our business, results of operations and financial condition. The depreciation of such other currencies in relation to the dollar decreases the reported dollar value of our assets and liabilities denominated in such other currencies and decreases the dollar value of revenue and expenses denominated in such other currencies. Conversely, the appreciation of any currency in relation to the dollar has the effect of increasing the dollar value of our assets and liabilities and increasing the dollar value of revenue and expenses denominated in other currencies. We expect that our exposure to foreign currency exchange risk will increase as we continue to expand our business internationally, particularly our Collaboration operating segment, in which our Billings are predominantly generated in euros.

        Based on the functional currency of our subsidiaries, approximately $66.2 million, or 55%, of our total revenue and $72.5 million, or 45%, of our cost of sales and operating expenses in 2011 were accounted for and recorded in currencies other than the dollar, primarily the euro and the pound sterling. As a result, the associated revenue and expenses had to be translated into dollars for financial reporting purposes.

        The following table demonstrates the sensitivity to a 5% change in the euro to dollar exchange rate and pound sterling to dollar exchange rate, with all other variables held constant for 2011:

		2011
	Increase / Decrease in Exchange Rate	Revenue	Cost of Sales	Operating Expenses
		(in thousands)
Effect on operating results (euro)	+5%	$2,358	189	$2,700
	-5%	(2,358)	(189)	(2,700)
Effect on operating results (pound sterling)	+5%	$949	51	$684
	-5%	(949)	(51)	(684)

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Operating Segments

        The following table presents Billings, revenue and Adjusted EBITDA by operating segment for each of the periods indicated, as if such operating segments were in existence during such periods:

	Year ended December 31,
	2009	2010	2011
	(in thousands)
Billings
Collaboration	$18,536	$60,921	$99,575
IT Infrastructure	49,980	73,489	86,152
GFI MAX	2,954	9,116	14,513

Total Billings	$71,470	$143,526	$200,240

Revenue
Collaboration	$1,656	$11,221	$29,975
IT Infrastructure	45,837	61,764	76,136
GFI MAX	2,643	8,740	13,966

Total revenue:	$50,136	$81,725	$120,077

Adjusted EBITDA
Collaboration	$15,630	$51,265	$79,205
IT Infrastructure	18,213	21,041	11,031
GFI MAX	357	1,398	2,166
Corporate	(298)	(7,256)	(17,507)

Total Adjusted EBITDA	$33,902	$66,448	$74,895

Reconciliation of revenue to Billings
Revenue	$50,136	$81,725	$120,077
Change in deferred revenue	21,334	61,801	80,163

Billings	$71,470	$143,526	$200,240

Reconciliation of Adjusted EBITDA to loss for the year
Segment results:
Adjusted EBITDA	$33,902	$66,448	$74,895
Reconciling items:
Change in deferred revenue	(21,334)	(61,801)	(80,163)
Unallocated group managed items:
Depreciation, amortization and impairment	(11,533)	(21,619)	(26,369)
Share-based compensation	(509)	(992)	(10,238)
Unrealized exchange fluctuations	446	(2,993)	(3,362)
Finance cost, net	(13,618)	(16,480)	(10,119)
Gain on disposal of product lines	—	1,665	95
Tax benefit	3,320	7,493	3,325

Loss for the year	$(9,326)	$(28,279)	$(51,936)

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Results of Operations

        The following tables set forth consolidated income statement information for the periods presented and as a percentage of revenue for those periods:

	Year ended December 31,
Consolidated Statement of Operations Data:	2009	2010	2011
	(in thousands)
Revenue
Web-based services, maintenance and subscription	$34,252	$63,455	$93,960
Licenses	15,884	18,270	26,117

Total revenue	50,136	81,725	120,077
Cost of sales
Web-based services, maintenance and subscription	6,836	13,296	14,460
Licenses	903	2,773	5,565
Amortization of acquired software and patents	1,216	2,990	3,894

Total cost of sales(1)	8,955	19,059	23,919
Gross profit	41,181	62,666	96,158
Research and development(1)	6,495	14,114	24,885
Sales and marketing(1)	16,369	31,132	52,916
General and administrative(1)	7,474	16,755	37,757
Depreciation, amortization and impairment	10,317	18,629	22,475

Operating (loss) / profit	526	(17,964)	(41,875)
Gain on disposal of product lines	—	1,665	95
Unrealized exchange fluctuations	446	(2,993)	(3,362)
Finance revenue	41	96	84
Finance costs	(13,659)	(16,576)	(10,203)

Loss before taxation	(12,646)	(35,772)	(55,261)
Tax benefit	3,320	7,493	3,325

Loss for the year	$(9,326)	$(28,279)	$(51,963)

(1)
Includes share-based compensation expense, as follows:

Cost of sales	$25	$34	$321
Research and development	55	63	1,153
Sales and marketing	148	453	2,076
General and administrative	281	442	6,688

	$509	$992	$10,238

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	Year ended December 31,
	2009	2010	2011
	(in thousands)
Revenue
Web-based services, maintenance and subscription	68.3%	77.6%	78.2%
Licenses	31.7%	22.4%	21.8%

Total revenue	100.0%	100.0%	100.0%
Cost of sales
Web-based services, maintenance and subscription	13.6%	16.3%	12.0%
Licenses	1.8%	3.4%	4.6%
Amortization of acquired software and patents	2.4%	3.7%	3.2%

Total cost of sales	17.9%	23.3%	19.9%
Gross profit	82.1%	76.7%	80.1%
Research and development	13.0%	17.3%	20.7%
Sales and marketing	32.6%	38.1%	44.1%
General and administrative	14.9%	20.5%	31.4%
Depreciation, amortization and impairment	20.6%	22.8%	18.7%

Operating (loss) / profit	1.0%	(22.0)%	(35.9)%
Gain on disposal of product lines	(0.0)%	2.0%	0.1%
Unrealized exchange fluctuations	0.9%	(3.7)%	(2.8)%
Finance revenue	0.1%	0.1%	0.1%
Finance costs	(27.2)%	(20.3)%	(8.5)%

Loss before taxation	(25.2)%	(43.8)%	(46.0)%
Tax benefit	6.6%	9.2%	2.8%

Loss for the year	(18.6)%	(34.6)%	(43.3)%

Comparison of the Years Ended December 31, 2011 and 2010

    Revenue

	Year ended December 31,
	2011		2010		Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Revenue:
Web-based services, maintenance and subscription	$93,960	78%	$63,455	78%	$30,505	48%
Licenses	26,117	22%	18,270	22%	7,847	43%

Total revenue	$120,077	100%	$81,725	100%	$38,352	47%

        Revenue was $120.1 million in 2011 compared to $81.7 million in 2010, an increase of $38.4 million, or 47%. Our existing business (which we define below) generated $25.3 million of this increase in revenue, while sales associated with our Sunbelt subsidiary (including our VIPRE line of products) generated the remaining $13.1 million of the increase in revenue. Additionally, $2.9 million, or 2%, of our total $120.1 million in 2011 revenue was due to the strengthening of the euro and, to a lesser degree, the pound sterling, when compared to the dollar on a constant currency basis.

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        In 2010 and 2011, our existing business consisted of sales associated with our IT Infrastructure, Collaboration and GFI MAX operating segments, assuming such operating segments had been in existence during such time and exclusive of any sales related to Sunbelt (including sales of our VIPRE line of products). We exclude Sunbelt from the definition of our existing business in 2010 and 2011 for purpose of the year-over-year comparison because we acquired Sunbelt in June 2010.

        $24.3 million of the total $30.5 million increase in web-based services, maintenance and subscription revenue in 2011 compared to 2010 was associated with our existing business, while the remaining $6.2 million increase was associated with services provided by Sunbelt. Our Collaboration operating segment and GFI MAX operating segment, assuming such operating segments had been in existence in 2010 and 2011, accounted for $18.8 million, or 77%, and $5.2 million, or 21%, respectively, of the $24.3 million in growth of web-based services, maintenance and subscription revenue generated by our existing business, while sales of solutions associated with our IT Infrastructure operating segment (exclusive of our VIPRE line of products), assuming such operating segment had been in existence in 2010 and 2011, provided the remaining $0.3 million, or 2%, revenue increase.

        $6.9 million of the $7.8 million increase in our license revenue resulted from our recording a full year of revenue associated with sales of our VIPRE line of products, as well as growth in sales of our VIPRE line of products. The remaining $0.9 million increase in license revenue resulted from sales of solutions associated with our IT Infrastructure operating segment (exclusive of our VIPRE line of products), assuming such operating segment had been in existence in 2010 and 2011.

    Cost of Sales and Gross Profit

	Year ended December 31,
	2011		2010
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percent
	(in thousands, except percentages)
Cost of sales:
Web-based services, maintenance and subscription	$14,460	12%	$13,296	16%	$1,164	9%
License	5,565	5%	2,773	3%	2,792	101%
Amortization of acquired software and patents	3,894	3%	2,990	4%	904	30%

Total cost of sales	$23,919	20%	$19,059	23%	$4,860	25%

Gross profit	$96,158	80%	$62,666	77%	$33,492	53%

        Cost of sales was $23.9 million in 2011 compared to $19.1 million in 2010, an increase of $4.9 million, or 25%. This increase was driven primarily by our increase in revenue in 2011.

        $2.0 million of the $2.8 million increase in our cost of licenses related to costs for a full year and growth of VIPRE license sales, while the remaining $0.8 million represented license-related costs for other licenses associated with our IT Infrastructure operating segment, assuming such operating segment had been in existence at such time.

        $0.9 million of the $1.2 million increase in costs of web-based services, maintenance and subscription revenue was related to the increase in revenue generated by the growth in sales of our TeamViewer product, while $0.3 million was due to share-based compensation. Costs related to IT Infrastructure operating segment revenue increased by $0.5 million driven by royalty expense. Costs related to web-based services, maintenance and subscription revenue associated with our Sunbelt subsidiary decreased by $0.6 million in 2011 compared to 2010, primarily due to savings related to third-party royalty costs (which

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are no longer incurred because we no longer sell services related to the associated product line, which we disposed of in late 2010), net of increased personnel costs.

        Amortization of acquired software and patents increased by $0.9 million, or 30%, due to a full year of amortization related to the 2010 acquisition of Sunbelt.

        Overall gross profit as a percentage of revenue, or gross margin, increased to 80% in 2011, from 77% in 2010. 53% of the margin improvement was driven by both the increase in the overall percentage of total overall revenue represented by TeamViewer and the gross margin improvement generated by that same product. The remaining gross margin improvement related primarily to the margin improvements generated from Sunbelt due to the elimination of royalty-bearing sales.

    Operating Expenses

	Year ended December 31,
	2011		2010
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Research and development	$24,885	21%	$14,114	17%	$10,771	76%
Sales and marketing	52,916	44%	31,132	38%	21,784	70%
General and administrative	37,757	31%	16,755	21%	21,002	125%
Depreciation, amortization and impairment	22,475	19%	18,629	23%	3,846	21%

	$138,033	115%	$80,630	99%	$57,403	71%

        Research and Development.    Research and development expenses increased by $10.8 million, or 76%, to $24.9 million in 2011, from $14.1 million in 2010, due primarily to the impact of a full year of expenses related to our 2010 acquisition of Sunbelt, which accounted for $5.4 million, or 50%, of the increase. The remaining increase was due to our investment in and expansion of our development organization worldwide in order to expand and enhance our product offerings. During 2011, we added a scalable web-conferencing and presentation mode to our TeamViewer product, released significant upgrades to our VIPRE and IT infrastructure products, launched new features on our GFI MAX platform, introduced selected products in additional languages, opened a new office in Edinburgh, Scotland (where we initiated development of our GFI Cloud application for end-users) and Stuttgart, Germany, and added an additional research and development team with our acquisition of Monitis. We expect the related development expenditures made in 2011 to result in the launch of several new products in 2012, including new SaaS products and our VIPRE Mobile Security for Android offering. In 2011 our headcount in research and development increased by 79, from 209 at December 31, 2010 to 288 at December 31, 2011.

        As we continue to increase our research and development headcount to further strengthen and enhance our solutions, we expect our research and development expenses to modestly increase as a percentage of revenue over the next year and decline as a percentage of revenue thereafter.

        Sales and Marketing.    Sales and marketing expenses increased by $21.8 million, or 70%, to $52.9 million in 2011, from $31.1 million in 2010. $9.8 million of the increased expense related to spending on marketing programs. Our expenditures on marketing programs worldwide included focused online marketing campaigns to drive prospective customers to our websites through banner advertising and search engines, channel recruitment programs, test marketing and public relations for newly acquired products, as well as targeted expansion of existing products into new markets plus costs incurred to re-launch our website and invest in a lead nurturing system. The remaining $12.0 million increase primarily related to our continued investment in and expansion of our sales and marketing operations across the world and included $1.6 million of share-based compensation. The remaining $10.4 million increase excludes

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marketing programs and was mainly attributable to the increase in our worldwide sales and marketing personnel between 2010 and 2011 from 193 employees as of December 31, 2010 to 246 employees as of December 31, 2011. $4.8 million of the $10.4 million increase in expenses related to the full year and growth related to our 2010 acquisition of Sunbelt.

        We expect to continue to invest in the expansion of our global business and the development of new markets at levels consistent with 2011. Accordingly, we expect our sales and marketing expenses to increase in absolute dollars but to decline as a percentage of revenue over time.

        General and Administrative.    General and administrative expenses increased by $21.0 million, or 125%, to $37.8 million in 2011, from $16.8 million in 2010. During 2011 we incurred a $9.7 million increase in costs associated with our readiness to become a public company, which are primarily reflective of audit-related costs for multiple years. $6.2 million of the remaining $11.3 million increase related to share-based compensation. The remaining $5.1 million increase primarily related to investment in key hires and other staffing required to support a public company. Among the 40 general and administrative hires made during 2011 were the addition of 15 finance and legal hires, including a chief financial officer and general counsel, as well as other senior-level executives plus significant expansion of our IT function, and the recruitment and appointment of independent Board members.

        Depreciation, Amortization and Impairment.    Depreciation, amortization and impairment increased by $3.8 million, or 21%, to $22.5 million in 2011, from $18.6 million in 2010. The $3.8 million increase in expense was comprised of an increase of $1.3 million of amortization primarily related to our acquired customer base, $1.1 million of depreciation related to expenditures for computer equipment across the expanding organization, and $1.4 million related to the impairment of certain acquired software.

    Non-Operating Expenses and Income

	Year ended December 31,
	2011		2010
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Non-Operating income/(expense)
Gain on disposal of product lines	$95	0%	$1,665	2%	$(1,570)	(94)%
Unrealized exchange fluctuations	(3,362)	(3)%	(2,993)	(4)%	(369)	12%
Finance revenue	84	0%	96	0%	(12)	(13)%
Finance costs	(10,203)	(8)%	(16,576)	(20)%	6,373	(38)%

Total non-operating income/(expense)	$(13,386)	(11)%	$(17,808)	(22)%	$4,422	(25)%

        Net non-operating expenses decreased by $4.4 million, or 25%, to $13.4 million in 2011, from $17.8 million in 2010. This decrease in net expense was primarily related to the $6.0 million reduction in interest expense primarily related to our convertible preferred equity certificates, offset by the $1.6 million reduction in one-time gains associated with the disposal of certain product lines.

    Income Tax

	Year ended December 31,
	2011		2010
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Tax benefit	$3,325	3%	$7,493	9%	$(4,168)	(56)%

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        Our tax benefit decreased by $4.2 million, or 56%, to $3.3 million in 2011, from $7.5 million in 2010. This decrease in tax benefit resulted from a decrease in our effective tax rate from 20.9% in 2010 to 6.0% in 2011. The decrease in our effective tax rate was largely a result of an increase in unrecognized deferred tax assets to $10.1 million as of December 31, 2011, and a $1.5 million decrease caused by differences in the statutory tax rates of subsidiaries operating in other tax jurisdictions, which partially offset our additional tax benefit from the increase in our loss before taxation of $19.5 million from 2010 to 2011.

Comparison of the Years Ended December 31, 2010 and 2009

    Revenue

	Year ended December 31,
	2010		2009
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Revenue:
Web-based services, maintenance and subscription	$63,455	78%	$34,252	68%	$29,203	85%
Licenses	18,270	22%	15,884	32%	2,386	15%

Total revenue	$81,725	100%	$50,136	100%	$31,589	63%

        Revenue was $81.7 million in 2010 compared to $50.1 million in 2009, an increase of $31.6 million, or 63%, primarily due to the impact of acquisitions. Of the $31.6 million increase, $30.7 million of the growth resulted from the acquisition of businesses during 2009 and 2010, and $0.9 million resulted from growth of our business before these acquisitions. The $30.7 million of acquisition growth was comprised of $15.0 million of growth due to the 2010 acquisition of Sunbelt and $15.7 million of growth relating to other businesses acquired in 2009. Organic growth of the businesses acquired in 2009 accounted for approximately $12.0 million of that $15.7 million increase. We calculated organic growth based on the assumption that the acquisitions had taken place at the beginning of the year.

    Cost of Sales and Gross Profit

	Year ended December 31,
	2010		2009
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percent
	(in thousands, except percentages)
Cost of sales:
Web-based services, maintenance and subscription	$13,296	16%	$6,836	14%	$6,460	94%
Licenses	2,773	3%	903	2%	1,870	207%
Amortization of acquired software and patents	2,990	4%	1,216	2%	1,774	146%

Total cost of sales	$19,059	23%	$8,955	18%	$10,104	113%

Gross profit	$62,666	77%	$41,181	82%	$21,485	52%

        Cost of sales was $19.1 million in 2010 compared to $9.0 million in 2009, an increase of $10.1 million, or 113%, primarily due to the impact of acquisitions. Of the $10.1 million increase, $9.6 million of the growth was attributable to businesses acquired during 2009 and 2010, with the remaining $0.5 million of growth coming from our legacy business.

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        Overall gross profit as a percentage of revenue, or gross margin, decreased to 77% in 2010, from 82% in 2009, primarily due to the impact of the Sunbelt acquisition. Historically, Sunbelt has achieved a lower gross margin compared to our other operating subsidiaries because of higher royalty expenses related to certain license products. These license products were disposed of in December 2010.

    Operating Expenses

	Year ended December 31,
	2010		2009
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Research and development	$14,114	17%	$6,495	13%	$7,619	117%
Sales and marketing	31,132	38%	16,369	32%	14,763	90%
General and administrative	16,755	21%	7,474	15%	9,282	124%
Depreciation, amortization and impairment	18,629	23%	10,317	20%	8,311	81%

	$80,630	99%	$40,655	81%	$39,975	98%

        Research and Development.    Research and development expenses increased by $7.6 million, or 117%, to $14.1 million in 2010, from $6.5 million in 2009, primarily due to the impact of acquisitions. The increase was primarily due to an additional $5.4 million of research and development expenses associated with Sunbelt incurred after the acquisition in 2010, and an additional $1.4 million of expenses incurred as a result of a full year of expense in 2010 for HoundDog and Katharion, compared to a partial year of expense during 2009, the year during which each company was acquired. There was also an additional $1.1 million of expenses for TeamViewer GmbH due to a partial year of expense in 2009. We incurred higher personnel costs due to headcount increases within research and development. In 2010, our total headcount in research and development increased by 135, from 74 at December 31, 2009 to 209 at December 31, 2010.

        Sales and Marketing.    Sales and marketing expenses increased by $14.8 million, or 90%, to $31.1 million in 2010, from $16.4 million in 2009. The increase was primarily due to an additional $6.7 million of expenses associated with Sunbelt incurred after the acquisition in 2010, and an additional $2.3 million of expenses incurred as a result of a full year of expenses in 2010 for HoundDog and Katharion compared to a partial year in 2009, the year during which each company was acquired. There was also an additional $4.7 million of expenses associated with TeamViewer GmbH due to a partial year of expense in 2009, plus an increase in direct marketing and advertising spending to increase and enhance market awareness of our solutions.

        General and Administrative.    General and administrative expenses increased by $9.3 million, or 124%, to $16.8 million in 2010, from $7.5 million in 2009. The increase was due to an additional $2.5 million of expenses associated with Sunbelt incurred after the acquisition in 2010, and an incremental $1.7 million of expenses incurred as a result of a full year of expenses in 2010 for TeamViewer GmbH, HoundDog and Katharion, compared to a partial year in 2009, the year of acquisition of each company. $1.9 million of the remaining $5.1 million increase relates to increased transaction costs. Transaction costs related to the Merger in November 2010 were $3.3 million.

        Depreciation, Amortization and Impairment.    Depreciation, amortization and impairment increased by $8.3 million, or 81%, to $18.6 million in 2010, from $10.3 million in 2009. The increase was primarily due to an additional $1.6 million of expenses associated with Sunbelt during 2010, and an additional $7.9 million of expenses associated with TeamViewer GmbH as a result of a full year of expense in 2010, compared to a partial year of expense during 2009, the year of the acquisition of TeamViewer GmbH. These increases

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were primarily offset by a decrease of amortization expense due to less amortization associated with intangible assets in 2010 which were fully amortized.

    Non-Operating Expenses and Income

	Year ended December 31,
	2010		2009
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Non-Operating income/(expense)
Gain on disposal of product lines	$1,665	2%	$—	0%	$1,665	—
Unrealized exchange fluctuations	(2,993)	(4)%	446	1%	(3,439)	(771)%
Finance revenue	96	0%	41	0%	55	134%
Finance costs	(16,576)	(20)%	(13,659)	(27)%	(2,917)	21%

Total non-operating income/(expense)	$(17,808)	(22)%	$(13,172)	(26)%	$(4,636)	35%

        Net non-operating expenses increased by $4.6 million, or 35%, to $17.8 million in 2010, from $13.2 million in 2009. This increase was primarily the result of an increase of $2.9 million in finance costs related to interest-bearing loans and borrowings and a $3.4 million unfavorable change in unrealized foreign exchange rate fluctuations, primarily related to our intercompany balances with and between our subsidiaries and our debt balances. These items were offset by a gain of $1.7 million during 2010 on the disposal of two product lines.

    Income Tax

	Year ended December 31,
	2010		2009
					Period to Period Change
		% of Revenue		% of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands, except percentages)
Tax benefit	$7,493	9%	$3,320	7%	$4,173	126%

        Our tax benefit increased by $4.2 million, or 126%, to $7.5 million in 2010 from $3.3 million in 2009. This increase resulted from an increase in our loss before taxation of $23.1 million from 2009 to 2010, and was partially offset by a decrease in our effective tax rate from 26.3% in 2009 to 20.9% in 2010 as a result of expected refunds from the Maltese tax authorities on dividend distributions to shareholders, the impact of the differences in the statutory tax rates of subsidiaries operating in other tax jurisdictions, and the impact of our tax treatment in Luxembourg.

Liquidity and Capital Resources

    Overview

        Historically, our primary source of liquidity has been cash generated from operations. Distributions to our shareholders have been financed primarily by bank loans while acquisitions have generally been financed by equity offerings to existing shareholders and by bank loans and other borrowings. As of December 31, 2011, we had cash totaling $16.5 million and we owed a principal balance of $220.2 million under interest bearing loans and borrowings, including $203.2 million of borrowings under our senior secured credit facility and $16.9 million of subordinated notes due to certain of our shareholders.

        We believe that our existing cash and cash equivalents, together with our expected cash flows from operations, will be sufficient to meet our anticipated cash requirements for working capital, capital expenditures, contractual obligations and commitments, including our debt service requirements for at

69

least the next 12 months. We estimate our capital expenditures for 2012 to be approximately $4.5 million, primarily comprised of office expansion costs and the purchase of computer and other office equipment. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and expansion into new territories, the timing of introductions of new software products and enhancements to existing software products, and the continuing market acceptance of our software solutions. Accordingly, we will continue to seek new sources of debt and equity financing, including funds generated through this offering, to expand our cash balances, financial resources and available credit to ensure our ability to meet commitments and to fund our operational plans. Additionally, to the extent we engage in future acquisitions, these transactions may be funded by further debt and equity financings.

        We will also incur costs as a public company that we have not previously incurred, including, but not limited to, increased insurance premiums, including directors and officers insurance, investor relations fees, expenses for compliance with the Sarbanes-Oxley Act of 2002 and rules implemented by the SEC and the stock exchange on which our common shares will be listed, and various other costs.

    Indebtedness

  2011 Senior Secured Credit Facility

        In September 2011, the registrant, TV GFI (as borrower) and certain direct and indirect subsidiaries of the registrant entered into a five-year senior secured credit facility with a syndicate of lenders led by JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which we obtained the following loans and commitments: dollar and euro tranche term loans in principal amounts of $154.2 million and €30.0 million ($40.8 million), respectively, and, available for future borrowings, revolving loans, swingline loans and letters of credit in an aggregate principal amount not to exceed $10.0 million at any one time, and an incremental term facility of $15.0 million. Amounts borrowed under the term loans that are repaid may not be reborrowed. The revolving and swingline loans may be repaid and reborrowed. All dollar borrowings (other than swingline loans) bear interest, at our election, at the alternate base rate plus 5.75% per annum or adjusted LIBOR for one-, two-, three-, six-, or, if agreed to by all relevant lenders, nine- or twelve-month interest periods, plus 6.75% per annum, respectively. All borrowings in euros bear interest by reference to adjusted LIBOR, and all swingline borrowings bear interest by reference to the alternate base rate. LIBOR is determined by reference to the London inter-bank rate for deposits in the applicable currency with comparable interest periods. Adjusted LIBOR includes (1) with respect to borrowings denominated in dollars, statutory reserves and (2) with respect to borrowings denominated in euros, the mandatory cost rate. Adjusted LIBOR is deemed to be not less than 1.25%. The alternate base rate is the greatest of (1) the JPMorgan Chase Bank, N.A. prime rate, (2) the weighted average of rates on overnight U.S. federal funds as published by the Federal Reserve Bank of New York plus one-half of 1% and (3) adjusted LIBOR for a deposit in dollars with a one-month interest period plus 1%. The alternate base rate is deemed to be not less than 2.25%.

        All proceeds from the issuance of the term loans were used for the payment of fees and expenses in connection with our senior secured credit facility and the repayment of principal and interest under our previous credit facility, as well as certain distributions to the holders of our preferred equity then in existence. Any future proceeds received from borrowings under the revolving credit facility, swingline loans and letters of credit must be used for working capital and other obligations incurred in the ordinary course of business. All borrowings under our senior secured credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

        All of our obligations under our senior secured credit facility are guaranteed by certain of our existing and subsequently acquired or organized wholly owned subsidiaries (subject to certain limitations under the applicable law governing certain subsidiaries). All of our obligations under our senior secured credit

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facility are secured by substantially all of our assets and certain of our wholly owned subsidiaries (subject to certain exceptions), including, but not limited to (1) a first-priority pledge of all of the capital stock held by us or any other wholly owned subsidiary providing security for the facility and (2) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of us and certain of our wholly owned existing or subsequently acquired subsidiaries (including but not limited to accounts, inventory, intellectual property, certain real property, cash and proceeds of the foregoing).

        Under the terms of our senior secured credit facility, we are required to comply with a variety of affirmative, negative and financial covenants, including a leverage ratio and a fixed charge coverage ratio. The leverage ratio is the ratio of consolidated indebtedness for the registrant, TV GFI and our other subsidiaries as of such date to our consolidated EBITDA (as defined in our senior secured credit facility) for the period for four consecutive fiscal quarters most recently ended on or prior to such date. The leverage ratio for the following periods may not exceed the following limit:

Period	Leverage Ratio
December 31, 2011 to but excluding June 30, 2012	3.75 to 1.00
June 30, 2012 to but excluding September 30, 2012	3.50 to 1.00
September 30, 2012 to but excluding December 31, 2012	3.25 to 1.00
On and after December 31, 2012	3.00 to 1.00

        The fixed charge coverage ratio is the ratio of our consolidated EBITDA less capital expenditures to consolidated fixed charges, in each case for any period of four consecutive fiscal quarters. For the purpose of calculating the fixed charge coverage ratio, if TV GFI, as borrower, or any direct or indirect subsidiary of the registrant incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges indebtedness during the period of four consecutive fiscal quarters, then the fixed charge coverage ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four consecutive fiscal quarter period. The fixed charge coverage ratio for any period of four consecutive quarters may not be less than the following:

Period	Fixed Charge Ratio
March 31, 2012 to but excluding September 30, 2012	1.10 to 1.00
On and after September 30, 2012	1.20 to 1.00

        Our senior secured credit facility contains certain customary negative covenants, including limitations on debt, guarantees and hedging arrangements, limitations on liens and sale-leaseback transactions, limitations on changes in business conducted by us and our subsidiaries, limitations on loans, investments, advances, guarantees and acquisitions, limitations on asset sales, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments, limitations on prepayments, redemptions and repurchase of other debt, limitations on transactions with affiliates, limitations on restrictions on the ability of subsidiaries to incur liens and to pay dividends and make distributions and a negative covenant which restricts our ability and that of our subsidiaries to amend material agreements or the organizational documents of the registrant or any of our subsidiaries in any manner materially adverse to the lenders under our senior secured credit facility.

        Our senior secured credit facility also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, defaults for material breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guaranty or lien on a material amount of collateral supporting our senior secured credit facility to be in full force and effect and changes of control. If an event of default occurs, the lenders under our senior secured credit facility are entitled to take various actions, including acceleration of amounts due and all actions permitted to be taken by a secured creditor.

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        In December 2011, we obtained a waiver of default from JPMorgan Chase Bank, N.A. and the required lenders arising from our failure to deliver our 2010 consolidated audited financial statements to the administrative agent within 45 days after September 14, 2011. As of December 31, 2011, we were in compliance with all covenants.

  2011 Subordinated Convertible Promissory Notes

        In November 2011 we issued nine convertible subordinated promissory notes in the aggregate principal amount of approximately €13.1 million ($17.7 million) to parties that held our then-existing class B preferred shares. We did not receive any cash proceeds from the issuance of the convertible subordinated promissory notes, which were issued in connection with the second of two cash distributions to these shareholders and as part of a series of transactions whereby all of our outstanding class B preferred shares were converted into an equivalent number of class A common shares. See "Certain Transactions" for further discussion of the transactions surrounding the issuance of our convertible subordinated promissory notes.

        The convertible subordinated promissory notes are subordinate to our obligations under our senior secured credit facility and mature 190 days after the settlement of our obligations under our senior secured credit facility and bear interest at a rate that is tied to the quarterly average rate payable on our senior secured credit facility as described above.

  Other Indebtedness

        In connection with our 2009 acquisition of HoundDog, we issued to the sellers of HoundDog subordinated promissory notes in an aggregate principal amount of $5.0 million. In June 2011, we fully repaid these notes.

    Cash at Bank and in Hand

        Our cash at bank and in hand at December 31, 2011 was held for working capital purposes and consisted of cash at banks and in hand and short-term, highly liquid investments readily convertible to known amounts of cash with an original maturity date of three months or less. We do not enter into investments for trading or speculative purposes and as such we do not believe that our cash and cash equivalents are subject to significant risk of changes in value.

        Much of our cash is generated by payments received from customers in advance of revenue being recognized. Under applicable accounting standards, a substantial portion of the revenue associated with our web-based services, maintenance and subscription offerings is recognized in periods subsequent to the period in which the cash is received. This has led to a deferred revenue balance of $43.4 million, $117.7 million and $190.2 million as of December 31, 2009, 2010 and 2011, respectively, and a correspondingly large influx of cash over the years relative to revenue earned.

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    Cash Flows

        The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	As of and For the Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net cash provided by operating activities	$18,069	$55,007	$59,939
Net cash used in investing activities	(97,494)	(15,995)	(9,656)
Net cash (used in)/provided by financing activities	82,055	(25,296)	(56,208)

Net increase (decrease) in cash	2,630	13,716	(5,925)
Effect of foreign exchange rate changes on cash	145	(64)	(270)
Cash at bank and in hand, beginning of period	6,292	9,067	22,719

Cash at bank and in hand, end of period	$9,067	$22,719	$16,524

  Cash Provided by Operating Activities

        Operating activities provided $59.9 million of net cash in 2011. Net cash inflows from operating activities resulted primarily from net changes in working capital of $86.9 million, which was driven most notably by an increase in deferred revenue of $80.2 million primarily attributable to our Collaboration operating segment, assuming such operating segment had been in existence during such time. The loss before taxation of $55.3 million was offset by $50.3 million in non-cash and non-operating adjustments which included amortization and depreciation and impairment of $26.4 million, non-operating net finance costs of $10.1 million, share-based compensation expense of $10.2 million, unrealized exchange differences of $3.4 million, and various other net non-cash adjustments totaling $0.2 million, which comprised a gain on disposal of a product line, put option expense, loss on sale of property, plant and equipment, receivables impairment and interest adjustment. Net operating cash was also decreased by income tax payments of $22.0 million.

        Operating activities provided $55.0 million of net cash in 2010. Net cash inflows from operating activities resulted primarily from net changes in working capital of $58.5 million, which was driven most notably by an increase in deferred revenue of $61.8 million primarily due to our Collaboration operating segment and, to a lesser extent, the Sunbelt acquisition. The loss before taxation of $35.8 million was offset by $40.6 million in non-cash and non-operating adjustments which included amortization and depreciation of $21.6 million, non-operating net finance costs of $16.5 million, unrealized exchange differences of $3.0 million, less a gain on disposal of product line of $1.7 million and various other net non-cash adjustments totaling $1.2 million, which comprised put option expense, share-based compensation expense and a receivables impairment. Net operating cash was also reduced by income tax payments, net recoveries, of $8.4 million.

        Operating activities provided $18.1 million of net cash in 2009. The loss before taxation of $12.6 million was offset primarily by $25.5 million in non-cash and non-operating adjustments which included amortization and depreciation of $11.5 million, net finance costs of $13.6 million, and various other net non-cash adjustments totaling $0.3 million, which comprised share-based payments, unrealized exchange differences, movement in fair value of derivative financial instruments, a gain on the sale of property, plant and equipment and impairment of receivables. Net cash inflows from operating activities were also driven by net changes in working capital of $13.6 million, which was driven most notably by an increase in deferred revenue of $21.3 million offset by an increase in trade and other receivables of $6.4 million. Net operating cash was also decreased by income tax payments, net recoveries, of $8.5 million.

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  Cash Used in Investing Activities

        Net cash used in investing activities was $9.7 million, $16.0 million and $97.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. Our primary activity in 2009 and 2010 related to investing in strategic acquisitions and capital expenditures related to property, plant, equipment and intangible assets, as we continued to expand our infrastructure and workforce. In 2011 our investment in these areas was slightly more focused on expanding our infrastructure and outfitting our workforce.

        Cash used in investing activities for the year ended December 31, 2011 included $4.5 million for acquisitions or investments in subsidiaries, including $3.5 million for the Monitis acquisition to deepen our investment in cloud-based technologies and $1.0 million representing deferred consideration owed in connection with the 2009 acquisition of Katharion. Cash used in investing activities also included $5.3 million related to the purchase of property, plant and equipment, plus certain intangible assets. These investment outflows were partially offset by proceeds of $0.2 million from the disposal of two product lines.

        Cash used in investing activities for the year ended December 31, 2010 included $15.3 million for the Sunbelt acquisition to expand our security-related product offerings and $2.3 million related to the purchase of property, plant and equipment, plus certain intangible assets. These investment outflows were partially offset by proceeds of $1.6 million from the disposal of certain product lines.

        Cash used in investing activities for the year ended December 31, 2009 included $94.9 million for the acquisitions of TeamViewer GmbH, HoundDog and Katharion pursuant to which we entered the collaboration and SaaS markets. An additional investment of $1.8 million related to the purchase of intangible assets and $0.9 million related to purchases of property, plant and equipment.

        We have made capital expenditures primarily for computer equipment, computer software and office expansion. Our capital expenditures totaled $0.9 million in 2009, $2.2 million in 2010 and $5.3 million in 2011. As of December 31, 2011, we did not have any significant capital commitments.

  Cash Provided by (Used in) Financing Activities

        Net cash used in financing activities was $56.2 million and $25.3 million for the years ended December 31, 2011 and 2010, respectively, while the year ended December 31, 2009 produced net cash inflows from investing activities of $82.1 million. Equity issuances and bank borrowings have provided a source of financing in all three years, which have been offset by repayments of borrowings, share repurchases and interest paid on borrowings.

        Net cash used in financing activities for the year ended December 31, 2011 included outflows of $157.2 million for the repurchase of our class B preferred shares, $92.0 million for repayments of borrowings and $11.5 million paid for interest. Cash outflows have been substantially offset by $204.4 million in proceeds from bank borrowings.

        Net cash used in financing activities for the year ended December 31, 2010 included outflows of $51.8 million for interest and repayments on borrowings which were partially offset by inflows related to $6.2 million from equity issuances and $20.3 million of proceeds from bank borrowings.

        Net cash provided by financing activities for the year ended December 31, 2009 included proceeds of $104.6 million, primarily from the issuance of our convertible preferred equity certificates and from bank borrowings, offset by $22.5 million of interest and repayments on borrowings. See "—Critical Accounting Policies and Estimates—Fair value of convertible preferred equity certificates" below for a further discussion of our convertible preferred equity certificates.

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Contractual Obligations and Commitments

        We generally do not enter into long-term, minimum purchase commitments. Our principal commitments, in addition to those related to our long-term debt discussed below, consist of obligations under facility leases for office space.

        The following table summarizes our outstanding contractual obligations as of December 31, 2011:

	Payments Due by Period as of December 31, 2011
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations(1)	$220,215	$21,182	$41,665	$140,450	$16,918
Interest payments(1)(2)	63,410	15,221	26,355	14,728	7,106
Operating lease obligations	7,983	2,310	4,264	1,409	—
Other payables	889	—	889	—	—
Purchase obligations	4,158	2,912	1,246	—	—

	$296,655	$41,625	$74,419	$156,587	$24,024

(1)
A portion of our long-term debt obligations, totaling $54.8 million and related interest payments as of December 31, 2011, is denominated in euros. For purposes of this disclosure, we have calculated our future debt payment obligations using the spot rate for December 31, 2011, or €1.00 = $1.2959. Actual future payments may differ from these estimates.

(2)
The interest payable on our senior secured credit facility and our convertible subordinated promissory notes is subject to variable rates. For purposes of this disclosure, we calculated our future interest payment obligations using the interest rate in effect as of December 31, 2011, or 8%. Actual future payments may differ from these estimates.

        In addition to the above amounts, we had other contractual obligations as of December 31, 2011 for which we were unable to estimate the timing of payments as of such date. In October 2010, we entered into an option purchase agreement with an employee. Pursuant to the understanding with the employee, in April 2012 the employee had the option to either retain options to purchase 105,000 shares in GFI Holdings, or sell the full amount of such options to us for $0.5 million. As a result of this transaction, using the weighted average cost of capital to calculate the present value of expected future cash flows, we determined a fair value of the potential liability and compared it to the equity value of the options at the date of grant. As a result of this analysis, for all reporting periods from October 2010 until this obligation is terminated, management determined that the grant should be accounted for as a liability. As of December 31, 2011, we held a liability for the options valued at approximately $0.5 million. Amounts due to shareholders totaled $2.8 million as of December 31, 2011 and represent non-interest bearing loans which are unsecured, interest-free and repayable on demand.

Off-Balance Sheet Arrangements

        Several of our subsidiaries have entered into operating leases for office facilities, computer hardware and certain other equipment. These arrangements are sometimes referred to as a form of off-balance sheet financing. Rental expenses under these operating leases are set forth above under "—Contractual Obligations and Commitments." We do not have other forms of material off-balance sheet arrangements that would require disclosure other than those already disclosed.

Critical Accounting Policies and Estimates

        We prepare our consolidated financial statements in accordance with IFRS as issued by the International Accounting Standards Board, which requires us to make judgments, estimates and

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assumptions. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other factors that we believe to be reasonable under the relevant circumstances. Because the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, or if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We believe the following to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain:

  •
  share-based compensation;

  •
  revenue recognition;

  •
  fair value of other intangible assets;

  •
  other intangible assets with indefinite useful life;

  •
  impairment of goodwill and other intangible assets;

  •
  fair value of deferred revenue acquired in business combinations;

  •
  fair value measurement of contingent consideration;

  •
  fair value of our convertible subordinated promissory notes;

  •
  fair value of our convertible preferred equity certificates; and

  •
  deferred income taxes.
        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

    Share-Based Compensation

        Share-based compensation includes grants of options to purchase common shares and grants of restricted stock. Currently, we maintain one share option plan pursuant to which we may grant options to purchase our common shares to our employees, directors, officers and prospective employees. We refer to this plan as the "2011 Plan." Our 2011 Plan was adopted in March 2011. Prior to such time, we did not maintain any equity incentive plans; as a result, we did not grant any share options during 2009 and 2010 (although stock options were granted in 2009 with respect to GFI Holdings, as discussed below). Share options granted by us under the 2011 Plan since its inception are set forth in further detail below under "—Valuations Under the 2011 Plan." Grants of share options under the 2011 Plan were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), Regulation S, as offshore transactions by an issuer with no directed selling efforts in the United States, or Rule 701, as transactions pursuant to a compensatory benefit plan. Recipients of share options represented to us their intention to acquire securities for investment only and to hold the securities for an indefinite period. Where relevant, recipients of options issued in reliance on Section 4(2) of the Securities Act represented to us that they were "accredited investors," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and either received adequate information about the Company or had access, as a result of their service for the Company, to such information. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

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        In addition, GFI Software Holdings Ltd., or "GFI Holdings," a shareholder of the registrant, also maintains equity incentive plans pursuant to which certain of our employees, directors and officers hold equity incentive grants, including share option grants and grants of restricted stock, relating to equity of GFI Holdings. We refer to these equity incentive plans as the "GFI Holdings Plans." For further discussion of the 2011 Plan and the GFI Holdings Plans, see "Management—Equity Incentive Plans" below.

        We measure the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model, including the expected life of the share option, volatility and dividend yield, and making certain assumptions about the share option. We describe the assumptions and models that we use to estimate the fair value for share-based payment transactions in our financial statements included with this prospectus.

        Our share-based compensation expense is as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cost of revenue	$25	$34	$321
General and administrative	281	442	6,688
Research and development	55	63	1,153
Sales and marketing	148	453	2,076

Total share-based compensation	$509	$992	$10,238

        We use the Black-Scholes option pricing model to value our share option awards. The Black-Scholes option pricing model requires the input of subjective assumptions, including assumptions about the expected life of share-based payment awards and share price volatility. In addition, as a private company, one of the most subjective inputs into the Black-Scholes option pricing model is the estimated fair value of our common shares. As a private company, our share price does not have sufficient historical volatility for us to adequately assess the fair market value of our share option grants. Therefore, for all share option grants, we use comparable public companies as a basis for determining our expected volatility. We intend to continue to consistently apply this methodology of using comparable companies until a sufficient amount of historical information regarding the volatility of our own share price becomes available.

        For periods prior to January 1, 2011, the expected term for share option grants to employees is based on an analysis of the disclosed expected terms of comparable public companies. As of January 1, 2011, the expected term for share option grants to employees is based on the midpoint method in accordance with IFRS 2, Share-based Payment, or IFRS 2. The risk-free interest rate is based on the United States Treasury yield curve as of the date of grant with a remaining term equal to the expected life of the grant. The assumptions used in calculating the fair value of the share-based payment awards represent management's best estimate and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different in the future.

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        For the years ended December 31, 2009, 2010 and 2011, we calculated the fair value of share options granted under the GFI Holdings Plans using the Black-Scholes option pricing model with the following assumptions:

	2009	2010*	2011
Volatility	40%	—	24–44%
Expected term, in years	5.0	—	5.0–6.2
Dividend yield	0%	—	0%
Risk-free interest rate	2.92%	—	2.00%

*
During 2010, we did not grant any share options.

        For the year ended December 31, 2011, we calculated the fair value of share options granted under the 2011 Plan using the Black-Scholes option pricing model with the following assumptions:

2011
Volatility	35–44%
Expected term, in years	5.5–7.5
Dividend yield	0%
Risk-free interest rate	0.87–2.70%

        In accordance with IFRS 2, we recognize expense based on the share option grant's pre-defined vesting schedule over the requisite service period using the accelerated method for all employee share options. In addition to the assumptions used to calculate the fair value of the share options, we are required to estimate the expected forfeiture rate of all share-based awards and only recognize expense for those awards expected to vest. The estimation of the number of share awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including employee position, historical employee turnover data and an analysis of our historical and known forfeitures on existing awards. During the period in which the share options vest, we will record additional expense if the actual forfeiture rate is lower than the estimated forfeiture rate, and a recovery of expense if the actual forfeiture rate is higher than estimated.

        Based upon an assumed initial public offering price of $            per share, which is the estimated midpoint of the range listed on the cover page of this prospectus, the aggregate intrinsic value of our share options outstanding as of                        , 2012 was $             million, of which $             million related to vested share options and $             million related to unvested share options.

  Valuation of Share Options

        We did not grant any share options during the year ended December 31, 2010. For all share option grants during the year ended December 31, 2011, the fair value of the common shares underlying the share option grants was determined by our Board, with the assistance of management. When establishing the fair value of common shares at each grant date, we utilized the guidance provided by the American Institute of Certified Public Accountants, or the "AICPA," in the AICPA Technical Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, which we refer to simply as the "AICPA Practice Aid."

        For valuations performed in the year ended December 31, 2011, our Board, with the assistance of management, used the income approach valuation model and a market approach valuation model in order to estimate the fair value of common shares underlying the share option grants under the GFI Holdings Plans and the 2011 Plan during this period. We believe both of these approaches are appropriate

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methodologies given our stage of development at the time of each valuation. The income approach valuation model utilized a discounted cash flow analysis of the projected cash flows as well as a residual value, which we then discounted to the present in order to arrive at our current equity value. The market approach valuation model utilized the guideline company method by analyzing a population of comparable companies, and selected those technology companies that we considered to be the most comparable to us in terms of product offerings, revenue, margins, and growth. Under the market approach, we use these guideline companies to develop relevant market multiples and ratios, which are then applied to our corresponding financial metrics to estimate our equity value. In determining our equity value, we weighted the income approach and market approach equally.

        In allocating the total equity value between our class B preferred shares in existence until November 2011, and our class A common shares, we considered the liquidation preference allocable to the class B preferred shares in determining valuations performed prior to the elimination of the preference on these shares. Additionally, each valuation during this period utilizes the option-pricing method for allocating the total equity value between class B preferred shares and class A common shares. These valuations reflect discounts for lack of marketability between 15% and 20%, as discussed further below.

        The significant input assumptions used in our valuation models are based on subjective future expectations combined with management's judgment, including market approach assumptions and income approach assumptions.

Market approach assumptions include:

  •
  our expected revenue, operating performance, and cash flows for the current and future years, determined as of the valuation date based on our estimates;

  •
  multiples of market value to trailing revenues, determined as of the valuation date, based on a group of comparable public companies we identified; and

  •
  multiples of market value to expected future growth, determined as of the valuation date, based on the same group of comparable public companies.

Income approach assumptions include:

  •
  our expected revenue, operating performance, and cash flows, determined as of the valuation date based on our estimates;

  •
  a discount rate, which is applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

  •
  a terminal value multiple, which is applied to our last year of discretely forecasted cash flows to calculate the residual value of our future cash flows.

  Valuations under the GFI Holdings Plans

        Below is a summary of share option grants and restricted stock grants issued to employees under the GFI Holdings Plans during the year ended December 31, 2011:

Grant Date	Options Granted	Restricted Stock Granted	Exercise Price per Share	Fair Value per Share	Discount for Lack of Marketability
March 2011	2,554,690	—	$1.29	$1.33	20%

        As there were no share option grants or restricted stock grants during 2010, we did not perform a valuation during the year ended December 31, 2010. In February 2011, we performed a contemporaneous valuation to estimate the fair value of our common shares for grants made during the year. The significant

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input assumptions used in our valuation models during 2011 are based on subjective future expectations combined with management's judgment. The assumptions utilized in the market and income approaches are consistent with prior grant valuations and as described above.

        The estimated fair value of the common stock of GFI Holdings in March 2011 was $1.33 per share, which represents a $1.16 per share increase from the previous valuation which was performed in December 2009. The increase was driven by the enterprise value of the Company and is described in more detail below. The March 2011 valuation included a discount for lack of marketability of 20%.

        The only asset held by GFI Holdings is an approximate 30% equity interest in the Company; therefore, the fair value of options granted under the GFI Holdings Plans is significantly lower than those granted under the 2011 Plan.

  Valuations under the 2011 Plan

        Below is a summary of share option grants issued to employees under the 2011 Plan during the period beginning January 1, 2011 through March 31, 2012:

Grant Date	Options Granted	Exercise Price per Share	Fair Value per Share	Discount for Lack of Marketability
March 14, 2011	8,200,549	$4.28	$4.31	20%
June 16, 2011	2,165,536	5.37	5.38	15%
June 28, 2011	1,210,398	5.37	5.38	15%
July 18, 2011	100,000	5.37	5.38	15%
August 26, 2011	273,000	5.66	5.62	15%
September 6, 2011	65,000	5.66	5.62	15%
September 12, 2011	100,000	5.66	5.62	15%
September 24, 2011	208,000	5.66	5.62	15%
January 26, 2012	600,000	5.78	5.78	15%
March 1, 2012	100,000	5.78	5.78	15%

        During 2011, we performed contemporaneous valuations to estimate the fair value of our common shares for grants made during the year. The significant input assumptions used in our valuation models during 2011 are based on subjective future expectations combined with management's judgment. The assumptions utilized in the market and income approaches are consistent with prior grant valuations and as described above.

        The estimated fair value of our common shares in February 2011 was $4.31. The February 2011 valuation took into account our estimates of future revenue growth and our future profitability growth using a weighted average cost of capital, or "WACC," of 17.5%, which was based on an analysis of comparable public companies. The valuation also took into account market valuations of those same comparable public companies. The February 2011 valuation included a discount for lack of marketability of 20%.

        The estimated fair value of our common shares in May 2011 was $5.38, which represents an increase of $1.07 per share from the February 2011 valuation. This increase was due to the improvement of our financial performance in 2011, as well as increased projections of future earnings and cash flow growth, using a WACC of 14.5% due to improving market conditions for our products and increased valuations of comparable public companies. The discount for lack of marketability was decreased to 15% as the possibility of our initial public offering increased.

        The estimated fair value of our common shares in July 2011 was $5.62, which represents an increase of $0.24 per share from the May 2011 valuation. This increase was due to revisions in our long-term forecasting of future earnings and cash flows, using a WACC of 14.25%, based on continued improvements

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in our performance due to improving economic conditions and a continued increase in the valuations of comparable public companies. The July 2011 valuation included a discount for lack of marketability of 15%, consistent with that used in the May 2011 valuation.

        The estimated fair value of our common shares in November 2011was $5.78, which represents an increase of $0.16 per share from the July 2011 valuation. This increase was due in part to the elimination of our class B preferred shares and the related issuance of class A common shares in exchange therefor. This transaction eliminated the liquidation preference on the class B preferred shares and resulted in an allocation of a larger percentage of future earnings to our class A common shares. This increase was also due to increased valuations of comparable public companies resulting from stronger market conditions. The November 2011 valuation used a WACC of 14.8% and included a discount for lack of marketability of 15%, consistent with that used in July 2011.

        The midpoint of the estimated price range reflected on the cover page of this prospectus, $            , is an increase of $            , or approximately            %, as compared to the estimated fair market value of our common shares as of the date of the latest valuation performed in November 2011 of $5.78. The $            low end of the estimated price range reflected on the cover page of this prospectus is an increase of $            , or approximately            %. The increase is primarily the result of the increased likelihood of consummating this offering, the removal of the prior discounts for lack of marketability and the immediate liquidity available to investors as a result of this offering.

        The assumptions used in determining the fair value of our common shares represent our management's best estimate but are highly subjective and inherently uncertain. If management had made different assumptions, our calculation of the options' fair value and the resulting share-based compensation expense could differ materially from the amounts recognized in our financial statements.

    Revenue Recognition

        We do not account separately for identifiable components of an arrangement if the components are not distinct and separable. Identifiable components of an arrangement are considered separable when the components have stand-alone value, their fair value can be estimated reliably and they do not rely on any other component for essential functionality. The determination of whether a component is separable is judgmental because it requires us to evaluate whether the customer derives value from that component that is not dependent on other identifiable components of the same arrangement. Our evaluation of the fair value of our separately identifiable components also requires the application of judgment as to the sufficiency of the number of stand-alone sales and the proximity of such sales to one another necessary to support fair value. The timing and amount of revenue recognition can vary depending on how these judgments are exercised. For example, software revenue which may otherwise have been recognized up-front is instead recognized ratably over the term of the component on which its value is dependent.

        Connectivity services, activation services and branding services are associated with an indeterminate period, as are certain of our consumer offerings. Estimation of expected terms requires the use of judgment such as estimated technological life, server connection periods and customer relationship periods, as applicable. The timing and amount of revenue recognition can vary depending on how such judgment is exercised. We determine the estimated technological life of our software by taking into consideration such factors as customer usage over time, pricing interdependencies and estimates of the life of hardware and operating systems on which the license will be used. To date, there is no indication that the estimated technological life of the software will change. The determinations of server connection periods and customer relationship periods are based on our evaluation of historical patterns and our expectation of future patterns. Material differences may result in the amount and timing of revenue for any period if we make different judgments or utilize different estimates in the future.

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        Revenue for TeamViewer, our collaboration product, is recognized net of revenue allowance. We estimate the allowance based on historical collections.

    Fair Value of Other Intangible Assets

        We recognize the other identifiable intangible assets at fair value at the date of acquisition of our subsidiaries. In determining the other intangible assets' fair value, we adopt the valuation approach that we determine is most appropriate for the asset being valued, typically the income or replacement cost approach.

        The income approach is used for acquired assets whose value is determined by us to be income generating and for assets that could not be replaced by re-building or purchasing the asset. In adopting the income approach, we use the multi-period excess earnings method or the royalty savings method, depending upon the identified asset. The multi-period excess earnings method values an other intangible asset using the present value of incremental after-tax cash flows attributable only to that other intangible asset. Using this method, the fair value of the other intangible asset is estimated by deducting expected costs, including direct costs, contributory charges and the related income taxes, from expected revenue attributable to that asset to arrive at after-tax cash flows. The contributory asset charges represent the fair returns, charges or economic rents of other assets that contribute to the generation of the expected revenue and are applied on an after-tax basis. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired. The royalty savings method values an other intangible asset at an amount equal to the savings that would result from having ownership of and therefore not paying royalties for the right to use the other intangible asset. Using this method, the fair value of the other intangible asset is estimated by taking the after-tax net royalty savings over the life of the intangible asset as an indication of its value. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired.

        The replacement cost approach is used for acquired other intangible assets that we determine could be replaced by re-building or purchasing the asset. In adopting the replacement cost approach, we estimate the value of the intangible asset by determining the costs associated with re-building or purchasing the asset.

        Determining the fair value of intangible assets acquired requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market multiples. The judgments made in determining the estimated fair value of intangible assets, as well as their useful lives, can significantly impact our financial position and results of operations.

    Other Intangible Assets with Indefinite Useful Life

        We recognize the "TeamViewer" and "VIPRE" brand names as having an indefinite useful life. In determining the useful life of these brands, we have considered the strength of the brands, and any factors which might limit the usefulness of these brands. Furthermore, in determining the useful life of these intangible assets, we consider the strength of our legal title over the assets, and our intention to build upon and to continue using indefinitely these brand names.

        Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually on an individual basis. In addition, the useful lives of the assets are reviewed annually to determine whether the indefinite life continues to be supportable.

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    Impairment of Goodwill and Other Intangible Assets

        We determine whether other intangible assets and goodwill are impaired on at least an annual basis. This requires an estimation of the value-in-use of the cash generating units, or CGUs, to which the other intangible assets and goodwill are allocated. Estimating value-in-use amount requires us to make an estimate of the expected future cash flows from the CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The estimates used to calculate the value-in-use of the CGUs change from year-to-year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and impairment for each CGU.

    Fair Value of Deferred Revenue Acquired in Business Combinations

        The fair value of deferred revenue performance obligations acquired in business combinations has been recorded based on the estimated fair value of the obligations on the acquisition date using a cost-based approach. The fair value of the obligation was estimated using the expected costs that we estimated would be necessary for a market participant to fulfill the remaining customer performance obligations and by applying a reasonable profit margin to these costs. We estimated the reasonable profit margin by identifying and reviewing the profit margin of potential market participant companies using information that was available at the time of each acquisition.

    Fair Value Measurement of Contingent Consideration

        Contingent consideration, resulting from business combinations is recognized at fair value at the acquisition date as part of the business combination. The obligation to settle the contingency by the issuance of shares in the Company is classified as equity. In the case of contingent consideration classified as equity, this is not remeasured except when settled by the issue of shares.

        Determining the fair value of contingent consideration as of the acquisition date requires us to make estimates and assumptions, including future cash flows and discount rates and our assessment of relative risk inherent in the associated cash flows. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

    Fair Value of Interest Bearing Loans and Borrowings

        Our interest bearing loans and borrowings are all floating rate liabilities that are carried at amortized cost. On initial recognition and at each financial reporting date, we evaluate the fair value of these instruments on the basis of prevailing market rates of interest and our own credit risk.

    Fair Value of 2011 Convertible Subordinated Promissory Notes

        The fair value of our convertible subordinated promissory notes on initial recognition was calculated based on the present value of future principal and interest cash flows, using a 10% discount rate determined by us to be the applicable market rate of a liability with the same terms and conditions.

    Fair Value of Convertible Preferred Equity Certificates

        In connection with the 2009 acquisition of a controlling interest in the registrant by Insight, we issued convertible preferred equity certificates, or CPECs, to certain of our shareholders and, in connection with the Merger in 2010, the CPECs were converted into shares of the registrant. See "Description of Share Capital—Historical Development of the Share Capital of the Registrant" below for additional information on the issuance and conversion of the CPECs. For the periods during which the CPECs were in existence, we determined that the CPECs had a financial liability component because the terms and conditions of the CPECs contained a contractual obligation to transfer cash or other financial assets to the holders thereof.

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The fair value of the liability component has been determined by reference to the fair value of similar stand-alone debt instruments (including any embedded non-equity derivatives). The amount allocated to the equity component is the residual amount, after deducting the fair value of the financial liability component from the fair value of the entire compound instrument.

        In separating the convertible instrument, the liability component is the present value of the stream of future contractual cash flows discounted at a market rate applicable to similar debt instruments without the embedded derivatives.

        Our best estimate of the period within which the CPECs were to be exited by the holder, if not prepaid by us earlier, was within the first four years of the tenure of the CPECs, on the basis that this is the shareholder's average and expected investment period for typical investments. The cash flows were discounted over the expected period by an appropriate market rate (represented by the Euribor rate plus our credit spread).

    Deferred Income Taxes

        We use the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. This assessment requires management's judgment, estimates and assumptions. In evaluating our ability to utilize our deferred tax assets, we consider all available positive and negative evidence, including the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable.

        Our judgments regarding future taxable income are based on expectations of market conditions and other facts and circumstances. Any adverse change to the underlying facts or our estimates and assumptions could require that we reduce the carrying amount of our net deferred tax assets.

    Uncertain Tax Positions

        We are required to calculate and pay income taxes in accordance with applicable tax law. The application of tax rules to complex transactions is sometimes open to interpretation, both by us and by the taxation authorities. The tax authorities may challenge the positions we take in determining our current income tax expense and may require further payments. Those interpretations of tax law that are unclear are generally referred to as uncertain tax positions.

        We calculate our current tax assets and liabilities for the current and prior periods at the amount expected to be paid to (or recovered from) the taxation authorities which involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across our global operations. If we determine that it is probable that an outflow of economic resources will occur (i.e., that upon examination of the uncertain tax position by the appropriate tax authority, we will, for example, not be entitled to a particular tax credit or deduction or that a particular income stream will be judged taxable), we record a liability based on our best estimate of the amount of the economic outflow that may occur as a result of the examination of the uncertain tax position by the tax authority. Our best estimate of the amount to be provided is determined by the judgment of management and, in some cases, reports from independent experts.

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    Recent Accounting Pronouncements

        Certain new standards, amendments and interpretations to existing standards have been published but are not yet effective for the current reporting period and which have not been adopted early. None of these standards, interpretations or amendments are expected to have a material impact on our financial position or performance and the Company will not take advantage of the extended transition period provided to emerging growth companies in Securities Act Section 7(a)(2)(B) to comply with newly approved accounting standards.

    Internal Control Over Financial Reporting

        In connection with the audit of our 2008, 2009 and 2010 financial statements which were completed concurrently, our independent registered public accounting firm identified six material weaknesses in our internal control over financial reporting. We concur with this determination. In connection with the audit of our 2011 financial statements, our independent registered public accounting firm determined that three of these material weaknesses remained. We agree with this determination. As a result of our remaining material weaknesses, our management cannot certify with reasonable assurance that our internal controls over financial reporting are effective. As discussed in more detail below, we have successfully remediated certain of our historical material weaknesses.

        A material weakness is a deficiency, or combination of deficiencies, in a company's internal control over financial reporting such that there is a reasonable possibility that a material misstatement of that company's annual or interim financial statements will not be prevented or detected on a timely basis. The six material weaknesses identified in connection with the audit of our 2008, 2009 and 2010 financial statements were as follows:

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  Business Combination Accounting.  Our controls over our accounting for, and financial reporting of, business combinations, including allocation of purchase consideration to the fair value of acquired assets and assumed liabilities and recognition of related amortization and deferred taxes were not effective.

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  Share-Based Compensation Accounting.  Our controls over our accounting for, and financial reporting of, share-based compensation transactions and related fair value computations were not effective.

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  Accounting for Non-Routine Financing Transactions.  Our controls over our accounting for, and financial reporting of, non-routine financing transactions were not effective. As a result, we were unable to prevent or detect improper accounting for transaction costs and modifications to our debt agreements.

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  Revenue Recognition.  Our controls over our accounting for, and financial reporting of, revenue recognition, including (i) accounting for arrangements with multiple components including fair value determinations, (ii) consistently applying the proper revenue recognition accounting guidance and (iii) administering and accounting for varied, high volume transaction types, were not effective.

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  Accounting for Current and Deferred Taxes.  Our controls over our accounting for, and financial reporting of, current and deferred taxes and tax provisions were not effective.

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  Financial Statement Close Process.  Our controls over our financial statement close process, including implementing the proper resources, processes and oversight with respect to our consolidation, reporting and disclosure processes to enable us to perform our financial statement close process in a timely and accurate fashion, were not effective.

        We have since remediated the material weaknesses relating to (1) business combination accounting, (2) share-based compensation accounting and (3) accounting for non-routine financing transactions. In connection with our 2011 audit, our independent registered public accounting firm determined that

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material weaknesses relating to revenue recognition, tax accounting and the financial statement close process had not yet been remediated.

        In the second quarter of 2011, we began implementing numerous measures designed to remediate the six material weaknesses identified above. These measures included:

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  Creation of Chief Financial Officer Position.  During 2008, 2009 and 2010, our finance and accounting function was principally administered by accounting personnel based in one of our Maltese operating subsidiaries, and supplemented by additional finance professionals across our other subsidiaries. In April 2011, we hired a chief financial officer with extensive finance experience in the software industry and public company reporting requirements. By creating a position dedicated to the oversight of our finance and accounting function, we began the process of enhancing our finance team and improving our accounting and reporting infrastructure.

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  Creation of Vice President of External Reporting and Internal Controls Position.  In May 2011, we hired a Vice President of External Reporting and Internal Controls dedicated to enhancing our internal controls and overseeing our SEC reporting process after we become a public company. In addition, this individual also has in-depth knowledge of the technical aspects of accounting for software sales-based transactions. As a result, we began to build the framework necessary to support the rigors of a growing, multinational software business subject to enhanced regulatory oversight.

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  Recruitment and Establishment of Audit Committee.  In July 2011, our Board concluded an extensive search for qualified individuals to serve as members of our to-be-formed audit committee of the Board. In August 2011, our Board formally approved the formation of the audit committee and the appointment of three individuals to the committee, including two individuals determined to be "audit committee financial experts" in accordance with applicable U.S. securities laws. Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting function, and our audit committee chairman regularly consults with our Chief Financial Officer regarding our accounting and financial reporting processes.

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  Hiring Additional Senior Finance Personnel.  During the third and fourth quarters of 2011, we hired additional senior-level finance personnel with significant software industry and public company experience, including a Vice President of Finance for our IT Infrastructure operating segment, two additional Finance Directors, and a Director of Financial Planning and Analysis. These individuals are responsible for establishing and monitoring the requisite internal controls, internal financial reporting, budgets and preparing reporting packages for use in the preparation of our consolidated financial statements.

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  Hiring of Vice President of Human Resources and General Counsel.  In the third quarter of 2011, we hired a vice president of human resources who, among other things, is responsible for maintaining accurate records surrounding our stock option plans and the administration of our various compensation and benefits programs. In addition, we hired a general counsel whose duties include, among others, the review and approval of all non-standard contractual arrangements, establishing policies to assure compliance with laws and regulations, establishing and monitoring compliance with various corporate governance policies and communicating matters that are likely to have an accounting or disclosure requirement to the finance organization. These hires further strengthened our management oversight of critical inputs into our financial reporting process.

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  Revenue Recognition Study.  In the third quarter of 2011, we hired software revenue recognition experts to assist us in a detailed review of our material revenue transaction types to validate the proper accounting guidance to apply to each of these transaction types. We evaluated our multiple component revenue transactions, assessed the separability of each component and applied a relative fair value allocation to each component that we identified. We assessed the fair value of each component of accounting by examining individual standalone transactions. We tested the outputs of

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    our accounting system to evaluate our recorded revenue. For a significant portion of our revenue, we performed a manual recalculation of revenue. In addition, we implemented a new revenue recognition system within our Collaboration operating segment, and have implemented sales policies and controls across all of our operating segments to prevent sales practices that could have an unanticipated impact on our revenue recognition accounting.

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  Implementation of Standardized Consolidation and Reporting Packages and Processes.  For the fourth quarter of our 2011 accounting close, we implemented standardized consolidation and financial reporting and tax reporting packages as well as a more structured close process to improve the timeliness and accuracy of our financial reporting and disclosures, including proper financial statement classification and recognition of accruals. We also created a uniform set of standards and guidelines for our finance and accounting personnel across our subsidiaries. This approach has allowed us to streamline and enhance the consistency of our reporting process among multiple subsidiaries operating across the globe, and it enabled us to strengthen our processes for quarter and year-end reporting.

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  Engagement of Technical Experts.  In 2011, we engaged various experts with significant tax, IFRS accounting and disclosure, valuation and SEC reporting experience to assist with our fair value analysis, some of our more complex accounting, financial statement preparation, tax provision preparation and SEC reporting.

        As a result of the above-described measures, we remediated three of the six previously identified material weaknesses. By taking these steps, we were able to: (i) properly and timely account for and report business combinations, (ii) accurately record documents and accurately account for share-based compensation and (iii) properly account for non-routine financing transactions.

        In addition to these steps, we are taking other actions to specifically address the remaining material weaknesses, such as:

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  Common Accounting System.  We are transitioning to a common accounting system across all of our subsidiaries to permit the results of all of our subsidiaries to be accounted for in the same financial accounting system.

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  Centralized Corporate Finance Function in Stuttgart, Germany.  In the first quarter of 2012, we hired additional senior finance personnel with software industry, public company reporting, IFRS accounting and tax experience, all of whom are located in Stuttgart, Germany, where we have established our principal corporate finance function. We hired a Vice President of Finance and Treasurer, a Corporate Controller, an Assistant Controller and a Tax Director.

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  Management Reporting Tools.  We have also designed and are implementing analytical review processes and management reporting tools designed to strengthen our financial reporting and controls.

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  Enhanced Sales Order Processing and Revenue Recognition Systems.  We have designed and are implementing system changes to provide for improved preventative controls and to further automate our sales order processing, software keys administration and revenue recognition processes.

        In addition to the steps described above, we intend to (i) provide ongoing training to our accounting and operating personnel across our different subsidiaries to keep their IFRS accounting knowledge current, (ii) strengthen the systems that support our accounting and financial statement close processes and (iii) engage additional resources, as necessary, to assist us in evaluating and addressing our financial statement reporting risks and risk-assessment processes, in particular those relevant to our financial statement close controls and processes, revenue accounting controls and reporting processes and tax accounting controls and reporting processes. The actions we are taking are subject to ongoing senior

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management review, as well as audit committee oversight. We will continue to implement measures to remedy our internal control deficiencies in order to enhance the timing and reliability of our external reporting and to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act.

        We cannot guarantee that we will be able to complete these actions successfully. Even if we are able to complete these actions successfully, there is no assurance that these measures will address our material weaknesses effectively. In addition, it is possible that we will discover additional gaps in our internal control over financial reporting. As described above under "—Comparison of the Years Ended December 31, 2011 and 2010," in 2011, we incurred significant expense associated with preparing to become a public company, including in connection with improving our internal controls. We are not able to estimate with reasonable certainty the future costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting.

Quantitative and Qualitative Disclosures About Market Risk

    Foreign Currency Risk

        As a result of business activities in different currencies, our consolidated statement of financial position can be affected by movements in the U.S. dollar exchange rates with other currencies. We regularly review the impact of foreign currency risk on our financial data and may enter into hedging contracts to mitigate this risk. During the periods presented in this registration statement of which this prospectus is a part, we have not entered into any hedging contracts.

        We are also exposed to a level of transactional currency risk. In general this risk is mitigated through the sales, purchases and costs of our operating segments being transacted in their respective functional currencies. The major non-U.S. dollar currencies in which we transact business are the euro and the pound sterling.

        The following table demonstrates the sensitivity to a 5% change in the euro and the pound sterling exchange rates against the dollar, respectively, with all other variables held constant, of our pre-tax results and equity (due to changes in the fair value of monetary assets and liabilities):

	Increase / Decrease in Exchange Rate	2011	2010
		(in thousands)
Effect on pre-tax results (euro)	+5%	$(7,650)	$(3,715)
	-5%	7,650	3,715
Effect on pre-tax results (pound sterling)	+5%	$311	$225
	-5%	(311)	(225)

    Interest Rate Sensitivity

        During 2010 and 2011, our exposure to the risk of changes in market interest rates related primarily to our bank borrowings, which carry a floating interest rate. In 2010, one of our bank loans had a variable interest rate tied to the lender's prime rate plus 0.25%, or a minimum of 4.5%. The second loan had a variable interest rate tied to LIBOR, or a minimum of 3%. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources—Indebtedness" above for a discussion of the interest rates applicable to our bank borrowings and other outstanding indebtedness in 2011.

        We do not expect any impact on our results from an ordinary course change in market interest rates. Due to the minimum rate terms built into our interest rates on bank borrowings, a change of 50 or 100 basis points in market interest rates would not have a material impact on our interest expense or our operating results.

    Inflation Risk

        Inflation and changing prices have not had a material effect on our business in previous fiscal periods and we do not expect that they will materially affect our business in the foreseeable future. However, the impact of inflation on replacement costs of equipment, cost of revenue and operating expenses, in particular employee compensation costs, may not be readily recoverable in the price of our solutions.

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BUSINESS

Overview

        We are a global provider of collaboration, IT infrastructure and managed service provider software solutions designed for SMBs. Our solutions enable SMBs to easily manage, secure and access their IT infrastructure and business applications. SMBs currently face many challenges, including increasing IT complexity, intensifying security risks and greater workforce mobility. We address these challenges with simple yet powerful software solutions that are easily deployed and deliver significant value to our customers. Our high-volume go-to-market model simplifies the process for SMBs to discover, evaluate, procure and deploy our solutions. Our customer base has grown from over 89,000 business customers as of December 31, 2008 to over 244,000 business customers in over 180 countries as of December 31, 2011 and is highly diversified, with no single customer accounting for more than 1% of our total revenue in 2009, 2010 or 2011.

        SMBs spend a significant amount on IT and software annually. IDC estimates that the worldwide market for SMB spending on packaged software will grow from $132.5 billion in 2011 to $186.6 billion in 2016. Throughout our history, we have focused on the SMB market by delivering solutions that address the most prevalent problems, or pain points, faced by SMBs. Our offerings are differentiated by their ease-of-use, rapid time-to-value, ease-of-deployment, focus on core customer challenges and excellent technical support. In response to emerging technology and market trends that impact our customers, we will seek to continue to expand our range of software solutions through internal development, partnerships with other technology providers and strategic acquisitions. We currently offer solutions in the following core markets:

  Collaboration.    TeamViewer, our easy-to-use online collaboration product, has been activated on over 300 million devices. The product provides multi-user web-conferencing, desktop and file sharing and secure remote control and access to virtually any Internet-connected device on which it is activated. TeamViewer is free for non-commercial use and must be purchased for commercial use—a freemium business model that resulted in over 120 million TeamViewer activations during 2011. Growth in the number of TeamViewer users increases the value of the network, contributing to the increasing adoption of the product. This viral growth requires minimal investment in sales and marketing and results in low customer acquisition costs. We sold approximately 115,000 TeamViewer licenses and upgrades in 2011, as compared to approximately 74,000 and 48,000 such licenses and upgrades in 2010 and 2009, respectively.

  IT Infrastructure.    Our IT infrastructure solutions enable SMBs to easily manage and secure their applications, networks and computing systems. Our solutions include antivirus, network monitoring, server and asset management, log management, web and email security, vulnerability assessment, patch management and fax server software, and are offered through both on-premise and cloud-based deployment. Our products in the IT infrastructure market include GFI VIPRE Antivirus Business, GFI MailEssentials, GFI LanGuard, GFI FaxMaker and MailArchiver.

  Managed Service Provider.    GFI MAX, one of our cloud-based platforms, is licensed directly to managed service providers, or MSPs, which include third-party service providers, IT support vendors, and certain value-added resellers, or "VARs," enabling them to configure, monitor, manage and secure their customers' IT infrastructure through the cloud. GFI MAX provides third-party service providers with access to what we believe is one of the industry's broadest and most affordable portfolios of managed services solutions. As of the end of 2011, approximately 5,200 MSPs license GFI MAX to manage 348,000 devices for their customers, as compared to approximately 3,600 MSPs and 2,200 MSPs managing 174,000 and 77,000 devices at the end of 2010 and 2009, respectively. We believe that MSPs serve as a valuable channel for us by enabling us to cost-effectively and indirectly reach SMBs with fewer than 30 employees. In addition, the GFI MAX platform enables us to easily add and deliver our other products in a single, cohesive solution at a modest incremental fee—an approach that has led to a high rate of additional product adoption by MSPs.

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        Our differentiated business model and global distribution platform allow us to cost-effectively sell to SMBs in nearly every region of the world. We operate a scalable, data-driven online marketing model targeted at the end-users of our solutions, using focused marketing campaigns to drive prospective customers to our websites and to our partners. In addition, we cost-effectively reach SMBs with fewer than 30 employees via MSPs, who are increasingly providing remote support services to smaller SMBs that often do not have their own in-house IT staff. We leverage blogs, social media and custom content sites to create online communities that enable our existing and prospective customers to connect directly and share information. Our customers purchase our solutions from our e-commerce sites, inside sales team and through channel partners. We offer downloadable, full-featured, free versions of most of our products for a designated trial period. This approach allows prospective customers to experience the full range of benefits of our solutions prior to making their initial purchase and distinguishes us from the high-cost, up-front sales approach employed by many enterprise software vendors.

        Our past financial performance has been characterized by significant Billings growth and strong operating cash flows. For the years ended December 31, 2011 and 2010, our Billings were $200.2 million and $143.5 million, respectively, representing year-over-year growth of 40%. We define our methodology for calculating Billings, a non-IFRS financial metric, and provide a reconciliation to the most comparable IFRS metric, revenue, under "Selected Consolidated Financial Data—Supplemental Information." A significant portion of our revenue in each fiscal period is associated with Billings from prior periods. See "Operating and Financial Review and Prospects—Financial Operations Overview—Revenue." For the years ended December 31, 2011 and 2010, we generated $120.1 million and $81.7 million of revenue, respectively. As of December 31, 2011, our deferred revenue balance was $190.2 million. We generated cash flow from operations of $59.9 million and $55.0 million for the years ended December 31, 2011 and 2010, respectively.

        In 2011, approximately 41% of our Billings were derived from the Americas, 53% of our Billings, were derived from Europe, the Middle East and Africa, and 6% of our Billings, were derived from Asia-Pacific. In addition, in 2011, 2010 and 2009, approximately $67.2 million, or 56%, $42.9 million, or 52%, and $28.0 million, or 56% of our revenue, respectively, was attributable to our European subsidiaries, and $52.9 million, or 44%, $38.8 million, or 48%, and $22.2 million, or 44%, of our revenue, respectively, was attributable to our subsidiaries in the United States.

Our Industry

    Trends Driving Our Market Opportunity

        SMBs comprise an increasingly large and important part of the global economy. In a 2010 report, IDC estimated that there are approximately 73 million SMBs (defined as organizations with fewer than 1,000 employees) worldwide, which represents over 99% of all businesses. SMB spending on packaged software is forecast by IDC to grow from $132.5 billion in 2011 to $186.6 billion in 2016. As per a June 2011 IDC Report, the total worldwide packaged software market in 2011 was $307 billion, implying that SMB spending constitutes 43% of the total software market.

        In today's highly competitive global marketplace, SMBs are increasingly investing in IT to drive revenue growth, improve productivity and efficiency, and deliver superior products and services. High availability must be maintained for devices and systems on a business network, and they must perform efficiently at no or minimal additional cost to the business—a daunting challenge for IT administrators within SMBs. Despite their benefits, many existing IT solutions were designed to address the needs of larger enterprises and are often impractical to implement within SMBs due to the cost and complexity of procurement, deployment and ongoing maintenance. From critical messaging systems to high-density virtual infrastructures, an IT administrator needs to discover, monitor, and track availability and

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performance across every device and system. This increasingly complex technology environment for businesses has led to several key growth drivers that are speeding the adoption of SMB-tailored solutions:

        Increasingly Mobile and Connected Workforce Needs Anytime/Anywhere Collaboration Tools.    Workers are spending less time in traditional office environments and more time telecommuting and traveling, which is driving demand for remote connectivity and collaboration solutions for business users and IT professionals. A December 2011 IDC report forecasts the global mobile worker population to increase from 1 billion in 2010 to 1.3 billion in 2015, representing approximately 37% of the projected 2015 worldwide workforce. IDC estimated that the collaboration applications market totaled $7.9 billion in 2010 and will grow to $13.9 billion in 2015, representing a CAGR of 12.0%. We believe that this trend is likely to accelerate over time as younger employees, who are already accustomed to communicating via newer Internet-centric technologies, comprise a greater proportion of the global workforce, which will drive continuing increases in demand for remote support and collaboration solutions.

        Proliferation of Internet-Enabled Devices.    Many business professionals now use multiple devices such as desktop computers, laptops, smartphones and tablets, and these devices often need to be supported, managed and secured. A March 2012 IDC report estimates that there were 494 million smartphones shipped globally in 2011, and forecasts that number to increase to 1.2 billion in 2016, representing a CAGR of 19%. Furthermore, a December 2011 IDC report estimates that there were 20 million tablets in use globally in 2010, and forecasts that number to increase to 139 million in 2015, representing a CAGR of 48%. The proliferation of such devices, which we believe is being driven in part by businesses increasingly adopting bring-your-own-devices or BYOD, strategies which allow users to utilize their personal devices in the workplace, is increasing the number of platforms that must be supported, managed and secured by SMBs.

        Increasing Adoption of Cloud-Based Solutions.    SMBs continue to expand their use of cloud computing services and SaaS solutions to reduce the time and costs associated with installing, configuring and maintaining traditional IT solutions. By leveraging SaaS platforms, SMBs reduce the time and costs associated with installing, configuring and maintaining traditional IT solutions. The adoption of usage-based cloud computing services reduces IT complexity and allows internal IT staff to focus on other high-priority tasks. According to a March 2011 IDC report, SMB cloud computing spending will reach $31.7 billion by 2014. We believe that the rapid growth in cloud-based spending has been particularly strong for SMBs due to their limited IT staff and resources and their ability and willingness to quickly adopt new IT solutions on account of their smaller organizational size.

        Consumerization of IT.    Individuals are spending more time interacting with intuitive, easy-to-use web-based software and services that increase productivity and efficiency in their personal lives. These experiences have increased business users' expectations that they should be able to rapidly access, install and interact with powerful, easy-to-use corporate IT solutions without the need for training or professional services.

        Increasing Use of Managed Service Providers.    Many smaller SMBs rely on a third-party service provider to manage their IT infrastructure. We believe there are approximately 250,000 VARs globally and that the percentage of VARs who are moving to an MSP business model is growing rapidly. We believe a significant trend among these MSPs is the increasing use of management platforms, such as our GFI MAX platform, that enable them to more efficiently provide integrated support and management of on-premise IT and cloud-based services.

        Increasing IT Security Threats.    The broad adoption by SMBs of cloud-based applications, wireless networks, portable storage and wireless devices has eroded traditional network boundaries and increased the risk of potential attacks. Malware threats have continued to increase in both number and complexity as hackers have become more sophisticated and motivated by the potential for illegally generated profits or the desire to cause disruption or reputational harm to the organizations they target. In response to the greater vulnerability of an extended network perimeter and the rapid growth in malware, SMBs have a

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need for a wide range of security solutions, such as Internet security, email security, endpoint security, vulnerability assessment and patch management, to protect their IT infrastructure and business data.

        Rapid IT Adoption within Emerging Markets.    According to a Gartner March 2012 report, SMB IT spending in developing regions including Greater China, Emerging Asia-Pacific, Latin America, the Middle East and Africa will grow from $116.0 billion in 2011 to $161.9 billion in 2016, an increase of $45.9 billion. We believe that SMBs in emerging economies are more aggressively adopting new IT management solutions and cloud-based technologies because they have fewer legacy technology deployments implemented.

Limitations of Existing Solutions

        We believe that many competing solutions fail to meet the needs of SMBs due to a number of limitations:

        Product Complexity.    Traditional enterprise software vendors often sell highly complex solutions designed for large enterprises into the SMB market, such as enterprise-class management frameworks, that are unduly complex and impractical for smaller customers. These enterprise solutions are not designed to meet the unique needs of the SMB market and typically have many sophisticated features that are not required or desired by SMBs. In addition, software with an extensive number of unused and rarely used features often becomes "bloated," making it difficult and expensive to implement and maintain.

        Procurement Complexity.    The procurement of many enterprise software solutions requires significant time for design and implementation. The process for identifying, evaluating and purchasing enterprise solutions can take several months and is often impractical for SMB customers.

        Total Cost of Ownership.    Enterprise software vendors often charge substantial license fees for their solutions, and can require significant hardware, training and professional services expenditures for initial deployment, and substantial maintenance and additional professional services costs in later years. The high total cost of ownership of enterprise solutions makes them uneconomical for many SMB customers.

        Poor Customer Service and Support.    We believe that SMB customers often receive inadequate technical support from enterprise software vendors due to the smaller size and associated revenue of their software deployments. We believe that many of our larger competitors seek to reduce technical support costs by outsourcing SMB customer support to teams that lack the technical expertise, native language skills and resources required to meet the needs of SMB customers on a timely basis. Similarly, smaller software vendors often lack the resources to meet their customers' support needs.

        Lack of Product Integration.    Many of our competitors in the SMB space have assembled their product ranges through acquisition but have made limited or no progress in integrating these acquired products and technologies or in streamlining their product lines. This lack of integration results in a fragmented user experience and frustrates a potential customer's ability to identify complementary product offerings, thereby limiting the value delivered to the customer.

Our Solutions

        We have designed our solutions to enable SMBs to easily and cost-effectively monitor, manage and secure their IT infrastructure and business applications. In addition, our solutions enable users to collaborate with geographically dispersed employees, partners and customers, and to remotely access their other devices. We believe that the key differentiators of our solutions include:

        Purpose-built Solutions for SMBs.    We focus on providing high quality software solutions to SMBs. By focusing on SMBs, we believe that we better understand their requirements and more effectively deliver highly differentiated technology to address their needs across multiple product categories. Our highly collaborative customer relationships provide valuable feedback about our solutions and such customers'

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prevalent pain points, which helps guide our internal product development efforts and acquisition strategy. In addition, we have invested extensively in customer service and support to provide helpful and timely responses to inquiries from SMB customers located throughout the world. Our support organization is managed through a broad range of key performance indicators and customer service metrics that enable us to optimize the support process to deliver customer satisfaction while managing our costs.

        Highly Intuitive Software.    The easy-to-use and intuitive interfaces of our solutions not only provide the specific functionality that our customers require, but also accelerate their adoption. We believe our intuitive solutions reduce our customers' need for training and installation services and, combined with their rapid deployment time, drive immediate realization of value from our solutions. We strive to deliver simple yet powerful solutions for our customers. For example, TeamViewer supports multiple use-cases through a single, intuitive user interface, an approach that is significantly simpler to understand and adopt than the complex and overlapping product sets offered by many of our competitors.

        Low Total Cost of Ownership.    Our solutions have a low up-front average selling price, generally between $200 and $1,200, to decrease procurement risk and reduce the length of the sales cycle. Our solutions can be downloaded and implemented in a self-service manner and are designed so that they do not require professional services, which accelerates time-to-value and reduces total cost of ownership for our customers. The rapid deployment and low up-front and ongoing costs of our solutions enable our customers to achieve prompt and cost-effective results. Our cloud-based solutions allow our customers to quickly and easily begin utilizing our solutions and reduce the cost of implementation related to hardware and IT staff that are typically required to install and support traditional on-premise software solutions.

        SaaS Platform Approach.    We offer SaaS platforms that allow customers to implement our solutions in a modular fashion, enabling them to rapidly solve immediate business needs. Customers can access additional functionality in a highly streamlined manner as their needs evolve. We have demonstrated our ability to integrate disparate technologies effectively—GFI MAX began as a remote monitoring product and, in the past 20 months, we have added three of our existing solutions to this platform, including remote control, antivirus and patch management, as well as online backup from a third-party vendor. This platform approach also allows us to concentrate our development, marketing and sales resources.

        Flexible Deployment and Licensing Alternatives.    Meeting the varied deployment and usage needs of our customers has enabled us to build a large and diverse global customer base. Depending on the solution and market, we support different deployment, usage and licensing arrangements. For example, we offer MSPs a complete SaaS-based infrastructure management, remote control, antivirus and patch management solution for their SMB customers and will be extending this with a new product to be released in 2012, GFI Cloud, that will offer similar benefits to our customers. We tailor our licensing arrangements by market, in some cases using a monthly or annual subscription model, and in others, a perpetual license with recurring maintenance fees. We believe this approach increases our potential market opportunity by offering SMBs a variety of deployment and licensing alternatives.

Our Business Model

        Our differentiated business model is designed to accelerate the adoption of our solutions by reducing the time and cost of implementation for our customers. At the same time, our sales strategy enables large sales volumes and efficient distribution. Our business model is characterized by the following attributes:

        High Velocity Global Distribution.    Our scalable marketing model targets end-users and channel partners to create awareness of our brand and solutions. We offer all of our products via download directly from our website to maximize our distribution reach and to reduce sales and marketing expense. We support our Internet-based distribution with an inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide. Our model has resulted in a high volume of transactions with SMB customers and a high proportion of sales that do not require any involvement from our sales staff.

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        Downloadable, Full-Featured, Free Solutions Offered for Designated Trial Period.    To facilitate the adoption of our solutions, we seek to reduce the time and expense required to purchase, implement and test our products. We offer downloadable, full-featured, free versions of most of our products for a designated trial period. This try-before-you-buy approach reduces purchase risk for our prospective customers, thereby enabling them to understand the benefits of our solutions prior to purchase. In addition, our TeamViewer product uses a freemium-based model that has driven high levels of user adoption that underpin the growth of our Collaboration operating segment.

        Simple Product Adoption.    Our solutions are designed to address the specific needs of our customers, providing a clear value proposition to reduce our customers' total cost of ownership. In addition, our solutions are easy to install and do not require professional services, features which allow customers to quickly address their particular IT challenges. For example, a customer who needs to share documents with a colleague located in another country can download and install TeamViewer from any standard Internet browser and begin collaborating in less than five minutes. Our GFI MAX platform, which covers the broadest range of functionality, can be up and running with all functionality in less than 15 minutes.

        Data-Driven Management.    We have developed systems and processes that enable us to closely monitor and manage the results of our business. We track operational and financial metrics to instill a culture of accountability and performance measurement and to increase the visibility and consistency of execution in our business. We also use search engine optimization and Internet marketing to attract potential customers. We continually monitor and analyze customer traffic and purchasing patterns to improve service levels, enhance our marketing strategy and drive better business decisions, while at the same time maintaining a strict standard of data privacy protection. We believe we have acquired a significant competitive advantage through our use of data analytics, lead nurturing and data synthesis.

        Substantial Viral Network Effects.    TeamViewer benefits from significant viral network effects. As the number of users of TeamViewer has expanded and consumer awareness of the product has grown, adoption has continued to increase. Growth in the number of TeamViewer users increases the value of the network, contributing to the viral adoption of the product. Viral adoption of TeamViewer has been a highly effective source of demand generation that requires minimal investment in sales and marketing and has enabled us to generate TeamViewer activations on over 300 million devices without substantial outbound sales and marketing campaigns.

        Leveraged Technology Development.    Wherever possible, we share technologies and best practices throughout our global research and development organization, decreasing our costs of development. For example, our VIPRE antivirus technology is used in our SaaS products, our gateway email security products, our VIPRE endpoint security product line, and as an add-on available in our GFI MAX platform, and is marketed as an antivirus software development kit to OEM partners. By building upon technologies and best-practices across our organization, we optimize quality, take advantage of economies of scale and improve efficiency across our development groups.

Our Growth Strategy

        Our objective is to extend our position as a leading provider of software solutions to SMBs. To accomplish this, we intend to:

        Expand our Customer Base.    We intend to continue the rapid expansion of our customer base through our unique global distribution model. Our current customer base of over 244,000 business customers represents less than 0.5% of global SMBs. We will aggressively promote our solutions and encourage new businesses and consumers to try our solutions. The Internet is a powerful marketing channel with broad reach that attracts customers seeking the solutions we offer. We have been successful in converting trial users to paying customers at the end of the trial period, and we will seek to continue improving our ability to convert customers.

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        Expand our Distribution Channels.    We intend to increase the sales of our solutions through our 25,000 existing channel partners and to continue to add channel partners. We seek to significantly expand our indirect channel across the globe to maximize our distribution capabilities. In addition, we will continue to focus on licensing our technology to OEM partners, who enhance their products by embedding our technology. For example, our ThreatTrack feeds (content feeds of malicious URLs developed by our security labs) are used by several large web content security companies, and our VIPRE Software Development Kit is deployed on over one million desktops through OEM partners.

        Accelerate our Revenue Growth in Targeted Geographies.    Our sales and distribution model allows us to address the needs of SMBs across all geographies and industries. We believe that we have a substantial opportunity to accelerate our revenue growth in largely untapped emerging markets such as Asia-Pacific, Latin America and Eastern Europe by increasing our sales, marketing and support operations in these regions. For example, in Latin America we are expanding our number of native language solutions as we currently offer only one product in Portuguese and seven products in Spanish. We are also expanding our presence in Eastern European markets. Finally, we see further growth opportunities in the United States, as our U.S. subsidiaries generated approximately 44% of our global revenue in 2011.

        Develop and Extend New Software and SaaS Products.    We plan to develop new software products and functionality that serve the SMB market and complement our existing collaboration, IT infrastructure and MSP software solutions. To maintain and enhance our strong position in delivering solutions purpose-built for SMBs, we have increased our investment in product development and platform enhancements. Recent development initiatives include the addition to TeamViewer of a scalable presentation mode, a significant upgrade to our VIPRE products and the introduction of our VIPRE Mobile Security for Android offering in response to the growing demand for security solutions for mobile devices. We have also enhanced our threat detection products and undertaken major internal infrastructure improvements. In 2012, we expect to launch new SaaS products.

        Leverage GFI MAX Platform to Expand our Reach.    GFI MAX is our SaaS platform that enables MSPs to deliver remote IT management, monitoring and security to their SMB customers on an outsourced basis. The GFI MAX platform enables us to easily integrate and deliver additional products as a single, cohesive solution at an attractive, small incremental fee to new and existing devices under management. For example, over 50% of our existing GFI MAX customers have adopted remote control functionality since we made it available and, similarly, since we added patch management approximately 40% have adopted this feature. We also believe that there is a significant market opportunity for us to utilize the approach and architecture that underlie the GFI MAX platform to deliver a solution directly to SMBs. In 2012, we intend to launch a new product directly to SMBs, GFI Cloud, that will bring the benefits of integration, range of functionality and consistency to SMBs in a manner that avoids the complexity and overhead typically associated with legacy monitoring and management solutions.

        Increase Sales to Existing Customers.    We enjoy a high level of customer satisfaction, which we believe provides us with the opportunity to sell additional solutions to our 244,000 existing business customers. As of December 31, 2011, only 23% of our customers have purchased two of our products, and less than 5% have purchased three or more of our products. We intend to expand our revenue from our existing customers by cross-selling other new and complementary solutions into our installed base. In addition, we have an opportunity to sell additional licenses and upgrades to our existing customers.

        Pursue Strategic Acquisitions.    We have a successful track record of making strategic acquisitions that complement our existing solutions and business model and extend our position among SMBs. For example, we entered the remote control and collaboration market with our acquisition of TeamViewer, the MSP market with the acquisition of HoundDog Technology Limited (now known as GFI MAX Limited), and the email filtering market with the acquisition of Internet Integration, Inc. (known as Katharion), all in 2009, the antivirus and endpoint security market with the acquisition of Sunbelt Software, Inc. (now known as GFI Software (Florida) Inc.) in 2010, and the web application and cloud monitoring market with the

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acquisition of Monitis, Inc. in 2011. We intend to pursue strategic acquisitions that will enable us to accelerate the introduction of new IT solutions for SMBs.

Our Products

        We offer a broad portfolio of products targeted at SMBs. Most of our products are designed to quickly and easily address a particular pain point exceptionally well. By developing a broad portfolio of focused products, we maintain high quality, product simplicity and cost-effective price points. We believe that our SMB customers prefer targeted solutions that offer rapid deployment, ease-of-use and low maintenance costs over more complex, full-featured solutions offered by traditional enterprise software vendors.

        We currently offer solutions that address the following areas of SMB needs:

        Collaboration.    Our collaboration product, TeamViewer, allows users to access computers and perform important tasks from remote locations. TeamViewer also delivers access through Android, iPhone and iPad devices to remote computers. According to comScore, Inc., the average monthly unique visitors worldwide for TeamViewer for 2011 was close to 8 million, which was approximately two times that of the average monthly unique visitors to LogMeIn, WebEx and GoToMyPC. TeamViewer features currently include:

  •
  Web Conferencing:  Allows users to broadcast their desktop sessions to several viewers simultaneously. TeamViewer enables end-users to collaborate online by sharing documents, presentations, software applications and other content online.

  •
  Remote Access and Control:  Ensures that employees have access to the data and computing resources they need regardless of time or location. IT support staff and helpdesk professionals can also use TeamViewer to remotely control and support computers in any Internet-enabled location.

        IT Infrastructure.    We offer solutions that enable SMBs to manage, secure and access their IT resources. These solutions include systems monitoring, server and asset management, endpoint device control, log management and fax. In addition, we offer security solutions that allow SMBs to address a full spectrum of security issues including antivirus, email security, website filtering and endpoint device management. Our IT infrastructure solutions currently include:

  •
  Log Management:  Monitors and manages Windows event logs by automatically processing, archiving and collecting the most important events occurring within an SMB environment. Our product, GFI EventsManager, addresses this need.

  •
  Antispam:  Detects and removes spam from incoming email before it reaches the user. We offer two products to accomplish this task, one as a traditional application (GFI MailEssentials) and one as a cloud-based service (GFI MailEssentials Complete Online).

  •
  Web Filtering:  Allows SMBs to regulate how employees use the Internet at work to protect the SMB IT infrastructure from websites that contain viruses and other malicious or inappropriate content. Our primary website filtering product is GFI WebMonitor.

  •
  Anti-Malware:  Scans for malware and viruses that are designed to cause a user's computer to do something that the user does not intend. Our VIPRE, GFI WebMonitor and GFI MailSecurity products identify malware in order to prevent it from disrupting the SMB's IT infrastructure.

  •
  Patch Management:  Streamlines the process of installing software updates on several computers from a single location. GFI LanGuard addresses this need.

  •
  Vulnerability Assessment:  Scans computer networks for potential sources of weakness that could lead to network compromise. GFI LanGuard provides this solution.

  •
  Faxing:  Supports SMBs' needs for automated faxing. We offer GFI FaxMaker to accomplish this task.

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  •
  Mail Archiving:  Responds to the growing need for e-mail to be stored and easily retrieved for internal record keeping or regulatory compliance. GFI MailArchiver provides an easy solution to this problem.

        Managed Service Provider.    We provide a platform that MSPs use to deliver outsourced IT support to their SMB customers. Primarily delivered through our GFI MAX platform, our tools allow MSPs to manage, monitor and repair their customers' IT systems remotely. By integrating the above collaboration and IT infrastructure solutions, GFI MAX provides MSPs with the industry's broadest portfolio of solutions to enable them to provide outsourced support. Current GFI MAX features include:

  •
  Patch Management:  Streamlines the process of installing software updates on several computers or devices from a single location.

  •
  Mail Protection:  Filters email-borne malware, viruses and spam as a SaaS solution.

  •
  Monitoring:  Automates both alerts and corrective action in the event of server or network equipment outages.

  •
  Remote Access and Control:  Enables third-party service providers to remotely control and support computers in any Internet-enabled location.

  •
  Anti-Malware:  Scans for malware and viruses that are designed to cause a user's computer to do something that the user does not intend.

        Our products use a combination of traditional on-premise deployment and cloud-based deployment based on the requirements of each individual product and the needs of each customer. We continue to evaluate new products and deployment options, and we expect to continue adapting our product portfolio over time in response to and in anticipation of new trends in SMB technology needs.

Maintenance and Support

        Our maintenance and support agreements vary by product. Typically, purchasers of our IT infrastructure solutions receive one year of software maintenance and support as part of their initial purchase, with the option to renew their maintenance and support agreements annually. These annual maintenance and support agreements provide customers the right to receive software updates, maintenance releases and patches when and if they become available during the contract period, while also providing unlimited access to our internal support representatives. TeamViewer is licensed on a perpetual basis, without any additional cost of support or on-going maintenance. However, customers must pay an upgrade fee in order to receive the latest major version. In certain cases, our offerings are sold on an annual or monthly subscription basis, such as our GFI MAX platform and several of our IT infrastructure solutions, such as GFI WebMonitor and MailEssentials Complete Online. In these instances, customers receive technical support as well as ongoing updates and upgrades during their subscription period.

        Our support organization operates from eight offices in Germany, Malta, the United Kingdom, the United States and the Philippines.

Research and Development

        Our research and development organization is responsible for the design, development and testing of our software. Our current research and development efforts are focused on new releases of existing products as well as new products and modules.

        We have designed a product development process that is responsive to customer feedback throughout the process. Our customers and end-user community provide extensive input regarding a wide variety of use cases that we incorporate into our product definitions and requirements. A subset of customers participates in our product testing, helping us to identify issues prior to product release. Our research and

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development organization regularly coordinates with customer support personnel regarding customer issues, providing another mechanism for including customer feedback into the development process.

        We utilize small development teams, each dedicated to specific products, that work according to a structured and repeatable, iterative process. Our operating segments driving product requirements definition and technical design among our seven development organizations. We currently outsource a limited portion of our development to contract development vendors. We believe we have developed a differentiated process that allows us to release new products rapidly and cost-effectively.

        Our research and development expenses were $6.5 million, $14.1 million and $24.9 million in the years ended December 31, 2009, 2010 and 2011, respectively.

Sales & Marketing

        We have designed our approach to sales and marketing to target SMBs worldwide. As a result, our processes are geared toward high-volume, low-price transactions. All of our products are available on a try-before-you-buy basis, and our product development efforts focus on producing high quality products that are easy to install and deploy on a trial basis, so that potential customers can experience the value of our products. The number of downloads and user trials of our products has proven to be one of the best ways to generate new sales. Therefore, our marketing efforts focus on driving traffic to our websites through email and online marketing.

        We generate sales leads from a wide variety of sources for our IT infrastructure solutions. In addition to traditional marketing efforts such as Internet marketing, direct mail campaigns and trade shows, we market our solutions alongside technical and educational Internet content geared toward SMB systems administrators. We publish white papers and technical guides that help systems administrators understand and solve the problems they face in the day-to-day operation of their IT networks, and we run webinars and publish newsletters that discuss SMB systems administrators' common pain points and how to address them. We also use popular social networking sites to build and maintain online communities of customers and potential customers. Sales leads from each of these sources flow into our sales and marketing process, which is focused on converting individual leads into sales.

        We believe we have acquired a significant competitive advantage through our use of data analytics, lead nurturing tools and customer data mining. From our inception, we have focused on better understanding customer needs, usage patterns and buying habits, so that we can effectively align our marketing offerings. We study our customer base through site traffic monitoring, source data and location services. We leverage these analytics to identify and segment customers and product trials on a granular level. Our lead scoring system enables us to nurture leads and deliver relevant information to assist prospects during their buy decision. By leveraging our customer analytics platform while maintaining strict data privacy measures, we are able to become a trusted advisor to our prospects and significantly increase overall conversion rates.

        In our MSP business, we have developed a highly efficient, measurable and repeatable marketing and sales approach that has allowed us to deliver sustained strong growth in customer numbers and revenue over the last three years. Using capabilities that we have built into our management platform we are able to track in real-time and in detail the source and status of every potential customer trialing our service. We have a reliable and predictable sales process, using both our own sales teams and our channel partners, that we believe allows us to maintain good conversion rates from initial trial to sale. Once a customer purchases one of our solutions, the data collected on service utilization allows us to target our up-selling and cross-selling activities to appeal to individual customers or groups of customers. As a result of this, the adoption of the additional components we have integrated into the platform is consistently high.

        Additional sales channels include our inside sales team and our extensive global network of over 25,000 channel partners acting as resellers worldwide. Our VIPRE antivirus consumer product is also available through traditional retail outlets in both the United States and United Kingdom.

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        In contrast to our IT infrastructure solutions, our collaboration product, TeamViewer, is marketed almost entirely on a highly efficient, viral, freemium model in which customers discover the product on the Internet, or by word of mouth. We will also be utilizing a freemium approach to seek to drive growth in our recently acquired cloud monitoring business, Monitis.

Customers

        Our customers include individual consumers and business customers. As of December 31, 2011, we had over 244,000 business customers in more than 180 countries. We define business customers as customers (other than individual consumers) that have purchased one or more of our products under a unique customer identification number within the past three years. Our business customer base encompasses users of our products across a broad range of industries.

        In addition to the business market, we also sell certain of our products in the consumer market. At the end of 2011, we had over one million customers that purchased our consumer offerings, which currently include our VIPRE Antivirus 2012 and VIPRE Internet Security 2012 offerings. In addition to the revenue that we receive from consumer customers, we believe that familiarity with our consumer products results in further sales of our products in the small-office/home-office market.

        Our solutions have been deployed in installations ranging from an individual home computer to several hundred servers of a multinational business. No customer accounted for more than 1% our total revenue in 2009, 2010 or 2011.

Intellectual Property Rights

        Our intellectual property rights are material to the operation of our business. We rely on a combination of intellectual property laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection.

        We enter into confidentiality and other written agreements with our employees, customers, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information.

        We hold two patents registered in the United States and have filed one additional patent application. We also hold a large number of trademarks that are relevant to our business, such as "GFI Software," "GFI," "TeamViewer," "VIPRE," "GFI MAX," "GFI WebMonitor," "GFI MailSecurity," "GFI EventsManager," "FaxMaker," "LanGuard," "GFI MailEssentials," "VIPRE Mobile" and others, which are registered in various jurisdictions around the world. We also have a number of trademark applications pending in various jurisdictions, such as "Monitis" and "GFI Cloud" and are expanding the registration of our existing registered trademarks to additional jurisdictions.

Competition

        Our software solutions, differentiated business model and go-to-market strategy help us compete in the highly competitive collaboration, IT infrastructure and MSP software markets. Our markets are evolving, and we expect to face additional competition in the future. We face competition from both traditional, larger software vendors offering enterprise software solutions and services and smaller companies offering individual solutions for specific collaboration, IT infrastructure and MSP issues. Our principal competitors vary depending on the product we offer and the geographical region in which we are competing. Our competitors and the products against which our products compete include Citrix Systems' online services, including GoToMyPC and GoToMeeting, LogMeIn, WebEx (acquired by Cisco Systems), McAfee (acquired by Intel), Symantec's Norton security solutions, Microsoft and various other vendors.

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        In contrast to traditional enterprise software vendors, there are also many niche software vendors that seek to serve SMBs but do not effectively compete with us on a global basis. Many niche SMB software vendors are small, independent vendors who specialize in one or a few areas of the market and therefore offer a limited set of product solutions.

        We believe we generally compete favorably with respect to our competitors and that the key competitive factors in our markets include:

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  ability to design, develop and deliver purpose-built software solutions with the specific features and functionality to meet the needs of SMBs;

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  ease of initial setup, deployment and ongoing use;

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  total cost of ownership, including product price and implementation and support costs;

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  ability to deliver rapid time-to-value to customers;

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  distribution channels;

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  high quality customer service and support;

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  product and brand awareness; and

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  pricing flexibility.

Employees

        The table below shows the number of our full-time employees by function as of December 31, 2009, 2010 and 2011, and as of March 31, 2012:

	As of December 31,			As of March 31,
	2009(1)	2010	2011	2012
Business Functional Area
Sales and Marketing	92	193	246	255
Research and Development	74	209	283	295
General and Administrative	47	95	135	141
Customer Support	44	101	143	147

Total	257	598	807	838

(1)
Employment data for 2009 presented on a consolidated basis as if the Merger had occurred during July 2009.

        Except for any mandatory governmental body that negotiates collective bargaining agreements on behalf of certain sectors in certain jurisdictions, any national or local mandatory collective bargaining agreements to which we and/or our local subsidiaries would be a mandatory party under applicable national or local law, and except for employees having private memberships in labor organizations or unions, none of our employees is represented by a labor organization or is party to any collective bargaining agreements. To date, we have never experienced any work stoppage or other material disruptions to our operations arising from labor disputes with our employees and we believe that our relations with our employees are good.

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Facilities

        As of March 31, 2012, we have 20 offices in nine countries and lease more than 174,000 square feet of space. Our registered office is located at 7A rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, with certain operating functions being carried out in Stuttgart and Göppingen in Germany; San Gwann, Malta; Dundee, Edinburgh, Marlow and Staines in the United Kingdom; Florida, California and North Carolina in the United States; Vienna, Austria; Manila, the Philippines; Yerevan, Armenia; and Adelaide, Australia. Our leases expire at various times during the current and coming years. We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal Proceedings

        We are from time to time subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these other legal matters will have a material adverse effect on our consolidated financial statements.

Corporate Structure and Reorganization

        Our principal executive offices are located at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. Our telephone number is +352 2786-0231. The address of our website is www.gfi.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

        All of our operations are conducted through various subsidiaries, which are organized and operated according to the laws of their country of incorporation.

        GFI Software S.à r.l. was incorporated as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg in June 2009 and will be transformed into a Luxembourg joint stock company (société anonyme) becoming GFI Software S.A. as part of the corporate reorganization described under "Corporate Reorganization."

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MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information about the persons we expect will serve as our directors and executive officers upon completion of this offering. The business address of each of our directors and executive officers is our registered office at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

Name	Age	Position
Walter Scott	45	Chief Executive Officer and Director
Daniel Kossmann	55	Chief Financial Officer
Pierre-Michel Kronenberg	50	Chief Technology Officer
Jens Bauch	44	Vice President of Finance and Treasurer
Ingo Bednarz	35	General Counsel and Secretary
Phil Bousfield	53	General Manager, IT Infrastructure
Holger Felgner	40	General Manager, Collaboration and Director
Alistair Forbes	52	General Manager, GFI MAX
Jeffrey Horing(1)	47	Non-Executive Director
Robert P. Goodman(1)(2)	51	Non-Executive Director
Michael Triplett(2)	39	Non-Executive Director
Paul Goodridge(3)	47	Non-Executive Director
William Thomas(2)(3)	52	Non-Executive Director
Paul Walker(1)(3)	54	Non-Executive Director
Bruno Bagnouls	40	Non-Executive Director

(1)
Member of the Nominating and Corporate Governance Committee

(2)
Member of the Compensation Committee

(3)
Member of the Audit Committee.

  Executive Officers

        Walter Scott has served as our Chief Executive Officer and on our Board since the Merger and, prior to that, as Chief Executive Officer of GFI Acquisition and its subsidiaries since October 2008. From September 2005 to September 2008 Mr. Scott served as the Chief Executive Officer of Acronis, Inc., a provider of scalable storage management and disaster recovery software. From January 2004 to May 2005 he served as the Chief Executive Officer of Imceda Software and, after the sale of Imceda to Quest Software, as Senior Director of Product Management during the transition process. Mr. Scott also has worked for Embarcadero Technologies, BMC Software and Banyan Systems, holding various sales and marketing roles during his tenure at each company. Mr. Scott holds a B.A. in Marketing and an M.B.A. from the University of Maine.

        Daniel Kossmann has served as our Chief Financial Officer since April 2011. From January 2008 until its acquisition by IBM in March 2010, Mr. Kossmann served as Chief Financial Officer of Initiate Systems Inc., and from March 2010 to September 2010, Mr. Kossmann served as the Chief Financial Officer of IBM's Initiate Division. Prior to his tenure at Initiate, from May 2001 to December 2007, Mr. Kossmann served as Chief Financial Officer for Outstart Inc. Mr. Kossmann has also served as the Chief Financial Officer of Servicesoft Inc., Infinium Inc., Datalogix and National Education Training Group, an operating segment of National Education Corporation, and held an audit position at Price Waterhouse & Company. Mr. Kossmann holds a B.A. in Accounting from Niagara University and is a Certified Public Accountant.

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        Pierre-Michel Kronenberg has served as our Chief Technology Officer since January 2012. Prior to joining the Company, Mr. Kronenberg served as Chief Technology Officer at Webroot, PC Tools/Symantec, and Kroll/Ontrack and has also been the founder of several startup companies. Mr. Kronenberg speaks English, French and German, and holds a Ph.D. (ABD) and a master's degree from the University of Wisconsin, Madison, and a master's degree from the Swiss Federal Institute of Technology in Lausanne, Switzerland.

        Jens Bauch has served as our Vice President of Finance and Treasurer since March 2012. Mr. Bauch has over 18 years of managerial experience in the sphere of finance and controlling, working in both SMBs and multi-national corporations across diverse industries. Mr. Bauch has previously served as Chief Financial Officer for Central and East Europe for Dassault Systemes Group, and also as a Director in various sections of that company. Prior to his service with Dassault Systemes Group, Mr. Bauch held the post of Manager, Statutory Audits and Due Diligence at both Ernst & Young, Stuttgart, Germany and at Dr.Vaih & Partner, Stuttgart, Germany. Mr. Bauch holds an M.B.A. from the Eberhard-Karls-University in Tübingen, Germany.

        Ingo Bednarz has served as our General Counsel and Secretary since July 2011. Prior to joining us, Mr. Bednarz was an associate in the Frankfurt office of the international law firm Willkie Farr & Gallagher LLP, where he focused on corporate law matters, and prior to that Mr. Bednarz was a corporate law associate with Clifford Chance LLP in that firm's Frankfurt, Germany office. Mr. Bednarz obtained an LL.M. from Golden Gate University in 2006 and successfully completed the Second State Examination at the Higher Court of Saarbrücken in 2004 and the First State Examination at the University of Saarland in 2002. Mr. Bednarz is a German licensed lawyer (Rechtsanwalt).

        Phil Bousfield has served as General Manager of our IT Infrastructure business since February 2008, having become a full-time employee in December of 2008. From January 2007 to February 2008, Mr. Bousfield was the Chief Executive Officer of Cintel, Ltd., and from 2004 to January 2007, Mr. Bousfield served as the Chief Executive Officer of Portwise AB. From 1994 to 2004, Mr. Bousfield held multiple roles within VERITAS Software, ending as the Senior Vice President of International Operations. Before that he worked in various software development and commercial roles for Insignia Solutions, Ltd. and Computervision, Inc. Mr. Bousfield holds a B.S. in Chemical Engineering from the University of Aston in Birmingham.

        Holger Felgner has served as General Manager of our TeamViewer business and on our Board since the Merger. Prior to his appointment as General Manager, Mr. Felgner was Chief Operating Officer of TeamViewer GmbH. Between 2002 and 2006, Mr. Felgner worked at Rossmanith GmbH, a company providing solutions for quality assurance and ISO 9001 certifications, where he held various sales and development roles before becoming Chief Operating Officer. He started his career in sales for Zeta Software GmbH. Mr. Felgner has a Diploma in Industrial Engineering from Stuttgart Media University.

        Alistair Forbes has served as General Manager of our GFI MAX business since July 2010. From July 2009 until July 2010, Mr. Forbes was the Chief Technology Officer of GFI MAX Limited (formerly known as HoundDog Technology Limited, or HoundDog), a position to which he was appointed upon our acquisition of HoundDog in July 2009. Mr. Forbes co-founded HoundDog in 2004 and served as its Chief Technology Officer prior to its acquisition by the Company. Between 2005 and 2009, Mr. Forbes also held the post of Technical Director at Intuitus Limited, the United Kingdom's leading specialist IT due diligence provider. Prior to 2004, Mr. Forbes worked as the General Manager of ADAS Internet Solutions, a technology solutions provider for the environmental and land use sectors in the United Kingdom, and held various senior technology roles at Sandoz Pharmaceuticals and Scottish and Southern Energy. Mr. Forbes holds a B.Sc. from the University of Aberdeen and a Ph.D. from the University of Newcastle Upon Tyne.

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  Directors

        Jeffrey L. Horing has served on our Board since July 2009 and on the board of directors of GFI Acquisition from May 2005 until that company was merged out of existence in connection with the Merger. Mr. Horing is a Managing Director and co-founder of Insight Venture Partners, a private equity and venture capital firm he co-founded in 1995. Prior to founding Insight Venture Partners, Mr. Horing held various positions at Warburg Pincus LLC and Goldman, Sachs & Co. Mr. Horing received a B.S. in Engineering from the University of Pennsylvania's Moore School of Engineering, a B.S. in economics from the Wharton School and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management. He also serves on the boards of directors of a number of private companies.

        Robert P. Goodman has served on our Board since November 2009. Mr. Goodman has been a partner with Bessemer Venture Partners since joining it in 1998. Mr. Goodman is a founding partner of Bessemer Venture Partners' New York office, focusing on investments in software, communications and healthcare information technology. Prior to joining Bessemer Venture Partners, Mr. Goodman founded two telecommunications enterprises: Celcore, a wireless-equipment company that was acquired by Alcatel in 1997, and Boatphone, a group of cellular operating companies that focus on the Caribbean market. Mr. Goodman holds a B.A. from Brown University and an M.B.A. from Columbia University. He also serves on the boards of directors of a number of public and private companies.

        Michael Triplett has served on our Board since the Merger and previously served on the board of directors of GFI Acquisition from May 2005 until that company was merged out of existence in connection with the Merger. Mr. Triplett is a Managing Director at Insight Venture Partners. Prior to joining Insight Venture Partners in 1998, Mr. Triplett was an investment professional at Summit Partners, where he focused on investments in infrastructure and enterprise application software companies. Before joining Summit, Mr. Triplett worked as a financial analyst at Morgan Stanley & Co. and at Midland Data Systems. Mr. Triplett holds a B.A. in Economics from Dartmouth College, where he graduated with cum laude honors.

        Paul Goodridge has served on our Board since July 2011. Mr. Goodridge has over 20 years of senior financial management experience, predominantly in the technology sector, and is qualified as a chartered accountant with the Institute of Chartered Accountants of England and Wales. From October 2010 until October 2011, Mr. Goodridge served as Chief Financial Officer of Sepura PLC, a producer of digital radio products, and prior to that he was Chief Financial Officer of two technology start-up companies: Light Blue Optics, from June 2009 to October 2010, and Moneybookers Group, from June 2008 to December 2008. From January 2002 to June 2008, Mr. Goodridge was Chief Financial Officer of CSR PLC, a wireless technology company based in the United Kingdom, assisting CSR in its 2004 initial public offering on the London Stock Exchange. Mr. Goodridge holds a B.A. in Philosophy from Durham University, from which he graduated with honors.

        William Thomas has served on our Board since July 2011. Until 2009, Mr. Thomas was Senior Vice President and General Manager at Hewlett Packard Enterprise Services in London, where he led the effort to integrate Electronic Data Systems (EDS) and Hewlett Packard in Europe after Hewlett Packard acquired EDS in 2008. Prior to the acquisition of EDS by Hewlett Packard, Mr. Thomas was Executive Vice President for Europe, the Middle East and Africa at EDS, serving as a corporate officer and member of the executive committee. Mr. Thomas holds several degrees, including an honorary D.Sc. from London City University, an M.B.A. from Cranfield School of Management, an M.Sc. in Digital Systems from Brunel University and a B.Sc. in Mathematics from Leeds University.

        Paul Walker has served on our Board since July 2011. From 1994 until 2010, Mr. Walker was Chief Executive Officer of Sage Group PLC, or Sage, which provides software solutions for small- and medium-sized enterprises. Prior to being promoted to Chief Executive Officer of Sage, Mr. Walker served in various finance capacities after joining that company in 1984. Before his tenure at Sage, Mr. Walker held a trainee position at Ernst & Young, where he qualified as a chartered accountant. Mr. Walker currently serves as

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Chairman of European Directories, a pan-European local search and lead generation company. Since 2002, he has also been Non-Executive Chairman of Perform Group, a digital media company. Mr. Walker also functions as a Non-Executive Director of both Experian PLC and Diageo PLC, and has held board positions at other private companies in the past. Mr. Walker received a B.A. in Economics from York University and has qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

        Bruno Bagnouls has served on our Board since November 2009. Mr. Bagnouls is head of the real estate group for Alter Domus, a provider of outsourced administration services to the alternative investment sector, and a member of that firm's Market Committee. Prior to joining Alter Domus in 2000, Mr. Bagnouls was employed by Natixis Bank in Paris and Luxembourg. Mr. Bagnouls holds a degree in business studies and in French accounting (Diplôme d'Etudes Comptables et Financières) from IPAG (École supérieure de commerce) in Paris. Mr. Bagnouls sits on the real estate working group of the Association of the Luxembourg Fund Industry and is a member of the Luxembourg Ordre des Experts Comptables (certified accountant organization). He also serves on the boards of directors of a number of public and private companies.

Board of Directors and Committees

    Composition of the Board of Directors

        We currently have ten managers, all of whom were elected as managers under the board of managers composition provisions of our shareholders agreement and our articles of association. The board of managers composition provisions of our shareholders agreement will terminate upon the closing of this offering. In addition, our current articles of association will be restated in connection with the corporate reorganization described under "Corporate Reorganization" such that, among other things, our board of managers will become a board of directors under Luxembourg law. Upon the termination of such provisions in our shareholders agreement, there will be no further contractual obligations with shareholders or others regarding the election of the members of our Board.

        Pursuant to our articles of association in effect as of the completion of this offering, the board of directors must be composed of a minimum of three directors and a maximum of fifteen directors, each elected by our shareholders at their general meeting. See "Description of Share Capital—Board of Directors" for a discussion of the provisions relating to the nomination and election of our board of directors that will apply upon the completion of this offering.

    Committees of the Board

        Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates in accordance with written charters. Upon completion of the corporate reorganization described in "Corporate Reorganization," our Board will adopt revised charters, and each of these committees will have the composition and responsibilities described below.

        Audit Committee.    Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee will assist our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence, and the performance of our internal audit function and independent auditors; assume responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; and provide a medium for consideration of matters relating to any audit issues.

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        Upon the completion of this offering, our audit committee will consist of Paul Goodridge (Chair), Paul Walker and William Thomas. We believe that the composition of our audit committee upon the completion of this offering will comply with the applicable rules of the SEC and the                        , and satisfy the financial sophistication requirements of the                        . We have undertaken a review of the independence and qualification of each director, and have determined that Paul Goodridge, Paul Walker and William Thomas are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the rules of the                        , and Paul Goodridge and Paul Walker each qualify as an "audit committee financial expert," as defined in Item 16A of Form 20-F and as determined by our Board.

        Our Board will adopt a revised written charter for the audit committee, which will be available on our website upon the completion of this offering.

        Compensation Committee.    The compensation committee will review and recommend policies relating to compensation for and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee will have sole discretion concerning the administration of our share option plans, including the selection of individuals to receive awards and the time at which awards will be granted. Upon the completion of this offering, our compensation committee will consist of Michael Triplett (Chair), Robert P. Goodman and William Thomas.

        Our Board will adopt a revised written charter for the compensation committee that will be available on our website upon the completion of this offering.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee will oversee and assist our Board in identifying, reviewing and recommending nominees for election as directors, evaluate our Board and our management, develop, review and recommend corporate governance guidelines and a corporate code of business conduct and ethics, and generally advise our Board on corporate governance and related matters. Upon the completion of this offering, our nominating and corporate governance committee will consist of Paul Walker (Chair), Jeffrey Horing and Robert P. Goodman.

        Our Board will adopt a revised written charter for the nominating and corporate governance committee, which will be available on our website upon the completion of this offering.

        Our Board may from time to time establish other committees.

Compensation of Directors and Executive Officers

        In 2011, we paid each of Messrs. Thomas, Walker and Goodridge both cash and equity-based compensation for each individual's service on our Board. We entered into offer letters with each of Messrs. Thomas, Walker and Goodridge which detailed an annual retainer of $75,000 to be paid by the Company to each individual for such individual's service as a member of our Board. In addition, under the terms of the GFI Software S.à r.l. Amended and Restated Share Option Plan, or the "2011 Plan," which is discussed in further detail below, we granted each of Messrs. Thomas, Walker and Goodridge options to purchase 25,000 shares of the Company.

        As of December 31, 2011, the Company paid each of Messrs. Thomas and Goodridge £11,666.25 ($18,191) and Mr. Walker $18,750 in cash compensation, which is the pro rata amount associated with each individual's annual retainer fee as calculated on the basis of each individual's designated start date with the Company. On January 1, 2012, the Company increased Mr. Goodridge's annual retainer fee to $100,000.

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        We have no service contracts with the members of our Board that provide for benefits upon termination of service.

        For executive officers, compensation for 2011 consisted generally of base salary, a cash incentive bonus, and employee benefits that are generally provided to employees. The cash incentive bonus component of compensation was determined in part on a discretionary basis, in recognition of achieving individual and Company performance objectives, and in part pursuant to our Executive Bonus Plan, as described below. The aggregate amount of cash compensation paid in respect of 2011 to all eight executive officers as a group was approximately $2,436,870.

        In addition, in connection with and following the adoption of the 2011 Plan, which is described in more detail below, executive officers and other employees were granted an aggregate of 8,200,549 share options, all at an exercise price equal to $4.28 (disregarding share options that were subsequently forfeited upon a termination of employment). Since the adoption of the 2011 Plan, in 2011, an additional 3,475,934 share options were granted at an exercise price equal to $5.37, and an additional 646,000 share options were granted at an exercise price equal to $5.66, and in 2012, an additional 700,000 share options were granted at an exercise price equal to $5.78 (disregarding, in each case, share options that were subsequently forfeited upon a termination of employment). All of these options are subject to vesting conditions that require the employee's continued service with the Company, subject in certain cases to either partial or full acceleration of vesting in connection with certain events, including a change in control. Specific details regarding the options granted to our executive officers are set forth below.

        U.S.-based executive officers are eligible, as are non-executive officers, to participate in the Company's 401(k) plan and receive a Company match. The Company match is 25% of the first 6% (or 1.5%) of an employee's eligible compensation contributed to the plan. The aggregate Company match amount provided to U.S.-based executives in 2011 was $2,925.02. No other pension, retirement, deferred compensation, or similar benefits have been set aside or accrued for our directors or executive officers.

Executive Bonuses

        We pay cash bonuses to our executive officers pursuant to our Executive Bonus Plan based on a target bonus amount established for each executive officer and the achievement of both Company and individual performance objectives, which have historically been determined by our Chief Executive Officer and reviewed and approved by our Board (other than with respect to himself, whose performance objectives are established by our Board). In 2011, the Company objectives under our Executive Bonus Plan were the achievement of quarterly Billings and Adjusted EBITDA targets recommended to our Board by our Chief Executive Officer and our Vice President of Finance. Executives were paid 100% of their target bonus for meeting or exceeding their quarterly Billings and Adjusted EBITDA targets. Additional bonus payments could be approved at the discretion of the compensation committee.

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        The table below shows the annual target bonuses approved for our executive officers for 2011 and the actual amounts paid under the Executive Bonus Plan:

Executive Officer	2011 Target Bonus	2011 Actual Bonus
Walter Scott	$400,000	$454,000
Dan Kossmann(1)	$133,516	$135,000
Ingo Bednarz(1)	$15,792	$15,779
Jens Bauch(2)	—	—
Pierre-Michel Kronenberg(2)	—	—
Phil Bousfield(3)	$104,260	$110,836
Alistair Forbes(3)	$104,260	$104,661
Holger Felgner	$55,680	$111,360

(1)
Messrs. Kossmann and Bednarz were hired during 2011; therefore, their 2011 target bonuses under the Executive Bonus Plan were prorated. Their annualized target bonuses were, respectively, $180,000 and $34,800.

(2)
Messrs. Bauch and Kronenberg were not employed by the Company during 2011 and were not eligible to participate in the Executive Bonus Plan for 2011.

(3)
The bonus amounts for Messrs. Bousfield and Forbes were denominated in pounds sterling and have been converted into dollars using an exchange rate of $1.604:£1, which was the average of the average quarterly conversion rates for pounds sterling to dollars for 2011, and the bonus amounts for Messrs. Felgner and Bednarz were denominated in euros and have been converted into dollars using an exchange rate of $1.392:€1, which was the average of the average quarterly conversion rates for euros to dollars for 2011. The conversion rates were obtained from www.oanda.com.

        In addition to payments under the Executive Bonus Plan, Mr. Kossmann received an additional bonus amount for 2011 in recognition of his efforts relating to the closing of our senior secured credit facility and the October 2011 and November 2011 distributions to certain of our shareholders.

Employment Agreements

        We have entered into employment agreements or offer letters with all of our executive officers under which our executive officers are employed on an at-will basis for an unspecified term. Such agreements specify the executive officer's position, responsibilities, and certain compensation terms. Either party may generally terminate the executive's employment at any time for any reason, with or without cause, in certain cases subject to a minimum notice period or a limited period of severance benefits upon a termination without cause or by the employee for "good reason."

Equity Incentive Plans

        The Company maintains one share option plan pursuant to which we may grant share options to our employees, directors, officers, and prospective employees. In addition, GFI Software Holdings Ltd., or "GFI Holdings," a shareholder of the Company and the entity through which the former shareholders of GFI Acquisition hold equity in the Company, also maintains equity incentive plans pursuant to which certain of our employees, directors, and officers hold equity incentive grants.

    GFI Software S.à r.l. Amended and Restated Share Option Plan

        In 2011, we adopted the 2011 Plan, which provides for the grant of share options to our employees, directors, officers, consultants and prospective employees. The 2011 Plan currently authorizes 12,450,000 of our class A common shares for issuance, which may consist of newly issued shares or previously issued shares temporarily held and reacquired by us on the open market or by private purchase. Shares subject to

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awards that expired or were cancelled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related will again be available for future awards under the 2011 Plan. Options and the total number of shares available for issuance pursuant to options granted under the 2011 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, extraordinary dividend, any change in applicable laws or circumstances that results in or could result in substantial dilution or enlargement of participant rights in the 2011 Plan or any other similar change in our corporate structure or shares.

        Our Board administers the 2011 Plan and has the general authority to, among other things, select the individuals for participation, grant awards, determine the type, number of shares subject to, and other terms and conditions of, and all matters relating to awards, including vesting terms, and construe and interpret the 2011 Plan and awards. The 2011 Plan may be terminated, suspended, or amended at any time by our Board, provided that the rights of option holders may not be impaired by an amendment without the holder's consent and, following an initial public offering, the Board must receive shareholder approval of any amendment for which such approval is required by the national securities exchange on which our shares are listed. The Board may approve the repricing of any awards at any time without shareholder approval. Absent an earlier termination by the Board, the 2011 Plan will expire on the day before the tenth anniversary of its effective date.

        The following table sets forth, as of the date of this prospectus, the options that have been granted (at no cost) and are outstanding among the members of our Board and our executive officers under the 2011 Plan:

Name	Class A Common Shares Underlying Outstanding Options	Exercise Price (US$/Share)	Expiration Date
Board Members
Paul Goodridge	*	$5.66	8/25/2021
William Thomas	*	$5.66	8/25/2021
Paul Walker	*	$5.66	8/25/2021
Board Members as a Group	75,000
Executive Officers
Walter Scott	2,468,095	$4.28	3/14/2021
Daniel Kossmann	*	$5.37	6/15/2021
		$5.66	8/26/2021
Ingo Bednarz	*	$5.37	7/15/2021
Jens Bauch	*	$5.78	2/7/2022
Pierre-Michel Kronenberg	*	$5.78	2/7/2022
Philip Bousfield	*	$4.28	3/14/2021
Alistair Forbes	*	$4.28	3/14/2021
Holger Felgner	*	$4.28	3/14/2021
Executive Officers as a Group	6,014,663

*
Upon the exercise of all options, including options to purchase shares of GFI Holdings, as described below, the Board member or executive officer would beneficially own less than 1% of the total number of outstanding shares of the Company.

        The exercise price for each share option granted prior to this offering was based on the fair market value of our class A common shares on or near the grant date as determined by our Board.

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    GFI Software S.A. 2012 Share Incentive Plan

        In connection with this offering, we anticipate that our Board will adopt, and our shareholders will approve, the GFI Software S.A. 2012 Share Incentive Plan, or the "2012 Plan." The 2012 Plan provides for the grant of share options, restricted shares, restricted share units, share appreciation rights, performance awards, and other share-based awards to certain key employees, directors, officers, consultants and prospective employees of the Company and its affiliates. The 2012 Plan reserves             common shares for issuance, which reserve will be increased (i) on the date of each annual meeting of the Company's shareholders by a number of common shares equal to the lower of (x) the number of common shares representing            % of the Company's outstanding common shares on the date of such increase, reduced by the number of common shares then available for issuance under the 2012 Plan, and (y)             common shares; and (ii) to the extent that an award outstanding under the 2011 Plan as of the effective date of this offering expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of common shares to which the award related, by the number of common shares that are undelivered. Common shares reserved under the 2012 Plan may consist of authorized and unissued common shares or previously issued common shares reacquired by the Company on the open market or by private purchase. Common shares subject to awards that expire or are canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of common shares to which the award relates will again be available for future awards under the 2012 Plan. Awards and the total number of common shares available for issuance pursuant to awards under the 2012 Plan may be subject to adjustment in the event of any reorganization, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange, stock dividend, extraordinary cash dividend, any change in applicable laws or circumstances that results in or could result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2012 Plan.

        The Board, or a committee appointed by the Board, will administer the 2012 Plan and will have the general authority to, among other things, select the individuals for participation, grant awards, determine the number of common shares subject to, and other terms and conditions of, and all matters relating to awards, including vesting terms, and construe and interpret the 2012 Plan and awards. The 2012 Plan may be terminated, suspended, or amended at any time by the Board, or a committee appointed by the Board, provided that the rights of a participant may not be impaired by an amendment without the participant's consent and, following this offering, the Company must receive shareholder approval of any amendment for which such approval is required by applicable law or the applicable rules of the national securities exchange on which the Company's stock is listed. The repricing of any awards is authorized at any time without shareholder approval, unless approval is required by applicable law or the applicable rules of the national securities exchange on which the Company's stock is listed. Absent an earlier termination by the Board, the 2012 Plan will expire on the day before the tenth anniversary of its effective date, but any outstanding awards will remain in effect until the underlying shares are delivered or the award lapses in accordance with its terms.

        No awards have been granted under the 2012 Plan.

    GFI Software Holdings Ltd. Stock Incentive Plan

        GFI Holdings is a British Virgin Islands business company and a direct shareholder of the Company. GFI Holdings maintains the Stock Incentive Plan, or the "2006 Plan," which provides for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Holdings and its affiliates. The 2006 Plan reserved 1,495,540 shares of the common stock of GFI Holdings for issuance, which may consist of authorized and unissued shares or previously issued shares reacquired by GFI Holdings on the open market or by private purchase. Awards and the total number of shares available for issuance pursuant to awards under the 2006 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, any change in applicable laws or

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circumstances that results or could result in substantial dilution or enlargement of participant rights in the 2006 Plan or any other similar change in the corporate structure or shares of GFI Holdings.

        The board of directors of GFI Holdings administers the 2006 Plan and terminated the 2006 Plan in connection with the adoption of the 2009 Stock Incentive Plan (as described below), although awards outstanding under the 2006 Plan at the time of termination continue to remain outstanding until they are either settled, forfeited, or otherwise expire in accordance with their terms.

        No member of our Board or executive officer holds outstanding awards under the 2006 Plan.

    GFI Software Holdings Ltd. 2009 Stock Incentive Plan

        GFI Holdings also maintains its 2009 Stock Incentive Plan, or the "2009 Plan," which provides for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Holdings and its affiliates. The 2009 Plan reserves 10,721,806 shares of common stock of GFI Holdings for issuance, which reserve is subject to automatic increase by the number of shares of stock that would have returned to the share reserve under the 2006 Plan as a result of the expiration, cancellation, forfeiture, or other termination of any awards under the 2006 Plan, but for the termination of the 2006 Plan. Shares reserved under the 2009 Plan may consist of authorized and unissued shares or previously issued shares reacquired by GFI Holdings on the open market or by private purchase. Shares subject to awards that expired or were canceled, forfeited, or otherwise terminated without a delivery to the participant of the full number of shares to which the award related will again be available for future awards under the 2009 Plan. Awards and the total number of shares available for issuance pursuant to awards under the 2009 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, extraordinary dividend, any change in applicable laws or any other similar change in the corporate structure or shares of GFI Holdings.

        The board of directors of GFI Holdings administers the 2009 Plan and has the general authority to, among other things, select the individuals for participation, grant awards, determine the number of shares subject to, and other terms and conditions of, and all matters relating to awards, including vesting terms, and construe and interpret the 2009 Plan and awards. The 2009 Plan may be terminated, suspended, or amended at any time by the board of directors of GFI Holdings, provided that the rights of a participant may not be impaired by an amendment without the participant's consent and following an initial public offering, the board of directors of GFI Holdings must receive stockholder approval of any amendment for which such approval is required by the national securities exchange on which GFI Holdings stock is listed. The board of directors of GFI Holdings may approve the repricing of any awards at any time without shareholder approval. Absent an earlier termination by the board of directors of GFI Holdings, the 2009 Plan will expire on the day before the tenth anniversary of its effective date.

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        The following table sets forth, as of the date of this prospectus, the options that have been granted (at no cost) and are outstanding among our executive officers under the 2009 Plan:

Executive Officer	Shares of GFI Holdings Common Stock Underlying Outstanding Options	Exercise Price (US$/Share)	Expiration Date
Walter Scott	64,105	$1.29	3/1/2021
Daniel Kossmann	—	—	—
Ingo Bednarz	—	—	—
Jens Bauch	—	—	—
Pierre-Michel Kronenberg	—	—	—
Philip Bousfield	*	$1.29	3/1/2021
Alistair Forbes	*	$1.29	3/1/2021
Holger Felgner	—	—	—
Executive Officers as a Group	1,183,510

*
Upon the exercise of all options, including options to purchase class A common shares of the Company, as described above, the executive officer would beneficially own less than 1% of the total number of outstanding shares of the Company.

        The exercise price for each stock option granted prior to this offering was based on the fair market value of a share of common stock of GFI Holdings on or near the grant date as determined by the board of directors of GFI Holdings. No non-executive member of our Board holds outstanding awards under the 2009 Plan.

        In connection with this offering, it is anticipated that GFI Holdings will enter into a plan of liquidation and that the shareholding of GFI Holdings will be collapsed into the Company, with holders of awards under the 2006 Plan and the 2009 Plan receiving common shares of the Company. For a further discussion of the collapse of the GFI Holdings shareholding into the Company, see "Certain Transactions—GFI Software Holdings Ltd." below.

Limitation on Liability and Indemnification Matters

        Under Luxembourg law, indemnification provisions may be included in the articles of association. Our articles of association that will be in effect upon the completion of this offering provide that we shall indemnify any of our directors or officers against all liability and against all expenses reasonably incurred or paid by such director or officer in connection with any action, suit or proceeding which such director or officer becomes involved in as a party or otherwise by virtue of such director or officer being or having been a director or officer of the Company, subject to certain limitations. Prior to this offering, we have entered into indemnification agreements with each member of our Board and our executive officers. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

        At present, there is no pending litigation or proceeding involving any Board member, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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CERTAIN TRANSACTIONS

Transactions

    Merger between GFI Acquisition Company Ltd. and the Registrant

        GFI Acquisition was formed in May 2005 at the direction of certain investment funds affiliated with Insight, following which, GFI Acquisition acquired a controlling interest in Gee FI Holdings Limited and its subsidiaries, including GFI Software LTD.

        TeamViewer Holdings Ltd., or "TeamViewer Holdings," was formed in June 2009 at the direction of certain other investment funds affiliated with Insight, following which, through a series of transactions, TeamViewer Holdings acquired a controlling interest in the registrant and the registrant became the parent holding company of TeamViewer GmbH and its affiliates.

        In November 2010, pursuant to the terms of a merger plan between the registrant and GFI Acquisition, GFI Acquisition merged with and into the registrant, with the registrant surviving. This transaction completed a series of related transactions resulting in the consolidation of GFI Acquisition and its subsidiaries and the registrant and its subsidiaries under one organizational structure. We refer to these transactions, collectively, as the Merger. Following the Merger, the registrant is the direct or indirect holder of all of the outstanding shares of the former GFI Acquisition subsidiaries.

    GFI Software Holdings Ltd.

        GFI Holdings is a British Virgin Islands company that was formed at the direction of Insight in September 2010, prior to and in anticipation of the Merger. Pursuant to a series of transactions under British Virgin Islands law, the shareholders of GFI Acquisition became shareholders of GFI Holdings, GFI Acquisition became a wholly owned subsidiary of GFI Holdings, and GFI Holdings assumed each of the equity incentive plans of GFI Acquisition. Thereafter, upon completion of the Merger, GFI Holdings became a direct shareholder of the registrant.

        In connection with this offering, it is anticipated that GFI Holdings will enter into a plan of liquidation under British Virgin Islands law and will distribute to its shareholders on a pro rata basis the common shares of the Company held by GFI Holdings such that the GFI Holdings shareholders will become direct shareholders of the Company. In addition, it is anticipated that all outstanding vested and unvested GFI Holdings stock options granted under GFI Holdings' 2006 Plan and GFI Holdings' 2009 Plan will be cancelled in exchange for a number of Company common shares owned by GFI Holdings equal to the difference between the fair market value of the GFI Holdings shares and the exercise price of the GFI Holdings stock options.

        For a further discussion of the 2006 Plan and 2009 Plan and the awards granted thereunder, see "Management—Equity Incentive Plans—GFI Software Holdings Ltd. Stock Incentive Plan" and "Management—Equity Incentive Plans—GFI Software Holdings Ltd. 2009 Stock Incentive Plan" above.

    Conversion of Class B Preferred Shares

        In October and November 2011, we engaged in a series of transactions with TeamViewer Holdings and its shareholders to eliminate the preference on our then-existing class B preferred shares held exclusively by TeamViewer Holdings to facilitate the conversion of such shares into class A common shares. As a first step, we distributed €105.0 million (approximately $145.0 million) in cash to TeamViewer Holdings, the sole holder of our class B preferred shares at that time. Thereafter, TeamViewer Holdings distributed our class B preferred shares that it held to its shareholders, funds affiliated with Insight, funds affiliated with Bessemer Venture Partners, and funds affiliated with Greenspring Associates, Inc., or "Greenspring," and we proceeded to distribute an additional €9.0 million (approximately $12.2 million) in the aggregate to each of the affiliates of Insight, Bessemer Venture Partners and Greenspring as the direct

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holders of our then-existing class B preferred shares at such time. Simultaneously, we issued to these shareholders nine convertible subordinated promissory notes in an aggregate principal amount of approximately €13.1 million ($17.7 million), which was the balance of the aggregate preference on the class B preferred shares. We did not receive any cash proceeds from the issuance of these convertible subordinated promissory notes. For a further discussion of the material terms of the convertible subordinated promissory notes held by funds affiliated with each of Insight, Bessemer Venture Partners and Greenspring, see "Operating and Financial Review and Prospects—Indebtedness—2011 Convertible Subordinated Promissory Notes." Finally, in a series of successive transactions which included the repurchase and cancellation of a certain number of our class B preferred shares, we converted the outstanding class B preferred shares held by each of the funds affiliated with Insight, Bessemer Venture Partners and Greenspring into an equivalent number of our class A common shares. See the notes to our financial statements included elsewhere in this prospectus for a discussion of the accounting treatment of the October 2011 and November 2011 transactions.

Agreements with Shareholders

    Shareholders Agreement

        In November 2010, in connection with the Merger, we entered into a shareholders agreement with GFI Holdings and TeamViewer Holdings, our direct shareholders at such time. The shareholders agreement sets forth certain arrangements regarding the composition of the Board of the registrant and, among other things, the terms by which our securities may be transferred. The shareholders agreement also contains customary transfer restrictions, rights of first refusal, drag-along rights, tag-along rights, voting obligations and registration rights.

        All parties to our shareholders agreement have piggyback registration rights. Under these provisions, if we register any securities for public sale, these shareholders have the right to include all or a portion of their shares in the registration statement, subject to certain exceptions relating to employee benefit plans, mergers and acquisitions and registrations that do not permit secondary sales. The obligations under the shareholders agreement terminate upon the earliest of a qualified public offering, as defined in the shareholders agreement, the date on which the shareholders owning a majority of common shares agree in writing to terminate the agreement and the closing of a merger or sale of the Company.

        As we anticipate that this offering will constitute a qualified public offering, we expect that the obligations under the shareholders agreement, including registration rights, will terminate upon completion of this offering.

    Registration Rights Agreement

        Prior to this offering, we anticipate that we will enter into a registration rights agreement with Insight, Bessemer Venture Partners, and certain other holders of our common shares. Pursuant to this agreement, Insight, Bessemer Venture Partners and certain other holders of our common shares will be entitled to rights with respect to the registration of such common shares under the Securities Act. These shares are referred to as "registrable securities." Subject to certain limitations in the agreement, Insight and Bessemer Venture Partners may require such registration on up to three occasions, beginning at the earlier of three years after the date of the agreement or six months following the effective date of any registration statement for this offering. If we register any of our common shares either for our own account, for shareholders, or both, the holders of registrable securities will be entitled to include their shares in that registration, subject to, among other things, the ability of the managing underwriter in that transaction to limit the number of common shares in any offering made pursuant thereto.

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Agreements with Directors and Officers

    Alter Domus Relationship

        Bruno Bagnouls and Laurence Goblet, each members of our Board, are employees of Alter Domus, a third-party provider of outsourced corporate administration services, including Luxembourg statutory accounting services and Luxembourg resident-director services. The Company has paid $28,230, $63,308 and $224,778 to Alter Domus for such corporate administration services over the course of the three years ended December 31, 2011. Under the terms of the agency contract between the Company and Alter Domus, both Mr. Bagnouls and Ms. Goblet have agreed to vote with the majority of the other managers on matters submitted to the Company's Board for approval. Upon completion of this offering, we anticipate that Mr. Bagnouls will remain on our Board and that the agency contract will be terminated to permit Mr. Bagnouls to freely exercise his voting power as a director of the Company.

    Indemnification

        Prior to this offering, we have entered into indemnification agreements with each member of our Board and each of our executive officers. Under the indemnification agreements, we agree, among other things, to indemnify and hold harmless each member of our Board and each of our executive officers to the fullest extent permitted by law against all expenses and liabilities incurred by reason of such member of the Board or executive officer's becoming, or being threatened to be made, a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

        Our articles of association also require us to indemnify our directors and officers to the fullest extent permitted by applicable law. See "Management—Limitations on Liability and Indemnification Matters."

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PRINCIPAL AND SELLING SHAREHOLDERS

        The following table presents information regarding the beneficial ownership of our common shares as of March 31, 2012 on an actual basis and as adjusted to reflect the sale of common shares pursuant to this offering, by:

  •
  each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our outstanding common shares;

  •
  each selling shareholder participating in this offering;

  •
  each member of our senior management named herein;

  •
  each member of our Board; and

  •
  all members of our Board and members of our senior management as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include common shares issuable pursuant to the exercise of stock options or warrants or conversion of convertible securities that are either immediately exercisable or convertible, or exercisable or convertible within 60 days of the date of the prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The percentage of beneficial ownership set forth in the following table is based upon 110,620,964 common shares outstanding as of March 31, 2012 and 2,987,772 common shares issuable upon the exercise of share options that are immediately exercisable or exercisable by May 30, 2012 (60 days after March 31, 2012). In addition, the beneficial ownership set forth in the following table assumes the liquidation of GFI Holdings, including (i) the exercise for cash of all outstanding vested and unvested GFI Holdings stock options, and (ii) a distribution of the class A common shares of the Company held by GFI Holdings to its stockholders and option holders. See "Certain Transactions—GFI Software Holdings Ltd." for a further description of the liquidation of GFI Holdings in connection with this offering.

        Unless otherwise indicated, the address for each listed shareholder is c/o 7A Rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons or entities named in the

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table have sole voting power and investment power with respect to all common shares shown as beneficially owned by them.

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
						Number of Shares to be Sold if Underwriters' Option is Exercised in Full
	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
			Number of Shares Offered
Name and Address of Beneficial Owner	Shares	Percentage		Shares	Percentage		Shares	Percentage
5% Shareholders
Entities affiliated with Insight Venture Partners(1)	81,902,867	74.04%
Entities affiliated with Bessemer Venture Partners(2)	13,469,325	12.18%	—
Additional Selling Shareholders
Directors and Senior Management
Jeffrey Horing(1)	81,902,867	74.04%
Michael Triplett(3)	—	—	—
Robert P. Goodman(2)	13,469,325	12.18%	—
William Thomas	—	—	—
Paul Goodridge	—	—	—
Paul Walker	—	—	—
Bruno Bagnouls	—	—	—
Walter Scott(4)	4,605,766	4.13%	—
Daniel Kossmann	407,208	*	—
Pierre-Michel Kronenberg	—	—	—
Ingo Bednarz	—	—	—
Jens Bauch	—	—	—
Holger Felgner	316,544	*	—
Alistair Forbes	565,987	*	—
Phil Bousfield	589,523	*	—
All directors and senior management as a group (15 persons)	101,857,220	92.05%

*
Represents beneficial ownership or holdings of less than 1% of the outstanding shares.

(1)
Consists of (i) 8,877,113 common shares held by Insight Venture Partners IV, L.P., (ii) 1,186,856 common shares held by Insight Venture Partners (Cayman) IV, L.P., (iii) 1,093,985 common shares held by Insight Venture Partners IV (Co-Investors), L.P., (iv) 70,448 common shares held by Insight Venture Partners IV (Fund B), L.P. (together with Insight Venture Partners IV, L.P., Insight Venture Partners (Cayman) IV, L.P. and Insight Venture Partners IV (Co-Investors), L.P., the "Insight Venture Fund IV Funds"), (v) 8,246,545 common shares held by Insight Venture Partners V, L.P., (vi) 2,496,931 common shares held by Insight Venture Partners (Cayman) V, L.P., (vii) 484,924 common shares held by Insight Venture Partners V (Employee Co-Investors), L.P., (together with Insight Venture Partners V, L.P. and Insight Venture Partners (Cayman) V, L.P., the "Insight Venture Fund V Funds"), (viii) 43,319,887 common shares held by Insight Venture Partners VI, L.P., (ix) 13,608,803 common shares held by Insight Venture Partners (Cayman) VI, L.P. and (x) 2,517,375 common shares held by Insight Venture Partners VI (Co-Investors), L.P. (together with Insight Venture Partners VI, L.P. and Insight Venture Partners (Cayman) VI, L.P., the "Insight Venture Fund VI Funds" and, the Insight Venture Fund VI Funds together with the Insight Venture Fund IV Funds and the Insight Venture Fund V Funds, the "Insight Venture Funds"). Insight Venture Associates IV, L.L.C., or Insight Associates IV, is the general partner of each of the Insight Venture Fund IV Funds. Insight Venture Associates V, L.L.C., or Insight Associates V, is the general partner of each of the Insight Venture Fund V Funds. Insight Venture Associates VI, L.P., or Insight Associates VI, is the general partner of each of the Insight Venture Fund VI Funds. Insight Holdings Group LLC, or Insight Holdings, is the manager of Insight Associates IV and Insight Associates V and the general partner of Insight Associates VI. Jeffrey Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the manager of Insight Associates IV and Insight Associates V and the general partner of Insight Associates VI, and Insight Associates IV is the general partner of the Insight Venture Fund IV Funds, Insight Associates V is the general partner of the Insight Venture Fund V Funds and Insight Associates VI is the general partner of the Insight Venture Fund VI Funds, they have voting and dispositive power over these common shares. The foregoing is not an admission by Insight Associates IV, Insight Associates V, Insight Associates VI or Insight Holdings that it is the beneficial owner of the common shares held by the Insight Venture Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the common shares except to the extent of his pecuniary interest in these entities. Insight Venture Partners' address is 680 Fifth Avenue, 8th Floor, New York, New York 10019.

(2)
Consists of (i) 4,310,183 common shares held by Bessemer Venture Partners VII L.P., (ii) 1,885,706 common shares held by Bessemer Venture Partners VII Institutional L.P. and (iii) 7,273,436 common shares held by BVP VII Special Opportunity Fund L.P. (collectively,

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  the "BVP Funds"). Deer VII & Co. Ltd. is the general partner of Deer VII & Co. L.P. Deer VII & Co. L.P. is the general partner of the BVP Funds. J. Edmund Colloton, David Cowan, Robert P. Goodman, Jeremy Levine and Robert Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the common shares held by the BVP Funds. These directors disclaim beneficial ownership of the shares held by the BVP Funds, except to the extent of their pecuniary interest in such shares. The address for the BVP Funds entities is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Bessemer Venture Partners address is 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538

(3)
Mr. Triplett is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight Venture Funds, but holds no voting or investment power over the shares reflected as beneficially owned by the Insight Venture Funds. See above for more information regarding the Insight Venture Funds.

(4)
1,789,076 common shares reflected as beneficially owned by Walter Scott are held by WSIII DE LLC, which is beneficially owned by Mr. Scott, and 1,829,452 common shares reflected as beneficially owned by Walter Scott are held by The Walter F. Scott III 2010 GRAT, a trust created by Mr. Scott, for which Mr. Scott is trustee.

        The voting rights of our principal shareholders do not differ from the voting rights of other shareholders. We are not aware of any arrangement which may at a later date result in a change of control of the Company.

        As of the date of this prospectus, five of our shareholders were resident in the United States, and such shareholders held 45.49% of our outstanding common shares as of March 31, 2012.

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DESCRIPTION OF SHARE CAPITAL

        The following is a summary of some of the terms of our common shares, based on our articles of association as they will become effective upon completion of our corporate reorganization and the Luxembourg law of August 10, 1915 on commercial companies as amended.

        The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, the form of which will be filed as an exhibit to the registration statement of which this prospectus is a part, and applicable Luxembourg law, including the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time. You may obtain copies of our articles of association as described under "Where You Can Find Additional Information" in this prospectus.

General

        GFI Software S.A. is a Luxembourg joint stock company (société anonyme). The registrant's legal name is "GFI Software S.A." The registrant was incorporated in June 2009 as Crystal Indigo S.à r.l., a société à responsabilité limitée, and was transformed into a société anonyme on                  , 2012.

        The registrant is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B147.127 and has its registered office at 7A Rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

        The corporate purpose of the registrant, as stated in article 3 of our articles of association, is the following:

  The Company's primary purpose is the creation, holding, development and realisation of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities in the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.

  An additional purpose of the Company is (i) the acquisition by purchase, registration or in any other manner as well as the transfer by sale, exchange or otherwise of intellectual and industrial property rights, (ii) the granting of licenses on such intellectual and industrial property rights, and (iii) the holding and the management of its intellectual and industrial property rights.

  The Company may further grant any form of security for the performance of any obligations of the Company or of any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company and lend funds or otherwise assist any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of companies as the Company.

  The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any kind in accordance with Luxembourg law.

  The purpose of the Company is also (i) the acquisition by purchase, registration or in any other manner as well as the transfer by sale, exchange or otherwise of intellectual and industrial property rights, (ii) the granting of license on such intellectual and industrial property rights, and (iii) the holding and the management of its intellectual and industrial property rights.

  The Company may render administrative, support and accounting services to companies of the group of companies to which it belongs. The Company may carry out any commercial, industrial, financial,

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  real estate, technical, intellectual property or other activities which it may deem useful in accomplishment of these purposes.

Share Capital

        After our corporate reorganization, our issued share capital will be                        , represented by                        common shares with a nominal value of €0.01 each. All issued common shares will be fully paid up.

        We have an authorized share capital, including the issued share capital, of €                        consisting of                        common shares with a nominal value of €0.01 each. Each common share is entitled to the same amount in the event of distributions. Immediately after completion of this offering, the authorized share capital will be €                        .

        Our articles of association authorize our board of directors to issue common shares within the limits of the authorized share capital at such times and on such terms as our board of directors may decide during a period of five years from the date of publication of the minutes of the shareholders' meeting approving such authorization in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations), which period may be renewed. Accordingly, our board of directors may issue up to                        common shares until such date. We currently intend to seek renewals and/or extensions as required from time to time.

        Our authorized share capital is determined by our articles of association, as amended from time to time, and may be increased or reduced by amending the articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting. Our articles of association do not discriminate against existing or future holders of our shares. Under Luxembourg law, our shareholders have no obligation to provide further capital to the Company.

        Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the board of directors deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value as well as by way of incorporation of available reserves (including premium).

Form and Transfer of Shares

        Our common shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our common shares.

        Under Luxembourg law, the ownership of registered shares is established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholder register. Transfers of shares not deposited into securities accounts are effective towards the Company and third parties either through the recording of a declaration of transfer into the register of shares, signed and dated by the transferor and the transferee or their representatives or by the Company, upon notification of the transfer to, or upon the acceptance of the transfer by, the Company.

        In addition, our articles of association provide that our common shares may be held through a securities settlement system or a professional depositary of securities. The depositor of common shares held in such manner has the same rights and obligations as if he held the shares directly. Common shares held through a securities settlement system or a professional depositary of securities may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. The depositor whose shares are held through such fungible securities accounts shall have

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the same rights and obligations as if he held the shares directly. However, the Company will make dividend payments (if any) and any other payments in cash, shares or other securities (if any) only to the depositary recorded in the register or in accordance with its instructions.

Issuance of Shares

        Pursuant to the Luxembourg law of August 10, 1915 on commercial companies as amended, the issuance of common shares requires the amendment of our articles of association by the approval of the requisite majority of the votes at a quorate extraordinary general shareholders' meeting. The general meeting may approve an authorized share capital and authorize the board of directors to issue common shares up to the maximum amount of such authorized share capital for a maximum period of five years from the date of publication in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) of the minutes of the relevant general meeting. The general meeting may amend or renew such authorized share capital and such authorization of the board of directors to issue shares each time for a period not exceeding five years.

        We currently have an authorized share capital, including the issued share capital, of €                         and the board of directors is authorized to issue up to                         common shares (subject to stock splits, consolidation of shares or like transactions) with a nominal value of €0.01 per share. Immediately after completion of this offering, the authorized share capital will be €                        .

        Our articles provide that no fractional shares shall be issued.

        Our common shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our common shares.

Pre-emptive Rights

        Unless limited, waived or cancelled by our board of directors in the context of the authorized share capital or by an extraordinary general meeting of shareholders pursuant to the provisions of the articles of association relating to amendments thereof, holders of our common shares have a pro rata preferential subscription right to subscribe for any new shares issued for cash consideration. Our articles provide that preferential subscription rights can be limited, waived or cancelled by our board of directors for a period of five years in the event of an increase of the issued share capital by the board of directors within the limits of the authorized share capital.

Repurchase of Shares

        We cannot subscribe for our own common shares. We may, however, repurchase issued common shares or have another person repurchase issued common shares for our account, subject to the following conditions:

  •
  the repurchase complies with the principle of equal treatment of all shareholders and the Luxembourg law of May 9, 2006 on market abuse, as amended;

  •
  prior authorization by a simple majority vote at an ordinary general meeting of shareholders is granted, which authorization sets forth the terms and conditions of the proposed repurchase, including the maximum number of common shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of a repurchase for consideration, the minimum and maximum consideration per share;

  •
  the repurchase does not reduce our net assets (on a non-consolidated basis) to a level below the aggregate of the issued share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and

  •
  only fully paid-up shares are repurchased.

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        No prior authorization by our shareholders is required for the Company to repurchase its own shares if:

  •
  the Company is in imminent and severe danger, in which case the board of directors must inform the general meeting of shareholders held subsequent to the repurchase of common shares of the reasons for, and aim of such repurchase, the number and nominal value of the common shares repurchased, the fraction of the share capital such repurchased common shares represented and the consideration paid for such shares; or

  •
  the common shares are repurchased by the Company or by a person acting for the Company's account in view of a distribution of the common shares to the employees of the Company.

        The general meeting of shareholders has granted the board of directors the authorization to repurchase up to        % of the issued share capital. The authorization will be valid for a period ending five years from the date of its authorization or the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell common shares in the Company under the conditions set forth in Article 49-2 of the Luxembourg law on commercial companies, dated August 10, 1915, as amended from time to time. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

        The purchase price per common share to be paid shall not be more than €                         and shall not be less than €                         .

Capital Reduction

        Our articles of association provide that our issued share capital may be reduced, subject to the approval or prior authorization of the requisite majority of the votes at a quorate extraordinary general shareholders' meeting. If the reduction of capital results in the capital being reduced below the legally prescribed minimum, the general meeting of the shareholders must, at the same time, resolve to increase the capital up to the required level.

General Meeting of Shareholders

        Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

        Each of our common shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of Luxembourg law and our articles of association. Each common share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provide that our board of directors shall adopt as it deems fit all other regulations and rules concerning the attendance to the general meeting.

        Our articles of association provide that the board of directors may determine a date and time preceding the general meeting of shareholders (the "Record Date"), which may not be less than 10 days and more than 60 days before the date of a general meeting. Any shareholder who wishes to attend the general meeting must inform the Company of his intent to so attend by the Record Date, in a manner to be determined by the board of directors in the notice convening the general meeting of the shareholders. In the case of common shares held through the operator of a securities settlement system or depositary or sub-depositary designated by such depositary, a shareholder wishing to attend a general meeting of shareholders should receive from such operator or depositary or sub-depositary a certificate certifying the number of common shares recorded in the relevant account on the Record Date and that such common shares are blocked until the closing of the general meeting to which it relates. The certificate should be submitted to the Company at its registered address no later than three business days prior to the date of

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the general meeting. In the event that the shareholder votes through proxies, the proxy has to be deposited at the registered office of the Company at the same time or with any agent of the Company duly authorized to receive such proxies. The board of directors may set a shorter period for the submission of the certificate or the proxy.

        A shareholder may participate at any general meeting of shareholders by appointing in writing another person (who need not be a shareholder) as his proxy. Our articles of association provide that our board of directors may determine a date by which we or our agents must have received duly completed proxy forms in order for such form to be taken into account at the general meeting.

        General meetings of shareholders shall be convened in accordance with the provisions of our articles of association and the Luxembourg law of 10 August 1915 on commercial companies, as amended. Such law provides inter alia that convening notices for every general meeting shall contain the agenda of the meeting and shall take the form of announcements published twice, with a minimum interval of eight days between publication and at least eight days before the meeting, in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) and in a Luxembourg newspaper. Notices by mail shall also be sent eight days before the meeting to registered shareholders, but no proof need be given that this formality has been complied with. Where all the shares are in registered form, the convening notices may be made only by registered letters.

        In case an extraordinary general meeting of shareholders is convened to enact an extraordinary resolution (see below under "Voting Rights" for further background information) and if such meeting is not quorate and a second meeting is convened, the second meeting will be convened by means of notices published twice, with a minimum interval of fifteen days between publication and at least fifteen days before the meeting, in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) and in two Luxembourg newspapers. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting.

        Pursuant to our articles of association and if all shareholders are present or represented at a general meeting of shareholders and state that they have been informed of the agenda of the meeting, the general meeting of shareholders may be held without prior notice.

        In addition, in accordance with the rules of the                        , we must provide our shareholders with       days notice of the convening of our general meetings.

        The annual general meeting of shareholders of the Company is held at            (Central European Time) on the                        of                         of each year in Luxembourg city. If that day is a legal or banking holiday or falls on a weekend, the meeting will be held on the next following business day.

        Luxembourg law and the Company's articles of association provide that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of receipt of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the general meeting of shareholders.

Voting Rights

        Each share entitles the holder thereof to one vote at a general meeting of shareholders.

        Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

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        Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

        Ordinary Resolutions.    Pursuant to our articles of association, a quorum requirement of at least one-third of the outstanding shares of the Company present or represented at the meeting applies for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions and nil votes will not be taken into account.

        Extraordinary Resolutions.    Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized capital or issued share capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a merger (fusion) or de-merger (scission), (d) dissolution of the Company and (e) an amendment to our articles of association. Pursuant to Luxembourg law and our articles of association, for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least half (50%) of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting upon a two-thirds majority of the votes validly cast on such resolution. In case such quorum is not reached, a second meeting may be convened by the board of directors in which a quorum requirement of at least one-third of the outstanding shares of the Company present or represented at the meeting applies, and which must still approve the amendment with two-thirds of the votes validly cast. Abstentions and nil votes will not be taken into account.

        Change of nationality.    The Company may only change its nationality by unanimous consent of all shareholders.

        Appointment and Removal of Directors.    Members of our board of directors are elected by ordinary resolution at a general meeting of shareholders. Under the articles of association, all directors are elected for a period of up to two years. Any director may be removed with or without cause and with or without prior notice by a simple majority vote at any general meeting of shareholders. The articles of association provide that, in case of a vacancy, the board of directors may fill such vacancy on a temporary basis by a person designated by the remaining members of the board of directors until the next general meeting of shareholders, which will resolve on a permanent appointment. The directors shall be eligible for re-election indefinitely.

        Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Association

        Shareholder Approval Requirements.    Luxembourg law requires that an amendment of our articles of association be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

        Pursuant to Luxembourg law and our articles of association, for an extraordinary resolution to be considered at a general meeting, the quorum must be at least half (50%) of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) upon a two-thirds majority of the votes validly cast on such resolution.

        Formalities.    Any resolutions to amend the articles of association or to approve a merger, de-merger or dissolution must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and Division

        A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the

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acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary. Further conditions and formalities under Luxembourg law are to be complied with in this respect.

Liquidation

        In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. Generally, the decisions to liquidate, dissolve or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a Luxembourg notary.

No Appraisal Rights

        Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Distributions

        Subject to Luxembourg law, if and when a dividend is declared by the general meeting of shareholders or an interim dividend is declared by the board of directors, each common share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the board of directors may pay interim dividends, subject to Luxembourg law.

        Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution became due and payable.

Annual Accounts

        Under Luxembourg law, the board of directors must prepare annual accounts and, under certain conditions, consolidated accounts. Our board of directors must also annually prepare management reports on the annual accounts and, as the case may be, on the consolidated accounts.

        The annual accounts and consolidated accounts are audited by an independent auditor (réviseur d'entreprises agréé).

        The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg trade and companies register.

Information Rights

        Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the notes to the annual accounts, a list of shareholders whose shares are not fully paid up, the management report and the auditor's report.

        In addition, any registered shareholder is entitled to receive a copy of certain accounting documents including the annual accounts, the consolidated accounts, the auditor's reports and the management reports free of charge prior to the date of the annual ordinary general meeting of shareholders.

        Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to the interests of the Company.

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Board of Directors

        The management of the Company is vested in a board of directors. Our articles of association provide that the board of directors must consist of at least three members and no more than 15 members.

        The board of directors meets as often as company interests require.

        A majority of the members of the board of directors present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board of directors may also take decisions by means of resolutions in writing signed by all directors.

        The general shareholders' meeting elects directors and decides their respective terms, which may be up to two years. If our general meeting so decides, the directors shall be elected on a staggered basis, with one-third of the directors being elected each year. The general shareholders' meeting may dismiss one or more directors at any time, with or without cause and with or without prior notice by a resolution passed by simple majority vote. If the board of directors has a vacancy, such vacancy may be filled on a temporary basis by a person designated by the remaining members of the board of directors until the next general meeting of shareholders, which will resolve on a permanent appointment.

        Within the limits provided for by law, our board of directors may delegate to one or more persons the daily management of the Company and the authority to represent the Company in this respect.

        No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

        Any director having an interest in a transaction submitted for approval to the board of directors that conflicts with our interest, shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations and may not vote on the relevant transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

        Directors are not required to hold shares of the Company.

        Any director and other officer, past and present, is entitled to indemnification from us to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director. We may purchase and maintain insurance for any director or other officer against any such liability.

        No indemnification shall be provided against any liability to us or our shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of a director or officer. No indemnification will be provided in the event of a settlement (unless approved by a court or the Board), nor will indemnification be provided with respect to any matter as to which the director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is                        .

        We intend to apply to list our common shares on the                        , subject to official notice of issuance, under the symbol "            ."

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Historical Development of the Share Capital of the Registrant

        As of April 19, 2012, the share capital of the registrant is set at €1,106,209.64 represented by 110,620,964 common shares denominated as class A common shares, par value €0.01 each. Set forth below is an overview of the historical development of the share capital of the registrant.

    Formation and Acquisition by TeamViewer Holdings Ltd.

        The registrant was incorporated on June 10, 2009 under the name Crystal Indigo S.à r.l. as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg. At its formation, the registrant's share capital was set at €12,500, represented by 12,500 shares, par value €1.00 each, subscribed for exclusively by Waterside Financial Ltd, an affiliate of a third-party service provider facilitating the formation of companies in Luxembourg. On July 22, 2009, TeamViewer Holdings Ltd., or TeamViewer Holdings, an entity controlled by certain investment funds affiliated with Insight (our majority shareholder), purchased the 12,500 shares of the registrant from Waterside Financial Ltd for a total purchase price of €17,500.

    Issuance of CPECs and Increase of Share Capital

        On July 28, 2009, by means of resolutions of the sole manager of the registrant taken in accordance with Luxembourg law, the sole manager of the registrant approved the issuance to TeamViewer Holdings of (i) 43,000,000 convertible preferred equity certificates, or CPECs, par value €1.00 each, in exchange for a cash contribution to the registrant of €43,000,000 (the "Tranche A CPECs"), and (ii) 17,451,720 CPECs, par value €1.00 each, in exchange for a cash contribution to the registrant of €17,451,720 (the "Tranche B CPECs"). The total proceeds to the registrant from the issuance of the CPECs amounted to approximately $86,662,000.

        Pursuant to the terms and conditions of the CPECs, the Tranche A CPECs carried an interest rate of 5.875% (with a step down to 0.375% after five years), and the Tranche B CPECs carried an interest rate of 2.55%, with both the Tranche A CPECs and the Tranche B CPECs maturing on July 29, 2024. The terms and conditions of the CPECs provided that, at any time, upon the election of the holder of the CPECs and with the consent of the Board of the registrant, the CPECs could be converted into shares of the registrant on a one-for-one basis, plus the settlement of any accrued yield in cash upon such conversion. For a discussion of the accounting treatment of the CPECs, see "Operating and Financial Review and Prospects—Critical Accounting Policies and Estimates—Fair Value of Convertible Preferred Equity Certificates."

        On July 29, 2009, by means of resolutions of the sole shareholder of the registrant taken in accordance with Luxembourg law, the registrant increased its share capital by €165,781 to €178,281 through the issuance of 165,781 shares, par value of €1.00 each, subscribed for in cash exclusively by TeamViewer Holdings.

        At December 31, 2009, the total issued share capital of the registrant was €178,281, consisting of 178,281 shares held exclusively by TeamViewer Holdings.

    Conversion of CPECs, Creation of Dual Class of Shares and Increase of Share Capital

        On November 3, 2010, in anticipation of the Merger and by means of resolutions of the sole shareholder of the registrant taken in accordance with Luxembourg law, TeamViewer Holdings, as sole shareholder of the registrant, approved the following actions relating to the share capital of the registrant:

  •
  the creation of two classes of shares of the registrant: class A common shares and class B preferred participating shares ("class B preferred shares"), with the class B preferred shares being entitled to (i) a preferred cumulative dividend corresponding to the product of (x) €117,357,156.87 (subject to certain adjustments) (the "Liquidation Preference") and (y) a rate corresponding to the interest

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    rate payable by the registrant and its subsidiaries with respect to secured indebtedness for borrowed money (the "Preferred Dividend"), and (ii) preferred liquidation proceeds equivalent to a sum corresponding to the Liquidation Preference plus the Preferred Dividends (at the date of such liquidation), less any sums distributed as preferred dividends (subject to certain adjustments);

  •
  an increase of the share capital of the registrant by €64,220,754 to €64,399,035 through the issuance of 64,220,754 shares, par value €1.00 each, subscribed for in kind through the conversion of 60,451,720 CPECs into shares (plus an amount equal to €3,769,034 corresponding to the accrued but unpaid interest on the CPECs), with the entire contribution being allocated to the share capital of the registrant;

  •
  the conversion of the existing 64,399,035 shares, par value €1.00 each, into 6,439,903,500 class B preferred shares, par value €0.01 each, all registered in the name of TeamViewer Holdings; and

  •
  an increase of the share capital of the registrant by €12,941,582.91 to €77,340,617.91 through the issuance of 1,294,158,291 class B preferred shares, par value €0.01 each, subscribed for by TeamViewer Holdings for the price of €12,941,582.91, which class B preferred shares were fully paid up by (i) a contribution in kind consisting of 11,250 shares of Iapetos Holding GmbH, or Iapetos, a German limited liability company, representing a 45% interest in Iapetos, (ii) a contribution in kind consisting of a claim of €9,816,724.79 owed by Iapetos to TeamViewer Holdings, and (iii) a contribution in cash of €3,113,608.12. The total fair market value of the contributions in kind and in cash described in the preceding sentence was assessed at €12,941,582.91 by the managers of the registrant, and the entire contribution was allocated to the share capital of the registrant.

        On November 3, 2010, in connection with the Merger, by means of resolutions of the sole shareholder taken in accordance with Luxembourg law, TeamViewer Holdings approved an increase of the share capital of the registrant by €33,238,187.66 to €110,578,805.57 through the issuance of (i) 3,317,364,167 class A common shares, par value €0.01, subscribed for by GFI Software Holdings Ltd., or GFI Holdings, and (ii) 6,454,599 class B preferred shares, par value €0.01, subscribed for by TeamViewer Holdings. The 3,317,364,167 class A common shares and 6,454,599 class B preferred shares were issued to GFI Holdings and TeamViewer Holdings, respectively, as consideration for the Merger, as each of GFI Holdings and TeamViewer Holdings had, prior to the effectiveness of the Merger, been shareholders of GFI Acquisition (which was merged with and into the registrant as part of the Merger).

        At December 31, 2010, the total issued share capital of the registrant was €110,578,805.57, consisting of 3,317,364,167 class A common shares held exclusively by GFI Holdings and 7,740,516,390 class B preferred shares held exclusively by TeamViewer Holdings. As a result, of the above-described transactions, GFI Holdings held approximately 30% of the equity of the registrant and TeamViewer Holdings held approximately 70% of the equity of the registrant.

    Reduction of Share Capital

        On February 9, 2011, by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was reduced by €109,473,017.51to €1,105,788.06 through the cancellation of (i) 3,284,190,525 class A common shares, par value €0.01 each, (ii) 7,663,111,226 class B preferred shares, par value €0.01 each, and (iii) the allocation of €109,473,017.51 to the share premium of the registrant. The reduction of share capital was completed in order to reduce the number of shares outstanding. No payment was made by the registrant to the shareholders as a result of such reduction and cancellation.

    Distribution out of Share Premium towards Liquidation Preference

        On October 12, 2011, by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the registrant distributed €105,000,000 in cash out of its existing share

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premium to TeamViewer Holdings, as the exclusive holder of the registrant's class B preferred shares, in respect of the liquidation preference discussed above in "—Conversion of CPECs, Creation of Dual Class of Shares and Increase of Share Capital." As a result, the liquidation preference was reduced by a proportionate amount.

        Following the October 12, 2011 distribution described above, TeamViewer Holdings distributed to its shareholders, certain investment funds affiliated with Insight, Bessemer Venture Partners and Greenspring, on a pro rata basis, the class B preferred shares of the registrant then held by TeamViewer Holdings. As a result, these affiliates of Insight, Bessemer Venture Partners and Greenspring became direct shareholders of the registrant and TeamViewer Holdings ceased to be a shareholder of the registrant.

    Conversion and Repurchase of Class B Preferred Shares and Issuance of Class A Common Shares

        On November 9, 2011, in connection with the conversion of the outstanding 77,405,164 class B preferred shares into class A common shares, by means of resolutions of the shareholders of the registrant and resolutions of the Board of the registrant, each taken in accordance with Luxembourg law, the shareholders and the Board approved the following actions relating to the share capital of the registrant:

  •
  the conversion of 73,534,907 class B preferred shares into class A common shares in accordance with Luxembourg law and the repurchase by the registrant of 3,870,257 of its class B preferred shares for an aggregate price of €38,702.57, with the registrant temporarily holding 3,870,257 of its class B preferred shares as a result;

  •
  a reduction of the share capital of the registrant by €38,702.57 to €1,067,085.49 by cancellation of the 3,870,257 class B preferred shares held by the registrant as a result of the step described in the immediately preceding clause; and

  •
  an increase of the share capital by €38,702.57 to €1,105,788.06 through the issuance of 3,870,257 class A common shares, par value €0.01 each, subscribed for in cash by the former holders of the class B preferred shares for a total cash contribution of €38,702.57 to the registrant, which amount was allocated entirely to the share capital.

        As a result of the foregoing steps, the registrant's share capital was set at €1,105,788.06, represented by 110,578,806 class A common shares, par value €0.01 each.

        At December 31, 2011, the registrant's total issued share capital was €1,105,788.06, represented by 110,578,806 class A common shares held by GFI Holdings and affiliates of Insight, Bessemer Venture Partners and Greenspring.

    Recent Events Impacting Share Capital

        On January 31, 2012, in connection with the exercise of certain share options of the registrant granted to two individuals and by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was increased by €421.58 to €1,106,209.64 through the issuance of 42,158 class A common shares, subscribed for in cash for a total contribution of €136,891.17, consisting of €421.58 contributed towards the share capital of the registrant and €136,469.59 contributed towards share premium. In accordance with the terms of the 2011 Plan, the class A common shares were issued in the name of GFI Holdings and will be held in trust by GFI Holdings until the completion of the corporate reorganization described under "Corporate Reorganization" included elsewhere in this prospectus.

        As provided in our articles of association to be in effect upon the completion of our corporate reorganization described in the section entitled "Corporate Reorganization" included elsewhere in this prospectus, our class A common shares will be referred to solely as common shares upon the completion of our corporate reorganization. The registrant may, from time to time and in connection with the exercise of outstanding share options of the registrant, increase its share capital by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law.

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SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, no public market existed for our securities. After we complete this offering, based upon the number of common shares outstanding as of                        , there will be            common shares outstanding (assuming no exercise of outstanding options to purchase common shares). Of these outstanding common shares,            sold in this offering will be freely tradable without restriction or future registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, may be sold only in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

        The remaining            common shares outstanding after this offering are deemed restricted securities under Rule 144.

                                   of these common shares are subject to lock-up arrangements that expire 180 days after the date of our final prospectus. Upon expiration of the 180-day lock-up period, all of these common shares other than share options granted pursuant to our share option plan will be eligible for sale in the public market, subject to the provisions of Rule 144 or Rule 701 under the Securities Act.

        On the date of this prospectus, holders of our securities, including all of our directors and officers and the holders of all of our outstanding common shares and share options, who in the aggregate beneficially own            common shares (including options that are exercisable within            days of the date of this prospectus), have agreed that, for a period of 180 days after the date of this prospectus, they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Jefferies & Company, Inc., acting as the representatives of the underwriters, and the Company. This consent may be given at any time without public notice. In addition, during this 180-day period, we have also agreed not to file any registration statement (other than a registration statement on Form S-8) relating to, and each of our officers and shareholders has agreed not to make any demand for or exercise any right of the registration of, any common shares or any securities convertible into or exercisable or exchangeable for our common shares without the prior written consent of such representatives. For a more detailed description of these provisions see "Underwriting."

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) will be entitled to sell those common shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those common shares without regard to the provisions of Rule 144.

        In general, under Rule 144, our affiliates or persons selling common shares on behalf of our affiliates are entitled to sell, upon the expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding, which will equal approximately            common shares immediately after this offering; or

  •
  the average weekly trading volume of the common shares on the            during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

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        Sales under Rule 144 by our affiliates or persons selling common shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

        Securities issued in reliance on Rule 701 (such as common shares acquired pursuant to the exercise of options granted under our share option plan) are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by shareholders other than our affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

        Shortly after this offering, we will file a registration statement under the Securities Act covering common shares reserved for issuance under our share option plan. The registration statement will cover approximately            shares. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the common shares are subject to the lock-up agreements described above.

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TAXATION

        This taxation summary addresses the material Luxembourg income tax consequences and the material U.S. federal income tax consequences to U.S. shareholders in connection with the acquisition, ownership, and disposition of the common shares. This summary does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or that is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. The laws upon which this summary is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate the contents of this summary, which will not be updated to reflect changes in laws. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THEIR PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF COMMON SHARES.

Material Luxembourg Tax Consequences for Holders of Common Shares

        The following information is of a general nature only and is based on the Company's understanding of certain aspects of the laws and practice in force in Luxembourg as of the date of this prospectus. It does not purport to be a comprehensive description of all of the tax considerations that might be relevant to an investment decision. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the material Luxembourg tax consequences with respect to the common shares and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to shareholders. This summary is based on the laws in force in Luxembourg on the date of this prospectus and is subject to any change in law that may take effect after such date, possibly with retroactive effect. Prospective shareholders should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject and as to their tax position.

    Taxation of the Company

        Withholding Tax.    We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant Luxembourg withholding tax consequences to you.

        Dividends paid by the Company to our shareholders are as a rule subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies. A withholding exemption may apply under the participation exemption regime if (i) the shareholder is an eligible parent ("Eligible Parent") and (ii) at the time the dividend is made available the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months a direct participation of at least 10% of the share capital of the Company or a direct participation of an acquisition price of at least €1.2 million. Holding a participation through a tax-transparent entity is deemed to be a direct participation in the proportion of the net assets held in this entity. An Eligible Parent includes (a) a company covered by Article 2 of the Directive 2011/96/EU of 30 November 2011 ("EU Parent-Subsidiary Directive") or a Luxembourg permanent establishment thereof, (b) a company resident in a country having a double tax treaty with Luxembourg and subject to a tax corresponding to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof, (c) a company limited by share capital (société de capitaux) or a cooperative society (société coopérative) resident in the European Economic Area other than in an EU member state and liable to a tax similar to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof, or (d) a Swiss company limited by share capital (société de capitaux) which is effectively subject to corporate income tax in Switzerland without benefiting from an exemption.

        You may be able to obtain a refund for amounts withheld by us and paid over to the Luxembourg tax authorities in excess of the amount of Luxembourg tax due (if any) under an applicable tax treaty or under

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the participation exemption regime by filing the appropriate forms with the Luxembourg tax authorities requesting such refund and providing the required information.

        No withholding tax is levied on capital gains and liquidation proceeds.

        Income Tax.    The Company is a fully taxable Luxembourg company. The net taxable profit of the Company is subject to Luxembourg corporate income tax and municipal business tax.

        The taxable profit as determined for corporate income tax purposes is applicable, with minor adjustments, for municipal business tax purposes. Corporate income tax is levied at an effective maximum rate of 22.05% in 2011 (inclusive of the 5% surcharge for employment fund purposes). Municipal business tax is levied at a variable rate according to the municipality in which the company is located (6.75% in Luxembourg-city). The maximum aggregate corporate income tax and municipal business tax rate consequently amounts to 28.80% for companies located in Luxembourg-city in 2011.

        Under the participation exemption regime, dividends derived from shares may be exempt from income tax if (i) the distributing company is a qualified subsidiary ("Qualified Subsidiary") and (ii) at the time the dividend is made available to the Company, the Company has held or commits itself to hold for an uninterrupted period of at least 12 months a qualified shareholding ("Qualified Shareholding") in the relevant Qualified Subsidiary. A Qualified Subsidiary means (a) a company covered by Article 2 of the EU Parent-Subsidiary Directive or (b) a non-resident company limited by share capital (société de capitaux) liable to a tax similar to Luxembourg corporate income tax. A Qualified Shareholding means shares representing a direct participation of at least 10% in the share capital of the Qualified Subsidiary or a direct participation in the Qualified Subsidiary of an acquisition price of at least €1.2 million. Liquidation proceeds received are assimilated to a received dividend for this purpose and may be exempt under the same conditions. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

        Capital gains realized by the Company on shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described in the following sentences, are satisfied. Under the participation exemption regime, capital gains realized on shares may be exempt from income tax at the level of the Company if at the time the capital gain is realized, the Company has held or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Qualified Subsidiary of (i) at least 10% or (ii) an acquisition price of at least €6 million. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity. Taxable gains are determined as being the difference between the price for which shares have been disposed and the lower of their cost or book value.

        Net Worth Tax.    The Company is subject to Luxembourg net worth tax at the rate of 0.5% applied on net assets as determined for net worth tax purposes. Net worth is referred to as the unitary value (valeur unitaire) of the Company, as determined at January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation) and (ii) liabilities vis-à-vis third parties.

        Under the participation exemption, a Qualified Shareholding held in a Qualified Subsidiary by the Company is exempt from this calculation.

        Registration and Stamp Duties.    The issuance of the shares against contributions in cash as well as other amendments to the Company's articles of association are currently subject to a €75 fixed duty. The disposal of the shares is not subject to a Luxembourg registration tax or stamp duty, unless recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

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  Taxation of Shareholders

        Generally, a shareholder will not become resident, nor be deemed to be resident, in Luxembourg by reason only of the holding and/or disposing of our common shares, or the execution, performance or enforcement of his/her rights thereunder.

        Income Tax—Luxembourg Resident Shareholders.    Dividends and other payments derived from our common shares by resident individual shareholders, who act in the course of the management of either their private wealth or their professional or business activity, are subject to income tax at the ordinary progressive rates. A tax credit may be generally granted for Luxembourg withholding tax levied and any excess may be refundable. Under current Luxembourg tax law, 50% of the gross amount of dividends received by resident individual shareholders from (i) a Luxembourg resident fully taxable company limited by share capital (société de capitaux), (ii) a company limited by share capital (société de capitaux) resident in a country with which Luxembourg has entered into a double tax treaty and liable to a tax corresponding to Luxembourg corporate income tax or (iii) a company resident in an EU member state and covered by Article 2 of the EU Parent-Subsidiary Directive are exempt from income tax.

        Capital gains realized on the disposal of our common shares by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless these capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative and are subject to income tax at ordinary rates if the shares are disposed of within six months after their acquisition or if their disposal precedes their acquisition. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of. A shareholder is also deemed to dispose of a substantial participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five year period). Capital gains realized on a substantial participation more than six months after the acquisition thereof are taxed according to the half-global rate method, (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the participation.

        Capital gains realized on the disposal of our common shares by resident individual shareholders, who act in the course of their professional or business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

        Income Tax—Luxembourg Corporate Residents.    Dividends and other payments derived from our common shares by Luxembourg resident fully-taxable companies are subject to income taxes, unless the conditions of the participation exemption regime, as described in the next paragraph, are satisfied. A tax credit may be generally granted for Luxembourg withholding tax levied and any excess may be refundable. If the conditions of the participation exemption regime are not met, 50% of the dividends received by Luxembourg resident fully taxable companies from the Company are exempt from income tax.

        Under the participation exemption regime, dividends derived from our common shares may be exempt from income tax if (i) the shareholder is a Luxembourg resident fully taxable company and (ii) at the time the dividend made available to the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding in the Company. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

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        Capital gains realized by a Luxembourg fully taxable resident company on our common shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described in the following sentences, are satisfied. Under the participation exemption regime, capital gains realized on our common shares may be exempt from income tax to the shareholder if (i) the shareholder is a Luxembourg resident fully taxable company and (ii) at the time the capital gain is realized, the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months common shares representing a direct participation (a) in the share capital of the Company of at least 10% or (b) of an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

        Income Tax—Luxembourg Residents Benefiting from a Special Tax Regime.    A shareholder who is either (i) an undertaking for collective investment governed by the law of 17 December 2010, (ii) a specialized investment fund governed by the amended law of 13 February 2007 or (iii) a family wealth management company governed by the amended law of 11 May 2007 is exempt from income tax in Luxembourg. Dividends derived from and capital gains realized on the common shares are thus not subject to income tax in their hands.

        Income Tax—Non-resident Luxembourg Shareholders.    Non-resident shareholders, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the common shares are attributable, are not liable to any Luxembourg income tax on income and gains derived from our common shares.

        As an exception, a non-resident may be liable to Luxembourg income tax on capital gains realized on the common shares if he has held, either alone or together with his spouse or partner and/or his minor children, directly or indirectly, at any time within the five years preceding the disposal of the common shares, more than 10% of the capital of the Company and he has either (i) held the common shares for less than six months or (ii) has been a Luxembourg resident taxpayer for more than 15 years and has become a non-resident less than 5 years before the realization of the capital gains on the common shares.

        Non-resident shareholders who have a permanent establishment or a permanent representative in Luxembourg to which or whom the common shares are attributable must include any dividend received, as well as any gain realized on the sale, disposal or redemption of the common shares, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime, as described in this and the next paragraphs, are satisfied. If the conditions of the participation exemption are not fulfilled, 50% of the gross amount of dividends received by a Luxembourg permanent establishment or permanent representative are exempt from income tax. Taxable gains are determined as being the difference between the price for which the shares have been disposed and the lower of their cost or book value. Under the participation exemption regime, dividends derived from the common shares may be exempt from income tax if (i) the shares are attributable to a qualified permanent establishment ("Qualified Permanent Establishment") and (ii) at the time the dividend is made available to the Qualified Permanent Establishment, it has held or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding. A Qualified Permanent Establishment means (a) a Luxembourg permanent establishment of a company covered by Article 2 of the EU Parent-Subsidiary Directive, (b) a Luxembourg permanent establishment of a company limited by share capital (société de capitaux) resident in a country having a tax treaty with Luxembourg, and (c) a Luxembourg permanent establishment of a company limited by share capital (société de capitaux) or a cooperative society (société coopérative) resident in the European Economic Area other than an EU member state. Common shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

        Under the participation exemption regime, capital gains realized on the common shares may be exempt from income tax if (i) the shares are attributable to a Qualified Permanent Establishment and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment has held or commits

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itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Company (a) of at least 10% or (b) of an acquisition price of at least €6 million.

    Net Worth Tax

        Luxembourg resident shareholders, as well as non-resident shareholders who have a permanent establishment or a permanent representative in Luxembourg to which the common shares are attributable, are subject to Luxembourg net worth tax on such shares, except if the shareholder is (i) an individual, (ii) an undertaking for collective investment governed by the law dated 17 December 2010, (iii) a securitization company governed by the amended law of 22 March 2004 on securitization, (iv) a company governed by the amended law of 15 June 2004 on venture capital vehicles, (v) a specialized investment fund governed by the amended law of 13 February 2007 or (vi) a family wealth management company governed by the amended law of 11 May 2007.

    Other Estate and Gift Taxes

        Under Luxembourg tax law, where an individual shareholder is a resident of Luxembourg for tax purposes at the time of his/her death, the common shares are included in his or her taxable basis for inheritance tax purposes. However, no inheritance tax is levied on the transfer of the common shares upon the death of a shareholder in the event the deceased was not a resident of Luxembourg for inheritance purposes.

        Gift tax may be due on a gift or donation of the common shares, if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

Material U.S. Federal Income Tax Consequences

        The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "IRC"), the Convention Between the Government of the Grand Duchy of Luxembourg and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital ("The Luxembourg-U.S. Convention"), existing Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect, and to different interpretations). This summary applies only if you hold your common shares as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, certain types of investors, such as:

  •
  persons subject to the imposition of the U.S. federal alternative minimum tax;

  •
  partnerships or other pass-through entities treated as partnerships for U.S. federal income tax purposes;

  •
  insurance companies;

  •
  tax-exempt persons;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  dealers in securities;

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  persons who hold common shares as part of a hedging, straddle, constructive sale or conversion transaction;

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  •
  persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation;

  •
  persons whose functional currency is not the U.S. dollar; and

  •
  persons owning (directly, indirectly or constructively under applicable attribution rules) 10% or more of our voting shares may be subject to different tax rules not discussed below.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a member of such an entity will generally depend on the status of the member and the activities of the entity treated as a partnership. If you are a member of an entity treated as a partnership for U.S. federal income tax purposes holding our common shares, you should consult your tax advisor. Persons considering the purchase of the shares should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state or local jurisdiction or any jurisdictions outside of the United States.

        This discussion applies to you only if you are a beneficial owner of common shares and are, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

    Taxation of Dividends

        We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant U.S. tax consequences to you.

        Because we will not compute our earnings and profits in accordance with U.S. federal income tax principles, the gross amount of any distribution, including Luxembourg withholding tax thereon, with respect to our common shares (other than certain pro rata distributions of common shares) will be treated as a dividend for U.S. federal income tax purposes. Subject to applicable limitations, dividends paid to non-corporate holders, in taxable years beginning before January 1, 2013, may be taxable at a preferential maximum rate of 15%, unless we are a passive foreign investment company ("PFIC") for the taxable year. For taxable years beginning on or after January 1, 2013, this preferential maximum rate is scheduled to expire and if it does expire dividends will be taxed to non-corporate holders at the normal graduated income tax rates. You should consult your tax advisor regarding the availability of this preferential tax rate under your particular circumstances. An additional 3.8% tax may apply to dividends received by certain U.S. holders of our common shares, including individuals, estates and trusts, during taxable years beginning on or after January 1, 2013.

        Subject to the next sentence, dividends paid on common shares will constitute income from sources outside the United States for foreign tax credit limitation purposes and will not be eligible for the dividends-received deduction to U.S. corporate shareholders. However, for foreign tax credit limitation purposes, some portion of any dividend received with respect to the common shares may be treated as U.S. source income under the rules regarding "United States-owned foreign corporations." You should consult your tax advisor regarding the source of any dividend received.

        The amount of any distribution paid in euro will be the dollar value of the euro on the date of your receipt of the dividend, determined at the spot rate in effect on such date, regardless of whether you convert the payments into dollars. Gain or loss, if any, recognized by you on the subsequent sale,

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conversion or disposition of euro will be ordinary income or loss, and will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Tax withheld in Luxembourg at the rate provided for in The Luxembourg-U.S. Convention will be treated as a foreign tax that you may elect to deduct in computing your U.S. federal taxable income or credit against your U.S. federal income tax liability. Amounts paid in respect of dividends on common shares will be treated as "passive income" for purposes of calculating the amount of the foreign tax credit available to a U.S. shareholder. Foreign tax credits allowable with respect to each category of income cannot exceed the U.S. federal income tax payable on such category of income. Any amount withheld by us and paid over to the Luxembourg tax authorities in excess of the rate applicable under The Luxembourg-U.S. Convention will not be eligible for credit against your U.S. federal income tax liability. However, you may be able to obtain a refund of such excess amount by filing the appropriate forms with the Luxembourg tax authorities requesting such refund and providing the required information.

    Sale, Exchange or Other Taxable Disposition of the Common Shares

        You will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and your tax basis for such common shares. Such gain or loss will be a capital gain or loss and will be long-term capital gain if the common shares were held for more than one year. Long-term capital gains of non-corporate holders are currently taxed at a rate of 15%. For taxable years beginning on or after January 1, 2013, this long-term capital gain rate is scheduled to increase to 20%. Any such gain or loss generally would be treated as income or loss from sources within the United States for foreign tax credit limitation purposes. If you receive euro upon a sale, exchange or other taxable disposition of common shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such euro will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. An additional 3.8% tax may apply to gains recognized by certain U.S. holders of our common shares, including individuals, estates and trusts, upon the sale, exchange or other taxable disposition of common shares occurring during taxable years beginning on or after January 1, 2013.

    Passive Foreign Investment Company

        A non-U.S. corporation will generally be considered a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income in such taxable year is passive income (the "income test") or (ii) the average percentage (determined on the basis of a quarterly average) of the value of its assets that produce or are held for the production of passive income is at least 50% (the "asset test"). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares.

        The Company believes that it will not be considered a PFIC for U.S. federal income tax purposes for the current year and the Company does not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company's income and assets and the value of its assets as determined under the rules provided in the IRC from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year.

        Furthermore, the application of the PFIC asset test in respect of our current taxable year is uncertain because prior to this offering the Company believes it is a controlled foreign corporation (a "CFC") and, although after the offering it no longer expects to be a CFC, the application of the asset test to a CFC in respect of its taxable year in which it becomes publicly traded after its first quarter is not clear. If a foreign corporation is a "publicly traded corporation" for the taxable year, the PFIC asset test is applied based on the fair market value of its assets. The asset test for a CFC is applied based on the adjusted tax bases of its

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assets as determined for the purposes of computing earnings and profits under U.S. federal income tax principles. In both cases, the determination is made on the basis of a quarterly average. It is not clear, however, whether a corporation will be treated as a "publicly traded corporation" in respect of the taxable year in which it becomes a publicly traded corporation after the first quarter. We will be a CFC prior to the offering, and we expect to become a publicly traded corporation as a result of the offering sometime this year. As a result, it is not clear how the asset test will apply to us in respect of the current taxable year. However, regardless of whether the asset test must be applied entirely based on the adjusted tax bases or entirely on the value of our assets during the current taxable year (or on a combination of these two methods, based on the number of quarters during which our common shares are publicly traded in the current taxable year), we do not believe that we will be a PFIC in respect of our current taxable year. You should note, however, that the IRS could disagree with our conclusion.

        If the Company were treated as a PFIC for any taxable year during which you held a common share, certain adverse consequences could apply. Gain recognized by you on a sale or other disposition of a common share would be allocated ratably over your holding period for the common share. The amounts allocated to the taxable year of the sale or other exchange and to any year before the Company became a PFIC would be taxed as ordinary income, rather than capital gains. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of common shares in excess of 125% of the average of the annual distributions on common shares received by you during the preceding three years or your holding period, whichever is shorter, would be subject to taxation as described above.

        Certain elections may be available (including a mark-to-market election) to you that may mitigate the adverse consequences resulting from PFIC status. In addition, if we were to be treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the 15% preferential tax rate discussed above with respect to dividends paid to non-corporate holders would not apply.

        You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in our common shares.

    Backup Withholding and Information Reporting

        Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are an exempt recipient or (ii) in the case of backup withholding, you provide us with your correct taxpayer identification number on IRS Form W-9 and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

        In addition, U.S. individuals who hold interests in foreign financial assets exceeding $50,000 are required to report our name and address and the information necessary to identify our common shares held on IRS Form 8938, which must be attached to such individual's annual tax return, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions).

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UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, 1585 Broadway New York, New York 10036, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, and Jefferies & Company, Inc., 520 Madison Avenue, New York, New York 10022, are acting as representatives and joint book-running managers, have severally agreed to purchase, and we and the selling shareholders have agreed to issue and sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Jefferies & Company, Inc.
Stifel, Nicolaus & Company, Incorporated
BMO Capital Markets Corp.
Oppenheimer & Co. Inc.

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the common shares subject to their acceptance of the common shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives, including in connection with sales of unsold allotments of common shares or subsequent sales of common shares purchased by the representatives in stabilizing and related transactions.

        The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional common shares from the selling shareholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholders. These amounts are set forth

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assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional            common shares from the selling shareholders.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions to be paid by:
Us
The selling shareholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling shareholders

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $         million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common shares. The selling shareholders are not paying any of the estimated offering expenses in connection with this offering.

        We have been approved to list our common shares on the            under the symbol "        ."

        We and all of our directors and officers and the holders of                           other outstanding common shares and share options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Jefferies & Company, Inc., acting as representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares; or

  •
  file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to certain transactions, including:

  •
  the issuance and sale of shares pursuant to this offering;

  •
  the issuance by us of common shares upon the exercise of an option or warrant or the conversion of a security outstanding upon the date of the underwriting agreement or the disposition of common shares to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes and exercise price due with respect to the exercise of options or the vesting of restricted stock or restricted stock units, insofar as such securities are outstanding as of the date of the underwriting agreement; provided that no public reports or filings, including filings under Section 16 of the Exchange Act, will be required to be filed or will be voluntarily made in connection with such disposition;

  •
  the grant of options by us or the issuance of common shares by us to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of the underwriting agreement;

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  •
  the filing by us of a registration statement with the SEC on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of the underwriting agreement;

  •
  the entry by us into an agreement providing for the issuance of common shares or any security convertible into or exercisable for common shares in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; provided that any securities (as fully converted or exercised, if applicable) issued pursuant to this exception would not exceed 5% of the common shares outstanding immediately after giving effect to the initial public offering, and provided that any recipients of the securities shall enter into a written agreement accepting the restrictions imposed on selling shareholders;

  •
  transactions by any such person relating to common shares or other securities acquired in open market transactions after completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

  •
  transfers by any such person of common shares or any security convertible into common shares as a bona fide gift, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

  •
  distributions by any such person of common shares or any security convertible into common shares to limited partners, limited liability company members or stockholders of any such person, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

  •
  transactions by a selling shareholder relating to common shares or securities convertible or exercisable or exchangeable for common shares pursuant to a bona fide tender offer made for all outstanding common shares and securities convertible into or exercisable or exchangeable for common shares or a sale of all or substantially all of the assets or equity of the Company (whether by merger, sale of assets or otherwise);

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that such plan does not provide for the transfer of common shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made; or

  •
  transfers to us in connection with the repurchase of common shares issued pursuant to employee benefit plans in effect on the date of the underwriting agreement or pursuant to agreements pursuant to which such common shares were issued; provided that no public reports or filings, including filings under Section 16 of the Exchange Act will be required to be filed or will be voluntarily made in connection with such transfer.

In addition, each such person agrees that, without the prior written consent of the representatives, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares, other than in connection with this offering. The 180-day restricted period described in this section, as applicable to us, our directors and officers, and the holders of our outstanding common shares and share options, will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period or provide

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    notification to the representatives of any earnings release, or material news or a material event that may give rise to an extension of the initial 180-day restricted period, in which case the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news.

        In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in this offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        From time to time, certain of the underwriters and their respective affiliates may provide investment banking services, commercial banking and advisory services to us and our affiliates, for which they have received or may receive customary fees and expenses. Certain of the underwriters and their affiliates may also hold our equity or debt securities from time to time. In addition, J.P. Morgan Securities LLC served as the sole lead arranger and sole book-runner for our senior secured credit facility, and an affiliate of J.P. Morgan Securities LLC currently serves as the administrative agent and collateral agent for our senior secured credit facility. Also, affiliates of each of the representatives currently are lenders under the senior secured credit facility, and a portion of the loans held by them will be repaid with proceeds from the offering.

        We, the selling shareholders and the underwriters have, each severally, agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent

143

periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

    European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each representative has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of our common shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of our common shares to the public in that Member State:

        (a)   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

        (c)   at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of our common shares to the public" in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

    United Kingdom

        Each representative has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any common shares in, from or otherwise involving the United Kingdom.

    Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the common shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common shares with a view to distribution.

    Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document

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(as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common shares.

        The common shares are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common shares has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our common shares shall be deemed to be made to such recipient and no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares you undertake to us that, for a period of 12 months from the date of issue of the common shares, you will not transfer any interest in the common shares to any person in Australia other than to a wholesale client.

    Hong Kong

        Our common shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

    Japan

        Our common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our common shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

    Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our common shares is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for

145

subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our common shares is suitable for them.

        Where our common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

        (a)   by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

        (b)   for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

          (1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

          (2)   where no consideration is given for the transfer; or

          (3)   where the transfer is by operation of law.

        In addition, investors in Singapore should note that the common shares acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their common shares.

146

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        We are a Luxembourg limited liability company (société à responsabilité limitée) and upon completion of our corporate reorganization will become a Luxembourg joint stock company (société anonyme). Most of our assets are located outside the United States. Furthermore, most of our directors and officers and some experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S. It may also be difficult for an investor to bring an original action in a Luxembourg or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

        There is doubt as to the enforceability in original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities law, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy.

LEGAL MATTERS

        Willkie Farr & Gallagher LLP, New York, New York, will pass on certain matters related to the common shares offered by this prospectus for us, with respect to United States laws. Arendt & Medernach, Luxembourg will pass on the validity of the common shares offered by this prospectus for us with respect to the laws of the Grand Duchy of Luxembourg. The underwriters have been represented in connection with this offering with respect to United States laws by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of the registrant at December 31, 2010 and for each of the two years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young Malta Limited, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The address of Ernst & Young Malta Limited is Regional Business Centre, Achille Ferris Street, Msida MSD 1751, Malta.

        The financial statements of Sunbelt Software, Inc. at May 31, 2010 and for the five month period ended May 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The address of Ernst & Young LLP is Suite 1200, 401 East Jackson Street, Tampa, FL 33602.

        The consolidated financial statements of the registrant at December 31, 2011 and for the year in the period ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The address of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft is Arnulfstraße 59, 80636 Munich, Postbox 19 01 05, 80601 Munich.

147

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

        Further to the Company's transfer of its accounting and finance function to Germany, effective February 24, 2012, the audit committee of the Company dismissed the Company's registered accountant, Ernst & Young Malta Limited ("Ernst & Young Malta") and retained Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft ("Ernst & Young Germany") as its new independent registered public accounting firm for the fiscal year ending December 31, 2011.

        Ernst & Young Malta's report on the Company's financial statements as of December 31, 2010 and for the two years in the period ended December 31, 2010, did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audits of our financial statements as of December 31, 2010 and for the two years in the period ended December 31, 2010, and through the period ended February 24, 2012, there were no disagreements with Ernst & Young Malta on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young Malta, would have caused Ernst & Young Malta to make reference to the matter of such disagreements in their report.

        In connection with the audits of our financial statements as of December 31, 2010 and for the two years in the period ended December 31, 2010, and through the period ended February 24, 2012, none of the events described in paragraphs (A) through (D) of Item 16F(a)(1)(v) of Form 20-F occurred, except that, during the audit of our financial statements as of December 31, 2010 and for the two years in the period ended December 31, 2010, Ernst & Young Malta advised the Company that it did not have effectively designed controls over financial reporting.

        We engaged Ernst & Young Germany as our new independent registered public accounting firm as of February 24, 2012. In connection with the audits of our financial statements as of December 31, 2010 and for the two years in the period ended December 31, 2010, and through the period ended February 24, 2012, neither the Company nor anyone on its behalf has consulted with Ernst & Young Germany on the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement or a reportable event.

        The Company has provided Ernst & Young Malta Limited with a copy of these disclosures prior to the filing hereof and has requested that Ernst & Young Malta furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young Malta agrees with the statements made by the Company in this item. Ernst & Young Malta has furnished such letter, which letter is filed as Exhibit 16.1 hereto.

148

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, as amended relating to our common shares being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common shares offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance in which a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

        A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-732-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        Prior to this offering we were not required to file reports with the SEC. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers and directors will be exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. As a foreign private issuer, we will file annual reports containing our financial statements audited by an independent public accounting firm on Form 20-F with the SEC. We are not required to file quarterly reports containing our unaudited financial data with the SEC. We will also file with the SEC, as required under Form 6-K, copies of each material document that we are required to publish, or have published, under Luxembourg law, or that we have distributed to our non-U.S. shareholders. You will be able to inspect and copy such periodic reports and other information at the SEC's public reference room and the website of the SEC referred to above.

149

EXPENSES RELATED TO THIS OFFERING

        The following table sets forth the main expenses related to this offering, other than the underwriting discounts and commissions, which we will be required to pay or already have paid.

Thousands of $
SEC registration fee	$
FINRA filing fee	$
listing fee	$
Printing and engraving expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$

Total	$

        Each of the amounts set forth above, other than the SEC registration fee, the FINRA filing fee and the                        listing fee, is an estimate. These expenses will be borne by the Company.

150

GFI SOFTWARE S.À R.L.

Annual Consolidated Financial Statements

As of 31 December 2011 and 2010 and for each of the three years in the period ended 31 December 2011

Pages
Reports of Independent Registered Public Accounting Firms	F-2 - F-3
Consolidated Income Statement	F-4
Consolidated Statement of Comprehensive Income	F-5
Consolidated Statement of Financial Position	F-6
Consolidated Statement of Changes in Equity/(Deficit)	F-7 - F-9
Consolidated Statement of Cash Flows	F-10
Notes to the Consolidated Financial Statements	F-11 - F-89

Sunbelt Software, Inc. and Subsidiaries

Consolidated Financial Statements

Period From January 1, 2010 to May 31, 2010

Report of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders of GFI Software S.à r.l.

        We have audited the accompanying consolidated statements of financial position of GFI Software S.à r.l. as of 31 December 2010, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended 31 December 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFI Software S.à r.l. at 31 December 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended 31 December 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

                      /s/ ERNST & YOUNG MALTA LIMITED

Ernst & Young Malta Limited
Msida

19 April 2012

Report of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders of GFI Software S.à r.l.

        We have audited the accompanying consolidated statement of financial position of GFI Software S.à r.l. as of 31 December 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year in the period ended 31 December 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFI Software S.à r.l. at 31 December 2011, and the consolidated results of its operations and its cash flows for the year in the period ended 31 December 2011, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

20 April 2012

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
München

/s/ BOSTEDT (Bostedt) Wirtschaftsprüfer	/s/ RICHTER (Richter) Wirtschaftsprüfer

GFI SOFTWARE S.À R.L.

CONSOLIDATED INCOME STATEMENT

For the year ended 31 December 2011

	Note	2009	2010	2011
		USD'000	USD'000	USD'000
Revenue
Web-based services, maintenance and subscription		34,252	63,455	93,960
Licences		15,884	18,270	26,117

Total revenue	6	50,136	81,725	120,077
Cost of sales
Web-based services, maintenance and subscription		(6,836)	(13,296)	(14,460)
Licences		(903)	(2,773)	(5,565)
Amortisation of acquired software and patents		(1,216)	(2,990)	(3,894)

Total cost of sales	7	(8,955)	(19,059)	(23,919)
Gross profit		41,181	62,666	96,158
Research and development	7	(6,495)	(14,114)	(24,885)
Sales and marketing	7	(16,369)	(31,132)	(52,916)
General and administrative	7	(7,474)	(16,755)	(37,757)
Depreciation, amortisation and impairment	7	(10,317)	(18,629)	(22,475)

Operating profit / (loss)		526	(17,964)	(41,875)
Gain on disposals	7	—	1,665	95
Unrealised exchange fluctuations		446	(2,993)	(3,362)
Finance revenue	8	41	96	84
Finance costs	9	(13,659)	(16,576)	(10,203)

Loss before taxation		(12,646)	(35,772)	(55,261)
Tax benefit	10	3,320	7,493	3,325

Loss for the year		(9,326)	(28,279)	(51,936)

Attributable to:
Owners of GFI Software S.à r.l.		(5,562)	(21,878)	(51,936)
Non-controlling interest		(3,764)	(6,401)	—

Loss for the year		(9,326)	(28,279)	(51,936)

Basic and diluted loss per
Class A Common Share	12	(0.31)	(0.56)	(12.08)
Class B Preferred Participating Share	12	(0.31)	(0.42)	(0.48)

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended 31 December 2011

	2009	2010	2011
	USD'000	USD'000	USD'000
Loss for the year	(9,326)	(28,279)	(51,936)

Other comprehensive income/(loss)
Exchange differences on translation of foreign operations	(173)	(4,106)	10,054

Other comprehensive income/(loss) for the year	(173)	(4,106)	10,054

Total comprehensive loss for the year	(9,499)	(32,385)	(41,882)

Attributable to:
Owners of GFI Software S.à r.l.	(6,005)	(25,984)	(41,882)
Non-controlling interest	(3,494)	(6,401)	—

Total comprehensive loss for the year	(9,499)	(32,385)	(41,882)

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of 31 December 2011

	Note	2010	2011
		USD'000	USD'000
ASSETS
Non-current assets
Property, plant and equipment	13	4,206	6,795
Goodwill	14	229,636	228,485
Other intangible assets	15	82,161	61,025
Deferred tax assets	10	6,007	28,852

		322,010	325,157

Current assets
Trade and other receivables	17	20,219	23,295
Other current assets	17	1,906	3,476
Tax refundable		1,141	956
Cash at bank and in hand	18	22,719	16,524

		45,985	44,251

TOTAL ASSETS		367,995	369,408

EQUITY / (DEFICIT) AND LIABILITIES
Equity / (Deficit)
Issued capital	19	154,932	1,549
Capital contribution for share options	16	1,578	2,377
Share option reserve	16	—	9,371
(Accumulated losses)/retained earnings	19	(19,183)	(584,982)
Foreign currency translation reserve	19	(4,146)	5,908
Other components of equity / (deficit)	19	(4,680)	488,698

Total equity / (deficit)		128,501	(77,079)

Non-current liabilities
Interest-bearing loans and borrowings	20	18,603	194,480
Deferred revenue	22	66,457	111,377
Other non-current payables	23	551	1,032
Deferred tax liabilities	10	3,681	2,406
Fair value of put option	16	404	—

		89,696	309,295

Current liabilities
Interest-bearing loans and borrowings	20	68,709	19,489
Trade and other payables	21	18,683	25,917
Deferred revenue	22	51,281	78,777
Current tax liabilities		11,125	12,540
Fair value of put option	16	—	469

		149,798	137,192

Total liabilities		239,494	446,487

TOTAL EQUITY / (DEFICIT) AND LIABILITIES		367,995	369,408

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY / (DEFICIT)

	Attributable to owners of the parent
	Share Capital
										Other components of equity/(deficit)
	Class 'A' common shares		Class 'B' preferred shares
						Capital Contribution for Share options		(Accumulated losses)/ Retained earnings	Foreign currency translation reserve					Other components of equity/ (deficit)
	Number of shares	Issued capital	Number of shares	Issued capital	Total Issued capital		Share Options Reserve			Merger reserve	Share premium	Other equity reserve	Dividend reserve		Total	Non- controlling interest	Total equity/ (deficit)
		USD'000		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2011	3,317,364,167	46,480	7,740,516,390	108,452	154,932	1,578	—	(19,183)	(4,146)	48,234	—	21,484	(74,398)	(4,680)	128,501	—	128,501

Loss for the year	—	—	—	—	—	—	—	(51,936)	—	—	—	—	—	—	(51,936)	—	(51,936)
Other comprehensive income	—	—	—	—	—	—	—	—	10,054	—	—	—	—	—	10,054	—	10,054

Total comprehensive income/(loss)	—	—	—	—	—	—	—	(51,936)	10,054	—	—	—	—	—	(41,882)	—	(41,882)

Changes in share capital:
Transfer from issued capital to share premium	(3,284,190,525)	(46,015)	(7,663,111,226)	(107,368)	(153,383)	—	—	—	—	—	153,383	—	—	153,383	—	—	—
Repurchase of 'class B preferred shares'	77,405,164	1,084	(77,405,164)	(1,084)	—	—	—	(513,866)	—	—	338,951	—	—	338,951	(174,915)	—	(174,915)
Equity component of subordinated notes (net of tax)	—	—	—	—	—	—	—	—	—	—	—	1,044	—	1,044	1,044	—	1,044
Share based payments	—	—	—	—	—	802	9,371	—	—	—	—	—	—	—	10,173	—	10,173
Forfeiture of share options	—	—	—	—	—	(3)	—	3	—	—	—	—	—	—	—	—	—

At 31 December 2011	110,578,806	1,549	—	—	1,549	2,377	9,371	(584,982)	5,908	48,234	492,334	22,528	(74,398)	488,698	(77,079)	—	(77,079)

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY / (DEFICIT) (Continued)

	Attributable to owners of the parent
	Share Capital
										Other components of equity/(deficit)
	Class 'A' common shares		Class 'B' preferred shares
						Capital Contribution for Share options		(Accumulated losses)/ Retained earnings	Foreign currency translation reserve					Other components of equity/ (deficit)
	Number of shares	Issued capital	Number of shares	Issued capital	Total Issued capital		Share Options Reserve			Merger reserve	Share premium	Other equity reserve	Dividend reserve		Total	Non- controlling interest	Total equity/ (deficit)
		USD'000		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2010	2,859,790,850	40,069	17,828,100	250	40,319	998	—	2,687	(40)	31,248	—	11,321	(74,398)	(31,829)	12,135	24,318	36,453

Loss for the year		—		—	—	—	—	(21,878)	—	—	—	—	—	—	(21,878)	(6,401)	(28,279)
Other comprehensive loss		—		—	—	—	—	—	(4,106)	—	—	—	—	—	(4,106)	—	(4,106)

Total comprehensive loss		—		—	—	—	—	(21,878)	(4,106)	—	—	—	—	—	(25,984)	(6,401)	(32,385)

Conversion of CPECs into pre-merger common shares and in turn, into Class 'B' Preferred shares of the Company (notes 5 and 19)	—	—	6,422,075,400	89,980	89,980	—	—	—	—	—	—	(7,748)	—	(7,748)	82,232	—	82,232
Reversal of deferred tax liability for CPECs on conversion into shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issue of share capital (note 5):
In exchange for the fair value of 45% shares in Iapetos Holding GmbH on 3 November 2010, cash and contribution of note receivable	—	—	1,294,158,291	18,132	18,132	—	—	—	—	—	—	216,867	—	216,867	234,999	—	234,999
For cash following acquisition of 45% non-controlling interest in Iapetos Holding GmbH on 3 November 2010	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment to reflect book values of acquired non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	(198,949)	—	(198,949)	(198,949)	(17,917)	(216,866)

	—	—	7,716,233,691	108,112	108,112	—	—	—	—	—	—	10,170	—	10,170	118,282	(17,917)	100,365
Issue of shares by GFI Acquisition prior to legal merger presented in equivalent shares of the Company (notes 2, 5 and 19):
For cash on 5 March 2010	146,103,673	2,047	—	—	2,047	—	—	—	—	(214)	—	—	—	(214)	1,833	—	1,833
To its shareholders in exchange for shares in GFI Software (Florida), Inc. on 1 June 2010	260,686,610	3,652	6,454,599	90	3,742	—	—	—	—	17,912	—	—	—	17,912	21,654	—	21,654
As contingent consideration on 22 September 2010 following acquisition of HoundDog Technology Limited	50,783,034	712	—	—	712	—	—	—	—	(712)	—	—	—	(712)	—	—	—

	457,573,317	6,411	6,454,599	90	6,501	—	—	—	—	16,986	—	—	—	16,986	23,487	—	23,487
Recognition of put-option upon modification	—	—	—	—	—	(73)	—	—	—	—	—	—	—	—	(73)	—	(73)
Re-measurement of contingent consideration at fair value (notes 5 and 19)	—	—	—	—	—	—	—	—	—	—	—	(7)	—	(7)	(7)	—	(7)
Fair value of non-controlling interest transferred by Parent Company (note 5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	—	—	661	—	—	—	—	—	—	—	—	661	—	661
Expiration of vested options	—	—	—	—	—	(8)	—	8	—	—	—	—	—	—	—	—	—

At 31 December 2010	3,317,364,167	46,480	7,740,516,390	108,452	154,932	1,578	—	(19,183)	(4,146)	48,234	—	21,484	(74,398)	(4,680)	128,501	—	128,501

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY / (DEFICIT) (Continued)

	Attributable to owners of the parent
	Share Capital
										Other components of equity/(deficit)
	Class 'A' common shares		Class 'B' preferred shares
						Capital Contribution for Share options		(Accumulated losses)/ Retained earnings	Foreign currency translation reserve					Other components of equity/ (deficit)
	Number of shares	Issued capital	Number of shares	Issued capital	Total Issued capital		Share Options Reserve			Merger reserve	Share premium	Other equity reserve	Dividend reserve		Total	Non- controlling interest	Total equity/ (deficit)
		USD'000		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2009	1,290,654,199	18,084	—	—	18,084	619	—	8,119	403	38,114	—	—	(74,398)	(36,284)	(9,059)	—	(9,059)

Loss for the year	—	—	—	—	—	—	—	(5,562)	—	—	—	—	—	—	(5,562)	(3,764)	(9,326)
Other comprehensive (loss)/income	—	—	—	—	—	—	—	—	(443)	—	—	—	—	—	(443)	270	(173)

Total comprehensive loss	—	—	—	—	—	—	—	(5,562)	(443)	—	—	—	—	—	(6,005)	(3,494)	(9,499)

Issue of share capital (note 19):	—	—	17,828,100	250	250	—	—	—	—	—	—	—	—	—	250	—	250
Equity component of CPECs (net of tax) (note 19)	—	—	—	—	—	—	—	—	—	—	—	10,826	—	10,826	10,826	—	10,826

	—	—	17,828,100	250	250	—	—	—	—	—	—	10,826	—	10,826	11,076	—	11,076

Issue of shares by GFI Acquisition prior to legal merger presented in equivalent shares of the Company (notes 2, 5 and 19):	—		—
For cash on 12 May 2009	70,543,461	988		—	988	—	—	—	—	490	—	—	—	490	1,478	—	1,478
To lenders for cash of USD15,773 and against borrowing costs on 30 June 2009	76,744,664	1,075	—	—	1,075	—	—	—	—	(792)	—	—	—	(792)	283	—	283
To its shareholders in exchange for shares in HoundDog Technology Ltd. on 1 July 2009	650,502,689	9,114	—	—	9,114	—	—	—	—	(214)	—	—	—	(214)	8,900	—	8,900
For cash to Insight on 1 July 2009	7,309,019	103	—	—	103	—	—	—	—	(3)	—	—	—	(3)	100	—	100
To its shareholders in exchange for shares in Internet Integration Inc. on 21 September 2009 (note 5)	274,072,671	3,840	—	—	3,840	—	—	—	—	(940)	—	—	—	(940)	2,900	—	2,900
To the sellers in exchange for shares in Internet Integration Inc. on 21 September 2009 (note 5)	51,979,262	728		—	728	—	—	—	—	75	—	—	—	75	803	—	803
As share based payments on 29 December 2009 (note 16)	383,643,285	5,375	—	—	5,375	—	—	—	—	(5,296)	—	—	—	(5,296)	79	—	79
To its shareholders in exchange for shares in Internet Integration Inc. issued on 31 December 2009 (note 5)	54,341,600	762	—	—	762	—	—	—	—	(186)	—	—	—	(186)	576	—	576
Recognition of fair value of contingent consideration on acquisition of Internet Integration Inc. (note 5)	—	—	—	—	—	—	—	—	—	—	—	310	—	310	310	—	310
Recognition of fair value of contingent consideration on acquisition of HoundDog Technology Ltd. (note 5)	—	—	—	—	—	—	—	—	—	—	—	185	—	185	185	—	185
Non-conrolling interest in the acquired subsidiary (note 5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	27,812	27,812
Share based payments	—	—	—	—	—	509	—	—	—	—	—	—	—	—	509	—	509
Expiration of vested options	—	—	—	—	—	(130)	—	130	—	—	—	—	—	—	—	—	—

At 31 December 2009	2,859,790,850	40,069	17,828,100	250	40,319	998	—	2,687	(40)	31,248	—	11,321	(74,398)	(31,829)	12,135	24,318	36,453

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2011

		2009	2010	2011
		USD'000	USD'000	USD'000
Operating activities
Loss before taxation		(12,646)	(35,772)	(55,261)
Non-cash adjustment to reconcile (loss) / profit before tax to net cash flows:
Depreciation of property, plant and equipment	13	1,069	1,575	2,684
(Gain)/loss on sale of property, plant and equipment		(7)	—	4
Movement in provision for impairment of receivables	17	195	186	264
Share-based payment transaction expense	16	509	661	10,173
Movement in fair value of put option		—	331	65
Movement in fair value of derivative financial instrument		94	—	—
Amortisation of intangible assets	15	10,464	20,044	22,241
Gain on disposals	7	—	(1,665)	(95)
Finance revenue	8	(41)	(96)	(84)
Finance costs	9	13,659	16,576	10,203
Unrealised exchange fluctuations		(446)	2,993	3,362
Impairment on intangible assets		—	—	1,444
Working capital adjustments:
(Increase)/decrease in other current assets		(53)	(2,422)	(1,438)
Movement in related party balances		123	2,880	28
(Increase)/decrease in trade and other receivables		(6,359)	2,636	(5,913)
Increase/(decrease) in deferred revenue		21,334	61,801	80,163
Increase/(decrease) in trade and other payables		(1,415)	(6,384)	14,026
Taxation paid		(8,623)	(8,721)	(22,009)
Tax recovered		171	288	—
Interest received		41	96	82

NET CASH FLOWS FROM OPERATING ACTIVITIES		18,069	55,007	59,939

Investing activities
Acquisition of investments in subsidiaries, net of cash acquired	5	(94,872)	(15,318)	(4,480)
Purchase of other intangible assets	15	(1,754)	(137)	(10)
Purchase of property, plant and equipment	13	(888)	(2,161)	(5,326)
Proceeds from sale of property, plant and equipment		20	41	—
Proceeds from disposal of product line	7	—	1,580	160

NET CASH FLOWS USED IN INVESTING ACTIVITIES		(97,494)	(15,995)	(9,656)

Financing activities
Proceeds from issue of share capital	19	250	4,362	53
Proceeds from issue of share capital by merged entity	19	1,673	1,833	—
Repurchase of class B preferred shares		—	—	(157,220)
Proceeds from issue of CPECs	19	86,662	—	—
Repayments of borrowings		(12,683)	(42,728)	(91,958)
Proceeds from bank borrowings		16,011	20,345	204,438
Interest paid on borrowings		(9,858)	(9,108)	(11,521)

NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES		82,055	(25,296)	(56,208)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		2,630	13,716	(5,925)
Net foreign exchange difference		145	(64)	(270)
CASH AND CASH EQUIVALENTS AT 1 JANUARY		6,292	9,067	22,719

CASH AND CASH EQUIVALENTS AT 31 DECEMBER	18	9,067	22,719	16,524

The accounting policies and explanatory notes form an integral part of the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    CORPORATE INFORMATION

        GFI Software S.à r.l. (formerly TV Holding S.à r.l.) (the "Company"), of 7A Rue Robert Stümper, L-2557 Luxembourg, was formed on 10 June 2009 in Luxembourg as a Luxembourg limited liability company (société à responsabilité limitée).

        The Company and its direct and indirect subsidiaries (collectively, the "Group") is a global provider of IT infrastructure and collaboration software solutions that are designed for small-and medium-sized businesses, or SMBs. These solutions enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications.

        On 19 November 2010, the Company consummated a common control merger (the "Merger") with GFI Acquisition Company Ltd. ("GFI Acquisition"), a British Virgin Islands company formed on 20 April 2005, whereby GFI Acquisition merged with and into the Company, with the Company surviving and succeeding to the assets, rights, liabilities and obligations of GFI Acquisition. Prior to the Merger, the Company was wholly owned by TeamViewer Holdings Ltd. ("TeamViewer Holdings") and GFI Acquisition was controlled by GFI Software Holdings Ltd. ("GFI Software Holdings"), each a British Virgin Islands company controlled by investment funds affiliated with Insight Venture Management, LLC ("Insight"). Insight funds are controlled by their respective general partners, with each general partner ultimately managed and controlled by Insight Holdings Group, L.L.C. As a result, prior to the Merger both GFI Acquisition and the Company were controlled by Insight.

        Pursuant to the Merger between GFI Acquisition and the Company, TeamViewer Holdings held 7,740,516,390 Class B Preferred Shares of the Company with a par value of EUR0.01 each and GFI Software Holdings received 3,317,364,167 Class A Common Shares with a par value of EUR0.01 each respectively, representing 70% and 30%, respectively, of the equity interest of the Company (note 19).

        By a shareholders' resolution dated 9 February 2011, the Company reduced its share capital from EUR110,578,805 (USD154,932,242) to EUR1,105,788 (USD1,549,322), which share capital was allocated to the Company's share premium. In connection with the reduction in the share capital, the Company cancelled 3,284,190,525 Class A Common Shares and 7,663,111,226 Class B Preferred Participating Shares. Following such steps, GFI Software Holdings held 33,173,642 Class A Common Shares and TeamViewer Holdings held 77,405,164 Class B Preferred Participating Shares.

        Subsequent to the repurchase of Class B Preferred Participating shares, the shareholders of TeamViewer Holdings subscribed for 3,870,257 Class A Common Shares for an aggregate total subscription price of EUR38,702 (USD52,616); and therefore currently directly hold a total of 77,405,164 Class A common shares with a par value of EUR 0.01 each (69.97%), and GFI Software Holdings Ltd. holds a total of 33,215,800 Class A common shares with a par value of EUR 0.01 each (30.03%), in the Company (note 19), including the issuance of 42,158 Class A Common Shares to GFI Software Holdings Ltd., on January 31, 2012, to hold on behalf of former employees who exercised stock options.

Acquisitions by GFI Acquisition or its subsidiaries

  •
  On 5 May 2005, GFI Acquisition acquired a 90% interest in Gee FI Holdings Limited, a British Virgin Islands company ("Gee FI"), from the founder of Gee FI. On May 4, 2006, Gee FI redeemed the remaining 10% interest held by its founder and, as a result, GFI Acquisition became the sole shareholder of Gee FI. Gee FI and its subsidiaries distribute software solutions for messaging, content and network security.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    CORPORATE INFORMATION (Continued)

  •
  On 4 November 2005, GFI Acquisition indirectly acquired GFI USA, Inc., a North Carolina corporation. GFI USA, Inc. serves as a United States distributor for the Group's products.

  •
  On 18 April 2006, GFI Acquisition indirectly acquired GFI Asia Pacific Pty Ltd, a company organised under the laws of Australia ("GFI AP"), and GFI Software (HK) Ltd, a company organised under the laws of Hong Kong ("GFI HK"). GFI AP and GFI HK provided distribution services in the Asia Pacific region for the GFI Acquisition group's products. On April 22, 2008, GFI AP and GFI HK were divested from the GFI Acquisition group.

  •
  On 3 March 2008, GFI Acquisition indirectly acquired Techgenix Limited, a British Virgin Islands company ("Techgenix"). Techgenix, along with its direct Maltese subsidiary of the same name, provides IT thought leadership and technical content in the form of newsletters and websites.

  •
  On 2 July 2009, GFI Acquisition indirectly acquired HoundDog Technology Limited, a company incorporated in Scotland ("HoundDog"). HoundDog provides "software as a service," or SaaS, solutions used by managed service providers ("MSPs") to service their clients.

  •
  On 12 May 2009, GFI Acquisition caused the formation of S.C. Titan Backup S.R.L., a company organised under the laws of Romania ("Titan Backup"), for the purpose of acquiring certain assets from sellers in Romania. This was accounted for as an asset purchase.

  •
  On 21 September 2009, GFI Acquisition indirectly acquired Internet Integration, Inc., a California corporation (doing business as "Katharion"). Internet Integration, Inc. offers a hosted email filtering service called "Katharion."

  •
  On 1 June 2010, GFI Acquisition indirectly acquired Sunbelt Software, Inc., a Florida corporation now known as GFI Software (Florida), Inc. ("GFI Software (Florida)"). GFI Software (Florida) offers a number of antivirus solutions.

Acquisitions by the Company

  •
  In July 2009, the Company, through a series of transactions, indirectly acquired a 55% interest in TeamViewer GmbH, a German limited liability company. TeamViewer GmbH offers remote control and remote access technology to both individual and commercial users.

  •
  On 3 November 2010, TeamViewer Holdings contributed to the Company the remaining 45% interest in TeamViewer GmbH in exchange for shares.

  •
  On 28 September 2011, the Company indirectly acquired two related entities, Monitis Inc. and Monitis GFI CJSC, registered in the United States of America and Armenia, respectively. Monitis provides web monitoring services.

2.    MERGER OF ENTITIES UNDER COMMON CONTROL

        The Merger of GFI Acquisition with and into the Company in November 2010 is a reorganisation of entities under common control and the pooling of interest method of accounting has been used in the presentation of the accompanying Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.    BASIS OF PREPARATION

        The annual Consolidated Financial Statements of the Group have been prepared on a historical cost basis except for derivative financial instruments which are measured at fair value in the Consolidated Statement of Financial Position. For the reasons set out in note 4.3 under the accounting policy for Foreign Currency Translation, the Consolidated Financial Statements are presented in United States Dollars ("USD"). All financial information presented in USD has been rounded to the nearest thousand, except where otherwise indicated.

        As stated in note 2 above, the Merger of GFI Acquisition with and into the Company is a reorganisation of entities under common control and the pooling of interest method of accounting has been used in the presentation of the accompanying Consolidated Financial Statements. Assets and liabilities of the Company and GFI Acquisition have been recognised at historical amounts. For periods prior to the legal formation of the Company, under the pooling of interest method of accounting, the assets, liabilities, revenue and expenses of GFI Acquisition were consolidated, and the Consolidated Financial Statements present the results and changes in equity as if the Group had been in existence throughout the years presented. The operations of TeamViewer GmbH are included only from 29 July 2009, the date of its indirect acquisition by the Company.

        The Consolidated Financial Statements comprise full International Financial Reporting Standards ("IFRS") financial statements for the year ended 31 December 2011, with corresponding figures for 2010. In addition, corresponding figures for 2009 are included in the Consolidated Income Statement, Statement of Changes in Equity / (Deficit) and Consolidated Statement of Cash Flows and related notes. These additional 2009 figures are being provided to conform with the Company's Form F-1 filing with the Securities and Exchange Commission.

Statement of compliance

        The annual Consolidated Financial Statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board ("IASB").

Authorisation of the Consolidated Financial Statements

        The Consolidated Financial Statements were approved and authorised for issue by the Board of Managers on 18 April 2012.

Basis of consolidation from 1 January 2010

        These Consolidated Financial Statements comprise the financial position of the Group as of 31 December 2011 and 2010 and the related consolidated statements of income, comprehensive income, changes in equity/(deficit) and cash flows for each of the three years in the period ended 31 December 2011.

        Subsidiaries are fully consolidated from the date of acquisition (the date on which the Group obtains control over the subsidiary) and continue to be consolidated until the date that such control ceases. The Consolidated Financial Statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated in full.

        Losses within a subsidiary are attributed to the non-controlling interest even if it results in a deficit balance.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.    BASIS OF PREPARATION (Continued)

        A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it:

Derecognises the assets (including goodwill) and liabilities of the subsidiary;
Derecognises the carrying amount of any non-controlling interest;
Derecognises the cumulative translation differences, recorded in equity;
Recognises the fair value of the consideration received;
Recognises the fair value of any investment retained;
Recognises any surplus or deficit in profit or loss; and
Reclassifies the parent's share of components previously recognised in other comprehensive income to profit or loss or retained earnings, as appropriate.

Basis of consolidation prior to 1 January 2010

        Certain of the above-mentioned requirements were applied on a prospective basis. The following differences, however, are carried forward in certain instances from the previous basis of consolidation.

        Acquisitions of non-controlling interests, prior to 1 January 2010, were accounted for using the parent entity extension method, whereby, the difference between the consideration and the book value of the share of the net assets acquired were recognised in goodwill.

        Losses incurred by the Group were attributed to the non-controlling interest until the balance was reduced to nil. Any further excess losses were attributed to the parent, unless the non-controlling interest had a binding obligation to cover such losses.

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS

4.1    CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

        The accounting policies adopted are consistent with those of the previous financial year except for the following new and amended IFRS and International Financial Reporting Interpretations Committee ("IFRIC") interpretations as of 1 January 2011:

        Amendment to IAS 24 Related Party Transactions    The amendment to IAS 24 is twofold. The amendment clarified the definition of a related party, however, without changing the fundamental approach to related party disclosures. It emphasises a symmetrical view on related party relationships and clarifies how a person or key management personnel impacts related party relationships of an entity (see note 2). Furthermore, the amendment provides for an exemption to related party disclosures for government-related entities. The amendment is effective for financial years beginning on or after 1 January 2011. While the adoption of the amendment did not have any current impact on the financial position or performance or disclosures of the Group, as all required information is currently being appropriately captured and disclosed, it is relevant to the application of the Group's accounting policy in identifying future potential related party relationships.

        Amendment to IAS 32 Financial Instruments: Presentation—Classification of Rights Issues.     The amendment alters the definition of a financial liability in IAS 32. It classifies certain rights issues, options or warrants as equity instruments. This is applicable if the rights are given pro rata to all of the existing

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

owners of the same class of an entity's non-derivative equity instruments, in order to acquire a fixed number of the entity's own equity instruments for a fixed amount in any currency. The Group did not enter into any rights issue, options or warrants which would be affected by this amendment. If the Group had such instruments, these would no longer be classified as derivatives with changes in fair value impacting profit or loss. The amendment is effective for financial years beginning on or after 1 February 2010.

        Amendment to IFRIC 14 Prepayments of a Minimum Funding Requirement.    The amendment was made to remove an unintended consequence when an entity is subject to minimum funding requirements (MFR) and makes an early payment of contributions to cover those requirements. The amendment permits a prepayment of future service cost by the entity to be recognised as a pension asset. The Group's defined benefit obligation liability is not affected by this amendment. However, the amendment is incorporated into the Group's accounting policy.

        Improvements to IFRSs    In May 2010, the Board issued its third omnibus of amendments to standards, primarily with a view to removing inconsistencies and clarify wording. There are separate transitional provisions for each standard. The adoption of the following amendments resulted in changes to accounting policies, but no impact on the financial position or performance of the Group.

  •
  IFRS 3 Business Combinations: The measurement options available for non-controlling interest (NCI) were amended. Only components of NCI that constitute a present ownership interest that entitles their holder to a proportionate share of the entity's net assets in the event of liquidation should be measured at either fair value or at the present ownership instruments' proportionate share of the acquiree's identifiable net assets. All other components are to be measured at their acquisition date fair value (see note 5).

  •
  IFRS 7 Financial Instruments—Disclosures: The amendment was intended to simplify the disclosures provided by reducing the volume of disclosures around collateral held and improving disclosures by requiring qualitative information to put the quantitative information in context. The Group reflects the revised disclosure requirements in note 20.

  •
  IAS 1 Presentation of Financial Statements: The amendment clarifies that an entity may present an analysis of each component of other comprehensive income either in the statement of changes in equity/(deficit) or in the notes to the Consolidated Financial Statements. The Group provides this analysis in the Consolidated Statement of Changes in Equity/(Deficit) with further disclosures in the notes where necessary.

        The adoption of standards or interpretations in relation to the Consolidated Financial Statements for the year ended 31 December 2010 had the following impact:

  •
  IFRS 3 Business Combinations (Revised) and IAS 27 Consolidated and Separate Financial Statements (Amended)

    IFRS 3 (Revised) introduces significant changes in the accounting for business combinations occurring after it became effective. Changes affect the valuation of non-controlling interest, the accounting for transaction costs, the initial recognition and subsequent measurement of a contingent consideration and business combinations achieved in stages. These changes impact the amount of goodwill recognised, the reported results in the period that an acquisition occurs and future reported results.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

    IAS 27 (Amended) requires that a change in the ownership interest of a subsidiary (without loss of control) is accounted for as a transaction with owners in their capacity as owners. Therefore, such transactions no longer give rise to goodwill, nor do they give rise to a gain or loss. Furthermore, the amended standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary. The changes by IFRS 3 (Revised) and IAS 27 (Amended) affect acquisitions or loss of control of subsidiaries and transactions with non-controlling interests after 1 January 2010.

    The change in accounting policy was applied prospectively. The only material impact on the 2010 Consolidated Financial Statements relates to transactions costs incurred on the business combination of GFI Software (Florida), Inc of USD533,000 (note 5), which were expensed to the Consolidated Income Statement under IFRS3 (Revised).

4.2    STANDARDS, INTERPRETATIONS AND AMENDMENTS TO PUBLISHED STANDARDS ISSUED BUT NOT YET EFFECTIVE

        Up to the date of approval of these Consolidated Financial Statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective for the current reporting period and which have not been adopted early. Unless as otherwise stated, none of these standards, interpretations and amendments are expected to have an impact on the financial position or performance of the Group. These are as follows:

  •
  IAS 1 Financial Statement Presentation—Presentation of Items of Other Comprehensive Income The amendments to IAS 1 change the grouping of items presented in Other Comprehensive Income ("OCI"). Items that could be reclassified (or 'recycled') to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only and has no impact on the Group's financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 July 2012.

  •
  IAS 12 Income Taxes—Recovery of Underlying Assets. The amendment clarified the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. The amendment becomes effective for annual periods beginning on or after 1 January 2012.

  •
  IAS 19 Employee Benefits (Amendment) The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The amendment, which becomes effective for annual periods beginning on or after 1 January 2013, does not impact the Group.

  •
  IAS 27 Separate Financial Statements (as revised in 2011) As a consequence of the new IFRS 10 and IFRS 12, what remains of IAS 27 is limited to accounting for subsidiaries, jointly controlled

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

    entities, and associates in separate financial statements. The Group does not present separate financial statements. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

  •
  IAS 28 Investments in Associates and Joint Ventures (as revised in 2011) As a consequence of the new IFRS 11 and IFRS 12, IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

  •
  IFRS 7 Financial Instruments: Disclosures—Enhanced Derecognition Disclosure Requirements. The amendment requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the Group's financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in derecognised assets to enable the user to evaluate the nature of and risks associated with, the entity's continuing involvement in those derecognised assets. The amendment becomes effective for annual periods beginning on or after 1 July 2011. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

  •
  IFRS 9 Financial Instruments: Classification and Measurement IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard is effective for annual periods beginning on or after 1 January 2013. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The completion of this project is expected over the second half of 2012. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Group's financial assets, but will potentially have no impact on classification and measurements of financial liabilities. The Group will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

  •
  IFRS 10 Consolidated Financial Statements IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation—Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgement to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. This standard becomes effective for annual periods beginning on or after 1 January 2013. This amendment will have no impact on the Consolidated Financial Statements of the Group.

  •
  IFRS 11 Joint Arrangements IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities—Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The application of this new standard will not impact the financial position of the Group. This standard becomes effective for annual periods beginning on or after 1 January 2013.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

  •
  IFRS 12 Disclosure of Involvement with Other Entities IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. This standard becomes effective for annual periods beginning on or after 1 January 2013.

  •
  IFRS 13 Fair Value Measurement IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The Group is currently assessing the impact that this standard will have on its financial position and performance. This standard becomes effective for annual periods beginning on or after 1 January 2013.

4.3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The following significant accounting policies used in the preparation of the annual Consolidated Financial Statements have been applied consistently to all periods presented unless otherwise indicated below.

Business combinations and goodwill

Business combinations from 1 January 2010

        Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, determined by reference to the acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition costs incurred are expensed and included in general and administrative expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

        If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

        Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

        Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interest over the net identifiable assets acquired

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired, the difference is recognised in profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of annual impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash generating units ("CGUs") that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

        Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

        Acquisitions of non-controlling interests are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognised as a result of such transactions. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the consideration paid is recognised directly in equity and attributed to the owners of the Company.

Business combinations prior to 1 January 2010

        In comparison to the above-mentioned requirements, the following differences applied:

        Business combinations were accounted for using the purchase method. Transaction costs directly attributable to the acquisition formed part of the acquisition costs. The non-controlling interest (formerly known as minority interest) was measured at the proportionate share of the acquiree's identifiable net assets.

        Business combinations achieved in stages were accounted for as separate steps. Any additional acquired share of interest did not affect previously recognised goodwill. When the Group acquired a business, embedded derivatives separated from the host contract by the acquiree were not reassessed on acquisition unless the business combination resulted in a change in the terms of the contract that significantly modified the cash flows that otherwise would have been required under the contract.

        Contingent consideration was recognised if, and only if, the Group had a present obligation, the economic outflow was more likely than not and a reliable estimate was determinable. Subsequent adjustments to the contingent consideration were recognised as part of goodwill.

Non-controlling interests

        In connection with a business combination, non-controlling interests were initially measured at their proportionate interest in the identifiable net assets of a subsidiary and no goodwill was initially attributed to the non-controlling interest. When changes occurred to the parent's ownership interest in a subsidiary without the parent losing control, the interests of the parent and the non-controlling interest in a subsidiary were adjusted to reflect the relative change in their interests in the subsidiary's equity. The adjustments to the non-controlling interest were determined by only attributing a proportionate amount of the identifiable net assets of the subsidiary and no adjustment was made to the carrying amount of goodwill as a result of a change in the non-controlling interest without loss of control.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Common control business combinations

        Business combinations arising from transfers of interests in entities that are under the control of the party that controls the Group are accounted for as if the transaction had occurred at the beginning of the earliest comparative year presented or, if later, at the date that control was established. The assets and liabilities of entities that are under common control by the party that controls the Group are recognised at the carrying amounts as previously recognised in their respective Consolidated Financial Statements. The components of equity of entities that are under common control are added to the same components within Group equity and any gain or loss arising is recognised directly in equity.

Foreign currency translation

        The Consolidated Financial Statements are presented in United States dollars, which is the Company's presentation currency. The Company's functional currency is the Euro. The presentation currency is different from the functional currency to more closely align the Consolidated Financial Statements to the Group's external financial reporting requirements as well as with current internal management reporting. Each entity in the Group has its own functional currency which is dependent on its primary economic environment and items included in the Consolidated Financial Statements of each entity are measured using the functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction.

        Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange prevailing at the reporting date and all exchange differences are taken to the Consolidated Statement of Comprehensive Income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

        Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to United States dollars at exchange rates at the reporting date. Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve within total equity / (deficit).

        As at the reporting date, the assets and liabilities of the subsidiaries are translated into the presentation currency of the Company (United States dollars) at the rate of exchange prevailing at the reporting date and their income statement is translated at the weighted average exchange rates for the year. The exchange differences arising on the translation are recognised in the Consolidated Statement of Other Comprehensive Income and presented in foreign currency translation reserve within total equity / (deficit).

Property, plant and equipment

        Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes expenditure that is directly attributable to the acquisition of the asset. For property, plant and equipment acquired through a business combination the cost is taken to be the allocated fair value as per the respective purchase price allocation.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

        Depreciation is calculated using the straight-line method to write off the cost of the assets to their residual values over their estimated useful lives as follows:

Years
Motor vehicles	3 - 5
Office equipment	4 - 6
Computer equipment	3 - 5
Fixtures and fittings	4 - 10
Computer software	2 - 5
Leasehold improvements	Over the shorter of the useful life or estimated life of the lease

        An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement in the year the asset is derecognised.

        The assets' residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at least at each financial year end.

Other intangible assets

        Other intangible assets acquired separately are measured on initial recognition at cost. The cost of other intangible assets acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, other intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.

        The useful lives of other intangible assets are assessed as either finite or indefinite.

        Other intangible assets with finite lives are amortised over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on other intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

        Other intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually on an individual basis. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

        Costs incurred in the research and development of new software products are expensed as incurred until technical feasibility is established and it is probable that the products will be developed for release and generate future economic benefits. Research and development costs include salaries and benefits of researchers, supplies and other expenses incurred with research and development efforts. Development

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

costs are capitalised beginning when a product's technical feasibility has been established and ending when the product is available for general release to customers. Technical feasibility is reached when the product reaches the workings model stage and the Group has determined that it has the ability to use and sell it as a product. To date, products and enhancements have generally reached technical and market feasibility and have been released for sale at substantially the same time and all research and development costs have been expensed.

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds, if any, and the carrying amount of the asset and are recognised in the Consolidated Income Statement when the asset is derecognised.

Impairment of non-financial assets

        The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset's recoverable amount.

        An asset's recoverable amount is the higher of an asset's or CGU fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

        For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the Consolidated Income Statement unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase.

        The following criteria are also applied in assessing impairment of specific assets:

Goodwill

        Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

        Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs), to which the goodwill relates. Where the recoverable amount of the CGU is less than their carrying amount an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods. The Group performs its annual impairment test of goodwill as at 31 December.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Other intangible assets

        Other intangible assets with indefinite useful lives are tested for impairment annually as at 31 December either individually or at the CGU level, as appropriate.

Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is calculated using the weighted average cost and comprises the expenditure incurred in acquiring the inventories and other costs incurred in bringing the inventories to their present location and condition. Net realisable value represents the estimated selling price in the ordinary course of business less the costs to be incurred in marketing, selling and distribution.

Trade and other receivables

        Trade receivables are recognised at the original invoiced amount. Subsequent to initial recognition, trade receivables are measured at cost (amortised cost in the case of non-current receivables) less any impairment losses.

        The Group considers evidence of impairment for loans and receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant loans and receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Loans and receivables that are not individually significant are collectively assessed for impairment by grouping together loans and receivables with similar risk characteristics.

        In assessing collective impairment the Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management's judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

        An impairment loss in respect of an account receivable is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset's original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against loans and receivables. Interest on the impaired asset continues to be recognised. Receivables are written off when there is no realistic prospect of future recovery and any collateral has been released or transferred to the Group. When a subsequent event (e.g. repayment by a debtor) causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Cash and cash equivalents

        Cash at bank and in hand in the Consolidated Statement of Financial Position comprise cash at banks, cash in hand and short-term deposits with an original maturity of three months or less.

        Cash and cash equivalents are defined as cash in hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

        For the purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of any outstanding bank overdrafts.

Interest-bearing loans and borrowings

        All loans and borrowings are initially recognised at the fair value of the consideration received less direct attributable transaction costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. The amortisation is included in finance costs in the Consolidated Income Statement.

        A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the Consolidated Income Statement.

Trade and other payables

        Liabilities for trade and other amounts payable are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the Group.

        Amounts due to related parties are recognised and carried at cost.

Preferred shares

        Preferred share capital is classified as equity if it is non-redeemable or redeemable only at the Group's option, and any dividends are discretionary. Dividends thereon are recognised as distributions within equity.

Employee benefits

Defined contribution plans

        A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

Short-term employee benefits

        Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

        A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Share-based payment transactions

        Employees, directors and officers of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments ("equity-settled transactions").

        The cost of equity-settled transactions with employees, directors and officers is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate option pricing model, further details of which are given in note 16.

        The grant date for each grant is determined as the date following the evidenced approval of a share option grant in which an employee was informed of the terms and conditions of the option grant and both the Group and the employee shared an understanding of the terms and conditions of the arrangement once these criteria were met. Share option expense commences on the grant date of each option grant.

        The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the option vest, ending on the date on which the relevant employees, directors and officers become fully entitled to the award (the "vesting date").

        The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period. No expense is recognised for awards that do not ultimately vest.

        Where the terms of an equity-settled transaction award are modified, the minimum expense recognised is the expense as if the terms had not been modified if the original terms of the award are met. An additional expense is recognised for any modification, which increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

        Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

        Where an equity-settled award has vested and is subsequently forfeited or is not exercised after the lapse of the vesting period, any previously recognised expense is not reversed but an amount equivalent to the cumulative cost of such awards is transferred directly from capital contribution for share options to retained earnings.

Leases

        The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement at the inception date and whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Group as a lessee

        Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in the Consolidated Income Statement.

        Leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset or the lease term.

        Operating lease payments are recognised as an expense in the Consolidated Income Statement on a straight-line basis over the lease term.

        A reassessment is made after inception of the lease only if one of the following applies:

  a.
  There is a change in contractual terms, other than a renewal or extension of the arrangement;

  b.
  A renewal option is exercised or extension granted, unless the term of the renewal or extension was initially included in the lease term;

  c.
  There is a change in the determination of whether fulfilment is dependent on the specified assets; or

  d.
  There is a substantial change to the asset.

        Where a reassessment is made, lease accounting shall commence or cease from the date when the change in circumstances give rise to the reassessment for scenarios (a), (c) or (d) and at the date of renewal or extension period for scenario (b).

Revenue recognition

        Revenue is derived primarily from the sales of software licences and web-based services, maintenance, subscriptions, and in certain instances, hardware. Web-based services include connectivity services and software as a service. Maintenance includes when-and-if-available software and/or content updates and on-going technical support. Subscriptions are comprised of term-based software licences that include concurrent maintenance and other bundled licence and maintenance arrangements where the licence does not qualify for separation from the bundled maintenance.

        Revenue is measured at the fair value of consideration received or receivable (net of returns, applicable discounts and sales taxes and other similar assessments collected from customers and remitted to government authorities) and is recognised in accordance with IAS 18 Revenue when each of the following criteria for revenue recognition under IAS 18 Revenue has been met:

  •
  The amount of revenue and costs incurred or to be incurred in respect of the transaction can be measured reliably;

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

  •
  The entity has transferred to the buyer the significant risks and rewards of ownership of the goods, and it is probable that the economic benefits associated with the transaction will flow to the Group; and

  •
  In the case of licences and hardware, the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; and in the case of services, the stage of completion of the transaction at the end of the reporting period.

        The Group enters into perpetual and term-based software licence arrangements (subscriptions) through direct sales to end user customers and indirectly through resellers, distributors and original equipment manufacturers ("OEMs"). The Group typically recognises licence revenue upon sell-in to resellers and distributors. Under certain channel partner arrangements, revenue is recognised on a sell-through basis whereby the revenue amount is determined based on the product keys issued to the ultimate named end user as reported periodically by the channel partner. Sales arrangements do not include return, refund or rebalancing rights. Sales to resellers, distributors and OEMs are recorded net of discounts and commissions. Revenue from OEM transactions is recognised in the period earned based on periodic reports provided to the Group by OEMs upon sales of their product within which the Group's software is embedded.

        When arrangements with separately identifiable components exist and the components are distinct and separable, the amount allocated to each component is based on its relative fair value. A component in an arrangement with multiple components is considered distinct and separable when each of the following criteria are met:

  •
  The component has standalone value (for example, sold separately);

  •
  The component is not essential to the functionality of other components; and

  •
  The fair value of the component can be reliably estimated.

        The fair value of the separately identifiable components is the publicly available price list to which consistent discounts are applied based on customer class and geography. The Group validates fair value annually by conducting a study examining standalone sales to determine if a sufficient number of such sales are enacted at prices consistent with the related list prices. To the extent the arrangement consideration reflects a discount incremental to what is otherwise available on the basis of customer class and geography, the discount is then allocated proportionately to each component on the basis of the components' relative fair values. The arrangement consideration allocated to each component is then recognised in accordance with the criteria established in IAS 18 Revenue. In the case of licences and hardware, revenue is recognised upon delivery, and in the case of services, revenue is recognised as benefits are transferred to the end user, assuming all other revenue recognition criteria have been met.

        If the arrangement includes multiple components, which are not considered distinct and separable, the entire arrangement consideration is deferred and recognised upon delivery of the final component or as services are rendered if the undelivered component is services. When the undelivered component is a service component that spans multiple periods, for instance maintenance, web-based services, and subscriptions, the entire arrangement consideration is recognised rateably over the period services are rendered.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Licences

        The Group recognises revenue from perpetual licences and hardware when the significant risks and rewards of ownership have passed to the buyer as evidenced by delivery which typically occurs by electronic transfer of the licence key for the use of the software, assuming all other revenue recognition criteria have been met.

Web-based Services, Maintenance and Subscriptions

Web-based services—Connectivity Services

        Collaboration software is licensed on a perpetual basis and is primarily sold with the right to connectivity services and maintenance which includes minor updates, on a when and if available basis, and in some instances, technical support, for an unspecified period. Major updates, licenses for additional workstations, or access for additional users are sold separately.

        Collaboration software arrangements, which are bundled with connectivity services and maintenance, are recognised rateably on a daily basis over the estimated technological life of the software, which the Group has estimated to be forty-eight months. Due to the high volume of billings, the Group meets the requirement of paragraph 20(b) of IAS 18 by reducing the gross amount of billings to the estimated amount that it believes will ultimately flow to the Group. The Group determines this amount by analysing the historical write-off of billings to arrive at an estimated percentage of billings for which it is not probable that the economic benefits associated with the transactions will flow to the entity, currently 3%. The Group then records billings net of this percentage when recognising revenue, accounts receivable and deferred revenue. Subsequent purchases of major updates or licences for additional workstations or users are considered contract modifications for which the arrangement consideration is added to any remaining unrecognised deferred revenue and recognised rateably over a prospective forty-eight month period.

Web-based services—Software-as-a-Service

        Software as a service revenue is comprised of subscription fees from customers who access Group-hosted software and services offerings. Monthly usage is billed and recognised as the service is provided.

Web-based services—Activation Services

        Access to Group-hosted software and the corresponding service offerings requires a series of initial activation procedures, including deployment of agents and hosted dashboard set-up, for which the customer is charged a fee. This fee represents incremental arrangement consideration associated with the overall Group-hosted software arrangement. Revenue from activation services is earned over the period during which a customer's servers or workstations interact with the Group-hosted software. The Group has estimated this period to be approximately twelve months based on analysis of historical data describing the period during which a customer's servers or workstations interact with the Group-hosted software. Accordingly, revenue from activation services is recognised rateably, on a daily basis, over the twelve month period beginning when the activation services have been billed.

Web-based Services—Branding Services

        Group-hosted software customers have the option to re-brand certain components of the deployed agents and the hosted dashboards such that the customer's proprietary brand is displayed in the

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

corresponding user interfaces. Customers are charged a one-time fee for branding services, which entitles them to once-yearly branding updates during the customer relationship period. Revenue from branding services is earned over the period during which the Group maintains a relationship with the customer. The Group has estimated this period to be approximately sixty months based on analysis of historical data describing the period during which the Group maintains a relationship with the customer. Accordingly, revenue from branding services is recognised rateably, on a daily basis, over the sixty-month period beginning when the branding services have been billed.

Maintenance

        Maintenance, which is provided with all new licence arrangements, and sold on an optionally renewable basis, includes when-and-if-available software and/or content updates and technical support. Revenue related to maintenance arrangements is recognised rateably over the period services are provided.

Software Subscriptions

        Certain of the Group's offerings are marketed as licence subscriptions to the most current version of the applicable licence. These term-based licences are not separable from the coterminous maintenance. The related revenue is recognised rateably on a daily basis over the specified subscription term when that period is determinate.

        When the subscription term is not determinate, the Group recognises the related subscription revenue rateably on a daily basis over the estimated period of time a customer is expected to benefit from the subscription service, currently based on an analysis of historical data describing the period during which individual term-based licences remained active. Based on this analysis, management has estimated this period be forty-eight months from delivery, assuming all other revenue recognition criteria have been met.

Returns

        The Group records returns as an offset to revenue in the period during which revenue is recorded. Any offsetting amounts associated with returns are based on analysis of actual returns made during the relevant period.

Cost of sales

        Cost of sales consists of direct personnel and overhead costs, royalty costs, merchant fees, data centre charges, charges for third party contractors, hardware, third party software and amortisation of acquired software and patents.

Royalty costs

        Royalty costs are recognised on an accrual basis in accordance with the substance of the relative agreements. Any royalties paid in advance, to the extent recoverable from future sales, are included as part of prepayments and deferred costs within other current assets.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Borrowing costs

        Borrowing costs that are not directly attributable to the acquisition, contribution or production of a qualifying asset are recognised in profit or loss using the effective interest method. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Compound financial instruments

        Compound financial instruments are separated into liability and equity components based on the terms of the contract.

        Compound financial instruments issued by the Company comprise convertible preferred equity certificates ("CPECs") that (i) were subject to mandatory redemption, (ii) were convertible to share capital at the option of the holder and the approval of the Board of Managers and (iii) the Company had a prepayment option. The number of shares to be issued did not vary with changes in their fair value.

        The liability component of a compound financial instrument was recognised initially at the fair value of a similar liability that did not have an equity conversion option. The equity component was recognised initially as the difference between the fair value of the compound financial instrument as a whole and the combined fair value of the liability component and the prepayment option. Any directly attributable transaction costs were allocated to the liability and equity components in proportion to their initial carrying amounts. The prepayment option was recognised at fair value.

        Subsequent to initial recognition, the liability component of a compound financial instrument was measured at amortised cost using the effective interest method. The equity component of a compound financial instrument was not re-measured subsequent to initial recognition. The fair value of the prepayment option was reassessed at each reporting date.

        Interest, losses and gains relating to the financial liability were recognised in profit or loss. On conversion, the liability was reclassified to equity; no gain or loss was recognised on conversion. The Group did not have any compound financial instruments at 31 December 2011.

Taxes

Current income tax

        Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities as a result of filed or to be filed tax returns for the current and prior periods. The tax rates and tax laws used to compute these amounts are those that are enacted or substantively enacted by the reporting date in the jurisdictions where the respective company generates taxable income.

        Current income taxes are computed in accordance with the applicable law. However no tax system can anticipate every possible complex transaction, accordingly the application of tax rules is sometimes open to interpretation by both the preparers of the financial statements and the taxation authorities. Uncertain tax positions are accounted for as part of the current income tax liability to the extent that it is probable that an outflow of economic resources will occur upon examination by the tax authority.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Deferred income tax

        Deferred income tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

        Deferred income tax liabilities are recognised for all taxable temporary differences, except:

  •
  where the deferred income tax liability arises from the initial recognition of goodwill in a business combination;

  •
  the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

        Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilised, except:

  •
  where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

        The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

        Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred income tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in the income statement or directly in equity.

        Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set-off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

Sales tax/value added tax

        Revenues, expenses and assets are recognised net of the amount of sales tax/value added tax except:

  •
  where the sales tax/value added tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax/value added tax is recognised as part of the asset or as part of the expense item as applicable; and

  •
  receivables and payables that are stated inclusive of the amount of sales tax/value added tax included.

        The net amount of sales tax/value added tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Provisions

        Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the Consolidated Income Statement net of any reimbursement.

Earnings per share

        The Group presents basic and diluted earnings per share data for the Company's shares together with comparative per share data for its Class A Common Shares ("Class A Common Shares") and Class B Participating Preferred Shares. Basic earnings per share is calculated by dividing the profit or loss attributable to the respective class of shares by the weighted average number of shares outstanding during the year, adjusted for own shares held. Diluted earnings per share is determined by adjusting the profit or loss attributable to shares and the weighted average number of shares outstanding, adjusted for own shares held, for the effects of all dilutive potential shares, which comprise share options and restricted stock awards granted to employees, the convertible CPECs, convertible notes and shares issuable as contingent consideration as part of a business combination.

Segment reporting

        An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses that relate to transactions with any of the Group's other components. All operating segments' operating results are reviewed regularly by the Group's Chief Executive Officer ("CEO") to make decisions about resources to be allocated to the segment and to assess its performance, and for which discrete financial information is available.

        Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items are comprised mainly of head office and other corporate expenses, finance revenue and finance costs, tax benefit and expense, and finance expenses.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

        In January 2012, the Group changed its internal organisational reporting structure and identified three reportable operating segments and a corporate category. Prior to January 2012, the Company was organised into one segment.

4.4    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

        In preparing the Consolidated Financial Statements, the Company's Board of Managers, with the assistance of management, is required to make judgments, estimates and assumptions that affect the reported revenue, expenses, assets and liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Consolidated Financial Statements. These estimates are reviewed on a regular basis and if a change is needed, it is accounted in the period the changes become known.

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Fair value of other intangible assets

        The Group recognises the other identifiable intangible assets at fair value at the date of acquisition of its subsidiaries. In determining the other intangible assets' fair value, the Group adopts the valuation approach that the Group determines is most appropriate for the asset being valued, typically the income or replacement cost approach.

        The income approach is used for acquired assets whose value is determined by the Group to be income generating and for assets that could not be replaced by re-building or purchasing the asset. In adopting the income approach, the Group uses the multi-period excess earnings method or the royalty savings method, depending upon the identified asset. The multi-period excess earnings method values an other intangible asset using the present value of incremental after-tax cash flows attributable only to that other intangible asset. Using this method, the fair value of the other intangible asset is estimated by deducting expected costs, including direct costs, contributory charges and the related income taxes, from expected revenues attributable to that asset to arrive at after-tax cash flows. The contributory asset charges represent the fair returns, charges or economic rents of other assets that contribute to the generation of the expected revenues and are applied on an after-tax basis. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired (note 15). The royalty savings method values an other intangible asset at an amount equal to the savings that would result from having ownership of and therefore not paying royalties for the right to use the other intangible asset. Using this method, the fair value of the other intangible asset is estimated by taking the after-tax net royalty savings over the life of the intangible asset as an indication of its value. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired.

        The replacement cost approach is used for acquired other intangible assets that the Group determines could be replaced by re-building or purchasing the asset. In adopting the replacement cost approach, the Group estimates the value of the intangible asset by determining the costs associated with re-building or purchasing the asset.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

        Determining the fair value of intangible assets acquired requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market multiples. The judgments made in determining the estimated fair value of intangible assets, as well as their useful lives, can significantly impact the Group's financial position and results of operations.

Fair value of CPECs

        The Group determined that the Company's CPECs have a financial liability component because the terms and conditions of the CPECs contain a contractual obligation to transfer cash or other financial assets. The fair value of the liability component has been determined by reference to the fair value of similar stand-alone debt instruments (including any embedded non-equity derivatives). The amount allocated to the equity component is the residual after deducting the fair value of the financial liability component from the fair value of the entire compound instrument.

        In separating the convertible instrument, the liability component is the present value of the stream of future contractual cash flows discounted at a market rate applicable to similar debt instruments without the embedded derivatives.

        The Group's best estimate of the period within which the CPECs were to be exited by the holder, if not prepaid by the Company earlier, was within the first four years of the tenure of the CPECs, on the basis that this is the shareholder's average and expected investment period for typical investments. The cash flows were discounted over the expected period by an appropriate market rate (represented by the Euribor rate plus the Company's credit spread).

Fair value of interest bearing loans and borrowings

        The Group's interest bearing loans and borrowings are all floating rate liabilities that are carried at amortised cost. On initial recognition and at each financial reporting date, the Group evaluates the fair value of these instruments on the basis of prevailing market rates of interest and the Group's own credit risk. The applicable interest rates of the Group's interest bearing liabilities, as described in note 20 to the financial statements, have been determined by the Group as reflecting market terms and conditions, and accordingly no adjustment was deemed necessary to the fair value of the instruments on initial recognition. The fair value of the interest bearing loans and borrowings at the reporting date is determined for disclosure purposes only by performing a discounted cash flow analysis using market yields as of the balance sheet date.

Fair value of promissory notes

        The fair value of the promissory notes (note 20 (iii) (b)) on initial recognition was calculated based on the present value of future principal and interest cash flows, using a 10% discount rate determined by management to be the applicable market rate of a liability with the same terms and conditions.

Fair value measurement of contingent consideration

        Contingent consideration, resulting from business combinations is recognised at fair value at the acquisition date as part of the business combination. The obligation to settle the contingency by the issue

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

of shares in the Company was classified as equity. In the case of contingent consideration classified as equity, this is not remeasured except when settled by the issue of shares.

        Determining the fair value of contingent consideration as of the acquisition date requires the Group to make estimates and assumptions, including future cash flows and discount rates and management's assessment of relative risk inherent in the associated cash flows. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Fair value of deferred revenue acquired in business combinations

        The fair value of deferred revenue performance obligations acquired in business combinations has been recorded based on the estimated fair value of the obligations on the acquisition date using a cost-based approach. The fair value of the obligation was estimated using the expected costs that the Group estimated would be necessary for a market participant to fulfil the remaining customer performance obligations and by applying a reasonable profit margin to these costs. The Group estimated the reasonable profit margin by identifying and reviewing the profit margin of potential market participant companies using information that was available at the time of each acquisition.

Other intangible assets with indefinite useful life

        The Group recognises the 'TeamViewer' and 'VIPRE' brand names as having an indefinite useful life. In determining the useful life of these brands, management has considered the strength of the brands, and any factors which might limit the usefulness of these brands. Furthermore, in determining the useful life of these intangible assets, management considers the strength of the Group's legal title over the assets, and its intention to indefinitely continue using and building upon the brand names.

        Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually on an individual basis. In addition, the useful lives of the assets are reviewed annually to determine whether the indefinite life continues to be supportable.

Impairment of goodwill and other intangible assets

        The Group determines whether other intangible assets and goodwill are impaired at least on an annual basis. This requires an estimation of the "value in use" of the CGUs to which the other intangible assets and goodwill are allocated. Estimating value in use amount requires management to make an estimate of the expected future cash flows from the CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The estimates used to calculate the "value-in-use" of the CGUs change from year-to-year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and impairment for each CGU. Further details are given in notes 14 and 15, respectively.

Deferred income taxes

        The Group uses the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. The carrying amount of deferred income tax assets is reviewed at each

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. This assessment requires management judgment, estimates and assumptions. In evaluating the Group's ability to utilise the deferred tax assets, the Group considers all available positive and negative evidence, including the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable.

        The judgments regarding future taxable income are based on expectations of market conditions and other facts and circumstances. Any adverse change to the underlying facts or estimates and assumptions could require that the Group reduces the carrying amount of its net deferred tax assets.

Uncertain tax positions

        The Group is required to calculate and pay income taxes in accordance with applicable tax law. The application of tax rules to complex transactions is sometimes open to interpretation, both by the Group and by the taxation authorities. The tax authorities may challenge positions taken by the Group in determining its current income tax expense and require further payments. Those interpretations of tax law that are unclear are generally referred to as uncertain tax positions.

        The Group calculates its current tax assets/ liabilities for the current and prior periods at the amount expected to be paid to (or recovered from) the taxation authorities which involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. If the Group determines that it is probable that an outflow of economic resources will occur, i.e. that upon examination of the uncertain tax position by the appropriate tax authority, the Group will, for example, not be entitled to a particular tax credit or deduction or that a particular income stream will be judged taxable, the Group records a liability based on its best estimate of the amount of the economic outflow that may occur as a result of the examination of the uncertain tax position by the tax authority. The Group's best estimate of the amount to be provided is determined by the judgment of management, supplemented by experience of similar transaction and, in some cases, reports from independent experts.

Revenue recognition

        The Group does not account separately for identifiable components of an arrangement if the components are not distinct and separable. Identifiable components of an arrangement are considered separable when the components have standalone value, their fair value can be estimated reliably and they do not rely on any other component for essential functionality. The determination of whether a component is separable is judgmental because it requires the Group to evaluate whether the customer derives value from that component that is not dependent on other identifiable components of the same arrangement. The Group's evaluation of the fair value of its separately identifiable components also requires the application of judgment as to the sufficiency of the number of standalone sales and the proximity of such sales to one another necessary to support fair value. The timing and amount of revenue recognition can vary depending on how these judgments are exercised. For example, software revenue which may otherwise have been recognised up front is instead recognised rateably over the term of the component on which its value is dependent.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    SUMMARY OF ACCOUNTING POLICIES, DISCLOSURES, JUDGMENTS, ESTIMATES AND ASSUMPTIONS (Continued)

        Connectivity services, activation services and branding services are associated with an indeterminate period as are certain of the Group's consumer offerings. Estimation of expected terms requires the use of judgment such as estimated technological life, server connection periods and customer relationship periods, as applicable. The timing and amount of revenue recognition can vary depending on how such judgment is exercised. The determination of estimated technological life of the software is made by management taking into consideration such factors as customer usage over time, pricing interdependencies, estimates of the life of hardware and operating systems on which the licence will be used. To date, there is no indication that the estimated technological life of the software will change. The determination of server connection periods and customer relationship periods are based on the Group's evaluation of historical patterns and its expectations of future patterns. Material differences may result in the amount and timing of revenue for any period if the Group makes different judgments or utilises different estimates.

        Revenue for the Group's Collaboration product is recognized net of allowance. The Group estimates the allowance based on historical collections.

Share-based payment transactions

        The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share based payment transactions are disclosed in note 16.

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST

Acquisition in 2011

Acquisition of Monitis GFI CJSC and Monitis, Inc.

        On 28 September 2011, the Group acquired 100% of the equity interests in Monitis GFI CJSC and Monitis, Inc. (together, "Monitis,") as follows:

  •
  GFI Software LTD, incorporated in the British Virgin Islands, acquired 100% of the outstanding shares of Monitis GFI CJSC, an Armenian company; and

  •
  GFI USA, Inc., a Delaware corporation, acquired 100% of the outstanding shares of Monitis, Inc., also a Delaware corporation.

        The acquisition of Monitis was intended to enhance the Group's existing software product offerings and to provide the Group's clients with a 'one stop shopping experience'.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        This transaction has been accounted for using the acquisition method of accounting. The fair value of the identified assets and liabilities of Monitis as of the date of the acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair Value Recognised on Acquisition	Carrying Value
	USD'000	USD'000
Property, plant and equipment	6	6
Intangible asset—software	3,255	259
Deferred tax assets	19	—
Other assets	21	21
Cash and cash equivalents	20	20

	3,321	306

Trade payables	(49)	(49)
Other liabilities	(81)	(81)
Deferred tax liability	(599)	—
Deferred revenue	(51)	(138)
Loan payable	(62)	(62)

	(842)	(330)

Net assets / (liabilities) acquired	2,479	(24)

Goodwill arising on acquisition (note 14)	1,904

Purchase consideration	4,383

        The aggregate purchase price for Monitis was USD4,383,000, consisting of USD3,500,000 in cash paid upon closing, and USD883,000 which relates to a USD1,000,000 non- interest bearing note which is due to the seller on 28 March 2013, subject to working capital adjustments. The USD1,000,000 note was discounted by USD117,000 resulting from USD86,000 in estimated working capital adjustments and USD31,000 adjustment to reflect the fair value of the non-interest bearing note.

USD'000
Analysis of purchase consideration:
Cash consideration paid at closing	3,500
Estimated fair value of cash consideration to be paid on March 28, 2013	883
Total consideration	4,383

Analysis of cash flow on acquisition:
Cash consideration paid at closing	3,500
Net cash acquired	(20)

Net cash outflow (included in cash flows from investing activities)	3,480
Acquisition-related costs (included in cash flows from operating activities)	123
Total net cash outflow on acquisition	3,603

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The identifiable intangible asset, specifically the Monitis software, was valued using the income approach and will be amortised on a straight-line basis over eight years, the period in which the substantial portion of the present value of the cash flows from the software are expected to be earned.

        IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities where the tax basis remains at the original value. The deferred tax assets amounting to USD19,000 were calculated using the statutory tax rates in effect in the jurisdictions where the adjusted assets and liabilities reside. The tax rate used for temporary differences in assets and liabilities of Monitis US is 34%; the tax rate used for temporary differences in assets and liabilities of Monitis GFI CJSC is 20%. The deferred tax liability amounting to USD599,000 represents the temporary difference arising from the step up in the fair value of the software intangible and was calculated based on a tax rate of 20%.

        The loan payable amounting to USD62,000 represents the fair value of a note payable to the seller. The loan is interest free, and the Group has agreed to begin repaying the outstanding balance starting September 2012.

        The valuation of the assumed deferred software subscriptions was based on the contractual commitment to provide on-going monitoring of servers, troubleshooting, customer support, bug fixes and disaster recovery activities throughout the duration of the subscriptions. The fair value of this assumed liability was based on the estimated cost plus a reasonable margin to fulfil these service obligations. The majority of the deferred revenue is expected to be recognised in the twelve months following the acquisition.

        Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

        The costs associated with the acquisition, amounted to USD123,000, consisting of legal and advisory services and are reported in the Consolidated Income Statement within general and administrative expenses and included in the Consolidated Statement of Cash Flows as a component of net cash flows from operating activities.

        From the date of acquisition, Monitis contributed revenue of USD114,000 and a loss of USD361,000 to the results of the Group for 2011. If the combination had taken place at the beginning of the year, the loss for the Group would have been USD53,165,000 and revenue would have been USD120,284,000.

Acquisitions in 2010

Acquisition of GFI Software (Florida) Inc. (incorporated in Florida, USA)

        On 1 June 2010 the Group acquired 100% of the equity interests in GFI Software (Florida) Inc. through GFI USA Holding Company, Inc., an indirect, wholly owned subsidiary of the Company incorporated in Delaware, United States of America.

        The acquisition of GFI Software (Florida) was intended to enhance the range of products that can be offered to the Group's clients, primarily by providing the Group its own anti-virus engine.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        This transaction has been accounted for using the acquisition method of accounting and the Group has measured the non-controlling interest using the proportionate interest in the fair value of the identifiable net assets.

        The fair value of the identified assets and liabilities of GFI Software (Florida) as of the date of the acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair Value Recognised on Acquisition	Carrying Value
	USD'000	USD'000
Property, plant and equipment	1,504	1,504
Intangible assets	28,241	1,761
Other assets	1,797	1,797
Trade and other receivables	4,220	4,049
Cash and cash equivalents	3,758	3,758

	39,520	12,869

Trade payables	(5,768)	(5,768)
Deferred tax liability	(5,878)	—
Other liabilities	(3,770)	(3,770)
Tax payable	(13)	(13)
Deferred revenue	(15,175)	(22,390)

	(30,604)	(31,941)

Net assets / (liabilities) acquired	8,916	(19,072)

Goodwill arising on acquisition (note 14)	31,815

Purchase consideration	40,731

USD'000
Analysis of purchase consideration:
Cash consideration financed by bank borrowings	19,076
Payment made directly by the shareholders in exchange for shares	21,655

Total consideration	40,731

Analysis of cash flow on acquisition:
Cash consideration financed by bank borrowings	19,076
Net cash acquired with subsidiary	(3,758)

Net cash outflow (included in cash flows from investing activities)	15,318
Acquisition-related costs of the acquisition (included in cash flows from operating activities)	533

Total net cash outflow on acquisition	15,851

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The following are the identifiable intangible assets acquired, valuation method and their respective useful lives.

	Valuation approach	Amount	Useful life
		(USD'000)
Developed technology	Income approach	11,310	5 years
Customer relationships	Income approach	11,081	4-5 years
Patents and licences	Income approach	1,650	3-5 years
Trademarks and brand names	Income approach	4,200	Indefinite

        In addition, the acquired trade receivables comprise gross contractual amounts due of USD3,748,000, of which USD37,000 was expected to be uncollectible at the acquisition date.

        IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities where the tax basis remains at the original value. The deferred tax liability amounting to USD5,878,000 has been derived using the subsidiary's tax rate of 37.63%.

        Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

        The costs associated with the acquisition amounted to USD533,000 and are reported in the 2010 Consolidated Income Statement within general and administrative expenses and included in the Consolidated Statement of Cash Flows in the net cash flows from operating activities.

        From the date of acquisition, GFI Software (Florida) Inc. contributed revenue of USD14,986,000 and a loss of USD4,760,000 to the results of the Group for 2010. If the combination had taken place at the beginning of the year, the loss for the Group in 2010 would have been USD40,524,000 and revenue for 2010 would have been USD90,833,000.

Stepped acquisition in 2009 - 2010

Stepped acquisition of TeamViewer GmbH (incorporated in Germany)

        During 2009 and 2010, the Group acquired 100% of the equity interests in TeamViewer GmbH through a series of transactions.

Acquisition of TeamViewer GmbH—2009 (Step 1)

        On 29 July 2009, the Group acquired an indirect 55% equity interest in TeamViewer GmbH. The Group used a 100% owned shelf company incorporated in Germany, Iapetos Holding GmbH ("Iapetos"), as an investment vehicle. In exchange for all the shares in TeamViewer the Group transferred 45% equity interest in Iapetos, cash consideration and a note to the seller.

        The acquisition of TeamViewer GmbH was intended to expand the Group's product offerings with remote management and monitoring software solutions for managed service providers.

        This transaction has been accounted for using the purchase method. Since the acquisition of TeamViewer GmbH was an indirect acquisition of a subsidiary, the non-controlling interest represents the

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

fair value of the 45% equity interest in Iapetos that was transferred to the seller. In addition, all of the goodwill has been recognised in the Consolidated Financial Statements of the Company.

Assets acquired and liabilities assumed

        The fair value of the identified assets and liabilities of TeamViewer GmbH as of the date of acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair Value Recognised on Acquisition	Carrying value
	USD'000	USD'000
Property, plant and equipment	272	272
Intangible assets	76,611	63
Other assets	112	112
Trade receivables	4,281	4,692
Cash and cash equivalents	9,449	9,449

	90,725	14,588

Trade payables	(356)	(356)
Other liabilities	(1,224)	(1,224)
Tax payable	(6,671)	(6,671)
Deferred revenue	(4,166)	(33,305)
Deferred tax liability	(20,597)	—

	(33,014)	(41,556)

Net assets/(liabilities)	57,711	(26,968)

Goodwill arising on acquisition (note 14)	95,109

Purchase consideration	152,820

USD'000
Analysis of purchase consideration:
Cash consideration	103,313
Acquisition-related costs of the acquisition (included in cash flows from investing activities)	649

Cash consideration (including acquisition-related costs)	103,962
Seller note payable	21,045
Fair value of Iapetos shares transferred to the seller	27,813

Purchase consideration	152,820

Analysis of cash flow on acquisition:
Cash consideration (including acquisition-related costs)	103,962
Net cash acquired with subsidiary	(9,449)

Net cash outflow on acquisition	94,513

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The consideration transferred consisted of cash amounting to USD103,313,000, seller note payable for USD21,045,000 and the transfer of 11,250 Class B Shares of Iapetos representing an effective equity interest of 45% in TeamViewer GmbH. The Group has reflected the issuance of these shares as a non-controlling interest. The Group also incurred direct acquisition-related costs of USD649,000.

        The fair value of the 14,250 Class A Shares of Iapetos held by the Company was based on the fair value of the net assets of Iapetos as at the date of the acquisition. The fair value of the Company's 55% interest amounted to USD33,993,000 comprised of cash amounting to USD98,952,000 and debt amounting to USD64,959,000. The fair value of the 11,250 class B shares transferred to the non-controlling shareholder, which represented an equity interest of 45% in Iapetos, was then derived at USD27,813,000.

        The following are the identifiable intangible assets acquired, valuation method and their respective useful lives.

	Valuation approach	Amount	Useful life
		(USD'000)
Developed technology	Cost approach	1,044	3 years
Customer relationships	Income approach	47,021	3 years
Trademarks and brand names	Income approach	28,546	Indefinite

        In addition the acquired trade receivables comprise gross contractual amounts due of USD4,600,000, of which USD319,000 was expected to be uncollectible at the acquisition date.

        IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities while the tax basis remains at the original value. The deferred tax liability amounting to USD20,597,000 has been derived using the subsidiary tax rate of 28.5%.

        Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

        From the date of acquisition, TeamViewer GmbH contributed revenue of USD1,656,000 and a loss of USD8,315,000, to the results of the Group for 2009. If the acquisition had taken place at the beginning of the year, the loss for the Group for 2009 would have been USD19,607,000 and revenue would have been USD50,740,000.

Acquisition of non-controlling interest in TeamViewer GmbH—2010 (Step 2)

        On 28 September 2010, the Group's majority shareholder, TeamViewer Holdings, entered into an agreement with the non-controlling shareholder of Iapetos to acquire the remaining 45% shareholding in Iapetos and indirectly the 45% interest in TeamViewer GmbH. The consideration payable to the seller, in exchange for immediate transfer of the 45% equity interest in Iapetos, and the settlement of the remaining balance of a vendor note payable by Iapetos to the non-controlling shareholder was in the form of an economic interest in TeamViewer Holdings. The amount was equal to a share of the cash proceeds that TeamViewer Holdings, or its shareholders, would receive in connection with any future sale, listing, distribution or any other disposal of any direct or indirect equity interest or holding of other interest in the Group.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        Pursuant to the above transactions, TeamViewer Holdings held a 45% interest in Iapetos with the remaining 55% being held by the Company. On 3 November 2010, TeamViewer Holdings contributed its 45% interest in Iapetos to the Company resulting in Iapetos being a wholly owned subsidiary. These values were recorded by the Company using book value accounting which reflect the fair value of the consideration payable by TeamViewer Holdings to the non-controlling shareholder as at the acquisition date (on 28 September 2010). This fair value was determined taking into consideration a valuation exercise carried out by an independent valuation firm.

        Transactions that result in changes in ownership interest while retaining control are accounted for as transactions with equity holders in their capacity as equity holders. As a result, the difference between the fair value of the non-controlling interest transferred by the majority shareholder amounting to USD 216,867,000 and its carrying amount of USD17,918,000 has been adjusted upon its contribution by TeamViewer Holdings to the Group in equity. The fair value of the non-controlling interest acquired was derived by determining the fair value of the economic interest granted to the seller in TeamViewer Holdings pursuant to the agreement dated 28 September 2010, by reference to an independent valuation of the Group as of the date of transfer of the non-controlling interest. The fair value has been determined as the present value of 10 years of future net cash flows discounted at a rate of return of 17%. Also, no change in the carrying amounts of assets (including goodwill) or liabilities were recognised as a result of the transaction. This approach is consistent with non-controlling interest being a component of equity.

Acquisitions in 2009

Acquisition of HoundDog Technology Limited (incorporated in Scotland)

        On 2 July 2009, the Group acquired 100% of the equity interests in HoundDog for consideration of USD14,528,000, through GFI Software Limited, an indirect, wholly owned subsidiary of the Company incorporated in England and Wales. The consideration consisted of a combination of USD8,900,000 in cash and promissory notes issued to the sellers in the aggregate principal amount of USD5,000,000, less certain amounts payable for the exercise of options immediately prior to the acquisition, as well as contingent consideration discussed below.

        The acquisition of HoundDog was intended to expand the Group's offerings in the MSPs market. Subsequent to the acquisition, HoundDog conducts business operations as GFI MAX.

        This transaction has been accounted for using the purchase method of accounting.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The fair value of the identified assets and liabilities of HoundDog as of the date of acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair Value Recognised on Acquisition	Carrying value
	USD'000	USD'000
Property, plant and equipment	52	52
Other intangible assets	5,023	—
Other assets	94	94
Trade receivables	893	893
Cash and cash equivalents	331	331

	6,393	1,370

Trade payables	(147)	(147)
Other liabilities	(302)	(302)
Tax payable	(253)	(253)
Deferred tax liability	(1,406)	—

	(2,108)	(702)

Net assets acquired	4,285	668

Goodwill arising on acquisition (note 14)	10,243

Purchase consideration	14,528

USD'000
Analysis of purchase consideration:
Payment made directly by shareholders in exchange for shares	8,900
Acquisition-related costs of the acquisition
(included in cash flows from investing activities)	628
Promissory note (note 20)	5,000

Original consideration	14,528

Analysis of cash flow on acquisition:
Cash consideration (acquisition-related costs)	628
Net cash acquired with subsidiary	(331)

Net cash outflow on acquisition	297

        The following are the identifiable intangible assets acquired, valuation method and their respective useful lives.

	Valuation approach	Amount	Useful life
		(USD'000)
Developed technology	Income approach	3,968	4.5 years
Customer relationships	Income approach	1,055	10 years

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        In addition the acquired trade receivables comprise gross contractual amounts due of USD950,000, of which USD57,000 was expected to be uncollectible at the acquisition date.

        IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities while the tax basis remains at the original value. The deferred tax liability amounting to USD1,406,000 has been derived using the subsidiary tax rate of 28%.

        Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

        From the date of acquisition, HoundDog Technology Limited contributed revenue of USD2,361,000 and a profit of USD120,000 to the revenue and profit of the Group for 2009. If the combination had taken place at the beginning of the year, the loss for the Group for 2009 would have been USD9,492,000 and revenue would have been USD52,001,000.

Contingent consideration

        A portion of the consideration for the acquisition of HoundDog was contingent upon the Group's achievement of pre-established revenue and earnings before interest, tax depreciation and amortisation ("EBITDA") targets from its remote management solutions, which were acquired in this transaction, during the twelve month period preceding 30 April 2010. The payment of the contingent consideration was not foreseeable at 2 July 2009. The Group achieved a level of revenue and EBITDA that resulted in the issuance to the previous owners of HoundDog of a number of shares in GFI Acquisition, as determined in accordance with the share purchase agreement. In this respect, at 31 December 2009, based on management's revised projections of the performance of its remote management solutions for the twelve month period ended 30 April 2010, it estimated that an issue of shares with an estimated fair value of USD185,000 would be made to the previous owners. This was reflected in the carrying amount of goodwill as a measurement period adjustment in accordance with IFRS 3. The contingent consideration was settled on 28 September 2010, when an issue of 1,044,000 common shares with a fair value of USD177,000 was made to the previous owner of the company and the difference amounting to USD7,000 was accounted for within equity.

        An additional portion of the consideration for the acquisition was contingent upon the Group's achievement of a pre-established revenue target from sales of its remote management solutions, which were acquired in this transaction, during the twelve month period ending 31 December 2011. Based on the actual performance of the Group's remote management solutions up to the date of issue of these Consolidated Financial Statements, management concluded that the prescribed targets will not be met and no shares will be issued to the previous sellers. As a result no additional contingent consideration was recognised in these Consolidated Financial Statements.

Acquisition of Internet Integration, Inc. (Katharion) (incorporated in California, USA)

        On 21 September 2009, the Group acquired a 100% equity interest in Katharion for consideration of USD5,470,000. The consideration consisted of a combination of cash and shares exchanged at closing and contingent consideration as described below. This transaction has been accounted for using the purchase method of accounting.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The acquisition of Katharion was intended to provide the Group a range of additional or edge services to corporate customers, including hosted email filtering, anti-spam and antivirus services.

        The fair value of the identified assets and liabilities of Katharion as of the date of acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair Value Recognised on Acquisition	Carrying value
	USD'000	USD'000
Property, plant and equipment	93	93
Intangible assets	130	—
Other assets	38	38
Trade receivables	203	203
Cash and cash equivalents	131	131

	595	465

Trade payables	(46)	(46)
Other liabilities	(289)	(289)

	(335)	(335)

Net assets acquired	260	130

Goodwill arising on acquisition (note 14)	5,210

Purchase consideration	5,470

USD'000
Analysis of purchase consideration:
Payment by shareholders in exchange for shares on 21 September 2009	2,900
Payment by shareholders in exchange for shares on 31 December 2009	575
Deferred consideration	1,000
Acquisition-related costs of the acquisition (included in cash flows from investing activities)	192
Fair value of shares issued to sellers (note i)	803

5,470

Analysis of cash flow on acquisition:
Cash consideration	192
Net cash acquired with subsidiary	(131)

Net cash outflow on acquisition	61

i.
GFI Acquisition issued 1,068,000 preferred shares at a nominal value of USD0.01 each as part consideration for the acquisition of Katharion. The fair value of each share was determined to be USD0.75 based on an external valuation of the shares.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    BUSINESS COMBINATIONS, DISPOSALS AND ACQUISITION OF NON-CONTROLLING INTEREST (Continued)

        The following is the identifiable intangible asset acquired, valuation method and its useful life.

	Valuation approach	Amount	Useful life
		(USD'000)
Developed technology	Income approach	130	5 years

        The acquired trade receivables represent the gross contractual amounts and no amount was expected to be uncollectible at the acquisition date.

        No deferred tax liabilities have been recognised on this business combination in view of tax losses available for setoff against this liability.

        Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

        From the date of acquisition, Internet Integration, Inc. (Katharion) contributed revenue of USD283,000 and incurred a loss of USD364,000 to the results of the Group for 2009. If the combination had taken place at the beginning of the year, the loss for the Group for 2009 would have been USD9,313,000 and revenue would have been USD51,189,000.

Contingent consideration

        As part of the share purchase agreement for the acquisition of Katharion, contingent consideration is payable to the sellers in the form of newly issued shares in GFI Software Holdings. The contingent consideration is based on the achievement by the Group of a pre-determined level of revenue from services provided by Katharion for the four quarters immediately preceding eighteen months from the acquisition date. At the acquisition date the achievement of the predetermined level of revenue was not deemed probable.

        During 2010, the performance indications were such that this revenue target would probably be met due to expansion of the business and expected synergies. Accordingly, this contingent consideration was included as part of the purchase consideration with an estimated fair value of USD310,000. This was reflected in the carrying amount of goodwill as a measurement period adjustment in accordance with IFRS3.

Deferred consideration

        During 2011, deferred consideration of USD1,000,000 related to the acquisition of Katharion was paid, in cash, to the sellers. This amount is included within cash flows from investing activities in the 2011 Consolidated Statement of Cash Flows and as of 31 December 2011, the Group has no further liability related to deferred consideration for the acquisition of Katharion.

6.    REVENUE

        Revenue is comprised of licences as well as the earned portion of web-based services, maintenance and subscription fees which are net of returns, discounts and taxes. Included within licence revenue is revenue generated from the sale of software licences and the sale of hardware.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.    EXPENSES BY NATURE

	2009	2010	2011
	USD'00	USD'000	USD'000
Employee benefit expenses (note (i))	17,077	33,685	64,127
Depreciation and amortisation (notes 13 and 15)	11,533	21,619	24,925
Impairment	—	—	1,444
Hardware purchases for resale	574	912	1,295
Royalties	2,014	5,948	5,915
Movement in fair value of derivative financial instrument	94	—	—
Operating lease expenses	997	1,668	2,430
Marketing expenses (excluding employee benefit expense)	6,883	12,659	22,419
Accounting, legal and consultancy fees	1,717	3,283	17,523
Acquisition related costs	—	533	123
Other transaction costs	1,375	3,279	2,488
Other expenses	7,346	16,103	19,263

	49,610	99,689	161,952

        Presented in the Consolidated Income Statement as follows:

	2009	2010	2011
	USD'00	USD'000	USD'000
Cost of sales	8,955	19,059	23,919
Research and development	6,495	14,114	24,885
Sales and marketing	16,369	31,132	52,916
General and administrative	7,474	16,755	37,757
Depreciation, amortisation and impairment	10,317	18,629	22,475

	49,610	99,689	161,952

(i) Employee benefit expenses
Salaries and wages	15,827	31,514	52,343
Social contribution costs	741	1,179	1,546
Expense of share-based payments	509	992	10,238

	17,077	33,685	64,127

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.    EXPENSES BY NATURE (Continued)

        In December 2010, the Group disposed of two product lines from its IT Security CGU, as these were considered to be outside the core business strategy of the unit. The sales were made for a consideration of USD1,580,000 and the net gain on the disposal amounted to USD1,665,130.

USD'000
Analysis of gain on disposal in 2010:
Sale proceeds	1,580
Effect of disposal:
Deferred revenues	2,655
Deferred costs	(1,971)
Net book value of other intangible assets	(960)
Deferred tax liabilities on other intangible assets	361

1,665

        In June 2011, the Group disposed of an intangible asset from its IT Operations CGU, as this was considered to be outside the core business strategy of the unit. The sale was made for a consideration of USD200,000 and the net gain on the disposal amounted to USD95,000.

USD'000
Analysis of gain on disposal in 2011:
Sale proceeds:
—in cash	160
—receivable	40
Effect of disposal:
Net book value of intangible asset	(105)

95

8.    FINANCE REVENUE

	2009	2010	2011
	USD'000	USD'000	USD'000
Bank interest income	37	95	84
Interest income from other related party (note 25)	4	1	—

	41	96	84

9.    FINANCE COSTS

	2009	2010	2011
	USD'000	USD'000	USD'000
Interest on bank loans	9,677	9,316	9,915
Interest on other borrowings	656	1,244	288
Interest on convertible preference equity certificates	3,326	6,016	—

	13,659	16,576	10,203

        Interest is calculated on an effective interest rate basis.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.    INCOME TAX

        The tax benefit for the year is comprised of the following:

Consolidated Income Statement

	2009	2010	2011
	USD'000	USD'000	USD'000
Current tax	5,200	13,851	23,575
Deferred tax	(8,520)	(21,344)	(26,900)

	(3,320)	(7,493)	(3,325)

        The tax benefit for the year is reconciled as follows:

	2009	2010	2011
	USD'000	USD'000	USD'000
Loss before taxation	(12,646)	(35,772)	(55,261)

Theoretical tax benefit at 28.80% (2010 & 2009 28.59%)	(3,616)	(10,227)	(15,915)
Tax effect of:
—different tax rates of subsidiaries operating in other jurisdictions	(113)	(861)	1,516
—non-deductible expenses	303	3,102	348
—unrecognised deferred tax asset	97	501	10,145
—other differences	9	(8)	581

Tax benefit	(3,320)	(7,493)	(3,325)

        The Group is domiciled in Luxembourg and subject to a statutory tax rate of 28.80% for 2011 (28.59% for 2010 and 2009). The income generated by Luxembourg does not result in significant tax outflows due in part to a Participation Exemption. The difference between the expected benefit at the Luxembourg statutory rate of the Group loss is partially due to differences in tax rates of subsidiaries and the impact of unrecognized deferred tax assets. The Group determined that as of the end of the year, it was not more likely than not that there would be sufficient future taxable income to utilise the available loss carry forwards generated in the US to recognize the related deferred tax assets.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.    INCOME TAX (Continued)

Deferred tax

        Deferred income tax at 31 December relates to the following:

	2009	2010	2011
	USD'000	USD'000	USD'000
—difference between tax and accounting depreciation	(99)	(475)	(441)
—exchange provision	52	(11)	86
—other intangibles and goodwill	(21,937)	(24,327)	(18,624)
—allowance for doubtful accounts	20	67	95
—CPEC's	(3,928)	—	—
—net deferred revenue	6,526	20,049	38,872
—share based payments	34	31	209
—unabsorbed tax losses	—	5,247	4,294
—other temporary differences	1,198	1,745	1,955

Net deferred tax (liabilities)/assets	(18,134)	2,326	26,446

Reflected in the Consolidated Statement of Financial Position as follows:
Deferred tax assets	1,263	6,007	28,852
Deferred tax liabilities	(19,397)	(3,681)	(2,406)

Net deferred tax (liabilities)/assets	(18,134)	2,326	26,446

        The increase in the net deferred tax assets is largely the result of additional deferred tax assets recorded in Germany and other jurisdictions related to the current taxation of revenue that is deferred for financial statement purposes. In addition, there was a reduction in the deferred tax liabilities related to intangible assets due to the amortisation of these assets for financial statement purposes that is not deductible for tax purposes.

	2009	2010	2011
	USD'000	USD'000	USD'000
Reconciliation of deferred tax asset net
Opening balance as of 1 January	(178)	(18,134)	2,326
Exchange adjustment	(140)	1,491	(1,783)
Tax benefit during the year recognised in Consolidated Income Statement	8,520	21,344	26,900
Tax expense during the year recognised within total equity / (deficit)	(4,334)	3,142	(417)
Tax recognised on disposal of product line	—	361	—
Deferred taxes recognised on acquisition	(22,002)	(5,878)	(580)

Closing balance at 31 December	(18,134)	2,326	26,446

        The Group offsets deferred tax assets and liabilities if and only if it has a legally enforceable right of set-off and the deferred tax asset and deferred tax liability relate to income taxes levied by the same tax authorities.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.    INCOME TAX (Continued)

        The following deferred tax assets have not been recognised as of the Consolidated Statement of Financial Position date:

	2009	2010	2011
	USD'000	USD'000	USD'000
Tax losses	—	542	10,982
Unused tax credits	868	1,015	842
Temporary differences	182	123	2,060

	1,050	1,680	13,884

        The Group has not recognised deferred tax assets for certain jurisdictions in which it is not more likely than not that sufficient positive evidence exists in order to utilise the deferred tax assets. The Group has unrecognised deferred tax assets related to investment tax credits in Malta, which are not subject to expiration, but the Group has determined it is not more likely than not that they will have sufficient taxable income to utilise the credits. In addition, the Group has unrecognised tax losses in the US and other jurisdictions which the Group has determined is not more likely than not that they will have sufficient taxable income to utilise the losses. The US tax losses are generally subject to a 20 year carry forward period.

        The Group has generated profits in certain overseas jurisdictions, which may be subject to taxation upon remittance as dividends, or upon ultimate disposition of such subsidiaries. No deferred tax liabilities have been recognised related to such investments in foreign subsidiaries that are not expected to be recognised in the foreseeable future. It is not practical for the Group to determine the potential tax effect upon reversal of the outside basis differences.

        The Group has evaluated its tax filing positions and recorded a liability for an uncertain tax position of USD603,000 related to deductions claimed on tax filings that may be subject to disallowance by the tax authorities.

11.    DIVIDENDS AND DISTRIBUTIONS PAID

        No dividends for 2011, 2010 or 2009 were paid or proposed by the Board of Managers.

        Through 9 November 2011 (the date of the repurchase of the Class B Preferred Participating Shares), the cumulative preferred dividend of the Class B Preferred Participating Shares was USD13,375,000. As a result of the repurchase of the Class B Preferred Participating Shares this cumulative preferred dividend was cancelled (as described in note 19).

        As at 31 December 2010, the amount of cumulative preferred dividend not recognised amounted to USD1,766,000 (2009 USD Nil). There were no Class B Preferred Participating Shares in issue in 2009.

12.    (LOSS)/EARNINGS PER SHARE

Basic earnings per share

        Basic earnings per share are calculated by dividing net loss for the year attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year. The following reflects the income and share data used in the basic earnings per share computation. The share

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.    (LOSS)/EARNINGS PER SHARE (Continued)

data used for the purposes of calculating earnings per share includes the shares in issue of the Company (Class A Common Shares and Class B Preferred Participating Shares) as well as the shares in issue of GFI Acquisition (common shares and series A preferred shares), which share capital and share premium has been transferred to the merger reserve on the Merger of GFI Acquisition with and into the Company.

        The weighted average number of shares has been restated by a ratio that reflects the new shares issued by the Company to the shareholders of the predecessor entity on the date of the Merger. In addition, the weighted average number of shares in issue has also been restated to take into account the share reduction that occurred in February of 2011 where outstanding shares of Class A Common and Class B Preferred Participating Shares were decreased at a ratio of 100 to 1 (note 19).

        As discussed in Note 19, in November of 2011 the Group repurchased the 77,405,164 outstanding shares of Class B Participating Preferred Shares in exchange for 77,405,164 Class A Common Shares, cash and subordinated notes. The transaction resulted in a charge to net loss available to Class A Common Shares of USD 513,866,000.

Loss attributable to common shareholders

	2009	2010	2011
	USD'000	USD'000	USD'000
Loss attributable to owners of GFI Software S.à r.l. for the year	(5,562)	(21,878)	(51,936)
Loss available to Class B:
—Class B Preferred Participating Shares cumulative preferred dividend	—	(1,766)	(11,609)
—Cancellation of Class B Preferred Participating Shares cumulative preferred dividend in connection with repurchase of Class B Preferred Participating Shares	—	—	13,375

Total loss available to shareholders	(5,562)	(23,644)	(50,170)

Loss attributable to owners of GFI Software S.à r.l. for the year allocated to Class B Preferred Participating Shares	(24)	(7,037)	(30,116)
Excess of fair value of consideration paid on repurchase of Class B Preferred Participating Shares over carrying value of Class B Preferred Participating Shares	—	—	(513,866)

Loss attributable to Class A Common Shares	(5,538)	(16,607)	(533,920)

Attributable as follows:
Class A Common Shares	(5,538)	(16,607)	(533,920)
Class B Preferred Participating Shares	(24)	(5,271)	(31,882)

        The following reflects share data used in the basic earnings per share computation.

Weighted average number of shares

	2009	2010	2011
	USD'000	USD'000	USD'000
Class A Common Shares	17,958,490	29,872,486	44,201,227
Class B Preferred Participating Shares	77,875	12,658,701	66,377,579

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.    (LOSS)/EARNINGS PER SHARE (Continued)

Diluted earnings per share

        Diluted earnings per share amounts are calculated by dividing the net loss attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all the dilutive potential common shares into common shares.

        Instruments that could potentially dilute earnings/(loss) per share include the convertible CPECs, convertible notes, restricted shares and contingently issuable potential common shares, including stock options and restricted stock awards granted to employees and shares issuable as contingent consideration as part of a business combination. The CPECs are anti-dilutive as its interest (net of tax) per common share is greater than the basis earnings/(loss) per share. The convertible notes, restricted shares and the contingently issuable potential common shares are also anti-dilutive as these would simply increase the weighted average number of shares and result in a lower loss per common share. As a result, basic and diluted earnings per share are the same.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.    PROPERTY, PLANT AND EQUIPMENT

	Motor Vehicles	Office Equipment	Computer equipment	Fixtures and fittings	Computer software	Leasehold improvements	Total
	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
Cost
At 1 January 2010	43	1,210	3,139	597	1,790	337	7,116
Acquisitions through business combinations	—	39	1,213	32	176	44	1,504
Additions	37	447	939	114	392	292	2,221
Disposals	—	(21)	(30)	(4)	—	—	(55)
Exchange adjustments	(2)	(59)	(96)	(23)	(66)	(12)	(258)

At 31 December 2010	78	1,616	5,165	716	2,292	661	10,528
Acquisitions through business combinations	—	—	6	—	—	—	6
Additions	12	729	2,950	312	795	523	5,321
Disposals	(22)	—	(288)	—	(129)	—	(439)
Transfers	—	(152)	152	—	173	—	173
Exchange adjustments	(1)	(23)	(147)	(20)	(63)	(14)	(268)

At 31 December 2011	67	2,170	7,838	1,008	3,068	1,170	15,321

Accumulated depreciation
At 1 January 2010	24	822	2,332	426	1,202	154	4,960
Charge for the year	7	308	619	54	490	97	1,575
Disposals	—	—	(29)	(3)	—	—	(32)
Exchange adjustments	(1)	(35)	(87)	(13)	(40)	(5)	(181)

At 31 December 2010	30	1,095	2,835	464	1,652	246	6,322
Charge for the year	14	276	1,522	78	592	202	2,684
Disposals	(22)	—	(284)	—	(127)	—	(433)
Transfer	—	(75)	75	—	121	—	121
Exchange adjustments	—	23	(131)	(9)	(45)	(6)	(168)

At 31 December 2011	22	1,319	4,017	533	2,193	442	8,526

Net book amount
At 31 December 2011	45	851	3,821	475	875	728	6,795

At 31 December 2010	48	521	2,330	252	640	415	4,206

        The Group's property, plant and equipment were pledged as security in favour of the Group's bankers for facilities provided (note 20).

14.    GOODWILL

USD'000
Cost
At 1 January 2010	204,559
Acquisitions through business combinations (note 5)	31,815
Exchange adjustment	(6,738)

At 31 December 2010	229,636
Acquisitions through business combinations (note 5)	1,904
Exchange adjustment	(3,055)

At 31 December 2011	228,485

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.    GOODWILL (Continued)

        Goodwill arising from the business combinations in 2011 and 2010 represents the value of operational, sales and marketing synergies that allow the Group to pool resources and improve its go-to-market strategy, thereby enhancing the Group's future growth prospects.

Impairment testing of goodwill and other intangible assets

        Goodwill acquired through business combinations has been allocated for the purposes of impairment testing to four CGUs in 2011 and three CGUs in 2010 as follows:

	Collaboration	IT Operations	IT security	Managed services	Total
	USD'000	USD'000	USD'000	USD'000	USD'000
At 31 December 2010	90,851	106,970	31,815	—	229,636
At 31 December 2011	87,849	91,696	31,815	17,125	228,485

        As of 2011, the CGU formerly referred to as IT Infrastructure has been split into two different CGUs, IT Operations and Managed Services as a result of a change in its composition. The autonomy between the new CGUs has led management to conclude that these generate largely independent cash flows and are now separate units for impairment testing analysis.

        The recoverable amount of goodwill is determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and expected changes in selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value for money and the risks specific to the Group.

        The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the forthcoming year and extrapolates cash flows for the following two years, with the exception of the Collaboration CGU, where the discounted cash flow model is based on management's three year projections covering the period 2012 to 2014. The growth rates are based on growth forecasts which reflect current and future expected market conditions. Changes in EBITDA growth rates are a result of management's projected cash flows for the three year period 2012-2014 and are driven mainly by the projected revenue and expenditure plans specific to each CGU.

        The Group performed its annual impairment testing at 31 December 2011 and 31 December 2010 for each identified CGU. The projected cash flows for each CGU did not give rise to an impairment loss.

        The pre-tax rates used to discount the cash flows for the Group's CGUs are shown in the table below. There was no impairment charge as the value in use was higher than the carrying value.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.    GOODWILL (Continued)

Key assumptions used in discounted cash flow projections

        Key assumptions used in the calculation of recoverable amounts are discount rates and terminal value growth rates. These assumptions are as follows:

	Discount rate (pre-tax)		Terminal value growth rate		Budgeted EBITDA Growth
Cash generating unit	2010	2011	2010	2011	2010	2011
	%	%	%	%	%	%
IT Operations	13.4	14.5	2.0	5.0	4.9	156.8 (note ii)
IT Security	12.7	14.1	2.0	5.0	46.0 (note i)	76.0 (note i)
Collaboration	16.1	11.8	1.0	5.0	13.5	12.0
Managed services	n/a	17.2	n/a	5.0	n/a	485.5 (note ii)

i.
The projections used in computing EBITDA for IT Security assume an improvement in results up to breakeven point.

ii.
The projections for annualised EBITDA growth rates in the IT Operations and Managed Services cash generating units were as a result of low EBITDA in the initial period coupled with significant projected revenue growth.

Discount rate

        The IT Operations discount rate used is a pre-tax measure based on the risk-free rate for a 20 year U.S. Treasury instrument and 20 year German Government bonds, adjusted for a risk premium to reflect both the increased risk of investing in equities and specific risk of the units.

        The IT Security discount rate used is a pre-tax measure based on the risk-free rate for a 20 year U.S. Treasury instrument, adjusted for a risk premium to reflect both the increased risk of investing in equities and specific risk of the units.

        The Collaboration discount rate used is a pre-tax measure based on the risk free rate for German Government bonds, adjusted for a risk premium to reflect both the increased risk of investing in equities and specific risk of units.

        The Managed services discount rate used is a pre-tax measure based on the risk-free rate for 20 year U.K. Government bonds, adjusted for a risk premium to reflect both the increased risk of investing in equities and specific risk of units.

Terminal value growth rate

        The IT Operations, IT Security and Managed Services CGUs have three years of cash flows included in their discounted cash flow models. A long-term growth rate into perpetuity has been determined by taking into account inflation rates relative to the individual CGUs. In 2011, the terminal value growth rate increased to 5.0% for all CGUs to reflect the Company's current long-term outlook.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.    GOODWILL (Continued)

        The Collaboration CGU has ten years of cash flow forecasts included in its discounted cash flow model. A long-term growth rate into perpetuity has been determined by taking into account inflation rates relative to the individual CGU.

Sensitivity to changes in assumptions

        Management believes that no reasonably possible change in the key assumptions would cause the carrying-value of the IT Operations, Collaboration and Managed Services CGUs to exceed their value in use.

        The impairment test for the IT Security CGU, based on three years of projections, showed that the recoverable amount exceeds the carrying value of the CGU by USD 9,400,000. Management performed a sensitivity analysis on the assumptions used in forecasting future cash flows for the IT Security CGU. A decrease in the forecasted EBITDA in the third year of USD 1,100,000, or greater, or a reduction in the projected compound growth rate below 60%, would result in the carrying value of the IT Security CGU exceeding its recoverable amount.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.    OTHER INTANGIBLE ASSETS

	Software technology	Distribution Network	Customer base	Trademarks, trade names and domains	Patents and Licences	Total
	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
Cost
At 1 January 2010	19,883	12,857	50,520	37,348	787	121,395
Acquisitions through business combinations (note 5)	11,310	—	11,082	4,200	1,649	28,241
Additions acquired separately	38	—	—	—	—	38
Disposal	—	—	(1,110)	—	(39)	(1,149)
Exchange adjustments	(297)	—	(3,163)	(1,900)	(3)	(5,363)

At 31 December 2010	30,934	12,857	57,329	39,648	2,394	143,162
Acquisitions through business combinations (note 5)	3,255	—	—	—	—	3,255
Additions acquired separately	1	—	—	—	9	10
Disposal	(420)	—	—	—	—	(420)
Transfers to Property, Plant and Equipment	(173)	—	—	—	—	(173)
Exchange adjustments	13	—	(1,485)	(901)	(3)	(2,376)

At 31 December 2011	33,610	12,857	55,844	38,747	2,400	143,458

Amortisation and impairment
At 1 January 2010	13,496	12,857	8,296	6,121	629	41,399
Charge for the year	2,619	—	16,404	650	371	20,044
Disposals	—	—	(150)	—	—	(150)
Exchange adjustments	1	—	(291)	—	(2)	(292)

At 31 December 2010	16,116	12,857	24,259	6,771	998	61,001
Charge for the year	3,536	—	17,697	650	358	22,241
Impairment	1,444	—	—	—	—	1,444
Disposals	(315)	—	—	—	—	(315)
Transfers to Property, Plant and Equipment	(121)	—	—	—	—	(121)
Exchange adjustments	(36)	—	(1,777)	—	(4)	(1,817)

At 31 December 2011	20,624	12,857	40,179	7,421	1,352	82,433

Net book value
At 31 December 2011	12,986	—	15,665	31,326	1,048	61,025

At 31 December 2010	14,818	—	33,070	32,877	1,396	82,161

        The other intangible assets of the Group include both assets with indefinite useful lives and finite useful lives. Included within the category 'Trademarks, trade names and domains' is the 'TeamViewer' brand name acquired in 2009 following the acquisition of TeamViewer GmbH and the 'VIPRE' brand name acquired in 2010 following the acquisition of GFI Software (Florida) Inc. The carrying amounts of these brands are USD26,367,000 (2010: USD27,268,000) and USD4,200,000 (2010: USD4,200,000) respectively. Both brand names have an indefinite useful life. In determining the useful lives of the 'TeamViewer' and 'VIPRE' brand names, management has considered the legal position of the Group in this respect together with its intention to indefinitely continue using and building upon these brand names; as a result management has concluded that a definite useful life could not be determined for these brand names The 'TeamViewer' brand name was allocated to the Collaboration CGU, whilst the 'VIPRE' brand name was allocated to the IT Security CGU.

        The amortisation of acquired software and patents within intangible assets with definite useful lives is classified as a component of cost of sales within the Consolidated Income Statement. The amortisation of the distribution network, customer base and trademarks, trade names and domains is presented within

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.    OTHER INTANGIBLE ASSETS (Continued)

depreciation and amortisation in arriving at the operating results of the Group. The carrying amounts and remaining amortisation periods of material intangible assets of the group having a definite useful life are as follows:

		Carrying Value		Remaining Amortisation Period
	Description	2010	2011	2010	2011
		USD'000	USD'000	Years	Years
Intangible assets arising from acquisition of Techgenix Limited	Websites and domain names	1,407	758	3	2
Intangible assets arising from acquisition of HoundDog Technology Limited	Software technology	2,645	1,854	3-4	2-3
Intangible assets arising from acquisition of HoundDog Technology Limited	Customer relationships	748	575	8-9	7-8
Intangible assets arising from acquisition of TeamViewer GmbH	Software technology	541	173	1-2	1
Intangible assets arising from acquisition of TeamViewer GmbH	Customer relationships	23,610	8,352	1-2	1
Assets acquired from Titan Backup S.R.L	Software technology	1,420	—	2-3	—
Intangible assets arising from acquisition of GFI Software (Florida) Inc.	Software technology	9,991	7,729	4-5	3-4
Intangible assets arising from acquisition of GFI Software (Florida) Inc.	Customer relationships	8,710	6,738	3-4	2-3
Intangible assets arising from acquisition of GFI Software (Florida) Inc.	Patents and licences	1,396	1,048	3-4	2-3
Intangible assets arising from acquisition of Monitis Inc. and Monitis GFI CJSC	Software technology	—	3,153	—	8

        Management evaluated the future economic benefits from its Titan Backup acquired software which is included in the IT Operations CGU. It was concluded that the carrying amount of the asset as at 31 December 2011 was impaired and accordingly USD1,444,000 were written off to the Consolidated Income Statement.

Security

        The Group's other intangible assets were pledged as security in favour of the Group's bankers for facilities provided (refer to note 20).

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    SHARE-BASED PAYMENT PLANS

        The expense recognised for services received during the year, arising from equity-settled share-based payment transactions, was as follows:

	2009	2010	2011
	USD'000	USD'000	USD'000
Cost of revenue	25	34	321
General and administrative	281	442	6,688
Research and development	55	63	1,153
Sales and marketing	148	453	2,076

Total stock-based compensation	509	992	10,238

        During 2011, GFI Software S.à r.l. adopted a Stock Incentive Plan (the "2011 Plan") which provides for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Software S.à r.l. and its affiliates, including employees of the Group. The GFI Software S.à r.l. plan reserves 11,500,000 shares of the common stock of GFI Software S.à r.l. for issuance. The 2011 Plan provides that upon exercise the shares are issued to GFI Software Holdings Ltd. (the "Fiduciary"). The Fiduciary will bear legal title to the shares and sale of the shares to third parties is restricted as described in the 2011 Plan documents, while the participant is entitled to the corresponding economic rights of the share issued to the Fiduciary. Legal title to the shares will be transferred to the participant upon a change to the legal form of GFI Software S.à r.l.

        GFI Software Holdings maintains the Stock Incentive Plan (the "2006 Plan") and the 2009 Stock Incentive Plan (the "2009 Plan" and, together with the 2006 Plan, the "GFI Software Holdings Plans"), both of which provide for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Software Holdings and its affiliates, including employees of the Group. As GFI Software Holdings holds a non-controlling interest in the Group, settlements of the awards under the GFI Software Holdings Plans are considered capital contributions and will not be settled in the Group's equity. The 2006 Plan reserves 1,495,540 shares of the common stock of GFI Software Holdings for issuance, and the 2009 Plan reserves 10,721,806 shares of common stock of GFI Software Holdings for issuance. Both the 2006 Plan and the 2009 Plan were originally adopted by GFI Acquisition, and the sponsorship of such plans was assumed by GFI Software Holdings in 2010. The Group has no obligation to GFI Software Holdings for assuming the sponsorship of the share option plans. GFI Acquisition terminated the 2006 Plan in connection with the adoption of the 2009 Plan, although awards outstanding under the 2006 Plan at the time of termination continue to remain outstanding until they are either settled, forfeited, or otherwise expire in accordance with their terms.

        Under both the GFI Software Holdings Plans and the 2011 Plan, options generally vest based on the grantee's continued service with the Group during a specified period following grant or, in rare instances, based on the achievement of performance or other conditions as determined by the Board of Directors, and expire after ten years. Although awards under the GFI Software Holdings Plans are not settled with equity of the Group, the share-based compensation expense is included in the Group's income statements as compensation expense because the Group is the beneficiary of the services provided by these option holders.

        The cumulative share based payment expense recognised for stock option awards and restricted stock granted under the GFI Software Holdings Plans amounting to USD2,377,000 is included within capital

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    SHARE-BASED PAYMENT PLANS (Continued)

contribution for share options reserve. The cumulative share based payment expense recognised for stock option awards granted under the 2011 Plan amounting to USD9,371,000 is included within the Share options reserve.

Restricted stock awards

        Under the GFI Software Holdings Plans, shares of GFI Software Holdings common stock have been granted to employees, directors, and officers who provide services to the Group. Restricted stock awards generally vest based on the grantee's continued service with the Group during a specified period following grant. The shares are subject to restrictions on transfer, such that until they are fully vested, the holder is not permitted to sell, transfer, pledge, or otherwise encumber the shares of restricted stock. Upon vesting, the shares are released from restriction and may be sold, transferred, pledged, or otherwise encumbered, subject to any limitations set forth in the GFI Software Holdings Plans. The number of shares of restricted stock outstanding as of the year ended 31 December 2011 was 7,885,000 (2010: 7,885,000) of which 7,885,000 (2010: 5,718,000) had vested. The number of shares of restricted stock granted during the year ended 31 December 2011 was Nil (2010: Nil).

        The fair value of the restricted shares on the grant date was USD0.16 per share, which was determined through an equity valuation based on business enterprise value at the time of grant. The expense relating to these shares of restricted stock amounted to USD96,000 during the year ended 31 December 2011 (2010: USD660,000; 2009: USD505,000) and is recognised within the Group's financial statements. As of 31 December 2011, the shares of restricted stock had been fully recognised.

        The aggregate intrinsic value of restricted stock awards outstanding and fully vested as of 31 December 2011 is USD13,985,000.

Stock option awards

        Under the GFI Software Holdings Plans and the 2011 Plan, stock options have been granted to employees, directors, and officers who provide services to the Group. These stock options generally vest based on the grantee's continued service with the Group during a specified period following grant. The vesting period for individual awards range from 3 to 5 years. Although cash settlement is permitted under the 2011 Plan, the Company intends to settle these awards in equity and as a result the options are accounted for within equity.

        The fair value of the options is estimated at the grant date using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the instruments were granted. The weighted average fair value relating to share options granted under the GFI Software Holdings Plans and the 2011 Plan during the year ended 31 December 2011 was USD0.50 and USD2.01, respectively. The only asset held by GFI Software Holdings is 30% of the equity interest of the Group. The fair value of the options granted under the GFI Software Holdings Plans is based upon the per share valuation of GFI Software Holdings.

        The expense relating to share options under the GFI Software Holdings Plans and the 2011 Plan amounted to USD706,000 during the year ended 31 December 2011 (2010: USD1,000; 2009: USD3,000) and USD9,371,000 during the year ended 31 December 2011, respectively, and are recognised within the

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    SHARE-BASED PAYMENT PLANS (Continued)

Group's financial statements. The following table illustrates the number (No.) and weighted average exercise prices (WAEP) of, and movements in, stock options during the year:

	GFI Software Holdings Plans Stock options		2011 Plan Stock options
	No.	WAEP	No.	WAEP
		USD		USD
Outstanding at 1 January 2009	2,080,462	2.80	—	—
—Granted	275,938	1.02	—	—
—Exercised	—	—	—	—
—Forfeited/Expired	(691,281)	2.88	—	—

Outstanding at 31 December 2009	1,665,119	2.46	—	—

Exercisable at 31 December 2009	1,093,656	2.94	—	—
Outstanding at 1 January 2010	1,665,119	2.46	—	—
—Granted	—	—	—	—
—Exercised	—	—	—	—
—Forfeited/Expired	(209,374)	2.43	—	—

Outstanding at 31 December 2010	1,455,745	2.47	—	—

Exercisable at 31 December 2010	1,293,112	2.73	—	—

Outstanding at 1 January 2011	1,455,745	2.47	—	—
—Granted	2,554,690	1.29	12,322,483	4.66
—Exercised	(1,500)	2.37	—	—
—Forfeited/Expired	(827,023)	1.33	(1,527,904)	4.32

Outstanding at 31 December 2011	3,181,912	1.82	10,794,579	4.71

Vested and expected to vest at 31 December 2011	2,990,997	1.98	10,055,480	4.63

Exercisable at 31 December 2011	2,657,061	2.01	2,094,202	4.28

        Under the GFI Software Holdings Plans and the 2011 Plan, exercise prices for options outstanding and options exercisable range from USD1.02 to USD3.26 and USD4.28 to USD5.66, respectively. The weighted average remaining contractual life of the options outstanding under the GFI Software Holdings Plans and the 2011 Plan as of 31 December 2011 is 7.61 years and 9.32 years, respectively.

        The aggregate intrinsic value of all stock options outstanding under the GFI Software Holdings Plans and the 2011 Plan as of 31 December 2011 is USD1,072,000 and USD11,569,000, respectively. The aggregate intrinsic value of stock options that were fully vested under the GFI Software Holdings Plans and 2011 Plan as of 31 December 2011 is USD716,000 and USD3,141,000, respectively.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    SHARE-BASED PAYMENT PLANS (Continued)

        The fair value of each option granted under the GFI Software Holdings Plans has been calculated on the date of grant using the following assumptions:

	2009	2010*	2011
Dividend yield (%)	—	n/a	—
Expected volatility (%)	40	n/a	24-44
Risk-free interest rate (%)	2.92	n/a	2.00
Expected life of option (years)	5.0	n/a	5.0-6.2
Weighted average share price (USD)	0.14	n/a	1.33
Weighted average exercise price (USD)	1.02	n/a	1.29
Model used	Black-Scholes Model	n/a	Black-Scholes Model

*
No options were granted during 2010.

        The fair value of each option granted under the GFI Software S.à r.l. Plan has been calculated on the date of grant using the following assumptions:

2011
Dividend yield (%)	—
Expected volatility (%)	35-44
Risk-free interest rate (%)	0.87-2.70
Expected life of option (years)	5.5-7.5
Weighted average share price (USD)	4.68
Weighted average exercise price (USD)	4.66
Model used	Black-Scholes Model

        As the Group has been operating as a private company, there is not sufficient historical volatility for the expected term of the options. Therefore, comparable public company data was used as a basis for the expected volatility. The risk-free interest rate was based on the United States Treasury yield curve, with a remaining term equal to the expected life assumed at grant date. Due to the absence of sufficient historical data on exercise behaviour, prior to 2011, the computation of expected life for the options was based on an analysis of the disclosed expected terms of comparable public companies and during 2011, the computation of expected life for the options was based on the mid-point method as prescribed by IFRS 2. The comparable companies were selected based on publicly traded companies operating in the same or similar lines of business, potentially subject to corresponding economic, environmental and political factors and considered to be reasonable investment alternatives.

Put option

        In October 2010, GFI Software Holdings entered into an Option Purchase Agreement with an employee. The agreement states that in April 2012, the employee shall have the option to either retain the 105,000 shares granted to the employee under the GFI Software Holdings Plans or sell the full number of shares back to the Group for USD500,000. As a result of this transaction, using the weighted average cost of capital to calculate the present value of expected future cash flows, the Group determined a fair value of

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    SHARE-BASED PAYMENT PLANS (Continued)

the potential liability and compared it to the equity value of the options at the date of grant. As a result of this analysis, for all reporting periods from October 2010 to date, management determined that the grant should be accounted for as a liability. As of 31 December 2011, the Group held a liability for the options valued at approximately USD469,000 (2010: USD404,000).

17.    TRADE, OTHER RECEIVABLES AND OTHER CURRENT ASSETS

Trade and other receivables

	2010	2011
	USD'000	USD'000
Trade receivables	17,597	22,219
Impairment allowance	(320)	(441)
Other receivables	2,942	1,517

	20,219	23,295

Other current assets

	2010	2011
	USD'000	USD'000
Inventory	64	188
Prepayments	801	2,093
Deferred costs	1,041	1,195

	1,906	3,476

        Movements in the provision for impairment of trade receivables were as follows:

	Individually Impaired	Collectively impaired	Total
	USD'000	USD'000	USD'000
At 1 January 2010	90	120	210
Charge for the year	204	—	204
Unutilised amounts reversed	—	(18)	(18)
Utilised	(76)	—	(76)

At 1 January 2011	218	102	320
Charge for the year	89	231	320
Unutilised amounts reversed	(132)	76	(56)
Utilised	(45)	(98)	(143)

At 31 December 2011	130	311	441

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.    TRADE, OTHER RECEIVABLES AND OTHER CURRENT ASSETS (Continued)

        Impairment charges for the year have been classified within Sales and Marketing expenses. As at 31 December 2011 and 2010, the ageing analyses of the unimpaired trade receivables were as follows:

	Total	Neither past due nor impaired	Past due not impaired <30-60 days	Past due not impaired 61-90 days	Past due not impaired >90 days
	USD'000	USD'000	USD'000	USD'000	USD'000
2010	17,277	11,571	4,422	1,169	115
2011	21,778	14,179	5,306	1,443	850

18.    CASH AND CASH EQUIVALENTS

	2010	2011
	USD'000	USD'000
Cash at bank and in hand	22,719	16,524

19.    ISSUED CAPITAL AND RESERVES

        Prior to the Merger the issued capital of the Company consisted of 178,281 shares with a par value of EUR1 each issued and fully paid up, held by TeamViewer Holdings.

        On 28 July 2009, the Company issued 60,451,720 CPECs each with a par value of EUR1 each to TeamViewer Holdings. The CPECs were divided into two tranches, being Tranche A of 43,000,000 and Tranche B of 17,451,720 CPECs, carrying an interest rate of 5.875% (with a step down to 0.375% after 5 years) and 2.55%, respectively, and maturing on 29 July 2014. The proceeds from the issue of CPECs amounted to USD86,661,539.

        The terms of the CPECs provided that at any time, upon the election of the holder and with the consent of the board of managers of the Company, the CPECs could be converted into ordinary shares of the Company on a one-for-one basis plus the settlement of any accrued yield in cash upon conversion. The terms also provided for an issuer's prepayment option exercisable at any time during the term of the CPECs at the higher of amortised cost of the CPECs and the fair value of the Company's ordinary shares had the CPECs been converted plus accrued yield. The CPECs were determined to be a compound instrument represented by (a) the host—classified as a liability as it represents an obligation of the Company to pay, (b) the prepayment option—an embedded derivative to be accounted for separate from the liability, and (c) the conversion feature that is classified as equity. Since the amount payable at the time of prepayment was the higher of the amortised cost of the CPECs and the fair value of the Company's shares had the CPECs been converted plus accrued yield, no value was attributed to the prepayment option, as it was determined that it would not be in the Company's interest to prepay the CPEC's if the fair value of the Company's shares exceeded the carrying value of the CPECs. The financial liability component was initially recognised at its fair value determined by discounting the estimated future cash payments using the prevailing market rate of interest for a similar financial instrument at the date of issue. The residual amount, that is the difference between the par value and the fair value of the host was allocated to the conversion feature and classified as equity. The fair value of the equity component, net of taxes of USD4,334,244, amounting to USD10,825,755 was credited to other components of equity / (deficit).

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

        As described in note 1, the Company consummated the Merger with GFI Acquisition on 19 November 2010 with the Company as the surviving entity. As a result of the Merger, the shareholders of GFI Acquisition received Class A Common Shares of the Company equal in the aggregate to 30% of the equity interest of the surviving entity, and the sole shareholder of the Company at the time of the Merger, TeamViewer Holdings, received Class B Preferred Participating Shares representing 70% of the equity interest of the Company. The terms of the Class B Preferred Participating Shares included a liquidation preference payable only in the event of liquidation and an accruing dividend payable only if and when a dividend was declared. As described further below, the payment of a dividend is at the discretion of the shareholders. The following series of transactions were approved by the shareholders and executed in connection with the Merger:

a)
Prior to the Merger, as described in note 1, funds affiliated with Insight owned shares of GFI Acquisition and TeamViewer Holdings. In contemplation of the expected merger, the Insight funds that were shareholders of TeamViewer Holdings provided a portion of the equity financing for the acquisition of GFI Software (Florida) in addition to the equity financing provided by the Insight funds that were shareholders of GFI Acquisition.

A total of USD21,655,223 in cash was raised from the issuance of preferred shares of GFI Acquisition to the Insight funds that owned GFI Acquisition and TeamViewer Holdings to fund a portion of the initial consideration for the acquisition of GFI Software (Florida) on 1 June 2010. In connection therewith, the Insight funds that owned TeamViewer Holdings subscribed for 6,454,599 preferred shares of GFI Acquisition for a total price of USD11,832,894.

b)
In preparation for the expected merger of GFI Acquisition with and into the Company, with the Company as the surviving entity, a holding company was interposed above GFI Acquisition, to serve as the holding company for the shareholders of GFI Acquisition following the Merger. This was accomplished by the formation, in September 2009, of a new British Virgin Islands company, GFI Software Holdings and its wholly owned subsidiary, GFI Merger Sub Ltd. ("GFI Merger Sub"). GFI Merger Sub was then merged with and into GFI Acquisition, with GFI Acquisition as the surviving entity as a subsidiary of GFI Software Holdings. In connection with that transaction, other than the 6,454,599 preferred shares held by the Insight funds that were also shareholders of TeamViewer Holdings, all of the then outstanding shares of common (9,579,371 shares) and preferred shares of GFI Acquisition (58,602,238 shares) were cancelled, and each holder of such shares was issued one common share of GFI Software Holdings for each common share previously held in GFI Acquisition, and one preferred share GFI Software Holdings for each preferred share previously held in GFI Acquisition.

c)
Prior to the Merger, and in contemplation thereof, on 28 September 2010 the shareholders of TeamViewer Holdings made a capital contribution to TeamViewer Holdings in an amount that corresponded to their pro rata interest in GFI Software (Florida), as if the acquisition thereof had occurred following the expected merger. The capital contribution was in the form of the 6,454,599 preferred shares of GFI Acquisition company held by the Insight funds that were shareholders of TeamViewer Holdings, and in order to maintain their relative pro rata ownership interests among one another, all shareholders of TeamViewer Holdings made a contribution of cash in the aggregate amount of EUR3,113,608 (USD4,362,474). In addition, in contemplation of the sale by the non-controlling shareholder of the 45% interest in Iapetos to TeamViewer Holdings as discussed in

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

  note 5, the non-controlling shareholder of Iapetos made a contribution to TeamViewer Holdings of EUR9,816,725 (USD13,754,216) of the vendor note receivable that was payable by Iapetos.

d)
As discussed in note 5, on 28 September 2010, TeamViewer Holdings, entered into a sale and purchase agreement with the non-controlling shareholder of Iapetos to acquire the 45% equity interests in Iapetos in the form of 11,250 class B shares. The consideration payable was a share of future cash proceeds that TeamViewer Holdings or its shareholders would receive in the form of future sale, listing or recapitalisation or any other disposal of any direct or indirect shareholding or holding of other interest in the Group.

e)
Prior to the Merger, GFI Software S.à r.l. (formerly TV Holding S.à r.l.) had 178,281 shares with a par value of EUR1 each and a total nominal value of USD250,067. Further, on 28 September 2010, the Company increased its share capital by EUR64,220,754 (USD89,979,699) from EUR178,281 (USD 250,067) to EUR64,399,035 (USD90,299,766). In connection therewith, the Company converted the 60,451,720 Tranche A and Tranche B CPECs (plus accrued interest) held by TeamViewer Holdings into 64,220,754 shares (par value EUR1.00) in the Company. The 64,399,035 existing shares (par value EUR1.00) in the Company held by TeamViewer Holdings were then converted into 6,439,903,500 Class B Preferred Participating Shares (par value EUR0.01) of the Company. The conversion of the CPECs into common shares of EUR1.00 and subsequent exchange into 6,439,903,500 Class B Preferred Participating Shares has been accounted for as a transaction with the controlling shareholder, in its capacity as a shareholder, within total equity / (deficit).

f)
In addition, on 3 November 2010, TeamViewer Holdings contributed to the Company EUR3,113,608 (USD4,362,474) cash, the 11,250 Class B Preferred Participating Shares in Iapetos (nominal value of USD15,762) and the EUR9,816,725 (USD13,754,216) of the vendor note payable by Iapetos, and in exchange therefore the Company further increased its share capital by EUR12,941,583 (USD 18,132,452) and issued 1,294,158,291 Class B Preferred Shares to TeamViewer Holdings, following which the Company owned 100% of the equity interests in Iapetos (note 5).

        On 19 November 2010, the Merger of GFI Acquisition with and into the Company was consummated, with the Company as the surviving entity. In the Merger, GFI Software Holdings exchanged all common shares held in GFI Acquisition for 3,317,364,167 Class A Common Shares (par value EUR0.01) of the Company (equal to 30% of the outstanding shares) having a nominal value USD46,479,588, and TeamViewer Holdings exchanged all preferred shares held in GFI Acquisition for 6,454,599 Class B Preferred Shares of the Company with a nominal value of USD90,435 (which together with the shares issued as set forth above equalled 70% of the outstanding shares of the Company).

        As described in note 3, the Merger of GFI Acquisition with and into the Company has been accounted for under the pooling of interest method of accounting and the Consolidated Financial Statements presents changes in equity as if the Group had been in existence throughout the years presented. In connection with the Merger, 9,579,371 common shares and 58,602,238 preferred shares of GFI Acquisition were effectively converted into 3,317,364,167 Class A Common Shares of the Company (an exchange ratio of 48.65 to 1). Class A Common Shares has been presented in the Consolidated Statement of Changes in Equity/(Deficit) after giving retroactive effect to this exchange. Similarly, 64,399,035 ordinary shares of the Company were converted into 6,439,903,500 Class B Preferred Participating Shares of the Company (an exchange ratio of 100 to 1). Class B Preferred Participating Shares have also been presented in the Consolidated Statement of Changes in Equity/(Deficit) after giving retroactive effect to this conversion. The net effect of giving retroactive effect to the respective exchange ratios in presenting Class A and Class B Shares is included in the merger reserve.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

        By a shareholders resolution dated 9 February 2011, the Company reduced its share capital by EUR110,578,806 (USD154,932,242) to EUR1,105,788 (USD1,549,322), which share capital was allocated to the Company's share premium. In connection with the reduction in the share capital, the Company cancelled 3,284,190,525 Class A Common Shares and 7,663,111,226 Class B Preferred Participating Shares. Following such steps, GFI Software Holdings held 33,173,642 Class A Common Shares and TeamViewer Holdings held 77,405,164 Class B Preferred Participating Shares.

Class B Preferred Participating Shares

        In the event of a liquidation, the holders of the Class B Preferred Participating Shares were entitled to receive a preferred liquidation preference of (i) EUR117,357,157 (equivalent to USD157,280,952 as at 31 December 2010), or as such amount may be reduced or increased, by an amount corresponding to the sum of any indemnification claims or other adjustments made in accordance with a supplemental agreement regarding the Merger of the Company, as described in note 1, plus (ii) interest at a rate corresponding to the interest rate payable by the Group with respect to secured indebtedness for borrowed money and any other indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly). Any remaining amounts to be distributed after the payment of the liquidation preference were then to be allocated to the holders of Class A Common Shares and the holders of Class B Preferred Participating Shares in proportion to the number of shares they held.

        The Company's articles of association require it to transfer 5% of its statutory annual net profit to a legal reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one-tenth of the issued capital. After satisfying the legal requirement, upon the recommendation of the managers, the shareholders may decide to distribute a dividend. This decision is at the discretion of the shareholders.

        However, should the shareholders decide to distribute a dividend, no dividend may be distributed to the Class A Common Shareholders until the holders of the Class B Preferred Participating Shares (in proportion to the shares they hold) receive a preferred cumulative dividend corresponding to the product of (i) the liquidation preference described above and (ii) interest at a rate corresponding to the interest rate payable by the Group with respect to secured indebtedness for borrowed money and any other indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly).

Repurchase of Class B Preferred Participating Shares

        In October and November of 2011, the Group initiated a series of transactions with the holders of the Class B Preferred Participating Share in order to eliminate the Class B Preferred Participating Shares and replace them with Class A Common Shares.

        On 12 October 2011, the Company paid EUR105,000,000 (USD144,984,000) in cash to the holders of the Class B Preferred Participating Shares. On 9 November 2011, the shareholders as a group agreed to convert 73,534,907 Class B Preferred Participating Shares into Class A Common Shares in accordance with Luxembourg Law. These transactions were accounted for as a repurchase because the terms of the Class B Participating Shares did not contemplate or provide for their conversion into Class A Common Shares. The Company then repurchased the remaining 3,870,257 Class B Preferred Participating Shares held by the shareholders of TeamViewer Holdings in exchange for EUR9,000,000 (USD12,235,500) in cash and subordinated promissory notes in an aggregate principal amount of EUR13,055,124 (USD17,748,441),

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

thereby eliminating the outstanding liquidation preference on the Class B Preferred Participating Shares in its entirety. The 3,870,257 Class B Participating Preferred Shares repurchased by the Company were then cancelled.

        In order to preserve the pro rata ownership of the Company that existed immediately prior to the share repurchase described above, the shareholders of TeamViewer Holdings subscribed for 3,870,257 Class A Common Shares for an aggregate total subscription price of EUR38,702 (USD52,616).

        The aggregate fair value of the 77,405,164 Class A Common Shares was USD 447,405,000.

        This transaction was accounted for as a repurchase of the Class B Preferred Participating Shares. In accordance with IAS 33, the excess of the fair value of the consideration transferred over the carrying amount of the Class B Preferred Participating Shares was recorded as a charge to accumulated deficit. This charge will also be shown as an increase in net loss in arriving at net loss available to the holders of Class A Common Shares when calculating net loss per share (note 12). The charge is calculated as follows:

USD'000
Carrying value of Class B Preferred Participating Shares	108,452
Less: Fair value of consideration paid:
Cash	157,165
Subordinated note payable	17,748
Class A Common Shares issued	447,405

Charge to accumulated losses	(513,866)

Authorised Share Capital
(Number of Shares)

	2009	2010	2011
Common shares with a par value of EUR1 each of GFI Software S.à r.l.(formerly TV Holding S.à r.l.) prior to legal Merger	178,281	—	—
Class 'A' common shares of EUR0.01 each of the Company	—	3,317,364,167	110,578,806
Class 'B' Preferred Participating shares of EUR0.01 each of the Company	—	7,740,516,390	—

	178,281	11,057,880,557	110,578,806

        The number of shares at 31 December 2009 is before giving effect to the Merger.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

        The Company is constituted for an unlimited duration and under Luxembourg corporate law a voluntary liquidation requires the approval of a majority of the shareholders holding at least 75% of the share capital.

	Share Option Reserve	Capital Contribution for Share Options
	USD'000	USD'000
At 1 January 2009	—	619
Share based payments expense	—	509
Expiration of vested options	—	(130)

At 31 December 2009	—	998
Recognition of put-option upon modification	—	(73)
Share based payments expense	—	661
Expiration of vested options	—	(8)

At 31 December 2010	—	1,578
Share based payments expense	9,371	802
Expiration of vested options	—	(3)

At 31 December 2011	9,371	2,377

        Capital contribution for share options and share option reserve represent the value of equity-settled share based payment transactions provided to certain employees and senior executives, as part of their remuneration. The capital contribution for share options and share option reserve represent share options issued under the GFI Software Holdings Ltd.'s (shareholder) and the Company's stock incentive plans respectively as described in more detail in note 16.

Foreign currency translation reserve

        The foreign currency translation reserve consists of exchange differences arising from the translation at the reporting date, of the assets, liabilities and income and expenses of the Company and its subsidiaries, to the reporting currency (United States dollars) of the Group. The exchange differences arising on the translation are taken directly to the foreign currency translation reserve through other comprehensive income.

Other components of equity / (deficit)

Other equity reserve

        The other equity reserve represents the effects of the acquisition of the non-controlling interest in Iapetos from the Group's parent company and the equity component of the CPECs.

        The equity component of CPEC's, net of taxes, amounting to US10,826,000 was credited to the other equity reserve. Upon the conversion of CPECs into Class B Preferred Participating Shares, the difference between the carrying value of the liability and accrued interest and the nominal value of the shares amounting to USD10,890,000 and the reversal of the unutilised deferred tax liability on the date of conversion of USD3,142,000 was also included in the other equity reserve. After giving effect to the conversion of CPEC's, the balance in this reserve related to the CPECs amounted to USD3,078,000.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.    ISSUED CAPITAL AND RESERVES (Continued)

Merger reserve

        The merger reserve represents the net effect of giving retroactive effect to the respective exchange ratios in presenting Class A common and Class B Preferred Participating Shares in the Consolidated Statement of Changes in Equity/(Deficit).

Dividend reserve

        The dividend reserve consists of dividend payments made to the owners of GFI Acquisition in a previous financial period prior to 1 January 2009.

Legal reserve

        As discussed above, the Company's articles of association require it to transfer 5% of its annual net profits to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one-tenth of the issued capital. Due to losses sustained by the Company during 2011 no transfer to this reserve was necessary.

Share premium

        Share premium reserve comprises the transfer of an amount of USD153,383,000 on the repurchase of the Company's Class B Preferred Participating shares (note 19) and the difference between the charge to the accumulated loss resulting from the repurchase of the Class B Preferred Participating Shares amounting to USD513,866,000 and the amount paid and payable amounting to USD174,915,000.

20.    INTEREST BEARING LOANS AND BORROWINGS

	2010	2011
	USD'000	USD'000
Current
Bank loans (note i and ii)	68,709	19,489

	68,709	19,489

Non-current
Bank loans (note i and ii)	13,230	178,877
Promissory note (note iii)	5,373	15,553
Finance lease payable	—	50

	18,603	194,480

        The carrying amount of the interest bearing loans and borrowings is stated at amortised cost.

        At 31 December 2011 the Group had outstanding bank loans of USD198,366,000 under credit facilities granted during the year as detailed in note (ii). The proceeds received under these credit facilities were partially used to extinguish all the outstanding loans at September 2011 which were brought forward from 31 December 2010 as detailed in note (i) and to repurchase the Class B Participating Preferred Shares (note 19). The promissory note payable as at 31 December 2011 relates to debt issued by the Company to the shareholders as detailed in note (iii)(b).

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    INTEREST BEARING LOANS AND BORROWINGS (Continued)

i.    Bank Loans 2010

a.    Wells Fargo acting as administrative agent

        Bank loans outstanding at 31 December 2010 include facilities originally granted to a subsidiary of the Company (Gee FI) with a maturity date of 5 May 2010. On 29 June 2009, the Group negotiated an extension to the credit agreement, whereby the maturity terms were extended to 31 December 2011. No change to the applicable interest rates was effected through this amendment. As part of this amendment the Group issued 76,744,664 shares to the lenders at the nominal value of USD16,000. The fair value of these shares amounted to USD284,000, of which USD268,000 was accounted for as borrowing cost to be amortised over the remaining life of the loan.

        On 3 November 2010, TV GFI Holding S.à r.l., ("TV GFI") a Luxembourg limited liability company, a direct subsidiary of the Company, signed a joinder agreement by virtue of which it became co-borrower with Gee FI for any amount outstanding under these facilities to which Gee FI and certain of the subsidiaries in the GFI Acquisition group were parties. Following this agreement, Gee FI transferred its indebtedness under the loan at that date of USD83,492,000 plus accrued interest of USD417,000 to TV GFI Holding S.à r.l.

        At 31 December 2010, these bank loans consisted of Tranche A and Tranche B loans amounting to USD27,992,000 and USD41,000,000 respectively (2009: USD61,317,000 and USD41,000,000 respectively) and bear interest at the adjusted London Inter-Bank Offered Rate (LIBOR) or a minimum of 3% p.a., plus the margins applicable to Tranche A and Tranche B as specified by the second amendment to the credit agreement, dated 22 August 2008.

        The average applicable margin for 2011 and 2010 on Tranche A of the Loan was 4.75% and on Tranche B, 8.25%. Tranche A of the loan was payable in quarterly instalments amounting to USD1,000,000 each until 31 December 2011. Tranche B of the loan was repayable in a bullet amount on the same maturity date. Both tranches were extinguished in September 2011. The loan was secured by a joint and several guarantee issued in favour of Wells Fargo Capital Finance LLC as security for total borrowings granted to the Group as well as a pledge by the Group of all present and future undertaking, assets and intellectual property rights (including trademarks, patents and copyright). On 19 April 2011, Wells Fargo Capital Finance LLC ceased to act as the administrative and collateral agent for the lenders, when Morgan Stanley Senior Funding Inc. was appointed in such capacity.

b.    Silicon Valley bank as lender

        On 24 July 2009, TV Finance LLC obtained a loan of USD15,000,000 from Silicon Valley Bank in order to finance a portion of the TeamViewer acquisition. The loan bore interest at the aggregate of 0.25% per annum and the higher of the bank's prime rate and 4.25%. The loan was contractually due for repayment on 1 January 2012 but was fully repaid on 22 April 2010.

        On 1 June 2010, GFI USA Holding Company, Inc. obtained a loan of USD20,345,000 from Silicon Valley Bank in order to finance a portion of the acquisition of GFI Software (Florida). The loan carried interest at the bank's prime rate or a minimum of 4.5%. The loan was due for repayment on 1 December 2010, but following a Loan Modification Agreement entered into on 28 September 2010, the loan was extended to 31 December 2012, following a repayment of USD7,115,000. The loan was guaranteed by certain of the Insight funds. The loan was fully extinguished in September 2011.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    INTEREST BEARING LOANS AND BORROWINGS (Continued)

ii.    Bank Loans 2011

JPMorgan Chase as administrative agent

        On 14 September 2011, the Company, TV GFI, as borrower, and certain subsidiaries of the Company entered into a five-year credit agreement (the "2011 Credit Agreement") with various lenders and JPMorgan Chase Bank, N.A., acting as administrative agent. Under the terms of the 2011 Credit Agreement, TV GFI has the following commitments available for future borrowings: USD and EUR tranche term loans in principal amounts not to exceed USD154,197,000 and EUR30,000,000 (USD40,803,000), respectively, and revolving loan in an aggregate principal amount not to exceed USD10,000,000 at any one time and an incremental term facility of USD15,000,000. The Company received cash proceeds under the terms of the 2011 Credit Agreement of USD154,197,000 and EUR30,000,000 on 14 September 2011 and USD15,000,000 on 30 September 2011. Proceeds from the issuance of term loans were used for the payment of fees and expenses in connection with the new credit facility and the repayment of principal and interest under the previous credit facility, and certain equity payments to shareholders (as disclosed in note 19). Proceeds from the issuance of revolving loan shall be used for working capital and other obligations incurred in the ordinary course of business. The Company did not avail itself of the revolving facility by the financial reporting date. The USD and EUR tranche term loans, bear interest at the bank's base rate plus 5.75% per annum or the adjusted LIBOR, which shall not be less than 1.25%, plus 6.75% per annum.

        On 21 December 2011, TV GFI obtained a waiver of default from JPMorgan Chase Bank, N.A. and the required lenders arising from the Company's failure to deliver the Group's 2010 Audited Consolidated Financial Statements to the administrative agent within 45 days of the effective date of the 2011 Credit Agreement.

        Under the terms of the 2011 Credit Agreement, the Group is required to comply with a variety of affirmative, negative and financial covenants, including a leverage ratio and a fixed charge coverage ratio. The leverage ratio is the ratio of consolidated indebtedness for the Company, TV GFI and other subsidiaries as of such date to the Group's consolidated EBITDA (as defined in the 2011 Credit Agreement) for the period for four consecutive fiscal quarters most recently ended on or prior to such date. The leverage ratio for the following periods may not exceed the following limit:

Period	Leverage Ratio
31 December 2011 to but excluding 30 June 2012	3.75 to 1.00
30 June 2012 to but excluding 30 September 2012	3.50 to 1.00
30 September 2012 to but excluding 31 December 2012	3.25 to 1.00
On and after 31 December 2012	3.00 to 1.00

        The fixed charge coverage ratio is the ratio of consolidated EBITDA less capital expenditures to consolidated fixed charges, in each case for any period of four consecutive fiscal quarters. For the purpose of calculating the fixed charge coverage ratio, if TV GFI, as borrower, or any direct or indirect subsidiary of the Company incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges indebtedness during the period of four consecutive fiscal quarters, then the fixed charge coverage ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    INTEREST BEARING LOANS AND BORROWINGS (Continued)

consecutive fiscal quarter period. The fixed charge coverage ratio for any period of four consecutive quarters may not be less than the following:

Period	Fixed Charge Ratio
31 March 2012 to but excluding 30 September 2012	1.10 to 1.00
On and after 30 September 2012	1.20 to 1.00

        The 2011 Credit Agreement contains certain customary negative covenants, including limitations on debt, guarantees and hedging arrangements, limitations on liens and sale-leaseback transactions, limitations on changes in business conducted by the Company and subsidiaries, limitations on loans, investments, advances, guarantees and acquisitions, limitations on asset sales, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments, limitations on prepayments, redemptions and repurchase of other debt, limitations on transactions with affiliates, limitations on restrictions on the ability of subsidiaries to incur liens and to pay dividends and make distributions and a negative covenant which restricts the Group's ability to amend material agreements or the organizational documents of the Group in any manner materially adverse to the lenders under the 2011 Credit Agreement.

        The 2011 Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, defaults for material breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guaranty or lien on a material amount of collateral supporting the 2011 Credit Agreement to be in full force and effect and changes of control. If an event of default occurs, the lenders under the 2011 Credit Agreement are entitled to take various actions, including acceleration of amounts due and all actions permitted to be taken by a secured creditor.

iii.    Promissory Notes

        a.     On 2 July 2009, as part of the consideration to acquire HoundDog, the Group entered into a USD5,000,000, 5% promissory note with the previous owners of HoundDog, allotted as set forth in the share purchase agreement. The carrying amount of the promissory note is stated inclusive of interest. The note was payable on a date which was the earlier of 2 July 2012 or upon a change in control. On 10 June, 2011, the Group repaid the outstanding principal amount of the promissory note. The Group was released from all obligations to pay interest on such promissory note.

        b.     On 9 November 2011, the Company issued EUR13,055,124 (USD17,748,000) in convertible promissory notes in partial settlement of the repurchase of 3,870,257 Class B Preferred Participating Shares held by the shareholders of TeamViewer Holdings as described in note 19. The applicable rate of interest on the promissory notes is referenced to the quarterly average rate payable on the 2011 Credit Agreement disclosed in note 20 (ii). The promissory notes are subordinate to the 2011 Credit Agreement and accordingly the repayment of the principal amount and accrued interest are due 190 days after the settlement of the facilities under the 2011 Credit Agreement. The fair value of the convertible promissory notes on initial recognition has been calculated by applying a 10% discount rate determined by management to be the applicable market rate of a liability with the same terms and conditions. The promissory notes are also convertible into the Company's common shares by agreement between the

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    INTEREST BEARING LOANS AND BORROWINGS (Continued)

Company and the note holders at a conversion price based on the fair value of the Company's common shares as of the date of such agreement. In addition, the Company is entitled to require conversion of shares into common shares in the event of an initial public offering ("IPO") at the price offered to the public at the time of the IPO. It is the Company's intent that these notes will be paid back in full upon IPO.

Commitments

        Certain of the Group companies are party to a certain Master Guarantee Agreement by and between GFI Software S.à r.l. and TV GFI and such other certain Group companies as referenced therein and JP Morgan Chase Bank, N.A. as administrative agent, dated as of 14 September 2011 (as amended, supplemented or otherwise modified from time to time) ("Master Guarantee Agreement") as collateral in connection with that certain Credit Agreement between, inter alia, TV GFI as borrower, GFI Software S.à r.l., JP Morgan Chase Bank, N.A. as administrative agent, and JP Morgan Securities LLC as sole lead arranger and sole book runner dated as of 14 September 2011 (as amended, supplemented or otherwise modified from time to time) regarding bank debt in several tranches denominated in USD or EUR, in a total amount equivalent to USD198,366,000 (including accrued interest of USD447,000 as at December 31, 2011) ("Credit Agreement"). GFI Software S.à r.l. and TV GFI as well as those certain Group companies which have become parties to the Master Guarantee Agreement as Guarantors, are severally and jointly liable for the amounts outstanding under the Credit Agreement. As further security under the Credit Agreement, certain of the Group companies have pledged their present and future assets as well as certain intellectual property rights. The shares in certain of the Group companies have also been pledged under share pledge agreements in the respective various jurisdictions. The Credit Agreement also contains numerous affirmative covenants and in addition the Group is required to continue to comply with a fixed charge coverage ratio and a leverage ratio. Lenders believe that adjusted EBITDA is the appropriate performance measure for the key operational covenants.

        Certain of the Group companies were party to a joint and several guaranty issued in favour of Wells Fargo Capital Finance LLC as security for bank borrowings of USD68,992,000 and accrued interest of USD1,995,000 as at 31 December 2010, for which two subsidiaries, Gee FI and TV GFI, were jointly and severally liable. As security for this guaranty, certain of the Group companies have pledged their present and future assets and their intellectual property rights.

        At any time during the years 2011 and 2010 and at the end of the financial reporting periods, the Group did not have any defaults of interest or covenant breaches with respect to its bank borrowings except for late filing of the Company's audited financial statements for the year ended 2010 in respect of which the Company was granted a waiver.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.    TRADE AND OTHER PAYABLES

	2010	2011
	USD'000	USD'000
Trade payables and other accruals (note i)	10,322	17,810
Interest accrual	2,640	639
Other payables (notes ii and v)	2,884	4,635
Amounts due to shareholders (note iii)	2,815	2,812
Ultimate shareholders' loan (note iv)	22	21

	18,683	25,917

i.
Trade payables are non-interest bearing and are normally settled on 30-day terms.

ii.
Other payables are non-interest bearing and are expected to be settled within twelve months.

iii.
Amounts due to shareholders represent non-interest bearing loans which are unsecured, interest free and repayable on demand.

iv.
The ultimate shareholders' loan is unsecured, interest free and repayable on demand.

v.
Included within other payables at 31 December 2010, USD1,000,000 represented a holdback amount arising on the acquisition of Katharion. This amount was settled during the current financial year.

22.    DEFERRED REVENUE

        Deferred revenue includes amounts billed to customers for which revenue has not been recognised and generally results from:

  •
  Unearned maintenance fees;

  •
  Unearned portion of combined licence, maintenance and connectivity fees;

  •
  Unearned portion of activation fees;

  •
  Unearned portion of branding fees; or

  •
  Unearned portion of SaaS or other software subscriptions.

23.    OTHER PAYABLES

	2010	2011
	USD'000	USD'000
Non-current
Amount due to third party	551	112
Amount due to related party	—	920

	551	1,032

        Amounts due to third party at 31 December 2010 and 2011 represent long-term liabilities for royalty earnout amounts relating to acquired software rights. These liabilities are expected to be fully settled by 2014. Amounts due to related party at 31 December 2011 include a holdback amount of USD889,000 and a loan of USD31,000 both assumed part of the acquisition of Monitis Inc. and Monitis GFI CJSC and due to a director of the acquired companies (note 5).

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.    OPERATING LEASES

	2009	2010	2011
	USD'000	USD'000	USD'000
Minimum lease payments under operating leases recognised as an expense for the year	997	1,668	2,430

        At the reporting date, the Group had outstanding commitments under operating leases, which fall due as follows:

	2009	2010	2011
	USD'000	USD'000	USD'000
Within one year	940	1,541	2,311
Between one and five years	2,404	5,420	5,675
More than five years	73	339	—

	3,417	7,300	7,986

        Operating lease payments represent rentals payable by the Group for certain buildings. Leases are negotiated and rentals are fixed for an average term of three years.

25.    RELATED PARTY DISCLOSURES

        The Company and its wholly owned subsidiaries at 31 December 2011 are listed below.

GFI Software S.à r.l. (incorporated in the Grand Duchy of Luxembourg)
TV GFI Holding S.à r.l. (incorporated in the Grand Duchy of Luxembourg)
Titan Backup S.R.L. (incorporated in Romania)
Gee FI Holdings Limited (incorporated in the British Virgin Islands)
GFI Holding Malta Limited (incorporated in the Republic of Malta)
GFI Software GmbH (incorporated in Germany)
GFI Software LTD (incorporated in the British Virgin Islands)
GFI Software Limited (incorporated in the Republic of Cyprus)
GFI Software Limited (incorporated in England and Wales)
GFI Software Development Limited (incorporated in the Republic of Malta)
GFI Software (Florida), Inc. (incorporated in Florida, USA)
GFI Software Sales Limited (incorporated in the Republic of Malta)
GFI USA, Inc. (incorporated in North Carolina, USA)
GFI USA Holding Company, Inc. (incorporated in Delaware, USA)
GFI MAX Ltd. (incorporated in Scotland)
Iapetos Holding GmbH (incorporated in Germany)
Internet Integration, Inc. (incorporated in California, USA)
GFI Software Philippines, Inc. (incorporated in the Republic of the Philippines)
TeamViewer GmbH (incorporated in Germany)
Techgenix Limited (incorporated in the British Virgin Islands)
Techgenix Limited (incorporated in the Republic of Malta)
TG Holding Malta Limited (incorporated in the Republic of Malta)
VIPRE Software UK Ltd. (incorporated in England and Wales)
Monitis, Inc. (incorporated in Delaware, USA)

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25.    RELATED PARTY DISCLOSURES (Continued)

Monitis GFI CJSC (incorporated in Armenia)
TeamViewer Inc. (incorporated in Delaware, USA)
TeamViewer Pty. Ltd. (incorporated in Australia)

        The following table provides the outstanding amounts with related parties:

		Amounts owed to related parties*
		USD'000
Insight Venture Partners (Ultimate shareholders)	2010	22
	2011	11,966
Bessemer Venture Partners (Ultimate shareholders)	2010	—
	2011	2,706
Greenspring Global Partners (Ultimate shareholders)	2010	—
	2011	902
GFI Software Holdings Ltd. (Shareholder)	2010	2,786
	2011	2,782
TeamViewer Holdings Ltd. (Shareholder)	2010	29
	2011	30
Other related party (Director in subsidiary)	2010	—
	2011	951

*
The amounts are classified as Trade and Other Receivables, Trade and Other Payables, Other Non-Current Payables and Interest Bearing Loans and Borrowings.

        The amounts due to the shareholder, represent funds raised from an issue of shares by GFI Software Holdings, with the proceeds advanced to and utilised by the Group.

        The related party transactions entered into by the Group represent advances of funds and settlement of expenses by or on behalf of related parties. In 2010, interest on CPECs amounting to USD3,312,000 accrued to the Company's shareholders.

        Subsequent to the re-purchase of the remaining Class B Preferred Participating Shares during the current year, the Company issued subordinated convertible promissory notes in an aggregate principal amount of EUR13,055,000 (USD17,748,000) to its ultimate shareholders (refer to note 20).

        The amount due to a director of a subsidiary amounting to USD951,000 include the fair value of holdback consideration amounting to USD889,000 and the fair value of a note payable to the seller amounting to USD62,000, in connection with the Monitis acquisition (note 5). The note payable is interest free, and the Group has agreed to begin repaying the outstanding balance starting September 2012. The holdback consideration is interest free, and is repayable on 28 March 2013.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25.    RELATED PARTY DISCLOSURES (Continued)

Compensation of key management personnel

        In addition to their salaries, the Group also provides non-cash benefits to managers and senior executive officers. Executive officers also participate in the Group's share option programme.

	2009	2010	2011
	USD'000	USD'000	USD'000
Short-term employee benefits	2,506	3,063	2,701
Share-based payments	493	660	5,863

Total compensation paid to key management personnel	2,999	3,723	8,564

        The amounts disclosed in this table are the amounts recognised as an expense during the respective reporting periods related to key management personnel.

        The Group considers the CEO, the CFO and several of their direct reports as key management personnel. Based on acquisition activity in 2009 and 2010, the reorganization of the Group into business units and changes to certain management reporting, various individuals that were considered key management personnel in 2009 and 2010 are no longer considered key management of the Group at 31 December 2011.

26.    PARENT AND ULTIMATE HOLDING COMPANY

        As of 31 December 2010, 70% of the outstanding equity of the Company was held by TeamViewer Holdings of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. As of such date, GFI Software Holdings, of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, held the remaining 30% of the outstanding shares in issue. On 9 November 2011, TeamViewer Holdings distributed the outstanding Class B Preferred Participating Shares it held to its shareholders in amounts relative to their pro rata ownership of TeamViewer Holdings, such that all of the outstanding Class B Preferred Participating Shares in the Company were held directly by the shareholders of TeamViewer Holdings. These shares were converted into Class A common Shares on the same day.

        The Company is 77% owned by funds affiliated with Insight Venture Partners, a venture capital firm situated in New York, United States of America. The Insight funds are controlled by their respective general partners, with each general partner ultimately managed and controlled by Insight Holdings Group, L.L.C.

27.    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

        The Group's main financial assets on the Consolidated Statement of Financial Position, comprise of trade and other receivables and cash at bank and in hand.

        The Group's main financial liabilities comprise interest bearing loans and borrowings, trade and other payables.

        The main risks arising from the Group's financial statements are market risk, liquidity risk, credit risk, interest rate risk and foreign exchange risk. The Board of Managers reviews and agrees policies for managing each of these risks as summarised below.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27.    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

Market risk

        Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings.

Interest rate risk

        As at 31 December 2011 and 2010, the Group's exposure to the risk of changes in market interest rates related primarily to the Group's bank borrowings which carry a floating interest rate. In 2010, one of the Group's bank loans had a variable element of the interest rate tied up to the bank's prime rate plus 0.25%, or a minimum of 4.5%; the second loan had a variable element of the interest rate tied up to LIBOR, or a minimum of 3%. As disclosed in more detail in note 20(ii), the USD and EUR tranche term loans at 31 December 2011, bear interest at the bank's base rate plus 5.75% per annum or the adjusted LIBOR plus 6.75% per annum.

        The Group does not expect any impact on its results from a reasonably possible change in market interest rates. Due to the minimum rate terms built into its interest rates on bank borrowings, a change of 50 or 100 basis points in market interest rates would have no significant impact on the Group's interest expense and its results.

Foreign currency risk

        As a result of significant investment operations in different currencies, the Group's statement of financial position can be affected by movements in the USD exchange rates with other currencies. The Group regularly reviews the impact of foreign currency risk on its financial data and may enter into hedging contracts to mitigate this risk. During the periods presented in the Consolidated Financial Statements, the Group has not entered into any hedging contracts.

        The Group is also exposed to a level of transactional currency risk. In general this risk is mitigated through the sales, purchases and costs of the Group's operating units being transacted in their respective functional currencies. The major non-USD currencies transacted in by the Group are the Euro and the Great Britain Pound ("GBP").

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27.    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

        The following table demonstrates the sensitivity to a reasonably possible change in the Euro/USD and GBP/USD exchange rates, with all other variables held constant, of the Group's pre-tax results and equity (due to changes in the fair value of monetary assets and liabilities):

		2010	2011
		USD'000	USD'000
Increase/decrease in Euro rate
Effect on pre-tax results	+5%	(3,715)	(7,650)
	-5%	3,715	7,650

		2010	2011
Increase/decrease in GBP rate
Effect on pre-tax results	+5%	225	311
	-5%	(225)	(311)

Credit risk

        The Group's receivable balances are monitored on an on-going basis such that the Group's exposure to credit risk is not significant.

        There were no customers with balances in excess of 10% of total trade receivables. The number of customers with balances in excess of USD250,000 at 31 December 2011 amounted to 5 (2010: 5 customers). The total balance of these customers as at 31 December 2011 amounted to USD 2,584,000 (2010: USD 2,186,000).

        With respect to credit risk arising from the other financial assets of the Group, which comprise cash at bank, the Group's exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

        The Group evaluates the concentration of risk with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets.

Liquidity risk

        The Group actively manages its risk of a shortage of funds by closely monitoring the maturity of its financial assets and liabilities, compliance with debt covenants and projected cash flows from operations.

        The Group considers its concentration risk to be manageable, particularly in view that a large portion of its external borrowings at 31 December 2011 are due for repayment over the period up to 2016.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27.    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

        The table below summarises the maturity profile of the Group's financial liabilities at 31 December 2011 and 31 December 2010 based on contractual undiscounted payments.

	Carrying Amount	Within 3 months	3 to 12 months	1 to 5 Years	Total
	USD'000	USD'000	USD'000	USD'000	USD'000
31 December 2010
Interest-bearing loans and borrowings	87,312	2,844	73,438	19,427	95,709
Trade and other payables	18,683	17,075	1,656	—	18,731
Other liabilities	551	—	—	551	551
Put Option	404	—	—	500	500

	106,950	19,919	75,094	20,478	115,491

	Carrying amount	Within 3 months	3 to 12 months	1 to 5 years	Due after 5 years	Total
	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
31 December 2011
Interest-bearing loans and borrowings	213,969	9,198	27,205	223,197	24,193	283,793
Trade and other payables	25,917	18,458	7,459	—	—	25,917
Other liabilities	1,032	—	—	1,048	—	1,048
Put Option	469	—	500	—	—	500

Total	241,387	27,656	35,164	224,245	24,193	311,258

Fair value

        The carrying amounts of cash at bank, receivables, payables and short term borrowings approximated their fair values largely due to the short-term maturity of these instruments.

        The fair value of interest bearing loans and borrowings has been calculated by discounting the expected future cash flows at prevailing yields for similar debt instruments as of the balance sheet dates. Set forth below is the carrying amount and the fair value of our interest bearing loans and borrowings.

	Carrying Value		Fair Value
	2010	2011	2010	2011
	USD'000	USD'000	USD'000	USD'000
Interest bearing loans and borrowings	87,312	213,969	87,932	223,034

Capital management

        Capital includes Class A Common Shares and Class B Preferred Participating Shares and equity attributable to the equity holders of the parent.

        The objective of the Group's capital management is to ensure that it maintains healthy financial ratios, to adequately support its business and stakeholders' objectives.

        The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. During the years ended 31 December 2010 and 2011, the Group was in compliance with its internal ratios relating to capital maintenance. With respect to changes in the Group's capital structure after the date of the Consolidated Statement of Financial Position, refer to note 29 to the Consolidated Financial Statements.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.    OPERATING SEGMENT INFORMATION

        The Group is a global provider of software solutions that are designed to enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications. The Group considers operating segments to be components of the Group in which separate financial information is available that is evaluated regularly by the Group's chief operating decision maker ("CODM") in deciding how to allocate resources and assess performance. The CODM for the Group is the Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about billings by product and geographic region for purposes of allocating resources and evaluating financial performance. Accordingly, the Group has determined that it has a single reporting segment.

        Revenue analysed by the Group's main product and service groups is presented below:

	2009	2010	2011
	USD'000	USD'000	USD'000
Web-based services, maintenance and subscription
IT Infrastructure	29,953	43,494	50,019
Collaboration	1,656	11,221	29,975
GFI MAX	2,643	8,740	13,966

Total	34,252	63,455	93,960

Licence
IT Infrastructure	15,884	18,270	26,117
Collaboration	—	—	—
GFI MAX	—	—	—

Total	15,884	18,270	26,117

Total revenue
IT Infrastructure	45,837	61,764	76,136
Collaboration	1,656	11,221	29,975
GFI MAX	2,643	8,740	13,966

Total consolidated revenue	50,136	81,725	120,077

        The Group's accounting system does not track revenue by external customer by geography. The following table presents revenue as recorded in the geographic locations of the Company's subsidiaries for the years ended 31 December:

	2009	2010	2011
	USD'000	USD'000	USD'000
Revenue:
Europe	27,962	42,899	67,216
Americas	22,174	38,826	52,861

Total revenue	50,136	81,725	120,077

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.    OPERATING SEGMENT INFORMATION (Continued)

        The following table presents revenue as recorded in the respective countries in which the Company's subsidiaries are located for the years ended 31 December:

	2009	2010	2011
	USD'000	USD'000	USD'000
Revenue:
United States	21,623	38,356	52,267
Germany	7,323	17,118	36,427
United Kingdom	9,343	14,298	18,974
Malta	11,296	11,483	11,702
Others	551	470	707

Total revenue	50,136	81,725	120,077

        Revenue generated in the Company's country of domicile was immaterial for each of the three years ended 31 December 2011, 2010 and 2009. No single external customer contributed 10% or more of the consolidated entity's revenue for the years ended 31 December 2011, 2010 and 2009.

        The following table presents certain non-current assets of the Group by material country as of 31 December 2011:

	Property, plant and equipment	Other intangible assets	Goodwill
	USD'000	USD'000	USD'000
Germany	895	34,893	98,262
United States	3,971	19,792	42,650
British Virgin Islands	—	758	43,082
United Kingdom	537	2,429	22,138
Malta	870	—	20,449
Philippines	482	—	—
Others	40	3,153	1,904

Total	6,795	61,025	228,485

Events after the reporting period

        Prior to January 2012, the Company was organised into one segment. In January 2012, the Group changed its internal organizational reporting structure and established three reportable operating segments and a corporate category. As a result, the IFRS-required segment disclosures have been presented herein to include the retrospective disclosures related to the newly-established reportable segments for the three years ended 31 December 2011. Beginning in 2012, discrete financial information has been and will continue to be provided to the CODM in order to monitor the operating results of the reportable segments for the purpose of making decisions about resource allocation and performance assessment.

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.    OPERATING SEGMENT INFORMATION (Continued)

        For management purposes, beginning in 2012, the Group is organised into three reportable operating segments which are based on products and services and which reflect the Group's management structure and internal financial reporting and a corporate category:

  •
  IT Infrastructure.    The IT Infrastructure segment offers products that enable IT administrators to manage, secure and access their IT resources.

  •
  Collaboration.    Our Collaboration product TeamViewer, allows users to access computers and perform important tasks from remote locations.

  •
  GFI MAX.    Our GFI MAX segment provides SaaS solutions designed specifically for providers of outsourced IT support services to SMB customers.

  •
  Corporate.    Corporate includes activities such as finance and accounting, information technology and human resources, all of which are non-revenue generating.

        Each of the Company's operating segments offers different services and technology, and is managed separately pursuant to uniquely developed marketing strategies. The IT Infrastructure segment generally derives its revenue from computer software which is produced and licensed for web and mail security, archiving, back-up and fax, network and security and managed service provider solutions. It also offers maintenance and support in these areas. IT Infrastructure revenue is reported within both revenue lines in the Consolidated Income Statement.

        The Collaboration segment derives its revenue from developing, selling and supporting computer software for remote access and collaboration over the internet. The TeamViewer product is sold on a subscription basis, and accordingly, collaboration revenue is reported within web-based services, maintenance and subscription revenue in the Consolidated Income Statement.

        The GFI MAX segment generates revenue from licensing a hosted SaaS platform to third parties which enables remote IT management, monitoring and security. The GFI MAX product is sold on a subscription basis, and accordingly, GFI MAX revenue is reported within web-based services, maintenance and subscription revenue in the Consolidated Income Statement.

        The corporate category includes various corporate functions which do not offer services and technology and do not generate revenue.

        Management separately monitors the operating results of its reportable segments for the purpose of making decisions about resource allocation and performance assessment. The Group's CODM evaluates the Company's performance based primarily on segment operating results which are measured differently from the operating results as reported in the IFRS consolidated financial statements. The Company measures profitability of its segments using each segment's Adjusted EBITDA. Adjusted EBITDA provides useful information to Management in understanding and evaluating operating results. In addition, the Group's lenders under the senior secured credit facility utilize Consolidated EBITDA, which is a metric which is the same as Adjusted EBITDA, as a key measure of the Group's financial performance in relation to certain of operating covenants under the senior secured credit facility. Adjusted EBITDA is a financial measure that the Group calculates as income (loss) before taxation, adjusted for provision for income taxes; gain on disposal of product lines; unrealised exchange fluctuations; finance costs and revenue; depreciation, amortisation and impairment; stock-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue. The Group defines billings as revenue plus change in deferred revenue. The Group believes that external billings are a significant indicator of future

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.    OPERATING SEGMENT INFORMATION (Continued)

revenue and cash inflows based on the Group's business model of billing total arrangement fees at the time of sale. A significant portion of billings relate to products and services for which the related revenue is deferred and subsequently recognised over time. Aside from Adjusted EBITDA and billings as noted above, the accounting policies of the Group's segments are the same as its consolidated accounting policies.

        Operating results include certain expenses for cost of sales, research and development, sales and marketing, general and administrative as well as certain other allocated shared costs directly attributable to the reportable segments and corporate. These results exclude certain expenses that are managed at the Group level, and are outside of the three operating segments and corporate. Included in operating results is the change in deferred revenue. Costs excluded from management's measure of operating profitability consists of provision for income taxes; gain on disposal of product lines; unrealised exchange fluctuations; finance costs and revenue; depreciation, amortisation and impairment; and stock-based compensation. In addition, the Group will evaluate goodwill for impairment at the CGU level which is different than the operating segment level.

        The following table presents the Group's measure of profitability for the years ended 31 December 2011, 2010 and 2009 respectively:

	2009	2010	2011
	USD'000	USD'000	USD'000
Billings by segment
IT Infrastructure	49,980	73,489	86,152
Collaboration	18,536	60,921	99,575
GFI MAX	2,954	9,116	14,513

Consolidated billings:	71,470	143,526	200,240

Change in deferred revenue:	21,334	61,801	80,163

Total revenue
IT Infrastructure	45,837	61,764	76,136
Collaboration	1,656	11,221	29,975
GFI MAX	2,643	8,740	13,966

Total consolidated revenue:	50,136	81,725	120,077

Segment results:
IT Infrastructure	18,213	21,041	11,031
Collaboration	15,630	51,265	79,205
GFI MAX	357	1,398	2,166
Corporate	(298)	(7,256)	(17,507)

Adjusted EBITDA:	33,902	66,448	74,895

GFI SOFTWARE S.À R.L.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28.    OPERATING SEGMENT INFORMATION (Continued)

Reconciliation to Net Loss before income taxes

	2009	2010	2011
	USD'000	USD'000	USD'000
Segment results:
Adjusted EBITDA	33,902	66,448	74,895
Unallocated expenses and reconciling items:
Change in deferred revenue	(21,334)	(61,801)	(80,163)
Unrealised currency exchange fluctuations	446	(2,993)	(3,362)
Gain on disposals	—	1,665	95
Stock-based compensation	(509)	(992)	(10,238)

EBITDA	12,505	2,327	(18,773)
Depreciation, amortisation and impairment	(11,533)	(21,619)	(26,369)
Finance revenue	41	96	84
Finance cost	(13,659)	(16,576)	(10,203)

Loss before taxation	(12,646)	(35,772)	(55,261)

        Total assets and liabilities are not a part of segment results provided to or reviewed by the CODM and are managed instead on a group basis and, as such, are not disclosed.

29.    EVENTS AFTER THE REPORTING PERIOD

        On 31 January 2012, the Company raised its share capital by an amount of EUR 421.58 to EUR 1,106,210 by the issuance of 42,158 Class A Common Shares with a par value of EUR 0.01 each, to GFI Software Holdings.

        Prior to January 2012, the Company was organised into one operating segment. In January 2012, the Group changed its internal organizational reporting structure and established three reportable operating segments and a corporate category. The Group included disclosure of the segments in the 2011 audited financial statements (note 28).

        On February 7, 2012, the Company's board of managers authorized an increase in the number of option shares available for distribution under the 2011 Stock Incentive Plan from 11,500,000 to 12,450,000 authorized options to acquire Class A Common Shares with a par value of EUR 0.01 each.

Report of the Independent Certified Public Accountants

The Board of Directors
Sunbelt Software, Inc.

        We have audited the accompanying consolidated balance sheet of Sunbelt Software, Inc. and Subsidiaries as of May 31, 2010, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from January 1, 2010 to May 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunbelt Software, Inc. and Subsidiaries as of May 31, 2010, and the consolidated results of their operations and their cash flows for the five month period then ended, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Tampa, Florida
April 16, 2012

Sunbelt Software, Inc. and Subsidiaries

Consolidated Balance Sheet

May 31, 2010

Assets
Current assets:
Cash and cash equivalents	$3,758,251
Accounts receivable, net	4,220,348
Inventory	125,871
Related-party receivables	43,623
Income taxes receivable	24,321
Prepaid and other current assets	560,800
Current portion of deferred costs under maintenance contracts	3,192,808

Total current assets	11,926,022
Property and equipment, net	1,504,339
Deferred costs under maintenance contracts, net of current portion	1,346,505
Related-party receivables	393,308
Acquired software and capitalized software costs, net	2,115,953
Other intangible assets, net	111,588

Total assets	$17,397,715

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and other accrued expenses	$5,884,760
Accrued compensation	2,492,067
Current portion of deferred revenue	16,516,024
Current portion of liability under purchase agreement	418,969

Total current liabilities	25,311,820
Deferred revenue, net of current portion	11,833,189
Liability under purchase agreement, net of current portion	755,792

Total liabilities	37,900,801
Commitments and contingencies	—
Stockholder's deficit:
Common stock, $0.01 par value, 64,000,000 authorized, 32,191,452 issued and outstanding	321,915
Additional paid-in capital	1,817,928
Accumulated deficit	(22,678,476)
Accumulated other comprehensive income, net of tax	35,547

Total stockholders' deficit	(20,503,086)

Total liabilities and stockholders' deficit	$17,397,715

See accompanying notes.

Sunbelt Software, Inc. and Subsidiaries

Consolidated Statement of Operations

May 31, 2010

Net revenues	$12,436,531
Cost of revenues	4,745,407

Gross profit	7,691,124
Operating expenses:
Research and development expenses	2,880,052
General and administrative expenses	5,557,508
Selling expenses	2,240,546
Marketing expenses	2,012,448
Technology support	1,741,604

Total operating expenses	14,432,158

Loss from operations	(6,741,034)
Other income:
Interest income	11,934
Interest expense	(35,076)
Other, net	7,303

Total other income	(15,839)

Net loss before income taxes	(6,756,873)
Provision for income taxes	—

Net loss	$(6,756,873)

See accompanying notes.

Sunbelt Software, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Deficit

May 31, 2010

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance at January 1, 2010	$321,915	$1,793,928	$(15,921,603)	$23,547	$(13,782,213)
Foreign currency translation adjustment, net of tax	—	—	—	12,000	12,000
Stock-based compensation	—	24,000	—	—	24,000
Net loss	—	—	(6,756,873)	—	(6,756,873)

Balance at May 31, 2010	$321,915	$1,817,928	$(22,678,476)	$35,547	$(20,503,086)

See accompanying notes.

Sunbelt Software, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

May 31, 2010

Operating activities
Net loss	$(6,756,873)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	591,285
Stock-based compensation	24,000
Bad debt expense	20,200
Reserve for sales returns	6,312
Changes in operating assets and liabilities:
Accounts receivable	(840,991)
Related-party receivables	(303,483)
Prepaid and other current assets	(170,544)
Deferred costs under maintenance contracts	(55,684)
Inventory	(125,871)
Accounts payable and accrued expenses	1,631,465
Accrued compensation	1,565,858
Deferred revenue	5,247,450

Net cash provided by operating activities	833,124
Investing activities
Purchase of property and equipment	(470,729)
Purchase of software rights	(638,508)
Proceeds from sale of investments	763,661

Net cash used in investing activities	(345,576)
Financing activities
Payments on liability under purchase agreement	(153,851)
Principal repayments on notes payable	(263,921)

Net cash used in financing activities	(417,772)

Foreign currency exchange adjustment	12,000

Net increase in cash and cash equivalents	81,776
Cash and cash equivalents—beginning of period	3,676,475

Cash and cash equivalents—end of period	$3,758,251

Supplemental disclosure of cash flow information
Cash paid for interest	$19,050

Supplemental disclosure of noncash information
Noncash purchase of software rights	$1,147,205

See accompanying notes.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

May 31, 2010

1.    Organization

        Sunbelt Software, Inc. (the Company or Sunbelt), a Florida corporation, maintains its headquarters in Clearwater, Florida. The Company is a majority-owned subsidiary of Sunbelt International Group (the Parent), a France-based corporation. The Company develops, distributes, and provides support for its own line of enterprise system infrastructure software products (Sunbelt Products) for Windows NT/2000/2003 environments and provides customer support related to this software to corporations across a variety of industries, to resellers, and directly to consumers. The Company also distributes software developed by third parties and provides first-level customer support related to this software. The Company sells primarily to customers within the United States. The Company also sells to customers in Europe through its online shop and its foreign resellers. The Company also distributes weekly web-based newsletters to IT professionals and generates advertising revenues from the sale of ad space in these newsletters and through other direct advertising services.

        In October 2008, Sunbelt Software Philippines, Inc. (Sunbelt Philippines) was incorporated under the laws of the Republic of the Philippines. Sunbelt Philippines is a wholly owned subsidiary of Sunbelt. It is engaged in the business of developing security software under the direction of Sunbelt.

        In November 2009, Sunbelt Software UK Limited (Sunbelt UK) was incorporated under the laws of England and Wales. Sunbelt UK is a wholly owned subsidiary of Sunbelt. It is engaged in the business of developing security software under the direction of Sunbelt.

2.    Summary of Significant Accounting Policies

Basis of Accounting

        The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Sunbelt and its wholly owned subsidiaries, Sunbelt Philippines and Sunbelt UK. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase and investments in long-term certificates of deposit that can be withdrawn at any time without penalty, to be cash equivalents.

Accounts Receivable

        Management reviews accounts receivable on a monthly basis to determine collectibility. Balances that are determined to be uncollectible are written off against the allowance for doubtful accounts. The Company has recorded an allowance for doubtful accounts of approximately $37,000 as of May 31, 2010. Actual write-offs may exceed the allowance.

        Under certain conditions, the Company accepts returns from distributors. The Company estimates returns based on historical experience. An allowance for sales returns is included in the balance sheet as a

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

2.    Summary of Significant Accounting Policies (Continued)

reduction in accounts receivable. The Company has recorded an allowance for sales returns of approximately $89,000 as of May 31, 2010.

Inventory

        Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis that approximates the first-in, first-out method. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for major additions and improvements greater than $500 are capitalized and minor replacements, maintenance, and repairs are charged to expenses as incurred. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the expected lease term or estimated useful lives of the assets.

Research and Development

        Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. The Company considers technological feasibility to be established when the product is released for sale as that is when the product is considered viable. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products. Cost incurred to maintain existing products or after general release of the service using the product are expensed in the period they are incurred and are included in research and development costs in the accompanying consolidated statement of operations.

Intangibles

        Other intangible assets consist of acquired customer lists and distributor lists. Other intangible assets are being amortized on the straight-line basis over their estimated useful life.

        As of May 31, 2010, accumulated amortization totaled approximately $918,000.

Impairment of Long-Lived Assets

        Long-lived assets such as intangible assets, property and equipment, acquired software, and capitalized software costs subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review reveals an indicator of impairment, as determined based on estimated undiscounted cash flows, the carrying amounts of the related long-lived assets are adjusted to fair value. Management has determined there has been no impairment in the carrying value of its long-lived assets at May 31, 2010.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

2.    Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        The Company derives its revenue from four primary sources (i) software license fees, (ii) software maintenance, (iii) OEM sales and (iv) media revenue. The Company recognizes software license fees in accordance with generally accepted accounting standards. Revenue is recognized from licenses of the Company's software products when there is persuasive evidence of an arrangement, the products have been shipped, collectibility is probable, and the software license fees are fixed and determinable. In the event the contract provides for multiple elements (e.g., software products and maintenance support), the total fee is allocated to these elements based on vendor-specific objective evidence of fair value. If any portion of the license fee is subject to forfeiture, refund, or other contractual contingencies, the Company postpones revenue recognition until these contingencies have been removed. Revenue from maintenance contracts is recognized ratably over the term of the contract, ranging from between one to four years. Software license costs from maintenance contracts are also recognized ratably over the term of the contract in the same manner as revenue. Initial maintenance contracts and renewal rates are based upon set percentages of license fees. OEM sales consist of royalties received by the Company on sales of the Company's products by third-party resellers where the Company will provide product support over a specified contract period. Revenue from OEM sales is recognized ratably over the period of the contract offered to the customers, which is generally one year. Revenue from media services, which consists primarily of advertising revenue in the Company's newsletters and other direct advertising, is recognized over the period that such advertising is provided.

        The Company's revenues for the period from January 1, 2010 to May 31, 2010, can be summarized as follows:

Software licenses	$2,333,678
Software maintenance	8,940,403
OEM sales	922,870
Media	88,458
Other revenue	151,122

$12,436,531

        The Company recognizes shipping and handling fees as revenue, and the related expenses as a component of cost of revenues. All internal handling charges are charged to general and administrative expense.

Stock-Based Compensation

        The Company measures compensation costs for awards to employees based upon the fair value of the award on the date of grant. The compensation cost is recognized over the requisite service period, which is generally the vesting period. The Company considers expected award forfeitures when determining the compensation cost to be recognized.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

2.    Summary of Significant Accounting Policies (Continued)

Income Taxes

        The Company utilizes the asset and liability approach to financial accounting and reporting of income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates available to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period of deferred tax assets and liabilities.

        The Company adopted the income tax standard for uncertain tax positions on January 1, 2009. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of May 31, 2010. The Company's 2007 through 2010 tax years are open for examination for federal and state taxing authorities.

Advertising

        The costs of advertising are charged to operations as incurred and are included in marketing expenses in the accompanying consolidated statement of operations. These advertising costs were approximately $1,583,000 for the period from January 1, 2010 to May 31, 2010.

Foreign Currency

        The functional currency of the Company's foreign subsidiaries is the local currency of that subsidiary. Assets and liabilities of the foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenue, costs, and expenses are translated at exchange rates in effect during the period. Translation gains and losses are reported as separate component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations. The Company recorded a net gain (loss) from foreign exchange transactions of approximately $12,000 for the five-month period ended May 31, 2010.

Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains checking and depository accounts with financial institutions that are insured by the Federal Deposit Insurance Corporation. At times, cash balances on deposit may exceed federally insured accounts and potentially subject the Company to credit losses.

        There were no customer concentrations relating to the Company's revenues for the period from January 1, 2010 to May 31, 2010.

        The Company attempts to mitigate its concentration of credit risk with respect to accounts receivable through credit approvals, credit limits, and monitoring procedures. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable. The Company did not have any customers that represented more than 10% of its total accounts receivable at May 31, 2010.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

2.    Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the consolidated financial statements in conformity with United States generally accepted accounting principles (GAAP) requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the disclosures made in the accompanying notes. For example, the Company uses estimates in determining the collectability of accounts receivable, the appropriate levels of various accruals, and the realizability of deferred tax assets. Despite the intention to establish accurate estimates and use reasonable assumptions, actual results could differ from the Company's estimates.

Fair Value

        The Company categorizes its assets and liabilities measured at fair value into a three-level hierarchy based on the priority of the inputs to the valuation technique used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement. Assets and liabilities valued at fair value are categorized based on the inputs to the valuation techniques as follows:

  Level 1 — Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.

  Level 2 — Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

  Level 3 — Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity.

        Subsequent to initial recognition, the Company may remeasure the carrying value of assets and liabilities measured on a nonrecurring basis to fair value. Adjustments to fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their fair value.

        Cash and cash equivalents, accounts receivable, accrued liabilities, and accounts payable are reflected in the consolidated financial statements at carrying value, which approximates fair value due to their short term maturity.

Subsequent Events

        In preparing the accompanying consolidated financial statements, the Company has evaluated events and transactions that would impact the consolidated financial statements for the five-month period ended May 31, 2010 through April 16, 2012, the date the consolidated financial statements were available for issuance.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

3.    Property and Equipment

        Property and equipment, net, consisted of the following as of May 31, 2010:

	Estimated Useful Life (in Years)
Computer equipment	5	$2,399,843
Purchased computer software—internal use	2-3	963,609
Furniture and fixtures	7	135,869
Leasehold improvements	2-5	249,485

		3,748,806
Less accumulated depreciation		(2,244,467)

Property and equipment, net		$1,504,339

        Total depreciation expense was approximately $191,000 for the period from January 1, 2010 to May 31, 2010, and is included in general and administrative expenses in the accompanying consolidated statement of operations.

4.    Acquired Software and Capitalized Software Costs

        Acquired software and capitalized software costs, net, consisted of the following as of May 31, 2010:

	Estimated Useful Life (in Years)
Acquired software	5	$2,160,713
Capitalized software costs	2-5	2,595,077

		4,755,790
Less accumulated amortization		(2,639,837)

Acquired software and capitalized costs, net		$2,115,953

        Total amortization expense charged to cost of revenues was approximately $314,000 for the period from January 1, 2010 to May 31, 2010.

5.    Other Intangible Assets

        Other intangible assets, net, consisted of the following as of May 31, 2010:

Acquired customer list and distributor list	$1,030,043
Less accumulated amortization	(918,455)

Other intangible assets, net	$111,588

        Amortization expense was approximately $86,000 for the period from January 1, 2010 to May 31, 2010, and is included in general and administrative expenses in the accompanying consolidated statement of operations.

        The remaining unamortized amount of other intangible assets will be amortized during the seven-month period ending December 31, 2010.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

6.    Notes Payable

        In April 2009, the Company entered into a promissory note agreement with a financial institution under which it borrowed $300,000. The note bore interest at a rate of 4.58% per annum and was secured by a $300,000 certificate of deposit which was required to be held throughout the term of the loan. Principal and interest payments of $5,614 were due monthly through March 2010. The remaining balance was due and paid in April 2010.

7.    Liability Under Purchase Agreements

        The Company entered into an asset purchase agreement in December 2005 under which it acquired the rights to certain intangible assets. The Company agreed to pay $1,150,000 for the intangible assets, which consisted primarily of customer and distributor lists. The consideration for the intangible assets was payable in cash limited to $800,000 in the aggregate subject to a $150,000 annual minimum amount and marketing credits available for three years following the agreement closing date.

        The Company has recorded a liability for the net present value of the cash payments and marketing credits that the Company will pay over the term of the agreement in liability under purchase agreement on the consolidated balance sheet. The balance of this liability as of May 31, 2010, was approximately $121,000.

        The Company entered into another asset purchase agreement in January 2010 under which it acquired the rights to certain software. The Company agreed to pay $600,000 at closing plus a percentage of net sales of the software purchased over 4.5 years (payable quarterly) with a total guaranteed minimum earn out payments of $1,125,000.

        The Company has recorded a liability for the net present value of the minimum cash payments as adjusted for actual results that the Company will pay over the term of the agreement in liability under purchase agreement on the consolidated balance sheet. The balance of this liability as of May 31, 2010, was approximately $1,054,000.

8.    Income Taxes

        For the period from January 1, 2010 to May 31, 2010, the Company has not recorded a tax benefit related to losses due to uncertainties about its ability to realize the benefit of those losses through future operations. In addition to the impact of a valuation allowance noted above, other factors that cause the actual tax rate to vary from the expected federal rate include permanent items.

        A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows for the period from January 1, 2010 to May 31, 2010:

Federal statutory rate	$(2,258,795)
State tax, net of federal	(241,160)
Increase in deferred tax asset valuation allowance	2,178,670
Nondeductible items	16,636
Stock-based compensation adjustment	304,649

Actual tax provision	$—

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

8.    Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows as of May 31, 2010:

Deferred tax assets:
Deferred revenue	$723,535
Federal net operating loss carryforward	3,783,567
Capitalized assets	106,539
Accrued vacation	119,085
State net operating loss carryforward	679,634
Reserve for sales returns	33,552
Accrued expenses	139,460
Sales tax accrual	882,241
Other deferred tax assets	14,084

6,481,697
Less valuation allowance	(6,481,697)

Net deferred taxes	$—

        At May 31, 2010, the Company had approximately $12,357,000 of state net operating loss carryforwards (NOLs), and $11,808,000 of federal NOLs available to offset future taxable income. The NOLs will begin to expire in 2024. Due to the Company's recent and near-term expected losses management has determined that a full valuation allowance is required. The valuation allowance increased approximately $2,179,000 for the period from January 1, 2010 to May 31, 2010.

9.    Related-Party Transactions

        Related-party receivables consist primarily of salary advances to employees that are repaid through payroll deductions. The account also consists of loans due from two officers and loans due from an owner. The loans are to be repaid in the event of a change in control of the Company and one is due in March 2019 for $300,000, which was secured by 550,000 shares of the Company that the officer owned. In June 2010, the loans due from related parties were repaid and collected as a result of the acquisition of the Company as described in Note 14.

        A majority shareholder provides advisory and consulting services to the Company related to various day-to-day operations, as well as certain transactional advisory services. In exchange, the Company pays a monthly consulting fee that is included in general and administrative expenses. These consulting fees totaled $50,000 for the period from January 1, 2010 to May 31, 2010. There was $10,000 of consulting fees payable to the majority shareholder as of May 31, 2010.

10.    Stock Incentive Plan

        The 2000 Stock Incentive Plan, as amended in April 2003, provides designated employees, including board members, the opportunity to receive grants of incentive stock options. The purpose of the plan is to attract, reward and to align their interests with those of the stockholders. The Company makes discretionary stock option awards to certain employees to allow them to purchase shares of the Company's common stock. The stock option awards vest fully three to four years from the grant date, depending on the provisions of the award, and expire 10 years after the grant date. The awards are granted with exercise

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

10.    Stock Incentive Plan (Continued)

prices equal to fair market value, based on management's estimate of the fair market value of the stock at the time of the award.

        In 2002, the Company granted a stock option to purchase 3,448,900 shares of common stock to an executive of the Company (the Executive Stock Option). The option has an exercise price of $0.15 per share and is fully vested at May 31, 2010. The Company used the accelerated method of variable accounting methodology to record the expense for this award.

        The following table summarizes the plan's stock option activity for the period from January 1, 2010 to May 31, 2010:

	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1, 2010	2,796,517	$0.22
Exercised	—	—
Granted	—	—
Forfeited	—	—
Expired	—	—

Outstanding at May 31, 2010	2,796,517	$0.22

        Outstanding and exercisable options at May 31, 2010, are summarized as follows:

Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
$0.68	90,000	8.43	90,000
$0.55	174,000	6.25	174,000
$0.50	233,250	0.47	233,250
$0.15	2,299,267	1.95	2,299,267

        The exercise price for all options granted by the Company has been at least equal to the fair market value of the Company's common stock at the grant date.

        The Company recognized compensation expense of $24,000 related to the stock options for the period from January 1, 2010 to May 31, 2010, which is included in general and administrative expenses in the accompanying consolidated statement of operations.

        As of May 31, 2010, there was no amount of unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Plan.

        There were no options granted during the period from January 1, 2010 to May 31, 2010. Historically, the fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model based on estimated assumptions of the (1) estimated fair value of underlying stock at grant date, (2) exercise price, (3) expected term, (4) expected dividend yield, (5) risk-free interest rates, and (6) volatility.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

10.    Stock Incentive Plan (Continued)

        The fair market value of the Company's stock was determined based on management's assessment of the fair value of a share of the Company's stock on the date of the grant. Expected volatility has been estimated based on the historical volatility of a comparable industry sector index. The expected life of options granted is derived from the termination date related to the option. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

        As described in Note 14, the Company was acquired in June 2010 and was required to pay the exercise of 574,817 stock options outstanding.

11.    Stockholders' Equity

        Pursuant to an agreement dated March 11, 2002, all current shareholders in the Company have agreed to restrict the transfer of their common stock. A shareholder must obtain the consent of the Company and a majority of the other shareholders before a sale or transfer can take place. Upon death of a shareholder, the Company has the first option to repurchase the shares. As described in Note 14, the Company was acquired in June 2010.

12.    Employee Benefit Plan

        The Company maintains an employee retirement savings plan (the Retirement Plan) under the Internal Revenue Code Section 401 (k), which was established in 1999 and amended in August 2004 and July 2006. The Retirement Plan is available to all employees at least 21 years old. Eligible employees may make annual contributions limited to 90% of the participant's compensation, up to the maximum allowable by the Internal Revenue Code. The Company provides matching contributions of 25% of the first 6% of the participant's contribution. In addition, at the discretion of the Company annual profit-sharing contributions may be made to the Retirement Plan. The employer matching and profit sharing contributions are subject to a two-year vesting period. The Company provided approximately $34,000 in matching contributions for the period from January 1, 2010 to May 31, 2010, which is included in general and administrative expenses in the accompanying consolidated statement of operations. The Company did not make profit-sharing contributions for the period ended May 31, 2010. Plan participants are responsible for directing the investments of their plan assets in the certain mutual funds provided for by the plan.

13.    Commitments and Contingencies

Operating Leases

        The Company has noncancelable operating leases for certain equipment and its office facilities in Clearwater, Florida and Quezon City, Philippines. The equipment leases expire at various dates through October 2012 and the facility leases expire at various dates through March 2012. Total rent expense included in general and administrative expense under these operating leases was approximately $242,000 for the period from January 1, 2010 to May 31, 2010.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

13.    Commitments and Contingencies (Continued)

        The following is a schedule of approximate future minimum lease payments:

2010 (June 1, 2010 through December 31, 2010)	$704,933
2011	1,154,942
2012	629,317
2013	625,300
2014	641,212
2015	660,449
Thereafter	851,575

$5,267,728

Royalties

        During the normal course of business, Sunbelt enters into agreements to integrate other developers' software into Sunbelt products in exchange for royalties. Royalties are generally based on a percentage of the underlying revenue with some agreements providing for minimum payments.

        The Company has included the net present value of these minimum royalty payments in the accompanying consolidated balance sheet as liability under purchase agreement. The following is a schedule of approximate future minimum royalty payments:

Years ending December 31:
2010	$87,500
2011	37,379

Total minimum royalty payments	124,879
Less amounts representing interest	(3,943)

$120,936

Legal Proceedings

        From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual for related losses in the consolidated financial statements; however, matters which management is unaware may exist.

Employment Agreements

        In June 2005, the Company entered into an amendment to the employment agreement with a key employee, which calls for a bonus payment in the amount of 1% of amounts received in the connection with certain events, such as a change of control or qualified public offering, as defined therein. The employment agreement, as amended, also calls for severance to be paid to this executive in the event of termination. In June 2010, the Company was acquired (see Note 14) and as a result, a bonus of approximately $466,000 was paid to this key employee. The liability and related expense is recognized in the accompanying consolidated balance sheet and consolidated statement of operations as of and for the five-month period ended May 31, 2010.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

14.    Subsequent Events

Sale of the Company

        In June 2010, GFI Acquisition Company Limited acquired a majority shareholding in the Company. As a result of the acquisition and in accordance with a key employee's employment agreement, he was entitled to incentive payments relating to the sale of the Company, which requires the Company to pay approximately $466,000 as described in Note 13. The Company was required to pay the exercise price of 574,817 stock option shares outstanding as described in Note 10. In addition, the Company engaged a financial advisor to assist with this transaction in which the Company was required to pay a percentage of the transaction fee to the financial advisor.

Sale of Product Lines

        In December 2010, the Company sold separately its Doubletake and Sunbelt Exchange Archiver product lines to Vision Solutions, Inc. and Metalogix Software, respectively. Vision Solutions, Inc. and Metalogix Software paid approximately $1.1 million and $480,000, respectively, resulting in an aggregate gain of approximately $2,289,000.

15.    Conversion to IFRS

        Subsequent to the acquisition of the Company as discussed at Note 14, the Company adjusted its consolidated financial statements as of and for the five-month period ended May 31, 2010, from U.S. GAAP to International Financial Reporting Standards (IFRS), to conform with the reporting standards of GFI Acquisition Company Limited. An explanation of how the transition from U.S. GAAP to IFRS has affected the Company's financial position and comprehensive income is set out in the following tables and the notes that accompany the tables.

(a)
Prior to conversion of IFRS, the Company capitalized certain costs associated with internally developed software. In connection with the conversion of IFRS, the Company decided to not include any amounts that had been previously capitalized.

(b)
Prior to the conversion of IFRS, the Company recognized revenue under the residual value method. This method applies to any sales that include multiple deliverable arrangements with discounts. Under this method, the discount is first applied to the delivered element, the license first. The amounts included here relate to the revenue recognition change in accordance with the conversion of IFRS in which the discount is allocated prorata to the multiple elements.

(c)
This amount relates to the net effect of the changes discussed in a and b above.

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

15.    Conversion to IFRS (Continued)

	Notes	May 31, 2010 U.S. GAAP	Conversion to IFRS	May 31, 2010 IFRS
Assets
Noncurrent assets:
Property and equipment, net		$1,504,339	$—	$1,504,339
Deferred costs under maintenance contracts, net of current portion	(b)	1,346,505	(1,020,307)	326,198
Related-party receivables		393,308	—	393,308
Acquired software costs and capitalized software costs, net	(a)	2,115,953	(466,500)	1,649,453
Other intangible assets, net		111,588	—	111,588

Total noncurrent assets		5,471,693	(1,486,807)	3,984,886
Current assets:
Current portion of deferred costs under maintenance contracts	(b)	3,192,808	8,036	3,200,844
Prepaids and other current assets		560,800	—	560,800
Income tax receivable		24,321	—	24,321
Related-party receivable		43,623	—	43,623
Inventory		125,871	—	125,871
Trade and other receivables, net		4,220,348	—	4,220,348
Cash and cash equivalents		3,758,251	—	3,758,251

Total current assets		11,926,022	8,036	11,934,058

Total assets		$17,397,715	$(1,478,771)	$15,918,944

Stockholders' deficit and liabilities
Stockholders' deficit:
Common stock		$321,915	$—	$321,915
Additional paid-in capital		1,817,928	—	1,817,928
Stockholders' deficit	(c)	(22,678,476)	2,498,215	(20,180,261)
Accumulated other comprehensive income		35,547	—	35,547

Total stockholders' deficit		(20,503,086)	2,498,215	(18,004,871)
Noncurrent liabilities:
Current portion of liability under purchase agreement net of current portion		755,792	—	755,792
Deferred revenue, net of current portion	(b)	11,833,189	(2,057,374)	9,775,815

Total noncurrent liabilities		12,588,981	(2,057,374)	10,531,607
Current liabilities:
Current portion of liability under purchase agreement		418,969	—	418,969
Current portion of deferred revenue	(b)	16,516,024	(1,919,612)	14,596,412
Accrued compensation		2,492,067	—	2,492,067
Accounts payable and other accrued expenses		5,884,760	—	5,884,760

Total current liabilities		25,311,820	(1,919,612)	23,392,208

Total liabilities		37,900,801	(3,976,986)	33,923,815

Total stockholders' deficit and liabilities		$17,397,715	$(1,478,771)	$15,918,944

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

15.    Conversion to IFRS (Continued)

		Period From January 1, 2010 to May 31, 2010
	Notes	U.S. GAAP	Conversion to IFRS	IFRS
Net revenues	(b)	$12,436,531	$1,352,232	$13,788,763
Cost of revenues	(b)	4,745,407	(190,499)	4,554,908

Gross profit		7,691,124	1,542,731	9,233,855
Operating expenses:
Research and development expenses	(a)	2,880,052	—	2,880,052
General and administrative expenses		5,557,508	—	5,557,508
Selling expenses	(a)	2,240,546	—	2,240,546
Marketing expenses	(a)	2,012,448	—	2,012,448
Technology support		1,741,604	—	1,741,604

Total operating expenses		14,432,158	—	14,432,158

Operating loss		(6,741,034)	1,542,731	(5,198,303)
Other income:
Interest income		11,934	—	11,934
Interest expense		(35,076)	—	(35,076)
Other, net		7,303	—	7,303

Total other income		(15,839)	—	(15,839)
Net loss before income taxes		(6,756,873)	1,542,731	(5,214,142)
Provision for income taxes		—	—	—

Net loss		$(6,756,873)	$1,542,731	$(5,214,142)

Sunbelt Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

May 31, 2010

15.    Conversion to IFRS (Continued)

	Notes	May 31, 2010 US GAAP	Conversion to IFRS	May 31, 2010 IFRS
Operating activities
Net loss		$(6,756,873)	$1,542,731	$(5,214,142)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	(a)	591,285	(164,571)	426,714
Stock-based compensation		24,000	—	24,000
Bad debt expense		20,200	—	20,200
Reserve for sales returns		6,312	—	6,312
Changes in operating assets and liabilities:
Accounts receivable		(840,991)	—	(840,991)
Related party receivables		(303,483)	—	(303,483)
Prepaid and other current assets		(170,544)	—	(170,544)
Deferred costs under maintenance contracts	(b)	(55,684)	(25,958)	(81,642)
Inventory		(125,871)	—	(125,871)
Accounts payable and accrued expenses		1,631,465	—	1,631,465
Accrued compensation		1,565,858	—	1,565,858
Deferred revenue	(b)	5,247,450	(1,352,202)	3,895,248

Net cash provided by operating activities		833,124	—	833,124
Investing activities
Purchase of property and equipment		(470,729)	—	(470,729)
Purchase of software rights		(638,508)	—	(638,508)
Proceeds from sale of investments		763,661	—	763,661

Net cash used in investing activities		(345,576)	—	(345,576)
Financing activities
Payments on liability under purchase agreement		(153,851)	—	(153,851)
Principal repayments on notes payable		(263,921)	—	(263,921)
Interest paid		—	—	—

Net cash used in financing activities		(417,772)	—	(417,772)

Foreign currency exchange adjustment		12,000	—	12,000
Net increase in cash and cash equivalents		81,776	—	81,776
Cash and cash equivalents—beginning of period		3,676,475	—	3,676,475

Cash and cash equivalents—end of period		$3,758,251	$—	$3,758,251

GFI Software S.A.

Common Shares

PROSPECTUS
                             , 2012

MORGAN STANLEY	J.P. MORGAN	JEFFERIES

STIFEL NICOLAUS WEISEL

BMO CAPITAL MARKETS

OPPENHEIMER & CO.

Until                             , 2012, all dealers that buy, sell or trade the common shares may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        Under Luxembourg law, indemnification provisions may be included in the articles of association and accordingly our amended articles of association that will be in effect upon completion of this offering provide that we shall indemnify any of our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to our best interests. Prior to this offering, we have entered into indemnification agreements with each member of our Board and our executive officers. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

        The underwriting agreement for this offering, a form of which is filed as an exhibit to this registration statement, provides that the underwriters are obligated, under certain circumstances, to indemnify our officers and directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

        See the exhibit index which is incorporated herein by reference.

Financial Statement Schedules

        All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

ITEM 9.    UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 20, 2012.

GFI SOFTWARE S.À R.L.
By:	Walter Scott Chief Executive Officer, Class A Manager

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Walter Scott and Daniel Kossmann, and each one of them acting singly, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection therewith and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Walter Scott	Class A Manager Chief Executive Officer	April 20, 2012
Daniel Kossmann	Chief Financial Officer	April 20, 2012
Holger Felgner	Class A Manager	April 20, 2012
Jeffrey Horing	Class A Manager	April 20, 2012
Michael Triplett	Class A Manager	April 20, 2012
Robert P. Goodman	Class A Manager	April 20, 2012
William Thomas	Class A Manager	April 20, 2012
Paul Goodridge	Class A Manager	April 20, 2012

Signature			Title	Date

Paul Walker			Class A Manager	April 20, 2012
Bruno Bagnouls			Class B Manager	April 20, 2012
Laurence Goblet			Class B Manager	April 20, 2012
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:
GFI USA, Inc.
By:
	Name:	Walter Scott
	Title:	Chief Executive Officer

Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

September 14, 2011,

among

GFI SOFTWARE S.À R.L.,

TV GFI HOLDING COMPANY S.À R.L.,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner

[CS&M C/M 06701-889]

SECTION 9.13.	Interest Rate Limitation	152
SECTION 9.14.	Release of Liens and Guarantees	152
SECTION 9.15.	USA PATRIOT Act Notice	153
SECTION 9.16.	No Fiduciary Relationship	153
SECTION 9.17.	Non-Public Information	153

SCHEDULES:

Schedule 1.01(b)	—	Permitted Holders
Schedule 2.01	—	Commitments
Schedule 3.04	—	Specified Transactions
Schedule 3.05	—	Mortgage Properties
Schedule 3.06	—	Source Code Licenses
Schedule 3.12A	—	Subsidiaries and Joint Ventures
Schedule 3.12B	—	Ownership by Permitted Holder; Disqualified Equity Interests
Schedule 4.01(b)	—	Local Counsel Opinions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Affiliate Agreements
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Mandatory Costs Rate
Exhibit F	—	Form of Master Guarantee Agreement
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Supplemental Perfection Certificate
Exhibit I	—	Form of US Collateral Agreement
Exhibit J	—	Form of Equity Subordinated Loan Subordination Agreement
Exhibit K	—	Form of Global Intercompany Consent Agreement

CREDIT AGREEMENT dated as of September 14, 2011, among GFI SOFTWARE S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06, TV GFI HOLDING COMPANY S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.00, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) with respect to any Eurocurrency Borrowing denominated in US dollars for any Interest Period, the product of (i) the LIBO Rate for US dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the sum of (A) the LIBO Rate for Euro for such Interest Period plus (B) the Mandatory Costs Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.  Unless the context requires otherwise, the term “Administrative Agent” shall include J.P. Morgan Europe Limited and any other Affiliate of JPMorgan Chase Bank, N.A. through which it shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in US dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing provisions of this definition, the Alternate Base Rate shall at no time be less than 2.25% per annum.

“Applicable Non-US Loan Party Documents” has the meaning set forth in Section 3.02(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Basket Amount” means, as of any date:

(a) (i) the sum, for all such fiscal years commencing with the fiscal year ending on December 31, 2011, of the portion of Excess Cash Flow for any fiscal year (but, in the case of the fiscal year ending on December 31, 2011, only for the portion thereof commencing on July 1, 2011) of Holdings for which the financial statements required by Section 5.01(a) shall have been delivered that the Borrower is not required to apply to prepay the Loans pursuant to Section 2.11(d) minus (ii) the aggregate amount by which the prepayments of Loans required to have been made for all such fiscal years (or such portion thereof) pursuant to Section 2.11(d) shall have been reduced as a result of voluntary prepayments referred to in clause (B) of Section 2.11(d), plus

(b) (i) 100% of the aggregate net cash proceeds received by Holdings after the Effective Date from the issuance or sale of Equity Interests in Holdings (other than to any Subsidiary), excluding (A) any such issuance or sale of Disqualified Equity Interests and (B) any such issuance or sale constituting a Specified Equity Contribution, and (ii) 100% of the principal amount of convertible debt securities of Holdings (other than Equity Subordinated Loans) that have been converted into or exchanged for Equity Interests, excluding any such conversion or exchange of debt securities held by any Subsidiary and net of any payments made by Holdings or any Subsidiary to the holders of such convertible debt securities in consideration of such conversion or exchange, plus

(c) 100% of the aggregate amount of contributions after the Effective Date to the capital of Holdings made in cash, excluding any contribution constituting a Specified Equity Contribution, minus

(d) the portion of the Available Basket Amount previously utilized pursuant to Section 6.04(o), 6.08(a)(viii) or 6.08(b)(v), plus

(e) an amount equal to the aggregate amount of all Returns received in cash or Permitted Investments in respect of any Investment made in reliance on Section 6.04(o).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bessemer” means Bessemer Venture Partners VII L.P., Bessemer Venture Partners VII Institutional L.P., Bessemer Venture Partners VII Special Opportunity Fund L.P. and any other Person formed as an alternative investment vehicle to hold Equity Interests in Holdings directly or indirectly and Controlled by Bessemer Deer VII & Co. Ltd.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means TV GFI Holding Company S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and London are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US dollar or Euro deposits in the London interbank market and (b) when used in connection with funding or payment in connection with any Loan denominated in Euros, the term “Business Day” shall also exclude any day that is not a day on which the TARGET payment system is open for the settlement of payments in Euros.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings and the Subsidiaries for such period prepared in accordance with IFRS, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (ii) any such expenditures constituting a Permitted Acquisition or an acquisition of substantially all the Equity

Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person, and (b) such portion of principal payments on Capital Lease Obligations made by Holdings and the Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS; the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the acquisition of ownership of record by any Person other than Holdings of any Equity Interest in the Borrower; (b) prior to an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in Holdings representing at least a majority of each of the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in Holdings representing both (A) more than 35% of the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) represented by the issued and outstanding Equity Interests in Holdings and (B) more than the aggregate ordinary voting power (measured by voting power rather than number of shares (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested)) represented by the issued and outstanding Equity Interests in Holdings owned, beneficially and of record, by the Permitted Holders, or (ii) the board of directors (or an equivalent governing body) of Holdings shall cease to consist of a majority of Continuing Directors; (d) the acquisition of direct or indirect Control of Holdings by any Person or group (within the foregoing meaning) other than the Permitted Holders; or (e) the occurrence of any “change in control” (or similar event, however denominated) with respect to Holdings or the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Holdings, the Borrower or any other Subsidiary.  For purposes of clause (c)(i) above, a Person or group shall not be deemed to own beneficially any Equity Interest solely as a result of such Person or group having the right to acquire (but not actually having acquired) beneficial ownership of such Equity Interest.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Dollar Tranche Term Loans, Euro Tranche Term Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a US Dollar Tranche Commitment, a Euro Tranche Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be created pursuant to Sections 2.22 and 2.23.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received:

(i) from Holdings, the Borrower and each other Designated Subsidiary, either (A) a counterpart of the Master Guarantee Agreement or (B) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Master Guarantee Agreement in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(ii) from each Designated Subsidiary that is a US Subsidiary and, solely in the case of the US Collateral Agreement, each Designated Non-US Loan Party:

(A) either (1) a counterpart of the US Collateral Agreement or (2) in the case of any Person that becomes a Designated Subsidiary that is a US Subsidiary or a Designated Non-US Loan Party after the Effective Date, a supplement to the US Collateral Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(B) (1) counterparts of a Mortgage with respect to each Mortgaged Property owned by such Person, duly executed and delivered on behalf of such Person, (2) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (3) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (4) such surveys, abstracts, existing appraisals in the possession of Holdings or any Subsidiary, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(C) a counterpart, duly executed and delivered by such Person and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (1) each deposit account maintained by such Person with any depositary bank (other than any Excluded Deposit Accounts) and (2) each securities account maintained by such Person with any securities intermediary (other than any Excluded Securities Accounts);

(iii) from Holdings and each Designated Subsidiary that is a Non-US Subsidiary, one or more Security Documents reasonably acceptable to the Administrative Agent necessary or advisable in order for the Secured Obligations of such Person to be secured, subject to the last paragraph of this definition, by a security interest in all Equity Interests owned by such Person and all or substantially all tangible and intangible assets of such Person (including Mortgaged Properties, accounts receivable, moveable assets (including inventory and equipment), contract rights, patents, trademarks, copyrights and other intellectual property, insurance, contract rights and other general intangibles, investment property, intercompany notes, deposit accounts, securities accounts, letter of credit rights, commercial tort claims and proceeds of the foregoing) in which a security interest may be obtained under the laws of the jurisdiction of organization of such Person;

(iv) from each Person that becomes a Designated Subsidiary after the Effective Date, a perfection certificate, documents and opinions of the type referred to in paragraphs (b), (c) and (f) of Section 4.01; and

(v) from Holdings and each Subsidiary, either (1) a counterpart of the Global Intercompany Consent Agreement or (2) in the case of any Person that becomes a Subsidiary after the Effective Date, a supplement to the Global Intercompany Consent Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such Person;

(b) all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the applicable Security Documents and the Administrative Agent shall, to the extent required by such Security Documents, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings, the Borrower and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $500,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Security Documents, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require (a) the creation or perfection of pledges of or security interests in any Excluded Assets or (b) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent, in consultation with Holdings and the Borrower, determines that the cost or burden of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment, a US Dollar Tranche Term Commitment, a Euro Tranche Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2011, relating to the credit facilities provided for herein.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of Holdings or any Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with IFRS and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided that, to the extent otherwise included therein, Consolidated Cash Interest Expense shall exclude all interest expense on the Equity Subordinated Loans.  Notwithstanding the foregoing, Consolidated Cash Interest Expense shall be deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the three fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Effective Date shall have occurred after the first day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Cash Interest Expense for the period from and including the Effective Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Effective Date to and including the last day of such fiscal quarter.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) any noncash charges or expenses for such period (including noncash compensation expense and any goodwill and intangibles impairment charges, write-offs or write-downs, but excluding any additions to bad debt reserves or bad debt expense, any noncash charge or expense that results from the write-down or write-off of inventory and any noncash charge or expense that results from the write-down or write-off of trade and other receivables or that is in respect of any other item that was included in Consolidated Net Income in a prior period),

(v) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi) any unrealized losses for such period attributable to (x) movements in fair value of Hedging Agreements or (y) foreign currency translations,

(vii) the cumulative effect for such period of a change in accounting principles,

(viii) any fees and expenses for such period (if incurred prior to the first anniversary of the Effective Date) relating to the Transactions, in an aggregate amount for all periods not to exceed $5,000,000,

(ix) any expenses or charges for such period related to any issuance, sale, redemption or repurchase of Equity Interests in or Indebtedness of Holdings or any Subsidiary, any Permitted Acquisition or other Investment or acquisition of assets not in the ordinary course of business, any disposition of assets not in the ordinary course of business, any recapitalization of Holdings and any amendment or modifications to the terms of any Indebtedness of Holdings or any Subsidiary, in each case to the extent permitted by this Agreement and whether or not consummated,

(x) any expenses or charges for such period related to the issuance, sale, redemption or repurchase of Equity Interests in Holdings in an IPO;

(xi) any restructuring charge or reserve and any non-recurring integration costs for such period, including any such costs incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.04 or related to the closure or consolidation of facilities,

(xii) any extraordinary, non-recurring or unusual losses or expenses for such period, including, to the extent constituting extraordinary, non-recurring or unusual losses or expenses, any severance, relocation costs and one-time compensation charges,

(xiii) business optimization expenses for such period, including costs and expenses related to consolidation initiatives and initiatives aimed at profitability improvement,

(xiv) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries increased during such period; provided, that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such period, any such increase attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof, and

(xv) any unrealized losses for such period attributable to movements in the fair value of contingent consideration payable by Holdings or any Subsidiary in any business combination;

provided that (A) any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(iv) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (B) the aggregate amount of all items added back in computing Consolidated EBITDA in any period of four consecutive fiscal quarters of Holdings pursuant to clauses (a)(ix), (a)(xi), (a)(xii) and (a)(xiii) shall not exceed $5,000,000 for such period; plus

(b) without duplication and to the extent not included in determining such Consolidated Net Income (or Consolidated Net Income for any prior period), the sum of (i) proceeds of business interruption insurance actually received in cash by Holdings and the Subsidiaries during such period and (ii) indemnification and reimbursement payments actually received in cash by Holdings and the Subsidiaries during such period in respect of any expenses and charges covered by third-party indemnification or other reimbursement provisions in connection with any Permitted Acquisition or other Investment or any disposition of assets; minus

(c) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) noncash items of income for such period (including any gains or income resulting from revaluation or write-up of assets and reversal of write-downs or impairments, but excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),

(ii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iii) any unrealized gains for such period attributable to (x) movements in fair value of Hedging Agreements or (y) foreign currency translations,

(iv) the cumulative effect for such period of a change in accounting principles,

(v) any extraordinary, non-recurring or unusual gains or other items of income for such period,

(vi) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries decreased during such period; provided, that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or all the assets constituting a business unit, division, product line or line of business of) any Person permitted hereunder consummated during such period, any such decrease attributable to the Persons or assets subject thereto shall be determined only form and after the consummation thereof, and

(vii) unrealized gains for such period attributable to movements in the fair value of contingent consideration payable by Holdings or any Subsidiary in connection therewith;

Provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by Holdings or any Subsidiary, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business.  In the event any Subsidiary shall be a Subsidiary that is not wholly owned by Holdings, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Holdings, attributable to such Subsidiary, shall only be included to the extent attributable to the equity interest therein of Holdings.  For purposes of calculating Consolidated EBITDA for any period, if during such period Holdings, the Borrower or any other Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.05.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of Holdings and the Subsidiaries (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of Holdings and the Subsidiaries (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary) to the extent that such payments reduced any scheduled principal payments that would have become due during such period, provided that in the case of any such principal payments in respect of any Long-Term Indebtedness made with the proceeds of other Long-Term Indebtedness, such aggregate amount in respect of such original Long-Term Indebtedness shall be added pursuant to this clause (c) for any period only to the extent such aggregate amount exceeds, for such period, the amount of any scheduled principal payments made during such period in respect of such refinancing Long-Term Indebtedness that are added pursuant to clause (b) above, (d) the aggregate amount of (i) principal payments on Capital Lease Obligations, determined in accordance with IFRS, and (ii) principal payments on other Indebtedness of the type described in Section 6.01(a)(vi), in each case made by Holdings and the Subsidiaries during such period, provided that in the case of any such principal payments in respect of Capital Lease Obligations or such other Indebtedness made with the proceeds of other Long-Term Indebtedness, such aggregate amount in respect of such Capital Lease Obligations and such other Indebtedness shall be added pursuant to this clause (d) for any period only to the extent such aggregate amount exceeds, for such period, the amount of any scheduled principal payments made during such period in respect of such refinancing Long-Term Indebtedness that are added pursuant to clause (b) above), (e) the aggregate amount of income taxes paid in cash by Holdings and the Subsidiaries during such period and (f) the aggregate amount of Restricted Payments made by Holdings and the Subsidiaries during such period (other than (i) Restricted Payments made to Holdings or a Subsidiary, (ii) Restricted Payments made solely in additional Equity Interests and (iii) Restricted Payments made in reliance on Section 6.08(a)(iii), 6.08(a)(iv), 6.08(a)(v) (to the extent funded with the proceeds of any key man life insurance policy paid to Holdings or any Subsidiary) or 6.08(a)(vi)).

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS; provided that there shall be excluded:

(a) the income of any Person (other than Holdings) that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Holdings, the Borrower or, subject to clauses (b) and (c) below, any other Subsidiary during such period;

(b)  the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Holdings or any Subsidiary or any law applicable to Holdings or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived;

(c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Subsidiary that is not wholly owned by Holdings to the extent such income or loss or such amounts are not attributable to the equity interest therein of Holdings; and

(d) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such Person’s assets are acquired by Holdings or any Subsidiary.

“Consolidated Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), and (b) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with IFRS, determined on a consolidated basis; provided that (i) to the extent otherwise included therein, Consolidated Total Indebtedness shall exclude Equity Subordinated Loans and (ii) for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of Holdings, the Borrower or any other Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Continuing Directors” means, in respect of Holdings, (a) the directors (or persons having an equivalent authority) of Holdings on the Effective Date and (b) each other director (or person having an equivalent authority) of Holdings if such other director’s nomination for election to the board of directors (or an equivalent governing body) of Holdings is recommended by at least a majority of the then Continuing Directors of Holdings or such other director’s nomination for such election is approved by a Sponsor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Holdings, the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary” means (a) the Borrower and (b) each other Material Subsidiary other than any Excluded Subsidiary.  The term “Designated Subsidiary” shall include any Subsidiary designated as such pursuant to Section 5.03(b).

“Designated Non-US Loan Party” means Holdings and each Designated Subsidiary that is a Non-US Subsidiary that (a) directly owns any Equity Interests of a Person that is organized under the laws of the United States of America, any State thereof or the District of Columbia or (b) otherwise directly owns any asset (including any right arising under any agreement) where, based on the applicable law of the United States of America, any State thereof or the District of Columbia or of the jurisdiction of organization of such Non-US Loan Party, the creation or perfection of a security interest in such Non-US Loan Party’s right, title or interest in, to or under such asset is to be determined under the law of the United States of America, any State thereof or the District of Columbia.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 95 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in US dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such other currency at the time in effect.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course, other than, in each case, a natural person or Holdings, the Borrower, any other Subsidiary or any other Affiliate of Holdings.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Communities.

“Engagement Letter” means the Engagement Letter dated May 24, 2011 among Holdings, the Administrative Agent and J.P. Morgan Securities LLC.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Subordinated Loans” means indebtedness in the form of loans owed by Holdings to one or more of holders of its Equity Interests, provided that (a) the stated final maturity of such indebtedness shall not be earlier than 190 days after the latest Maturity Date (and, in the event of any extension of the Maturity Date in accordance with the terms hereof, shall automatically extend to be no earlier than 190 days after the latest Maturity Date as so extended) and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Maturity Date, (b) such indebtedness shall not be subject to any mandatory or required prepayment, repayment, redemption or repurchase, and shall not require any other payment or other distribution in respect of principal of or interest on such indebtedness, prior to its stated final maturity, (c) such indebtedness shall not be secured by any asset of Holdings or any Subsidiary, (d) no Subsidiary shall be an obligor (including pursuant to a Guarantee) of such indebtedness, (e) such indebtedness shall be subordinated to the Secured Obligations on the terms set forth the Equity Subordinated Loans Subordination Agreement, and each holder of such indebtedness shall be bound by the terms of the Equity Subordinated Loans Subordination Agreement and shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection therewith, (f) the agreements and instruments governing or evidencing such indebtedness shall not contain any affirmative or negative covenant, other than the covenant to repay such indebtedness in accordance with the terms thereof (and subject to the provisions hereof), and (g) the aggregate principal amount of such indebtedness (excluding capitalized interest) shall not exceed  €40,000,000 at any time and the interest rate per annum shall not exceed a rate corresponding to the interest rate payable by Holdings and its Subsidiaries with respect to secured Indebtedness for borrowed money and any other Indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured Indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly).

“Equity Subordinated Loans Subordination Agreement” means a Subordination Agreement among Parent, each holder of the Equity Subordinated Loans and the Administrative Agent, substantially in the form of Exhibit I, together with all supplements thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived as of the date hereof), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination by the Plan’s actuary or Holdings that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Holdings or any of its ERISA Affiliates from the PBGC of any written notice stating the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by Holdings or any of its ERISA Affiliates of any written notice, or the receipt by any Multiemployer Plan from Holdings or any of its ERISA Affiliates of any notice, imposing Withdrawal Liability or a final determination by the trustees of a Multiemployer Plan that the Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the occurrence of a non-exempt “prohibited transaction” with respect to which Holdings, the Borrower or any other Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings, the Borrower or any such Subsidiary could otherwise be liable, (j) any Foreign Benefit Event or (k) any other event or condition with respect to a Plan, Multiemployer Plan or Foreign Pension Plan that could reasonably be expected to result in liability of Holdings, the Borrower or any other Subsidiary.

“EU Savings Withholding Tax” means the withholding tax on savings income in accordance with European Directive 2003/48/EC (regarding the taxation of savings income in the form of interest payments), as implemented in the legislation of the relevant European member state.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Borrowing Minimum” means (a) in the case of a Borrowing denominated in US dollars, $5,000,000 and (b) in the case of a Borrowing denominated in Euros, €5,000,000.

“Eurocurrency Borrowing Multiple” means (a) in the case of a Borrowing denominated in US dollars, $1,000,000 and (b) in the case of a Borrowing denominated in Euros, €1,000,000.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Tranche Installment” has the meaning set forth in Section 2.10(b).

“Euro Tranche Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Euro Tranche Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Euro Tranche Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Euro Tranche Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Tranche Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Euro Tranche Term Commitments is €30,000,000.

“Euro Tranche Term Lender” means a Lender with a Euro Tranche Term Commitment or an outstanding Euro Tranche Term Loan.

“Euro Tranche Term Loan” means a Loan made pursuant to Section 2.01(b).

“Euro Tranche Term Maturity Date” means the fifth anniversary of the Effective Date.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, for any fiscal year (or, in the case of the fiscal year ending on December 31, 2011, for the portion thereof commencing on July 1, 2011),

(a)  the sum (without duplication) of:

(i) the Consolidated Net Income for such fiscal year or such portion thereof, adjusted to exclude any gains or losses attributable to Prepayment Events;

(ii) to the extent deducted in determining the Consolidated Net Income for such fiscal year or such portion thereof, depreciation, amortization and all other noncash charges, expenses, or losses, other than any noncash charges or expenses representing an accrual or reserve for potential cash payments in any future period; and

(iii) the sum of (A) the amount, if any, by which Net Working Capital decreased during such fiscal year or such portion thereof and (B) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries increased during such fiscal year or such portion thereof, provided that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such fiscal year or such portion thereof, any such decrease or increase attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof; minus

(b) the sum (without duplication) of:

(i) to the extent recognized in determining the Consolidated Net Income for such fiscal year or such portion thereof, any noncash gains or other noncash items of income, other than any noncash gains representing the reversal of an accrual or reserve for a potential cash item made in any prior period;

(ii) the sum of (A) the amount, if any, by which Net Working Capital increased during such fiscal year or such portion thereof and (B) the net amount, if any, by which the consolidated deferred revenues of Holdings and the Subsidiaries decreased during such fiscal year or such portion thereof, provided that, in the case of any Permitted Acquisition or any other acquisition of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder consummated during such fiscal year or such portion thereof, any such increase or decrease attributable to the Persons or assets subject thereto shall be determined only from and after the consummation thereof;

(iii) the sum of, in each case except to the extent financed with Excluded Sources, (A) the aggregate amount of Capital Expenditures by Holdings and the Subsidiaries made in cash during such fiscal year or such portion thereof, (B) the aggregate amount of cash consideration paid (including in the form of payment of earnouts and other contingent consideration, but only to the extent Consolidated Net Income has not been reduced for such fiscal year or such portion thereof, or any prior fiscal year, on account of any accrual or reserve for such earnouts or other contingent consideration) during such fiscal year or such portion thereof by Holdings and the Subsidiaries to make Permitted Acquisitions or other acquisitions by Holdings and the Subsidiaries of all or substantially all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person permitted hereunder (other than, in each case, any such Permitted Acquisitions or other acquisitions to the extent made pursuant to clause 6.04(o)(iii)(B)) and (C) the aggregate amount of Restricted Payments made by Holdings in cash during such fiscal year or such portion thereof pursuant to Section 6.08(a)(v) (excluding any portion thereof financed with the proceeds of key man life insurance policies); and

(iv) the sum of, in each case except to the extent financed with Excluded Sources, the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by Holdings and the Subsidiaries during such fiscal year or such portion thereof, excluding (A) Indebtedness in respect of revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), (B) Indebtedness in respect of Revolving Loans and Letters of Credit, (C) Term Loans prepaid pursuant to Section 2.11(a), 2.11(c), 2.11(d) or 2.11(e) and (D) Equity Subordinated Loans.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, with respect to any currency other than US dollars, the rate at which such currency may be exchanged into US dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency; provided that in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent.

“Excluded Assets” means (a) any property in which any Loan Party now or hereafter has rights if, for so long and to the extent that (i) a security interest therein may not be granted by such Loan Party in such property as a matter of applicable law or (ii) the grant of a security interest therein requires consent of any Governmental Authority that has not been obtained, provided that, except where the Administrative Agent shall have determined, in consultation with Holdings and the Borrower, that such exception or consent may not be obtained without undue cost or burden, such Loan Party shall have taken (or shall be taking) all commercially reasonable actions to avail itself of any exception available from the application of such law or to obtain any such consents, as the case may be; (b) any license, contract or agreement to which any Loan Party is a party or any of its rights or interests thereunder if, for so long and to the extent that the grant of a security interest therein would constitute or result in (i) the unenforceability of any right, title or interest of such Loan Party in or (ii) a breach or termination pursuant to the terms of, or a default under, any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity) or to the extent a security interest may not be granted by such Loan Party under such license, contract or agreement without the consent of one or more parties thereto other than Holdings or any Subsidiary, but only for so long as such consent has not been obtained; provided that any property referred to in this clause (b) shall automatically cease to be “Excluded Assets” at such time as the condition causing it to be excluded pursuant to this clause (b) shall be remedied or cease to be in effect; (c) fixed or capital assets subject to capital leases or purchase money financing and cash to secure letter of credit reimbursement obligations, in each case, to the extent such capital leases, purchase money financing or letters of credit are permitted under this Agreement; (d) vehicles and other goods subject to a certificate of title, except to the extent perfection of the security interest therein may be accomplished by the filing of financing statements or an equivalent thereof in appropriate form in the applicable jurisdictions; (e) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time, if any, as a statement of use or amendment to allege use is accepted by such Office, at which time such trademark shall automatically cease to be “Excluded Assets”; (f) real property leasehold interests or owned real property that does not constitute Mortgaged Property; and (g) Excluded Deposit Accounts and Excluded Securities Accounts.  In the case of clauses (a) and (b) above, it is understood that in the event a particular type of a security interest in an asset (such as a trust arrangement) shall not result in any of the conditions specified in such clauses, then, solely insofar as the security interest created by the Security Documents on such asset is limited to the security interest of such type (or types), such asset shall not be an Excluded Asset.

“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of (i) funds held by Holdings or any Subsidiary in trust for any director, officer or employee of Holdings or any Subsidiary or any employee benefit plan maintained by Holdings or any Subsidiary or (ii) funds representing deferred compensation for the directors and employees of Holdings and the Subsidiaries, (d) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other transaction permitted hereunder and (e) deposit accounts the daily balance in which does not at any time exceed $500,000 for all such accounts, other than, in the case of clauses (a) and (e), where the creation and perfection of a security interest in such deposit account does not require execution and delivery by the applicable depositary bank of a Control Agreement or any similar agreement or document.

“Excluded Securities Accounts” means any securities account the securities entitlements in which consist solely of (a) securities entitlements held by Holdings or any Subsidiary in trust for any director, officer or employee of Holdings or any Subsidiary or any employee benefit plan maintained by Holdings or any Subsidiary or (b) securities entitlements representing deferred compensation for the directors and employees of Holdings and the Subsidiaries).

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) Net Proceeds of any sale, transfer, lease or other disposition of assets made in reliance on Section 6.05(h) or 6.05(i) and (c) proceeds of any issuance or sale of Equity Interests in Holdings or any capital contributions to Holdings.

“Excluded Subsidiary” means any Subsidiary (a) that is prohibited by applicable law (including any financial assistance rules) from providing a Guarantee in respect of the Secured Obligations or (b) the Guarantee of the Secured Obligations by which (i) requires any consent of any Governmental Authority that has not been obtained or (ii) would result in any material risk to the officers or directors of such Subsidiary of a civil or criminal liability; provided that such Subsidiary shall automatically cease to be an “Excluded Subsidiary” at such time as the condition causing it to be an Excluded Subsidiary shall be remedied or cease to be in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income, franchise Taxes and branch profits Taxes, in each case (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, (i) any withholding Tax (other than the EU Savings Withholding Tax) resulting from any law applicable to a payment made by a Person located in the Grand-Duchy of Luxembourg in effect on the date on which (A) such Lender acquires its applicable ownership interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (B) such Lender changes its lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) and (ii) any withholding Tax imposed by the Grand-Duchy of Luxembourg on the basis that a Lender is a Luxembourg resident individual in accordance with the Luxembourg law dated December 23, 2005, introducing a final withholding tax on certain savings income, as such law is in effect on the date hereof, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or 2.17(g) and (d) any US Federal Taxes imposed under FATCA.

“Existing 2010 Loan Agreement” means the Loan Agreement, dated as of June 1, 2010, by and between GFI USA Holding Company, Inc. and Silicon Valley Bank, as amended.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 16, 2006, as amended, by and between, among others, Gee Fi Holdings Limited, TV GFI Holding Company S.à r.l., GFI Software S.à r.l. (formerly known as TV Holding S.à r.l.) and Morgan Stanley Senior Funding, Inc. as administrative and collateral agent.

“Extended Commitments” has the meaning set forth in the definition of the term “Extension Permitted Amendment”.

“Extended Expiration Letter of Credit” has the meaning set forth in Section 2.05(c).

“Extended Loans” has the meaning set forth in the definition of the term “Extension Permitted Amendment”.

“Extending Lender” has the meaning set forth in Section 2.23(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Extension Offer” has the meaning set forth in Section 2.23(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.23, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding at the time of such Extension Offer, (c) a modification of voluntary or mandatory prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto, provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments, in each case subject to the terms of Section 2.23 and/or (e) an addition of any affirmative or negative covenants applicable to Holdings and the Subsidiaries, provided that any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or, with respect to Holdings or the Borrower, another Person knowledgeable of the financial and accounting matters of Holdings or the Borrower, as applicable, and the other Loan Parties to the extent customarily known by a chief financial officer, principal accounting officer, treasurer or controller, and expressly authorized by the board of managers of Holdings or the Borrower, as applicable, to act on behalf of Holdings or the Borrower, as applicable).

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA minus Capital Expenditures to (b) Consolidated Fixed Charges, in each case for any period of four consecutive fiscal quarters.  For purposes of calculating the Fixed Charge Coverage Ratio, if the Borrower or any Subsidiary incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges Indebtedness during the period of four consecutive fiscal quarters, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four consecutive fiscal quarter period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the contributions or payments to such Foreign Pension Plan required under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a written notice by a Governmental Authority stating the Governmental Authority’s intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Holdings, the Borrower or any other Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any other Subsidiary, or the imposition on Holdings, the Borrower or any other Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States of America is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Gee FI” means Gee FI Holdings Limited, a limited liability company organized under the laws of British Virgin Islands and a Subsidiary.

“German GAAP” means generally accepted accounting principles as in effect from time to time in Germany, consistently applied.

“German Limited Loan Party” means any Loan Party organized under the laws of Germany that is, or the general partner with unlimited personal liability of which is, subject to capital maintenance or other rules restricting its ability to guarantee the Secured Obligations or to provide security for the Secured Obligations or diminishing the commercial value of such guarantee or security and which rules are not fully suspended by the existence of a domination agreement (Beherrschungsvertrag) with its parent as dominating entity (herrschende Gesellschaft).

“Global Intercompany Consent Agreement” means the Global Intercompany Consent Agreement among Holdings, the Subsidiaries and the Administrative Agent, substantially in the form of Exhibit K, together with all supplements thereto.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification obligations in effect on the Effective Date or entered into in connection with acquisitions or dispositions permitted under this Agreement (other than any such obligations with respect to

Indebtedness).  The amount, as of any date of determination, of any Guarantee shall be (i) in the case of a Guarantee of any Indebtedness, the principal amount of such Indebtedness outstanding and Guaranteed as of such date, (ii) in the case of a Guarantee of any other obligation that has a principal amount, the principal amount of such other obligation outstanding and Guaranteed as of such date and (iii) in the case of a Guarantee of any obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by a Financial Officer of Holdings).

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Hedging Agreement.

“Holdings” means GFI Software S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06.  From and after the IPO, Holdings may have such other form of organization as may be permitted by Section 6.03.

“Holdings Financial Statements” means the audited consolidated financial statements of Holdings and its Subsidiaries for the fiscal year ending December 31, 2010, prepared in accordance with IFRS and accompanied by the opinion of Ernst & Young Malta Limited.

“Iapetos” means Iapetos Holding GmbH, a limited liability company organized under the laws of Germany and a Subsidiary.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that (a) did not have consolidated total assets equal to $2,500,000 or more as of the end of the most recent fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, as of December 31, 2010)

and (b) did not have consolidated total revenue equal to $2,500,000 or more for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for the period of four consecutive fiscal quarters ended December 31, 2010); provided that if (i) the consolidated total assets of all the foregoing Subsidiaries shall be equal to $7,500,000 or more as of the end of the most recent fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, as of December 31, 2010) or (b) the consolidated total revenues of all the foregoing Subsidiaries shall be equal to $10,000,000 or more for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for the period of four consecutive fiscal quarters ended December 31, 2010), then one or more of such Subsidiaries shall for all purposes of this Agreement not be an “Immaterial Subsidiary” in descending order based on the amounts of their consolidated total assets or consolidated total revenues, as the case may be, until such excess shall have been eliminated; provided further that in no event shall the Borrower or any IP/Contract Rights Subsidiary be an Immaterial Subsidiary.

“Increase Effective Date” has the meaning set forth in Section 2.21(a).

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the Dollar Equivalent of the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.21.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), but limited to the lesser of the fair market value of such property and the principal amount of such Indebtedness if recourse is limited solely to such property and no other asset of Holdings or any Subsidiary, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts and accrued expenses payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Holdings, the Borrower or any other Subsidiary and (iii) any purchase price adjustment, earn-out or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that such obligations are not paid within 30 days after becoming due and payable pursuant to such purchase price adjustment, earn-out or similar deferred payment arrangement)), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but limited to the lesser of (i) the fair market value of the property securing such Indebtedness and (ii) the stated principal amount of such Indebtedness), and (i) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this

Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Insight” means Insight Venture Partners VI, L.P., Insight Venture Partners VI (Co-Investors), L.P., Insight Venture Partners (Cayman) VI, L.P., Insight Venture Partners IV, L.P., Insight Venture Partners IV (Co-Investors), L.P., Insight Venture Partners (Cayman) IV, L.P., Insight Venture Partners IV (Fund B), L.P., Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., Insight Venture Partners (Cayman) V, L.P. and any other Person formed as an alternative investment vehicle to hold Equity Interests in Holdings directly or indirectly and Controlled by Insight Venture Management, LLC.

“Installment” means a US Dollar Tranche Installment, a Euro Tranche Installment or, in the case Incremental Term Loans of any Series, each scheduled repayment date therefor as specified in Section 2.10(c).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, nine or twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with IFRS) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for increases in the value of, or write-ups, write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to, such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, net of all Returns on such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests or other property as of the time of such transfer, net of all Returns on such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the US Collateral Agreement.

“IP/Contract Rights Subsidiary” shall mean any Subsidiary that owns (a) any copyright, patent, trademark, technology, software or domain name, any license of any of the foregoing or any other intellectual property right or (b) any contract right that, in each case, individually or in the aggregate, is material to the business or operations of Holdings and the Subsidiaries, taken as a whole.

“IPO” means the initial underwritten public offering of common Equity Interests in Holdings pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the applicable currency of $5,000,000 or €5,000,000, as the case may be, and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing provisions of this definition, the Adjusted LIBO Rate shall at no time be less than 1.25% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or other security interest on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or synthetic lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Loan Party” means (a) any German Limited Loan Party, (b) any Loan Party organized under the law of Malta (other than TG Holding, and any other Subsidiary organized under the law of Malta so excluded from being deemed a “Limited Loan Party” in the Administrative Agent’s sole discretion) and (c) any Loan Party that becomes a Loan Party after the Effective Date if such Loan Party (i) (A) is organized in a jurisdiction other than the jurisdiction of organization (excluding Germany and Malta) as of the Effective Date of any Person that is a Loan Party as of the Effective Date and (B) has not granted to the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected security interest in a substantial portion of its assets (whether as a result of the cost/benefit analysis contemplated by the last paragraph of the definition of the term “Collateral and Guarantee Requirement” or otherwise) or (ii) is subject to any applicable law (including any capital maintenance rules) materially impeding the ability of such Loan Party to perform its obligations under the Master Guarantee Agreement or any Security Document to which it is a party (without giving effect to any limitations on such obligations relating to applicable law that are set forth in the Master Guarantee Agreement or any such Security Document).

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension Agreements, the Refinancing Facility Agreements, the US Collateral Agreement, the Master Guarantee Agreement, the other Security Documents, the Post-Closing Letter Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans (including any Loans made pursuant to

Section 2.21 or 2.22 and any Loans as they may be modified pursuant to Section 2.23), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement, the Master Guarantee Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” means Holdings, the Borrower and each other Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, matures more than one year from the date of its creation or matures within one year from such date of creation but is renewable or extendable, at the option of the issuer or borrower of such Indebtedness, to a date more than one year from such date of creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date of creation.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit E.

“Master Guarantee Agreement” means the Master Guarantee Agreement dated the date hereof, among Holdings, the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit F, together with all supplements thereto.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $1,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents or (c) the material rights of or benefits available to the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Holdings, the Borrower or any other Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the other Subsidiaries in an aggregate principal amount of $5,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (a) the Borrower, (b) each IP/Contract Rights Subsidiary and (c) each other Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the US Dollar Tranche Term Maturity Date, the Euro Tranche Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning Holdings, the Borrower and the other Subsidiaries and their securities that is not Public Information.  For purposes of this definition, “material information” means information concerning Holdings, the Borrower, the other Subsidiaries or any Affiliate of any of the foregoing, or any security of any of the foregoing, that could reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a book value of $5,000,000 or more.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by Holdings and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding), or an exclusive license, of an asset, the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset (including principal, premium or penalty, interest and other amounts required to be paid thereon) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and the Subsidiaries, and the amount of any reserves established by Holdings and the Subsidiaries in accordance with IFRS to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be a receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-US Subsidiary” means any Subsidiary that is not a US Subsidiary.

“Non-US Loan Party” means any Loan Party that is not a US Loan Party.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Participant Register” has the meaning set forth in Section 9.04(c)(i).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any other Subsidiary Loan Party of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any such purchase or other acquisition of any Equity Interests in any Person, upon the consummation of such purchase or other acquisition such Person and each subsidiary of such Person will be a wholly owned Subsidiary (including as a result of a merger or consolidation between any wholly owned Subsidiary and such Person), (b) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Holdings, the Borrower or any other Subsidiary, (c) all transactions related thereto are consummated, in all material respects, in accordance with applicable law, (d) at the time of and immediately after giving effect to any such purchase or other acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, provided that for purposes of this clause (d), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, and (e) Holdings and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of each of Holdings and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d)(ii) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not overdue for a period of more than 30 days or are being contested in compliance with Section 5.06;

(b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06 and (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with importation of goods;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases, public or statutory obligations, surety and appeal bonds, performance bonds, taxes being contested in accordance with Section 5.06 and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any

Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement; and

(j) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (a) each Sponsor and (b) each other Person set forth on Schedule 1.01(b).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Germany and the United Kingdom (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America, Germany and the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) time deposits (including Eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America (or any State thereof or the District of Columbia), Germany or the United Kingdom or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America (or any State thereof or the District of Columbia), Germany or the United Kingdom, (ii) issues (or the parent company of which issues) commercial paper rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P or Fitch, as of the date of acquisition and (iii) has combined capital and surplus of at least $500,000,000 (or having a Dollar Equivalent thereof), in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 (or having a Dollar Equivalent thereof); and

(f) in the case of any Non-US Subsidiary, investments denominated in the currency of foreign jurisdictions that are substantially similar (including as to creditworthiness) to the items specified in subsections (a) through (e) of this definition and are customarily used by companies in the jurisdiction of organization of such Non-US Subsidiary for cash management purposes.

“Permitted Refinancing Indebtedness” means any senior unsecured notes or loans of the Borrower, and the Guarantees thereof by any Loan Party incurred to refinance the Term Loans; provided that (a) on the date of the issuance or incurrence thereof, 100% of the Net Proceeds of such Indebtedness shall be applied to prepay Term Loans of any Class in accordance with Section 2.11(a) (and any such prepayment of Term Loans of such Class shall be applied ratably to reduce the subsequent scheduled amortization payments to be made pursuant to Section 2.10), (b) the stated final maturity of such Indebtedness shall not be earlier than the Maturity Date applicable to the Term Loans being prepaid, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof), (c) the weighted average life to maturity of such Indebtedness shall not be earlier than the remaining weighted average life to maturity of the Term Loans being prepaid, (d) the terms of such Indebtedness (other than pricing, maturity or amortization), when taken as a whole, shall be substantially the same or less favorable to the investors providing such Indebtedness than the terms hereof, except for covenants or other provisions applicable only to periods after the latest Maturity Date in effect at the time of incurrence or issuance of such Indebtedness, provided that a certificate of a Financial Officer of Holdings delivered to the Administrative Agent at least 10 Business Days prior to the incurrence of such Indebtedness and (i) setting forth a reasonably detailed description of the material terms and conditions of such Indebtedness, (ii) stating that Holdings has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) and (iii) attaching drafts of the documentation relating thereto, shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent notifies Holdings within such 10 Business Day period that it or any Lender disagrees with such determination (including a description of the basis upon which it or such Lender disagrees), provided further that Holdings and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition in this clause (d), without the consent of any Lender or any other Person, and (e) no Subsidiary that is not a Loan Party shall Guarantee obligations of the Borrower under such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by Holdings or any of its ERISA Affiliates.

“Platform” has the meaning set forth in Section 9.17(b).

“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement dated as of the date hereof, between the Borrower and the Administrative Agent.

“Prepayment Event” means:

(a) any sale, transfer, exclusive lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Holdings, the Borrower or any other Subsidiary, including any sale to a Person other than Holdings, the Borrower or any other Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (a) through (g) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 during any fiscal year of Holdings;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any other Subsidiary resulting in aggregate Net Proceeds of $2,500,000 or more; or

(c) the incurrence by Holdings, the Borrower or any other Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act and, where applicable, any comparable doctrines under state and foreign securities laws, (b) does not constitute material information concerning Holdings, the Borrower, the other Subsidiaries or any Affiliate of any of the foregoing, or any security of any of the foregoing, for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws or (c) solely in the case of information concerning Holdings, the Borrower or any other Subsidiary (but only if such information does not constitute material information of any Affiliate thereof for the foregoing purposes), so long as none of Holdings, the Borrower nor any other Subsidiary shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of securities by Holdings, the Borrower or such other Subsidiary pursuant to an offering of securities registered under the Securities Act or made in reliance on Rule 144A under the Securities Act.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank and (d) any other Person to which any payment is owed by a Loan Party under this Agreement or any other Loan Document.

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Commitment.

“Refinancing Effective Date” has the meaning set forth in Section 2.22(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness, plus any make-whole payments or premium paid in connection therewith, plus upfront fees paid or original issue discount suffered on such Refinancing Indebtedness, plus other customary fees and expenses paid in connection with such refinancing; (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 95 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of Holdings only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable, taken as a whole, in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original

Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.22(a).

“Refinancing Term Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.22(a).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposure, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, the outstanding Term Loans and unused Commitments at such time.  For purposes of this definition, the amount at any time of any Loan or Commitment denominated in a currency other than US dollars shall be the Dollar Equivalent thereof as of such time.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any other Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in Holdings, the Borrower or any other Subsidiary and (b) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holder or any of its Affiliates.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the return of principal thereof and (b) with respect to any other Investment, any dividends, distributions, return of capital and other amounts received or realized in respect of such Investment, but only to the extent the aggregate amount thereof does not exceed the original amount of such Investment.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings, the Borrower or any other Subsidiary whereby Holdings, the Borrower or such Subsidiary sells or transfers such property to any Person and Holdings, the Borrower or any other Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds provided to Holdings or any Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedge Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Arranger, (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedge Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Secured Hedge Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Subsidiaries under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, the Arranger or an Affiliate of any of the foregoing, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the US Collateral Agreement, the Master Guarantee Agreement, the IP Security Agreements, the Mortgages, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Sections 4.01, 5.03 or 5.12 to secure the Secured Obligations.

“Series” has the meaning set forth in Section 2.21(c).

“Specified Distribution” means one or more Restricted Payments of cash and Equity Subordinated Loans made by Holdings on the Effective Date or within 60 days thereafter in an aggregate principal amount not to exceed €135,000,000.

“Specified Equity Contribution” has the meaning set forth in Section 7.02.

“Sponsor” means either of (a) Insight and (b) Bessemer.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness referred to in Section 6.01(a)(xi).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Master Guarantee Agreement.  Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“TARGET payment system” means the Trans-European Automated Real-time Gross settlement Express Transfer payment system.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a US Dollar Tranche Term Commitment, a Euro Tranche Term Commitment or an Incremental Term Commitment of any Series.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a US Dollar Tranche Term Loan, a Euro Tranche Term Loan or an Incremental Term Loan of any Series.

“TG Holding” means TG Holding Malta Limited, a private limited liability company organized under the law of Malta and a Subsidiary.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the repayment of all amounts outstanding under, and the termination of all commitments under, the Existing Credit Agreement and the Existing 2010 Loan Agreement, and (c) the declaration and payment of the Specified Distribution.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unlimited Loan Party” means any Loan Party that is not a Limited Loan Party.

“US Collateral Agreement” means the US Collateral Agreement among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit I, together with all supplements thereto.

“US dollar” or “$” refers to lawful money of the United States of America.

“US Dollar Tranche Installment” has the meaning set forth in Section 2.10(a).

“US Dollar Tranche Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a US Dollar Tranche Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the US Dollar Tranche Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s US Dollar Tranche Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Dollar Tranche Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ US Dollar Tranche Term Commitments is $154,197,000.60.

“US Dollar Tranche Term Lender” means a Lender with a US Dollar Tranche Term Commitment or an outstanding US Dollar Tranche Term Loan.

“US Dollar Tranche Term Loan” means a Loan made pursuant to Section 2.01(a).

“US Dollar Tranche Term Maturity Date” means the fifth anniversary of the Effective Date.

“US GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“US Loan Party” means any Loan Party incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“US Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means the value-added tax in accordance with European Directive 206/112/EC, as implemented in the legislation of the relevant European member state.

“VAT Subject Party” has the meaning set forth in Section 2.17(i)(ii).

“VAT Supplier” has the meaning set forth in Section 2.17(i)(ii).

“VAT Recipient” has the meaning set forth in Section 2.17(i)(ii).

“Weighted Average Yield” means, at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”.  For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of Holdings, the Borrower or any other Subsidiary).  Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.11(h) or 2.21 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error; provided that the Administrative Agent shall have no obligation to make any such determination absent a request therefor by the Borrower; provided further that the Borrower and each Lender hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any such determination.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other

Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.  Accounting Terms; IFRS.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with IFRS as in effect from time to time, it being understood and agreed that any such term phrased in a manner customary under US GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS (and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with US GAAP as in effect on the date hereof); provided that (a) if Holdings notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders notify Holdings that it or they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any accounting principle (including the concept of “fair value” measurement) that permits the amount of any Indebtedness (other than zero coupon Indebtedness) of Holdings or any Subsidiary to be valued below the stated principal amount of such Indebtedness.

SECTION 1.05.  Pro Forma Calculations.  All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, ending on December 31, 2010), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.06.  Currency Translation.  (a)  For purposes of this Agreement, the Dollar Equivalent of any amount of currency other than US dollars shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error; provided that the Administrative Agent shall have no obligation to make (but may make) any such determination absent an express request therefor by the Borrower or any Lender (and, upon receipt of any such request, the Administrative Agent agrees to make such determination and to advise promptly the Borrower or such Lender, as the case may be, of the amount thereof).  The Borrower agrees that prior to making any payment or prepayment required to be made under Article II, or taking any other action under Article II, that, in each case, requires determination of the Dollar Equivalent of any amount of currency other than US dollars, the Borrower shall request that the Administrative Agent make such determination prior to making such payment or prepayment or taking such other action.  Holdings, the Borrower, each Lender and each Issuing Bank hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by Holdings, the Borrower, any Lender or any Issuing Bank as a result of any such determination or, except in the case of any of the foregoing suffered by the Borrower or any Lender that shall have made an express request for such a determination (but, in any event, subject to Article VIII and Section 9.03(d)), as a result of the failure of the Administrative Agent to effect any such determination.

(b)  For purposes of any determination under Articles VI and VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than US dollars shall be translated into US dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.04, 6.05 and 6.08, the amount of each applicable transaction denominated in a currency other than US dollars shall be translated into US dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by Holdings and the Borrower, and (b) for purposes of Sections 6.12 and 6.13, and the related definitions, amounts in currencies other than US dollars shall be translated into US dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of Holdings and the Subsidiaries.  Notwithstanding anything to the contrary set forth herein, (i) no Default or Event of Default shall arise as a result of any limitation or threshold expressed in US dollars in Section 6.01 or 6.02 being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with such Section at the time of such transaction and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.01 or secured under any clause of Section 6.02 that contains a limitation expressed in US dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue.

(c)  For purposes of any determination under any provision of this Agreement (other than any provision referred to in the foregoing clauses of this Section) where the context requires that amounts expressed in US dollars include the equivalent thereof in other currencies, including the definitions of the terms “Guarantee and Collateral Requirement” and “Prepayment Events”, amounts denominated in currencies other than US dollars shall be translated into US dollars at the currency exchange rates in effect on the date of such determination.

SECTION 1.07.  Effectuation of Transactions.  All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.08.  Status of Obligations.  In the event that Holdings, the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Holdings and the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  In addition, at such time as Holdings shall issue any Equity Subordinated Loans, Holdings shall execute, and shall condition the issue of such Equity Subordinated Loans on the execution by the holders thereof of, the Equity Subordinated Loans Subordination Agreement substantially in the form of Exhibit J.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a US Dollar Tranche Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its US Dollar Tranche Term Commitment, (b) to make a Euro Tranche Term Loan to the Borrower on the Effective Date (or the day immediately following the Effective Date) in a principal amount not exceeding its Euro Tranche Term Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in US dollars in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that (i) all Borrowings denominated in Euros shall be Eurocurrency Borrowings and (ii) all Borrowings denominated in US dollars made on the Effective Date must be made as ABR Borrowings.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Eurocurrency Borrowing Multiple and not less than the Eurocurrency Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in an amount that is an integral multiple of

$500,000 and not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

(e)  Notwithstanding any other provision of this Agreement, the Euro Tranche Term Loans made on the day following the Effective Date shall, for all purposes hereof (including the accrual of interest thereon and for purposes of determining the obligation to pay closing fees under Section 2.12(c), but excluding Sections 2.06(a) and 4.02) be deemed to have been made on the Effective Date; provided that (i) for purposes of Section 2.06(a), the requested date of borrowing of the Euro Tranche Term Loans shall be the day following the Effective Date and (ii) the obligation of each Euro Tranche Term Lender to make a Euro Tranche Term Loan on the day immediately following the Effective Date shall subject to the satisfaction of the conditions precedent set forth in Section 4.02(a) and 4.02(b) (and Holdings and the Borrower shall be deemed to have represented and warranted that the conditions specified in such Section have been satisfied).

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such request shall be made by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request).  Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a US Dollar Tranche Term Borrowing, a Euro Tranche Term Borrowing, an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a requested Borrowing denominated in US dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

In the case of a requested Borrowing denominated in US dollars, if no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Borrowing denominated in Euros or any other requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $1,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline

Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in US dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $2,500,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date referred to in clause (ii) above).  Notwithstanding the foregoing, the Borrower and an Issuing Bank may agree that a Letter of Credit will expire after the date referred to in clause (ii) above (an “Extended Expiration Letter of Credit”) if the Borrower shall have made arrangements (which may include the deposit of cash collateral or the delivery of one or more backstop letters of credit) satisfactory to such Issuing Bank to provide for the reimbursement of any LC Disbursements made thereunder after the Revolving Maturity Date.  Each Issuing Bank acknowledges and agrees that, notwithstanding anything to the contrary in this Section, the Revolving Lenders shall have no obligation to fund their Applicable Percentages of any LC Disbursements made under Extended Letters of Credit after the Revolving Maturity Date (but will participate as provided in paragraph (d) of this Section in LC Disbursements made under such Extended Letters of Credit on or prior to the Revolving Maturity Date).

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or, except as provided in paragraph (c) of this Section, termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then on such Business Day or (ii) otherwise, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall, except as provided in paragraph (c) of this Section in the case of an Extended Expiration Letter of Credit, pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(i) or 7.01(j).  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon request of the Borrower, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j)  Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)  Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)  LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of Loans denominated in US dollars, 12:00 noon, New York City time and (ii) in the case of Loans denominated in Euros, 3:00 p.m., London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans (or, in the case of any Borrowing denominated in Euros, the interest rate applicable to such Borrowing).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, in the case of any Borrowing denominated in US dollars, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or, in the case of any Borrowing, the Borrower may elect to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such election shall be made by hand delivery or facsimile, if applicable, to the Administrative Agent of an executed written Interest Election Request (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request).  Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in US dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a conversion of a US dollar denominated Borrowing to, or a continuation of, a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing with respect to Holdings or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) except in the case of any Borrowing denominated in Euros, (A) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) in the case of any outstanding Borrowing denominated in Euros, no such Borrowing may be continued as a Eurocurrency Borrowing with an Interest Period of longer than one month without the consent of the Majority in Interest of Lenders holding the Loans comprising such Borrowing.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the US Dollar Tranche Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Euro Tranche Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the day immediately following the Effective Date, and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 or €1,000,000, as applicable, and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)  The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Amortization of Term Loans.  (a)  The Borrower shall repay the US Dollar Tranche Term Borrowings on the last Business Day of March, June, September and December of each year, commencing with the last Business Day of December 2011 (the payment made on each such date being called a “US Dollar Tranche Installment”) in the aggregate principal amount set forth opposite the number of such US Dollar Tranche Installment below (as such amounts may be adjusted pursuant to paragraph (e) of this Section):

US Dollar Tranche Installment	Amount of Each Installment
1 - 16	$3,854,925.01
17 - 19	$23,129,550.09

(b)  The Borrower shall repay the Euro Tranche Term Borrowings on the last Business Day of March, June, September and December of each year, commencing with the last Business Day of December 2011 (the payment made on each such date being called a “Euro Tranche Installment”) in the aggregate principal amount set forth opposite the number of such Euro Tranche Installment below (as such amounts may be adjusted pursuant to paragraph (e) of this Section):

Euro Tranche Installment	Amount of Each Installment
1 - 16	€750,000
17 - 19	€4,500,000

(c)  The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (e) of this Section or pursuant to such Incremental Facility Agreement).

(d)  To the extent not previously paid, (i) all US Dollar Tranche Term Loans shall be due and payable on the US Dollar Tranche Term Maturity Date, (ii) all Euro Tranche Term Loans shall be due and payable on the Euro Tranche Term Maturity Date and (iii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(e)  Any prepayment of the Term Borrowings of any Class shall be applied to reduce the subsequent scheduled Installments of the Term Borrowings of such Class to be made pursuant to this Section ratably based on the amount of such scheduled Installments; provided that any prepayment of a Term Borrowing of any Class made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled Installments of such Class (i) in the case of any prepayment referred to in the definition of the term “Permitted Refinancing Indebtedness” or Section 2.22, as specified therein and (ii) otherwise, in such manner as the Borrower may direct (and absent such direction, in direct order of maturity).  If the initial aggregate amount of the Lenders’ Term Commitments of any Class exceeds the aggregate principal amount of Term Loans of such Class that are made on the Effective Date, then the Installments payable under paragraph (a), (b) or (c) of this Section, as applicable, shall be reduced ratably, based on the amounts of such Installments, by an aggregate amount equal to such excess.

(f)  Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection (i) in the case of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment,

(ii) in the case of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the scheduled date of such repayment or (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the scheduled date of such repayment.  Such notice shall be made by hand delivery or facsimile of a written form thereof to the Administrative Agent (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile of a written notice thereof to the Administrative Agent).  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time voluntarily to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay the Term Borrowings in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of the prepayment required pursuant to this paragraph) equals the Dollar Equivalent (as so determined) of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, (i) no prepayment shall be required to be made under this paragraph until and unless the Dollar Equivalent of the aggregate amount of the prepayment so required to be made exceeds $2,500,000 (in which case a prepayment shall be made on the first Business Day after the occurrence of such excess in the full amount of the prepayment that would have been required to be made under this paragraph without giving effect to this clause (i)) and (ii) if the Borrower shall, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 12 months after receipt of such Net Proceeds to acquire software or long-term productive assets of the general type used in the business of the Borrower or the other Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or the assets constituting a business, unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such

Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 12-month period (or within a period of 90 days thereafter if by the end of such initial 12-month period the Borrower or one or more other Subsidiaries shall have entered into an agreement with a third party to acquire such software or long-term productive assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time the Borrower shall be required to prepay the Term Borrowings in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of the prepayment required pursuant to this paragraph) equals to the Dollar Equivalent (as so determined) of the Net Proceeds that have not been so applied; provided further that (A) (x) to the extent any such Net Proceeds shall be received in respect of assets owned by an Unlimited Loan Party, such Net Proceeds may be reinvested only in assets owned by an Unlimited Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that, together with substantially all of its subsidiaries, become Unlimited Loan Parties upon the consummation thereof) and (y) subject to clause (x), to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that, together with substantially all of its subsidiaries, become Loan Parties upon the consummation thereof) and (B) to the extent any such Net Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Loan Party but the Equity Interests in which constitute Collateral, such Net Proceeds may be reinvested only in assets owned by a Loan Party (or, in the case of a Permitted Acquisition or any other acquisition, in Equity Interests in a Person that will constitute Collateral).

(d)  Following (i) the end of the period beginning on July 1, 2011, and ending on December 31, 2011, and (ii) the end of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2012, the Borrower shall prepay Term Borrowings of each Class in an aggregate amount the Dollar Equivalent of which (determined as of the second Business Day prior to the date of such prepayment pursuant to this paragraph) is equal to (A) the product of (x) 50% (or, if the Leverage Ratio as of the last day of such period or fiscal year shall have been less than 2.00 to 1.00, 25%) of Excess Cash Flow for such period or fiscal year and (y) the percentage of the sum of the Dollar Equivalents (determined as of the last Business Day of such period or fiscal year) of the aggregate principal amounts of the Term Borrowings of all Classes outstanding as of the end of such period or fiscal year represented by the sum of the Dollar Equivalents (as so determined) of the aggregate principal amounts of the Term Borrowings of such Class outstanding as of the end of such period or fiscal year less (B) the sum of (x) the sum of the Dollar Equivalents (determined as of the second Business Day prior to the date of such prepayment pursuant to this paragraph) of the aggregate principal amounts of the Term Borrowings of such Class voluntarily prepaid (other than with Excluded Sources) by the Borrower pursuant to paragraph (a) of this Section during such period or fiscal year and (y) the product of (1) the aggregate principal amount of the Revolving Borrowings voluntarily prepaid (other than with Excluded Sources) by the Borrower pursuant to paragraph (a) of this Section (but only to the extent accompanied by a permanent reduction in the Revolving Commitments in a like amount) and (2) the percentage of the sum of the Dollar Equivalents (determined as of the last Business Day of such period or fiscal year) of the aggregate principal amounts of the Term Borrowings of all Classes outstanding as of the end of such period or fiscal year represented by the sum of the Dollar Equivalents (as so determined) of the aggregate principal amounts of the Term Borrowings of such Class outstanding as of the end of such period or fiscal year; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement; provided further that no such prepayment pursuant to this paragraph shall be required if the Leverage Ratio as of the last day of such period or fiscal year shall have been less than 1.00 to 1.00.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to such fiscal year (or for a fiscal year including the period) for which Excess Cash Flow is being calculated (and in any event no later than the last day on which such financial statements may be delivered in compliance with such Section).

(e)  In the event and on each occasion that, as a result of the receipt of any cash proceeds by Holdings, the Borrower or any other Subsidiary in connection with any sale, transfer, lease or other disposition of any asset or any other event, Holdings, the Borrower or any other Loan Party would be required by the terms of any Subordinated Indebtedness to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall (i) prepay Term Borrowings or (ii) acquire assets in one or more transactions permitted hereby, in each case in such amount as would be needed to eliminate such requirement.

(f)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (g) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class are outstanding (other than any prepayment pursuant to paragraph (d) of this Section, which shall be allocated as set forth in such paragraph), the Borrower shall select amounts of Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings of each Class pro rata based on the Dollar Equivalents of the aggregate principal amounts of the outstanding Term Borrowings of each such Class on the second Business Day prior to the date of such prepayment; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement.

(g)  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in US dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii)

in the case of prepayment of a Eurocurrency Borrowing denominated in Euros, not later than 11:00 a.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Such notice shall be made by hand delivery or facsimile of a written form thereof to the recipient (or, in the case of any Borrowing denominated in US dollars, by telephone notification, confirmed promptly by hand delivery or facsimile of a written form thereof to the recipient).  Each such telephonic or written notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)  In the event the Borrower shall prepay any Term Borrowing on or prior to the date that is nine months following the Effective Date and, substantially concurrently with such prepayment, Holdings, the Borrower or another Subsidiary shall issue or incur refinancing or replacement Indebtedness (including under any replacement or incremental term loan facility contemplated by this Agreement), then (i) if the Weighted Average Yield of such refinancing or replacement Indebtedness shall be lower than the Weighted Average Yield of such Term Borrowings at the time of such prepayment, such prepayment shall be accompanied by a prepayment fee equal to 1% of the Dollar Equivalent (determined as of the second Business Day prior to the time such prepayment fee is required to be paid) of the aggregate principal amount prepaid and (ii) if the preceding clause (i) shall not be applicable but, at any time after the date of such prepayment and prior to the date that is nine months following the Effective Date, the Weighted Average Yield of such refinancing or replacement Indebtedness shall be lower than the Weighted Average Yield applicable to such Term Borrowings at the time of such prepayment, the Borrower shall pay to the Administrative Agent, for the accounts of the applicable Term Lenders, a prepayment fee equal to 1% of the Dollar Equivalent (as so determined) of the aggregate principal amount of such Term Borrowings prepaid.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the rate of 6.75% per annum on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay on the Effective Date to each Lender, as fee compensation for the funding of such Lender’s Term Loans and for such Lender’s Revolving Commitment, a closing fee in an amount equal to 1% of the Dollar Equivalent (determined as of the second Business Day prior to the Effective Date) of the aggregate principal amount of such Lender’s Term Loans and Revolving Commitment.

(d)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus 5.75% per annum.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 6.75% per annum.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)  Notwithstanding the foregoing, if the Borrower shall fail to deliver the Holdings Financial Statements to the Administrative Agent within 45 days after the Effective Date, from and after the 45th day after the Effective Date and until the date of delivery of the Holdings Financial Statements to the Administrative Agent by the Borrower, the principal of and interest on each Loan and any fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, 1% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 1% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class (if denominated in US dollars) to a Eurocurrency Borrowing shall be ineffective, (ii) each Borrowing of such Class shall, notwithstanding any Interest Election Request to the contrary, (A) if denominated in US dollars, be continued as an ABR Borrowing or (B) otherwise, bear interest, from and after the end of the immediately preceding Interest Period applicable thereto, at a rate equal to the rate per annum determined by the Administrative Agent to be representative of the Lenders’ cost of funding the applicable Loans (with the Borrower and each Lender agreeing that the Administrative Agent may make such determination in any manner it determines is reasonable, and that such determination shall be conclusive) plus 6.75% per annum and (iii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall (A) if denominated in US dollars, be deemed to be a request for an ABR Borrowing of such Class, or (B) otherwise, be ineffective.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the basis of the calculation of such additional amount or amounts, delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or

Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (i) as a result of a request by the Borrower pursuant to Section 2.19 or (ii) pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the interest rate spread applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency of a comparable amount and period from other banks in the London interbank market.  The Borrower shall also compensate each Term Lender for the loss, cost and expense attributable to any failure by the Borrower to deliver a timely Interest Election Request with respect to a Eurocurrency Term Loan.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Withholding of Taxes; Gross-Up.  Each payment by a Loan Party under this Agreement or any other Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay all applicable Other Taxes to the relevant Governmental Authority in accordance with applicable law, provided that the Borrower shall not be required to pay Other Taxes payable upon a voluntary registration by the Administrative Agent or a Lender with the Luxembourg Administration de l’Enregistrement et des Domaines unless the Administrative Agent or such Lender, as the case may be, shall have advised the Borrower that in the good faith discretion of the Administrative Agent or such Lender, as the case may be, such registration is necessary or advisable to enforce, maintain or preserve the rights or benefits of the Administrative Agent or any Lender under the Loan Documents.

(c)  Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient, or required to be withheld and deducted by such Recipient, in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient, if other than the Administrative Agent, shall deliver a copy of such certificate to the Administrative Agent.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Status of Lenders.  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax (including U.S. backup withholding Tax) with respect to any payments under this Agreement by the Borrower shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without, or at a reduced rate of, withholding.

(g)  Without limiting the generality of the foregoing:

(i) if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment (and solely for purposes of this Section 2.17(g)(i), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement); and

(ii) if a payment would be subject to the EU Savings Withholding Tax, the relevant Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Luxembourg law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation, authorizations and forms as will permit such payment to be made without (or at a reduced rate of) Luxembourg withholding tax.

(h)  Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  VAT Procedure.  (i)  All amounts set out, or expressed in a Loan Document to be payable by any Loan Party to any Recipient which (in whole or in part) constitute the consideration for a supply for VAT purposes shall, except as otherwise agreed by such Recipient, be deemed to be exclusive of any VAT that is chargeable on such supply, and accordingly, subject to paragraph (i)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Loan Party under a Loan Document, such Loan Party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of such VAT (and such Recipient has delivered to such Loan Party an invoice complying with the applicable legal requirements) unless such Loan Party is obligated by law to account directly to the applicable Governmental Authority for such VAT.

(ii) If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “VAT Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any Loan Party (the “VAT Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the VAT Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration), the VAT Subject Party shall, except as otherwise agreed by such VAT Recipient, also pay to the VAT Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (and such VAT Supplier has first delivered to the VAT Recipient (with a copy to the VAT Subject Party) an invoice complying with the applicable legal requirements) unless such Loan Party is obligated by law to account directly to the applicable Governmental Authority for such VAT.  The VAT Recipient will promptly pay to the VAT Subject Party an amount equal to any credit or repayment from the relevant tax authority (whether such credit or repayment is obtained by the VAT Recipient or any member of any group of which the VAT Recipient is a member for VAT purposes) that it reasonably determines relates to the VAT on such supply.

(iii) Where a Loan Document requires any Loan Party to reimburse or indemnify any Recipient for any cost or expense, such Loan Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Recipient reasonably determines that it, or any company of its group, is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(j)  Issuing Bank.  For purposes of Sections 2.17(e), 2.17(f), 2.17(g) and 2.17(i), the term “Lender” shall include each Issuing Bank.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (i) in the case of any payment in Euros, 2:00 p.m., London time, and (ii) otherwise, 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document, except payments in respect of the principal of Euro Tranche Term Loans and interest thereon, shall be made in US dollars, and payments in respect of the principal of Euro Tranche Term Loans and interest thereon shall be made in Euros.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, in the case of any assignment of Term Loans pursuant to clause (iv) above arising from any amendment or waiver effective on or before the date that is nine months following the Effective Date that would have the effect of reducing the Weighted Average Yield on such Term Loans, the prepayment fee pursuant to Section 2.11(h) (with such assignment being deemed to be a voluntary prepayment subject to the applicability of the prepayment provision pursuant to such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)  commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)  if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i)  the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders ratably in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)  if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such

Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure (or such portion thereof) shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with clause (c) above, and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with clause (c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Holdings and the Borrower or such Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Holdings, the Borrower, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Incremental Facilities.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments; provided that, without the consent of the Required Lenders, the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $25,000,000 (or, if, after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans hereunder) and the consummation of any related Permitted Acquisition or other transaction, the Leverage Ratio, calculated on a pro forma basis in accordance with Section 1.05, shall be at least 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, $125,000,000); provided further that, notwithstanding the foregoing proviso, the Borrower may so establish additional Incremental Term Commitments in an aggregate principal amount not to exceed $15,000,000 so long as the Incremental Term Loans are made thereunder on the date of the effectiveness thereof and have the final scheduled maturity, interest rate spread and other terms identical to the terms of the US Dollar Tranche Term Loans made on the Effective Date (it being understood that such Incremental Term Loans shall, upon the making thereof, be allocated among each then outstanding US Dollar Tranche Term Borrowing ratably and, in the case of any such allocation to a US Dollar Tranche Eurocurrency Term Borrowing, shall have an initial Interest Period equal to the remaining Interest Period applicable to such Borrowing, and, upon such allocation, such Incremental Term Loans shall be a part of each such Borrowing (and shall constitute Loans of the same Class as the US Dollar Tranche Term Loans made on the Effective Date)) and no Incremental Term Lender providing such Incremental Term Commitments shall receive any compensation in connection therewith other than the compensation equivalent to the fees received by the US Dollar Tranche Term Lenders on the Effective Date pursuant to Section 2.12(c).  Each such notice shall specify (A) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed

Incremental Revolving Lender, consented to in writing by each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld)).  The proceeds of Loans under any Incremental Commitments may be used for solely for working capital and other general corporate purposes of Holdings, the Borrower and the other Subsidiaries, including consummation of Permitted Acquisitions; provided that not more than $15,000,000 in the aggregate principal amount of Loans made under the Incremental Commitments may be used to consummate any purchase or acquisitions of Equity Interests in any Person (including any indirect purchase or acquisition of Equity Interests in any subsidiary of any Person the Equity Interest in which are directly so purchased or acquired) that is an Excluded Subsidiary.

(b)  The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Holdings, the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitment shall become effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Increase Effective Date, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date);

(ii) on the applicable Increase Effective Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(iii) after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the applicable Increase Effective Date (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date) and the consummation of any related Permitted Acquisition or other transaction, Holdings shall be in compliance on a pro forma basis with each of the covenants set forth in Section 6.12 and 6.13 as of the end of and for the period of four fiscal quarters of Holdings then most recently ended;

(iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section; and

(v) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection with any such transaction.

(c)  The terms and conditions of the Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be identical to those of the US Dollar Tranche Term Commitments and the US Dollar Tranche Term Loans, provided that (i) the currency, interest rate or rates, any original issue discount, the amortization and effect thereon of any prepayment, the maturity date and any voluntary or mandatory commitment reduction or prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto (which prepayment requirements may provide that such Incremental Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the other Term Loans, but may not provide for prepayment requirements that are more favorable than those applicable to the other Term Loans) shall be determined by the Borrower and the Incremental Term Lenders providing such Incremental Term Commitments and Incremental Term Loans, as set forth in the applicable Incremental Facility Agreement, provided further that, notwithstanding the foregoing, (A) the Incremental Term Maturity Date applicable thereto shall be no earlier than the latest Maturity Date in effect on the applicable Increase Effective Date, and such Incremental Term Maturity Date shall not be subject to any conditions that could result in such date occurring on a date that precedes such Maturity Date (it being understood that a prepayment required pursuant to Section 2.11 or an acceleration pursuant to Section 7.01 shall not be deemed to constitute a modification of such Incremental Term Maturity Date), (B) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding on the applicable Increase Effective Date and (C) in the event that the Weighted Average Yield of any Incremental Term Loans made pursuant to Incremental Term Commitments effected (or committed to be effected) at any time prior to the second anniversary of the Effective Date is more than 0.50% greater than the Weighted Average Yield of any Term Loans outstanding on the applicable Increase Effective Date, then the interest rate spread applicable to such outstanding Term Loans shall be increased (and/or the Borrower will pay additional fees to Lenders holding such outstanding Term Loans) to the extent necessary so that the Weighted Average Yield of such Incremental Term Loans is not greater than 0.50% over the Weighted Average Yield of such outstanding Term Loans, and (ii) the Incremental Facility Agreement establishing such Incremental Term Commitment and Incremental Term Loans may provide for one or more additional affirmative or negative covenants applicable to Holdings and the Subsidiaries, so long as any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Incremental Term Lenders providing such Incremental Term Commitments and Incremental Term Loans shall also be for the benefit of all other Lenders.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(d)  The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be.

(e)  Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitments, the Revolving Exposures of the Incremental Revolving Lenders holding such Commitments, and the Applicable Percentages of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(f)  On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitments.

(g)  On any Increase Effective Date, subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment.

(h)  The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests created by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such new Commitments.

(i)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(f).  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

SECTION 2.22.  Refinancing Facilities.  (a)  The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in Letters of Credit and Swingline Loans and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”), in each case to refinance the then existing Revolving Commitments and Term Loans, as the case may be.  Each such notice shall specify (A) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Revolving Commitments or the Refinancing Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Refinancing Revolving Commitments or Refinancing Term Commitments, as applicable, being requested (it being agreed that (1) any Lender approached to provide any Refinancing Revolving Commitment or Refinancing Term Commitment may elect or decline, in its sole discretion, to provide such Refinancing Revolving Commitment or Refinancing Term Commitment and (2) any Person that the Borrower proposes to become a Refinancing Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Refinancing Revolving Lender, consented to in writing by each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld)).

(b)  The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by Holdings, the Borrower, each Refinancing Lender providing a Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Refinancing Effective Date, both immediately prior to and immediately after giving effect to such Refinancing Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date;

(ii) on the applicable Refinancing Effective Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(iii) after giving effect to such Refinancing Commitments and the making of Loans and other extensions of credit thereunder to be made on the applicable Refinancing Effective Date, Holdings shall be in compliance with each of the covenants set forth in Sections 6.12 and 6.13 as of the end of and for the period of four fiscal quarters of Holdings then most recently ended;

(iv) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably requested by the Administrative Agent in connection with any such transaction;

(v) in the case of any Refinancing Revolving Commitments, substantially contemporaneously with the effectiveness of the applicable Refinancing Facility Agreement the Borrower shall have terminated all the Revolving Commitments (and shall have made all prepayments required in connection therewith pursuant to Section 2.11(b)), and the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments as in effect immediately prior to such termination; and

(vi) in the case of any Refinancing Term Commitments, 100% of the Net Proceeds from the incurrence of Refinancing Term Loans thereunder shall be, substantially contemporaneously with the effectiveness of the applicable Refinancing Facility Agreement, applied to prepay Term Loans (and any such prepayment of Term Loans shall be applied ratably to reduce the subsequent Installments to be paid pursuant to Section 2.10).

(c)  The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall be no earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the latest Maturity Date with respect to Term Loans in effect on the applicable Refinancing Effective Date (in the case of Refinancing Term Commitments and Refinancing Term Loans), and such stated termination and maturity dates shall not be subject to any conditions that could result in such stated termination or maturity dates occurring on a date that precedes the Revolving Maturity Date or such latest Maturity Date, as applicable (it being understood that a prepayment required pursuant to Section 2.11 or an acceleration pursuant to Section 7.01 shall not be deemed to constitute a modification of such stated termination or maturity date) and (B) the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans outstanding on the applicable Refinancing Effective Date, (iii) the interest rate or rates applicable to the Refinancing Loans of such Class and the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (iv) any voluntary or mandatory commitment reduction or prepayment requirements (including prepayment premiums and other restrictions thereon) applicable thereto (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the other Term Loans, but may not provide for prepayment requirements that are more favorable than those applicable to the other Term Loans), (v) in the case of any Refinancing Term Loans, any original issue discount and the amortization and effect thereon of any prepayment, (vi) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class and (vii) any additional affirmative or negative covenants applicable to Holdings and the Subsidiaries, provided that any such additional covenant with which Holdings and the Subsidiaries shall be required to comply for the benefit of the Refinancing Lenders providing such Refinancing Commitments and Refinancing Loans shall also be for the benefit of all other Lenders.  In addition, any Refinancing Facility Agreement may provide for additional or different covenants or other provisions that are applicable only after the latest Maturity Date in effect immediately prior to giving effect to such Refinancing Facility Agreement.  Except as contemplated by the preceding two sentences, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit hereunder, and the terms of the Refinancing Term Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Term Commitments and the Term Loans of the Class being refinanced thereby.

(d)  The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests created by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such new Commitments.

(e)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.22(a) and of the effectiveness of any Refinancing Commitments, in each case advising the Lenders of the details thereof.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

SECTION 2.23.  Extension Offers.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b)  An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Holdings, the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless:

(i) the applicable Extension Offer shall have been made available on like terms to each Lender of the applicable Class or Classes;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof;

(iii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; and

(iv) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.

(c)  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.  Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder, provided that, in the case of any Extension Offer relating to Revolving Commitments, (i) the borrowings and repayments under such Revolving Commitments and the resulting Extended Commitments shall be made on a ratable basis, provided that the foregoing shall not apply to (A) repayments required to be made on the stated final maturity thereof and (B) repayments made in connection with any permanent reduction of such Revolving Commitments or such Extended Commitments made in accordance with Section 2.08, (ii) until such Revolving Commitments shall terminate, any permanent reduction of such Extended Commitments shall be accompanied by a ratable permanent reduction of such Revolving Commitments, provided that the foregoing shall not apply to any reduction of such Extended Commitments effected as part of the consideration offered to the applicable Extending Lenders as part of such Extension Offer, (iii) until such Revolving Commitments shall terminate and all Loans thereunder shall have been repaid in full, any permanent repayment of Loans under such Extended Commitments shall be accompanied by a ratable permanent repayment of Loans under such Revolving Commitments, provided that the foregoing shall not apply to any such repayment of Loans under such Extended Commitments effected as part of the consideration offered to the applicable Extending Lenders as part of such Extension Offer, (iv) the allocation, as between such Revolving Commitments and the resulting Extended Commitments of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit or any then outstanding or subsequently made Swingline Loan shall be made on a ratable basis, and (v) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each other Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  (a)  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)  Each Non-US Loan Party is subject, under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, as to such Non-US Loan Party, the “Applicable Non-US Loan Party Documents”), and the execution, delivery and performance by such Non-US Loan Party of the Applicable Non-US Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither any Non-US Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing in respect of its obligations under the Applicable Non-US Loan Party Documents.

SECTION 3.03.  Governmental Approvals; Absence of Conflicts.  (a)  The Transactions (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) filings necessary to perfect Liens created under the Loan Documents, (ii) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate the charter, by-laws or other organizational documents of Holdings, the Borrower or any other Subsidiary, (iv) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any other Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any other Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (v) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Subsidiary.

(b)  The Applicable Non-US Loan Party Documents are in proper legal form under the laws of the jurisdiction in which any Non-US Loan Party is organized and existing for the enforcement thereof against such Non-US Loan Party under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Non-US Loan Party Documents.  It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Non-US Loan Party Documents, that the Applicable Non-US Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Non-US Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Non-US Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Non-US Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)  The execution, delivery and performance of the Applicable Non-US Loan Party Documents executed by any Non-US Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Non-US Loan Party is organized and existing, not subject to any notification or authorization, except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  Holdings has heretofore furnished to the Lenders (i) the consolidated statement of financial position as of December 31, 2010, and the related consolidated statements of comprehensive income, cash flows and changes in equity for the fiscal year ended December 31, 2010, of Gee FI and its consolidated subsidiaries, prepared in accordance with IFRS and audited by and accompanied by the opinion of Ernst & Young Malta Limited, and (ii) the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of income, cash flows and changes in equity for the fiscal year ended December 31, 2010, of Iapetos and its consolidated subsidiaries, prepared in accordance with German GAAP and audited by and accompanied by the opinion of Ernst & Young GmbH.  The financial statements referred to in clause (i) above give a true and fair view of the financial position of Gee FI and its consolidated subsidiaries as of such date, and their financial performance and cash flows for such fiscal year, all in accordance with IFRS.  The financial statements referred to in clause (ii) above give a true and fair view of the net assets, financial position and results of operations of Iapetos and its consolidated subsidiaries as of such date or for such fiscal year, as applicable, in accordance with German GAAP.

(b)  Since December 31, 2010, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the other Subsidiaries, taken as a whole.

(c)  Except as set forth on Schedule 3.04, from December 31, 2010, through the Effective Date, Holdings, the Borrower and each other Subsidiary has conducted its business only in the ordinary course of business consistent with past practices, and during such period none of Holdings, the Borrower or any other Subsidiary has (i) declared or made, or agreed to pay or make, directly or indirectly, any Restricted Payment or (ii) consummated any Material Acquisition or Material Disposition or any other transaction that would be prohibited by Section 6.03, 6.05, 6.07, 6.09 or 6.11 if the covenants set forth therein were in effect during such period.

(d)  The Holdings Financial Statements, when delivered, will be prepared in accordance with IFRS, will be audited by and accompanied by the opinion of Ernst & Young Malta Limited and will give a true and fair view of the financial position of Holdings and its consolidated subsidiaries as of December 31, 2010, and their financial performance and cash flows for such fiscal year, all in accordance with IFRS.  The financial position and the financial performance and cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the Holdings Financial Statements will be consistent in all material respects with the financial position and the financial performance and cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the draft (dated August 29, 2011) consolidated financial statements of Holdings and its consolidated Subsidiaries delivered by Holdings to the Lenders prior to the Closing Date; provided that no representation or warranty is given as to any variations in non-cash entries between such draft financial statements and the Holdings Financial Statements.

SECTION 3.05.  Properties.  (a)  Holdings, the Borrower and each other Subsidiary has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Schedule 3.05 sets forth the address of each real property that constitutes a Mortgaged Property as of the Effective Date and the proper jurisdiction for the filing of Mortgages in respect thereof.  As of the Effective Date, none of Holdings, the Borrower or any other Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.06.  Intellectual Property.  (a)  Holdings, the Borrower and each other Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, technology, software, domain names and other intellectual property that is necessary for the conduct of its business, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No patents, trademarks, copyrights, technology, software, domain names or other intellectual property owned and used by Holdings, the Borrower or any other Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by Holdings, the Borrower or any other Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened against Holdings, the Borrower or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)  Holdings, the Borrower and the other Subsidiaries have, with respect to any patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that, individually or in the aggregate, are material for the conduct of their business, sole and exclusive ownership thereof (subject to any licenses granted to customers in the ordinary course of business) and the right, not subject to any restriction (including any exclusivity limitation or any requirement to pay consideration), to sell, transfer, license or assign (or, in the case of any inbound license, sublicense) to any other Person any and all of their rights therein, except where the failure of such ownership to be sole and exclusive, or the failure to have such right, or such right being subject to a restriction, individually or in the aggregate, could not reasonably be expected to materially detract from the value of such intellectual property being included in the Collateral.

(c)  Schedule 3.06 sets forth all source code licenses (whether as part of an escrow arrangement or otherwise) granted by Holdings, the Borrower or any other Subsidiary as of the Effective Date, other than any such licenses to software developers that have entered into use and nondisclosure agreements, and, if applicable, the escrow agent with respect thereto.

SECTION 3.07.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened in writing against Holdings, the Borrower or any other Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any other Subsidiary (i) has failed to comply with any Environmental Law applicable to it or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to it, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.08.  Compliance with Laws and Agreements.  (a)  Holdings, the Borrower and each other Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, licenses, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

(b)  To the extent applicable, Holdings, the Borrower and each other Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.  None of Holdings, the Borrower or any other Subsidiary nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any other Subsidiary, is currently subject to any US sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

SECTION 3.09.  Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10.  Taxes.  Holdings, the Borrower and each other Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by IFRS.

SECTION 3.11.  ERISA.  (a)  Each of Holdings and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Events have occurred or are reasonably expected to occur that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for preparation of the consolidated financial statements in accordance with IFRS or U.S. GAAP, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair value of the assets of all such underfunded Plans.

(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.  With respect to each Foreign Pension Plan, none of Holdings, the Borrower or any other Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any other Subsidiary, directly or indirectly, to a Tax or civil penalty that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.12.  Subsidiaries and Joint Ventures; Ownership by Permitted Holder; Disqualified Equity Interests.  (a)  Schedule 3.12A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any other Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Holdings, the Borrower or any other Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary, each Excluded Subsidiary and each Immaterial Subsidiary.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.12A, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

(b)  Schedule 3.12B sets forth, as of the Effective Date, (i) the percentage of each class of Equity Interests in Holdings owned by the Permitted Holder and (ii) all outstanding Disqualified Equity Interests, if any, in Holdings or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.13.  Solvency.  On the Effective Date, after giving effect to the Transactions to be consummated on the Effective Date and the incurrence of all Indebtedness and obligations being incurred herewith and therewith on the Effective Date, and giving effect to the rights of subrogation and contribution under the Master Guarantee Agreement, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Loan Parties, on a consolidated basis, are greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted and is proposed to be conducted.

SECTION 3.14.  Disclosure.  Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any other Subsidiary is subject as of the Effective Date, and all other information about Holdings and the Subsidiaries (other than information of a general economic nature or general industry nature) known to Holdings or the Borrower as of the Effective Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No written statement or written information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other written report, statement, certificate or other document furnished to the Administrative Agent, the Arranger, any Lender or any Issuing Bank by or on behalf of any Loan Party pursuant to, or for use in connection with the transactions contemplated by, this Agreement or the other Loan Documents, taken as a whole and as modified by other such documents so furnished, contained or will contain, as of the date such document was so furnished, any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, contained herein or therein not materially misleading; provided that the foregoing representation is not made with respect to any projections and pro forma financial information and information of a general economic nature or general industry nature.  The projections and pro forma financial information contained in the documents referred to above are based upon good faith estimates and assumptions believed by Holdings and the Borrower to be reasonable as of the date such documents are so furnished, it being recognized by the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may vary from the projected results set forth therein and that such variances may be material.

SECTION 3.15.  Collateral Matters.  (a)  The US Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent and held in the United States of America, together with instruments of transfer duly endorsed in blank, the security interest created under such Security Agreements will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the US Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)  Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the US Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the US Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

(d)  Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto, is effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral of the Loan Parties party thereto, and (i) subject to the filing in appropriate form in the appropriate offices as may be required under applicable law and the making or the procuring of all appropriate financing statements and other filings, registrations, endorsements, notarizations, stampings and notifications of the Security Documents or the Liens created thereunder in order to perfect the security created by the Security Documents and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral of the Loan Parties party thereto with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Security Documents), the Liens created by such Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties party thereto in the Collateral of such Loan Parties, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.16.  Federal Reserve Regulations.  None of Holdings, the Borrower or any other Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets of Holdings, the Borrower and the other Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Willkie Farr & Gallagher LLP, counsel for Holdings and the Borrower, and (ii) each local counsel for Holdings and the Borrower in each jurisdiction listed on Schedule 4.01(b), and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Holdings, confirming compliance with the conditions set forth in the first sentence of paragraphs (f) of this Section, in the second sentence of paragraph (i) of this Section and in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Engagement Letter or any Loan Document.

(f)  The Collateral and Guarantee Requirement shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of Holdings, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code filings (or the equivalent thereof outside the United States of America to the extent available) made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(g)  The Administrative Agent shall have received (i) a schedule of all insurance maintained by or on behalf of Holdings, the Borrower and the other Subsidiaries as of the Effective Date and (ii) evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

(h)  The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.

(i)  Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under (i) the Existing Credit Agreement and (ii) the Existing 2010 Loan Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions, none of Holdings, the Borrower or any other Subsidiary shall have outstanding any shares of preferred stock or other preferred Equity Interests or any Indebtedness, other than (A) Indebtedness incurred under the Loan Documents, (B) Indebtedness set forth on Schedule 6.01 and (C) Indebtedness permitted by Section 6.01(a)(iv), 6.01(a)(viii), 6.01(a)(ix) or 6.01(a)(x).

(j)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Holdings, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

(k)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on September 14, 2011 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time); provided, solely with respect to the matters expressly identified in the Post-Closing Letter Agreement, the satisfaction by the Loan Parties of the foregoing conditions shall not be required on the Effective Date, and shall not be a condition to the obligation of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, but shall be required to be accomplished in accordance with the Post-Closing Letter Agreement.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Holdings and the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  Holdings and the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)  within 120 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2011) (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 20-F of Holdings for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP (or an affiliated office thereof) or another independent registered public accounting firm of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements give a true and fair view of the financial position, financial performance and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with IFRS and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the applicable quarterly reporting form (if any) of Holdings for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the prior fiscal year, all certified by a Financial Officer of Holdings as giving a true and fair view of the financial position, financial performance and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the portion of such fiscal year in accordance with IFRS, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c)  concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) if any change in IFRS or in the application thereof has occurred since the date of the consolidated statement of financial position of Holdings most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Leverage Ratio or the Fixed Charge Coverage Ratio, specifying the nature of such change and the effect thereof on such calculations, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (v) in the case of any delivery of financial statements under clause (a) above, setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year (or the applicable portion thereof);

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that audited such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements (but without any requirement that it undertake any special or additional audit procedures for such purpose) of any Default and, in the case it shall have obtained knowledge of any Default, specifying the details thereof (which certificate may be limited to the extent required by accounting rules, guidelines or customs); provided that such certificate shall not be required to be delivered if Holdings has used commercially reasonable efforts to cause such certificate to be delivered by such accounting firm and such accounting firm has informed Holdings that it is not able or willing to provide such certificate;

(e)  within 90 days after the end of each fiscal quarter of Holdings (other than the fiscal quarter ending June 30, 2011), a completed Supplemental Perfection Certificate, signed by a Financial Officer of Holdings, (i) setting forth the information required pursuant to the Supplemented Perfection Certificate and indicating in a manner reasonably satisfactory to the Administrative Agent any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (e) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (e) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date);

(f)  no later than 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated statement of financial position and related projected statements of comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;

(g)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials, if any, filed by Holdings, the Borrower or any other Subsidiary with the SEC (or any equivalent thereof in any jurisdiction outside the United States of America) or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

(h)  promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)  promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (including at the request of any Lender) may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (g) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)  the occurrence of, or receipt by Holdings or the Borrower of any written notice claiming the occurrence of, any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings, the Borrower or any other Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Holdings or the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, any of its ERISA Affiliates, the Borrower and any other Subsidiary in an amount that could reasonably be expected to result in a Material Adverse Effect ; and

(d)  any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Additional Subsidiaries; Excluded Subsidiaries.  (a)  If any Subsidiary is formed or acquired after the Effective Date, Holdings and the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof (specifying, if such Subsidiary is a Designated Subsidiary, whether, in the reasonable judgment of Holdings and the Borrower, such Subsidiary would be a Limited Loan Party) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b)  Holdings may designate any Immaterial Subsidiary as a Designated Subsidiary; provided that (i) such Subsidiary shall not be an Excluded Subsidiary, (ii) substantially concurrently with such designation (or such longer period thereafter as the Administrative Agent may agree to in writing), Holdings shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party and (iii) Holdings shall have delivered a certificate of a Financial Officer of Holdings to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct and no Default shall have occurred and be continuing.

(c)  As determined as of the end of each fiscal quarter of Holdings (at such time as financial statements shall have been delivered for such quarter pursuant to Section 5.01(a) or 5.01(b)), if any Subsidiary was an Immaterial Subsidiary as of the last such determination (or, prior to the first such determination, as of the Effective Date) and no longer qualifies as such, then Holdings shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary within 30 days following such determination.

(d)  In the case of any Subsidiary that is an Excluded Subsidiary but not an Immaterial Subsidiary, Holdings and the Borrower will, and will cause such Subsidiary to, take all commercially reasonable actions (including the implementation of the so-called “whitewash procedures”) available under applicable law for the condition causing such Subsidiary to be an Excluded Subsidiary to cease to apply, except where the Administrative Agent shall have determined, in consultation with Holdings and the Borrower, that the foregoing may not be achieved without undue cost or burden.

(e)  Holdings shall, in connection with any Person becoming a Loan Party after the Effective Date, solicit a determination of the Administrative Agent as to whether such Loan Party constitutes a Limited Loan Party.  Any such determination shall be made by the Administrative Agent in the manner determined by the Administrative Agent to be fair and reasonable and consistent with the determination of which Loan Parties constituted Limited Loan Parties on the Effective Date.

SECTION 5.04.  Information Regarding Collateral.  (a)  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)  Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the Effective Date and (ii) the acquisition by any Loan Party of any other material assets after the Effective Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

SECTION 5.05.  Existence; Conduct of Business.  (a)  Holdings, the Borrower and each other Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b)  Holdings, the Borrower and each other Subsidiary will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property necessary to the conduct of its business as currently conducted, and proposed to be conducted, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of Holdings, the Borrower or such other Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of Holdings, the Borrower or such other Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by Holdings, the Borrower or such other Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Payment of Obligations.  Holdings, the Borrower and each other Subsidiary will pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by IFRS and (c) the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.  Maintenance of Properties.  Holdings, the Borrower and each other Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08.  Insurance.  Holdings, the Borrower and each other Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts, with such risk retention and against such risks as Holdings and the Borrower believe are reasonable and prudent in light of the size and nature of the business of Holdings and the Subsidiaries.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy, if the insurance company is willing to agree to provide such notice; provided that the requirements of clauses (a), (b) and (c) need not be satisfied with respect to any insurance policy maintained by any Non-US Loan Party if the Administrative Agent shall have determined, at the request of such Non-US Loan Party, that such actions are not customary for secured financings in the jurisdiction of organization of such Non-US Loan Party.  With respect to each Mortgaged Property that is located in an area in the United States of America determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  Holdings, the Borrower and each other Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with IFRS and material applicable law are made of all material dealings and transactions in relation to its business and activities.  Holdings, the Borrower and each other Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (subject to such accountants’ policies and procedures), all at such reasonable times and as often as reasonably requested; provided that, notwithstanding anything to the contrary contained in any Loan Document, including Section 9.03(a), unless a Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent (or any of its agents) and shall be limited to two in any calendar year (and the Loan Parties shall only be responsible for one such visit, inspection or examination).  The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with the Holding’s independent accountants.  Notwithstanding anything to the contrary in this Section 5.09, none of Holdings, the Borrower or any other Subsidiary will be required to disclose, permit the inspection, examination or making abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or agents) is prohibited by law, binding decree or order or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10.  Compliance with Laws.  Holdings, the Borrower and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of the Term Loans will be used solely for the payment of (a) fees and expenses payable in connection with the Transactions, (b) principal, premium, if any, interest, fees and other amounts due or outstanding under (i) the Existing Credit Agreement and (ii) the Existing 2010 Loan Agreement and (c) to the extent of the remaining proceeds thereof after application in accordance with clauses (a) and (b) above, to make the Specified Distribution.  The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital and other general corporate purposes of Holdings, the Borrower and the other Subsidiaries.  Letters of Credit will be issued only to support obligations of the Borrower and its subsidiaries incurred in the ordinary course of business.

SECTION 5.12.  Further Assurances.  Holdings, the Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including (a) the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and (b) using commercially reasonable efforts (but which shall not require the modification of any such license, contract or agreement or the payment of any compensation) to obtain the consent of any party to any license, contract or agreement which would cease to be an Excluded Asset as a result of such consent, as may be reasonably requested by the Administrative Agent), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  Holdings and the Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13.  Post-Closing Obligations.  (a)  Holdings and the Borrower will furnish to the Administrative Agent, on behalf of each Lender, within 45 days after the Effective Date, the Holdings Financial Statements.

(b)  The Loan Parties shall satisfy each of the requirements set forth in the Post-Closing Letter Agreement on or before the date specified in the Post-Closing Letter Agreement for each such requirement, or such later date as may be permitted with respect thereto pursuant to the terms of the Post-Closing Letter Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  (a)  None of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) (A) Permitted Refinancing Indebtedness, provided that at the time of the issuance or incurrence thereof and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) Holdings and the Subsidiaries shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, and (B) Refinancing Indebtedness in respect thereof;

(iii) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of Holdings or any Subsidiary to Holdings or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than Holdings or any Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the applicable Security Documents and (D) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(v) Guarantees incurred in compliance with Section 6.04;

(vi) Indebtedness of the Borrower or any other Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing;

provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000 at any time outstanding;

(vii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither Holdings nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;

(viii) to the extent constituting Indebtedness, Indebtedness arising in connection with endorsement of instruments for deposit or owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within 30 days of the incurrence thereof;

(ix) to the extent constituting Indebtedness, (A) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) Indebtedness in respect of, or in respect of letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary supporting obligations under, bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature, in each case incurred in the ordinary course of business;

(x) to the extent constituting Indebtedness, Indebtedness in the form of purchase price adjustments, indemnification, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred or assumed in connection with any Permitted Acquisition or other Investment permitted by Section 6.04 or any disposition permitted hereunder;

(xi) (A) unsecured subordinated Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, provided that (1) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee)

of any Person other than the Loan Parties, (2) such Indebtedness and Guarantees thereof are subordinated in right of payment to the Loan Document Obligations on terms customary at the time of the incurrence of such Indebtedness for high yield subordinated debt securities issued in a public offering, (3) the stated final maturity of such Indebtedness shall not be earlier than 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (4) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset disposition or an event of loss) prior to the date 180 days after the latest Maturity Date in effect on the date such Indebtedness is incurred, (5) such Indebtedness is not secured by any Lien on any asset of Holdings or any Subsidiary, (6) such Indebtedness does not require the obligors thereunder to maintain any specified financial condition or performance (other than as a condition to the taking of certain actions) and (7) the proceeds of such Indebtedness are used to finance the making of any Permitted Acquisition (including the refinancing of Indebtedness of the acquired Subsidiary and the payment of related fees and expenses), and (B) Refinancing Indebtedness in respect thereof;

(xii) other Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of secured Indebtedness (other than secured Indebtedness of any Excluded Subsidiary) permitted by this clause (xii) shall not exceed $3,500,000 at any time outstanding; and

(xiii) Equity Subordinated Loans.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section.

(b)  Notwithstanding anything herein to the contrary, Holdings will not create, incur, assume or permit to exist any Indebtedness of Holdings except (i) Indebtedness created under the Loan Documents, (ii) Guarantees of Indebtedness permitted by Section 6.01(a)(ii) and (iii) Indebtedness permitted by Section 6.01(a)(iv), 6.01(a)(viii), 6.01(a)(ix), 6.01(a)(x) and 6.01(a)(xiii).

SECTION 6.02.  Liens.  (a)  None of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of Holdings, the Borrower or any other Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(vi) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests in any

Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) licenses or sublicenses of intellectual property granted by the Borrower or any other Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Holdings or any Subsidiary;

(x) Liens on assets of any Excluded Subsidiary that secure the obligations of such Excluded Subsidiary permitted hereunder;

(xi) Liens on cash collateral provided by the Borrower to an Issuing Bank in respect of an Extended Expiration Letter of Credit as contemplated by Section 2.05(c); and

(xii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $3,500,000 at any time outstanding.

(b)  Notwithstanding anything herein to the contrary, Holdings will not create, incur, assume or permit to exist any Lien on Equity Interests in the Borrower except Liens referred to Section 6.02(a)(i), 6.02(a)(ii) and 6.02(a)(viii).

(c)  In the event that any asset that, pursuant to the terms hereof and the Security Documents, otherwise would have been required to be subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, is not subject to such Lien as a result of the cost/burden compared to the benefit determination made pursuant to the authority set forth in the definition of the term “Collateral and Guarantee Requirement”, then, notwithstanding anything herein to the contrary, none of Holdings, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on such asset pursuant to Section 6.02(a)(xii) except if, prior thereto, Holdings, the Borrower or such other Subsidiary, as the case may be, shall have created pursuant to the Security Documents a perfected Lien thereon in favor of the Administrative Agent, for the benefit of the Secured Parties.

SECTION 6.03.  Fundamental Changes; Business Activities.  (a)  None of Holdings, the Borrower or any other Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary (other than the

Borrower) in a transaction in which the surviving entity is a Subsidiary, provided that (A) if any party to such merger or consolidation is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party (and, if any party to such merger or consolidation is an Unlimited Loan Party, the surviving entity is an Unlimited Loan Party) and (B) in the case of any such merger or consolidation involving a Subsidiary that is a direct subsidiary of an Unlimited Loan Party, the surviving entity shall be a direct subsidiary of an Unlimited Loan Party, (iii) any Subsidiary (other than the Borrower) may merge into or consolidate with any Person (other than Holdings or the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and the Subsidiaries and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings may convert its form of organization from a société à responsabilité limitée to a société anonyme under the laws of the Grand-Duchy of Luxembourg in connection with an IPO.

(b)  None of Holdings, the Borrower or any other Subsidiary will engage to any material extent in any business other than businesses of the type conducted by Holdings, the Borrower and the other Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)  Neither Holdings nor TG Holding shall own or acquire any assets, other than cash, Permitted Investments and assets incidental to the maintenance of its legal existence and its other activities permitted hereunder and (i) in the case of Holdings, Equity Interests in the Borrower and (ii) in the case of TG Holding, Equity Interests in its subsidiaries.  Neither Holdings nor TG Holding shall conduct, transact or otherwise engage in any business or activity other than (A) (x) in the case of Holdings, the ownership and/or acquisition of the Equity Interests in the Borrower, and (y) in the case of TG Holding, the ownership and/or acquisition of the Equity Interests in its subsidiaries, (B) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (C) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Subsidiaries, (D) the performance of its obligations under and in connection with the Loan Documents, any documentation governing other Indebtedness it is permitted to incur and other agreements it is party to in compliance with this Agreement, (E) in the case of Holdings, any public offering of its Equity Interests or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (F) the making of any dividend or the holding of any cash received in connection with dividends made by, (x) in the case of Holdings, the Borrower and (y) in the case of TG Holding, its subsidiaries, in accordance with this Agreement pending application thereof, (G) incurrence of fees, costs and expenses relating to overhead and general operating expenses, including professional fees for legal, tax and accounting matters, and payment of taxes, (H) providing indemnification to officers and directors and as otherwise permitted hereunder, (I)

activities incidental to the consummation of the Transactions, (J) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Subsidiaries and guaranteeing the obligations of the Subsidiaries as permitted hereunder and (K) activities incidental to the businesses or activities described in clauses (A) to (J) of this paragraph.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  None of Holdings, the Borrower or any other Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, except:

(a)  Permitted Investments;

(b)  Investments existing on the date hereof and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the date hereof);

(c)  investments by Holdings, the Borrower and the other Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement”, (iii) the aggregate amount of such investments by the Unlimited Loan Parties in, and loans and advances by the Unlimited Loan Parties to, and Guarantees by the Unlimited Loan Parties of Indebtedness and other monetary obligations of, Limited Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $10,000,000 at any time outstanding and (iv) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other monetary obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $10,000,000 at any time outstanding;

(d)  loans or advances made by Holdings, the Borrower or any other Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iv), (ii) the amount of such loans and advances made by Unlimited Loan Parties to Limited Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above and (iii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(iv) above;

(e)  Guarantees by Holdings, the Borrower or any other Subsidiary of Indebtedness or other obligations of Holdings, the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Master Guarantee Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party, (ii) the aggregate amount of Indebtedness and other monetary obligations of Limited Loan Parties that are Guaranteed by Unlimited Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above and (iv) the aggregate amount of Indebtedness and other monetary obligations of Subsidiaries that are not Loan Parties that are Guaranteed by Loan Parties shall be subject to the limitation set forth in clause (c)(iv) above;

(f)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)  Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(h)  Investments by Holdings, the Borrower or any other Subsidiary that result solely from the receipt by Holdings, the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(i)  Investments in the form of Hedging Agreements permitted under Section 6.07;

(j)  payroll, travel and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k)  loans or advances to directors and employees of Holdings or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;

(l)  Permitted Acquisitions;

(m)  Investments of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, provided that such Investment exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(n)  Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) in Holdings; and

(o)  other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (i) no Default shall have occurred and be continuing or would result therefrom, (ii) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05 and (iii) the aggregate amount of all Investments made in reliance on this clause (o) outstanding at any time, together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (o) (determined as set forth in the definition of the term “Permitted Acquisition”), shall not in the aggregate at any time exceed an amount equal to the sum of (A) $7,500,000 and (B) the Available Basket Amount at the time of the making of such Investment or acquisition.

SECTION 6.05.  Asset Sales.  None of Holdings, the Borrower or any other Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to Holdings, the Borrower or any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)  sales, transfers, leases, sub-leases and other dispositions of inventory or used, obsolete or surplus property in the ordinary course of business or of cash and Permitted Investments, and nonexclusive licensing or sub-licensing of intellectual property in the ordinary course of business; provided that Holdings, the Borrower and any other Subsidiary may grant exclusive licenses to any of Holdings, the Borrower or any other Subsidiary, so long as any such exclusive license granted by any Unlimited Loan Party to a Subsidiary that is not an Unlimited Loan Party (i) shall be terminable at will by the Unlimited Loan Party or (ii) shall have a term of not more than one year (subject to customary one year renewal rights);

(b)  sales, transfers, leases and other dispositions to Holdings, the Borrower or any other Subsidiary; provided that (i) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party and (ii) any such sales, transfers, leases or other dispositions by an Unlimited Loan Party to a Limited Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)  sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d)  dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)  dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(f)  the lapse or abandonment in the ordinary course of business of any immaterial intellectual property;

(g)  dispositions in the form of Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.08(a) (provided that, in the case of any such Restricted Payment by Holdings, the assets disposed thereby shall be solely in the form of cash or Permitted Investments);

(h)  dispositions of Investments in joint ventures to the extent required by any encumbrance or restriction, including any put and call arrangements, set forth in the organizational documents of such joint venture or any related joint venture, shareholders’ or similar agreement; and

(i)  sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $7,500,000 during any fiscal year of Holdings and (ii) all sales, transfers, leases and other dispositions made in reliance on this clause shall be made for fair value and at least 50% cash consideration (provided that for purposes of this clause (i), any securities received by the Person making such sale, transfer, lease or other disposition that are converted into cash (to the extent of the cash received) within 180 days following the closing of such transaction shall be deemed to be cash).

Notwithstanding the foregoing, no such sale or transfer of any Equity Interests in any Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by Holdings and the Subsidiaries and (ii) immediately after giving effect to such transaction, Holdings and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06.  Sale/Leaseback Transactions.  None of Holdings, the Borrower or any other Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.

SECTION 6.07.  Hedging Agreements.  None of Holdings, the Borrower or any other Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of Holdings, the Borrower or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any other Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of Holdings, the Borrower or any other Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder;

(ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests; provided that dividends paid by the Borrower to Holdings may only be paid at such times and in such amounts as shall be necessary to permit Holdings (A) to make Restricted Payments permitted to be made by it under this Section 6.08(a), (B) to make any Investment or acquisition permitted to be made by it under Section 6.04 or (C) to discharge its other liabilities as and when due;

(iii) Holdings may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(iv) Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Holdings;

(v) Holdings may make Restricted Payments, not exceeding $2,000,000 in the aggregate for any fiscal year (plus the proceeds of any key man life insurance policy paid to Holdings or any Subsidiary during such fiscal year), pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of Holdings, the Borrower and the other Subsidiaries;

(vi) on the Effective Date or within 60 days thereafter, Holdings may make the Specified Distribution;

(vii) Holdings and the Subsidiaries may pay a management fee to the Permitted Holders in an aggregate amount not to exceed $375,000 in any fiscal year of Holdings; and

(viii) Holdings may make additional Restricted Payments so long as at the time thereof and after giving effect thereto (A) no Default shall have occurred and be continuing, (B) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05, provided that for purposes of this clause (viii)(B), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12, (C) at the time of the making thereof, the aggregate amount of each Restricted Payment made in reliance on this clause (viii) shall not exceed the Available Basket Amount at such time and (D) Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this clause (viii) have been satisfied with respect to such Restricted Payment, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (viii)(B) and (viii)(C) above.

(b)  None of Holdings, the Borrower or any other Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted under Section 6.01(a)(ii), 6.01(a)(xi) or 6.01(a)(xiii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any such Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii));

(ii) refinancings of any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii)) with the proceeds of other Indebtedness permitted under Section 6.01;

(iii) payments of or in respect of any such Indebtedness made solely with Equity Interests in Holdings (other than Disqualified Equity Interests);

(iv) repayment in full of, and payment of all amounts in respect thereof arising in connection with such repayment, any such Indebtedness (other than Indebtedness permitted under Section 6.01(a)(xiii)) the aggregate principal amount of which did not (immediately prior to such repayment) exceed $5,000,000; and

(v) so long as at the time thereof and after giving effect thereto (A) no Default shall have occurred and be continuing and (B) Holdings and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.05 (provided that, in the case of any payment or distribution of or in respect of any Indebtedness permitted by Section 6.01(a)(xi) or 6.01(a)(xiii), the applicable Leverage Ratio level shall be deemed to be 0.50 less than the then-applicable maximum permitted Leverage Ratio for such period pursuant to Section 6.12), any other payment or distribution of or in respect of any such Indebtedness in an amount not to exceed the Available Basket Amount at the time of the payment or making thereof; provided that Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this clause (v) have been satisfied with respect to such payment or distribution, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (B) above and calculating the Available Basket Amount.

SECTION 6.09.  Transactions with Affiliates.  None of Holdings, the Borrower or any other Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions pursuant to the agreements listed on Schedule 6.09, (b) transactions that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (c) transactions (i) in addition to transactions contemplated by clause (a), between or among Loan Parties, in each case not involving any other Affiliate, provided that any sale, transfer or other disposition of assets by any Unlimited Loan Party to any Limited Loan Party, or by any Limited Loan Party to any Unlimited Loan Party, shall be at prices and on terms and conditions not less favorable to such Unlimited Loan Party than those that would prevail in arm’s-length transactions with unrelated third parties, and (ii) between or among any Subsidiaries that are not Loan Parties, in each case not involving any other Affiliate, (d) any Restricted Payment permitted under Section 6.08(a), (e) issuances by Holdings of Equity Interests (other than Disqualified Equity Interests), and receipt by Holdings of capital contributions, and the granting of registration and other customary rights in connection therewith, (f) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Holdings, the Borrower or any other Subsidiary entered in the ordinary course of business, (f) loans and advances permitted under Sections 6.04(k) and 6.04(l) and (g) payment of out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings pursuant to any stockholders agreement or registration rights agreement in effect on the Effective Date.

SECTION 6.10.  Restrictive Agreements.  None of Holdings, the Borrower or any other Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or to Guarantee Indebtedness of Holdings, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (and any renewal or extension thereof, but shall apply to any amendment, modification, renewal or extension thereof expanding the scope of, any such restriction or condition), (C) restrictions and conditions imposed by any agreement or document governing or evidencing Indebtedness permitted under Section 6.01(a)(ii), 6.01(a)(xi) or 6.01(a)(xii), provided that such restrictions and conditions do not conflict with the obligations of the Loan Parties set forth herein or in the other Loan Documents, (D) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale,  provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, and (F) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(a)(vii) (and any renewal or extension thereof, but shall apply to any amendment, modification, renewal or extension thereof expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(vi) or 6.01(vii) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases and other agreements restricting the assignment thereof and (C) customary restrictions on cash or other deposits imposed by counterparties to any deposit agreements entered into in the ordinary course of business.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Guarantee and Collateral Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11.  Amendment of Material Documents.  None of Holdings, the Borrower or any other Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing any Material Indebtedness or Equity Subordinated Loans or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12.  Leverage Ratio.  Holdings and the Borrower will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Effective Date to but excluding December 31, 2011	4.00:1.00
December 31, 2011 to but excluding June 30, 2012	3.75:1.00
June 30, 2012 to but excluding September 30, 2012	3.50:1.00
September 30, 2012 to but excluding December 31, 2012	3.25:1.00
On and after December 31, 2012	3.00:1.00

SECTION 6.13.  Fixed Charge Coverage Ratio.  Holdings and the Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date to but excluding March 31, 2012	1.00:1.00
March 31, 2012 to but excluding September 30, 2012	1.10:1.00
On and after September 30, 2012	1.20:1.00

SECTION 6.14.  Fiscal Year.  Holdings and the Borrower will not change their fiscal year to end on a date other than December 31.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation, warranty or statement made or deemed made by or on behalf of Holdings, the Borrower or any other Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)  Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05 (with respect to the existence of Holdings or the Borrower), 5.11 or 5.13 or in Article VI;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower (with a copy to the Administrative Agent in the case of any such notice from the Required Lenders);

(f)  Holdings, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (but only after giving effect to the period of grace, if any, applicable thereto);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (all the notices, if any, required to be given having been given and the period of grace, if any, applicable thereto having lapsed) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any other Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or equivalent governing body) of Holdings, the Borrower or any other Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j)  Holdings, the Borrower or any other Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer and such insurer is reasonably determined to be able to meet such claim) shall be rendered against Holdings, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Subsidiary to enforce any such judgment;

(l)  one or more judgments for injunctive relief shall be rendered against Holdings, the Borrower, any other Subsidiary or any combination thereof that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(m)  one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected

Lien, with the priority required by the applicable Security Document, on any Collateral having, individually or in the aggregate, fair market value of $10,000,000 or more, in each case except (i) as a result of a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Security Documents or to file Uniform Commercial Code continuation statements or (iii) in the case of any Mortgaged Property, where the loss of such Lien shall be covered, for the full amount of the fair market value of such Collateral, by a title policy benefiting the Administrative Agent, on behalf of the Secured Parties;

(o)  any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(p)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings and the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.

SECTION 7.02.  Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.01, for purposes of determining whether an Event of Default has occurred under the financial covenants set forth in Sections 6.12 and 6.13, any cash equity contribution (other than in the form of Disqualified Equity Interests)

made to Holdings after the last day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.01 will, at the request of Holdings, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants set forth in Sections 6.12 and 6.13 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) in each period of four consecutive fiscal quarters, there shall be at least three fiscal quarters in respect of which no Specified Equity Contribution is made and no more than two Specified Equity Contributions may be made in the aggregate since the Effective Date, (b) the amount of a Specified Equity Contribution made with respect to any fiscal quarter may not exceed the lesser of (i) the minimum amount required to be in compliance (after giving effect to such Specified Equity Contribution) with the financial covenants set forth in Sections 6.12 and 6.13 and (ii) an amount equal to 25% of the Consolidated EBITDA (determined prior to giving effect to such Specified Equity Contribution) for the period of four consecutive fiscal quarters then ended and (c) all Specified Equity Contributions will be disregarded (i) in determining Consolidated EBITDA for purposes of determining whether the conditions precedent set forth in Section 4.02 shall have been satisfied and (ii) for all other purposes under the Loan Documents (including for purposes of determining the Available Basket Amount and calculating basket levels and, in the case of any basket or other exception to the restrictive covenants set forth herein that is determined by reference to pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13 or any other financial metric, for purposes of determining such pro forma compliance).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent, collateral agent and security trustee under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction, (a) each of the Lenders and the Issuing Banks hereby appoints (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have appointed) the Administrative Agent to hold the Collateral on trust for the benefit of the Secured Parties, and the Administrative Agent accepts such appointment and agrees to hold and apply the Collateral in accordance with the Loan Documents, and (b) each of the Lenders and the Issuing Banks hereby grants (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have granted) to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s (or such other Secured Party’s) behalf, and the Administrative Agent hereby accepts such grant.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the

Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof or any determination of the Exchange Rate, the Dollar Equivalent or the Weighted Average Life to Maturity.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, provided that, so long as no Default or Event of Default shall have occurred and be continuing, such successor shall have been approved by the Borrower (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, provided that, so long as no Default or Event of Default shall have occurred and be continuing, such successor shall have been approved by the

Borrower (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (including in its capacity as the security trustee) on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.  In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder.  It is understood and agreed that the availability of benefits of the Collateral to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

Notwithstanding anything herein to the contrary, the Arranger shall not have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at GFI House, San Andrea Street, San Gwann, SGN 1612, Malta, Attention of Chief Financial Officer  (Fax No. +356 213 82 419);

(ii) if to the Administrative Agent, (A) in the case of any notices or other communications relating to Borrowings denominated in a currency other than US dollars, to J.P. Morgan Europe Limited, 125 London Wall, London E1W 2JD, United Kingdom, Attention of Ridwana Moosafeer (Fax No. 44 (0)207 777 2360), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York, New York 10172, Attention of Justin Kelley (Fax No. (646) 534-3078), and (B) otherwise, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603, Attention of Latanya Driver (Fax No. (888) 292-5933), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York, New York 10172, Attention of Justin Kelley (Fax No. (646) 534-3078);

(iii) if to any Issuing Bank that is the same entity as the Administrative Agent or to the Swingline Lender, to it at the address set forth in clause (ii)(B) of this Section, and if to any other Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, Holdings or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under this Agreement or any other Loan Document shall, or shall be deemed, to extinguish any of the rights, benefits or privileges afforded by any Guarantee or Collateral created or granted under the Loan Documents for the benefit of such Lender in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation.

(b)  Except as provided in Sections 2.21, 2.22, 2.23, and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02), (B) increase the Commitment of any Lender without the written consent of such Lender (it being understood that an issuance of an Extended Expiration Letter of Credit in itself shall not be deemed to be an increase in any Revolving Commitment), (C) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (including any reduction or waiver of any increase in the interest rate applicable pursuant to Section 2.13(f), but excluding any reduction as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c)), or reduce any fees (including any prepayment fees) payable hereunder, without the written consent of each Lender affected thereby, (D) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or change the last sentence of Section 2.05(c), in each case without the written consent of each Lender affected thereby, (E) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (F) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (G) release substantially all of the value of the Guarantees (including by limiting liability in respect thereof) created under the Master Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Master Guarantee Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Master Guarantee Agreement shall not be deemed to be a release or limitation of any Guarantee, (H) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), and (I) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall waive, amend or otherwise modify Section 2.20 without the prior written consent of each Issuing Bank and the Swingline Lender, and no such agreement shall otherwise amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more particular Classes (but not the Lenders of any other Classes), may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (B), (C) or (D) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)  Notwithstanding anything herein to the contrary, (i) the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Master Guarantee Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” and (ii) the Administrative Agent and the Borrower may, without the consent of any Secured Party or any other Person, amend this Agreement, the Master Guarantee Agreement and any other Security Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement (with the Borrower hereby agreeing to provide its agreement to any such amendment to this Agreement, the Master Guarantee Agreement or any other Security Document reasonably requested by the Administrative Agent).

(d)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  Holdings and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of one lead counsel for all of them and of such local and special counsel as the Administrative Agent may deem appropriate in its good faith discretion, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any other Subsidiary, or any Environmental Liability related in any way to Holdings, the Borrower or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (ii) except in the case of the Administrative Agent, the Arranger, the Swingline Lender or any Issuing Bank in their capacity as such, with respect to disputes between and among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any other Subsidiary.  This paragraph shall not apply to Taxes (other than any Taxes that represent losses or damages arising from any non-Tax claim).

(c)  To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect) (with the amount of any Loan or Commitment denominated in a currency other than US dollars being the Dollar Equivalent thereof on or about the date of determination).

(d)  To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their subsidiaries to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable within 15 days after written demand therefor setting forth the basis for such claim in reasonable detail.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arranger and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j) has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)  each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D)  the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of (1) US Dollar Tranche Term Loans, $1,000,000, or (2) Euro Tranche Term Loans, €1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 2.17(g) (it being understood that the documentation required under Section 2.17(f) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (2) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person

(including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments, if any, of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement, and any such Lender, Issuing Bank or Affiliate thereof shall provide to Holdings and the Administrative Agent written notice of any such set off promptly after the occurrence thereof (it being understood and agreed that the failure to provide such notice shall not affect the right of such Person to make such set off).  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or any of their properties in the courts of any jurisdiction.

(c)  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each of Holdings and the Borrower hereby irrevocably designates, appoints and empowers GFI Software (Florida) Inc., a Florida corporation (the “Process Agent”), with offices on the date hereof at 33 North Garden Avenue, Suite 1200, Clearwater, Pinellas County, Florida 33755, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by mailing or delivering a copy of such process to Holdings or the Borrower, as the case may be, in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and each of Holdings and the Borrower hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf.  If for any reason such designee, appointee and agent shall cease to be available to act as such, each of Holdings and the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to Administrative Agent, and further shall at all times maintain an agent for service of process in the United States of America, so long as there shall be outstanding any Secured Obligations.  Holdings and the Borrower shall give notice to the Administrative Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Administrative Agent.

(e)  Each party to this Agreement (and, in the case of Holdings and the Borrower, as an alternative method of service to the method specified in paragraph (f) of this Section) irrevocably consents to service of process by mailing of copies of such process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process (provided that the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority claiming jurisdiction over it) unless such notification is prohibited by applicable law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Holdings, the Borrower or any other Subsidiary and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower.  For purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any other Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, which shall in no event be less than commercially reasonable care.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Release of Liens and Guarantees.  A Subsidiary Loan Party (other than the Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this

Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.  The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16.  No Fiduciary Relationship.  Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17.  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)  Holdings, the Borrower and each Lender acknowledge that, if information furnished by Holdings or the Borrower pursuant to or in connection with this

Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GFI SOFTWARE S.À R.L.,

by
Name:
Title:

TV GFI HOLDING COMPANY S.À R.L.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Issuing Bank and
Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO
THE CREDIT AGREEMENT

OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution:

by
Name:
Title:

For any Lender requiring a second signature block:

by
Name:
Title:

Exhibit 10.2

EXECUTION VERSION

INCREMENTAL FACILITY AGREEMENT dated as of September 30, 2011 (this “Agreement”), among GFI SOFTWARE S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06 (“Holdings”), TV GFI HOLDING COMPANY S.À R.L., a société à responsabilité limitée having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.00 (the “Borrower”), BANK OF MONTREAL and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

A.                                    Reference is made to the Credit Agreement dated as of September 14, 2011 (the “Credit Agreement”), among Holdings, the Borrower, the lenders party thereto (the “Existing Lenders”) and the Administrative Agent.

B.                                    Pursuant to the Credit Agreement, the Existing Lenders have extended, and have agreed to extend, credit to the Borrower.

C.                                    The Borrower has requested that Bank of Montreal (the “Additional Lender” and, together with the Existing Lenders, the “Lenders”) make an Incremental Term Loan to the Borrower on the Incremental Effective Date, in an aggregate principal amount of $15,000,000, subject to the terms and conditions set forth herein.

D.                                    The Additional Lender is willing to make the Incremental Term Loan on the terms and subject to the conditions set forth herein.

E.                                     Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement (after giving effect to this Agreement).

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Incremental Term Loan.  (a)  Subject to the terms and conditions set forth herein, the Additional Lender agrees to make an Incremental Term Loan to the Borrower on the Incremental Effective Date (as defined below) in a principal amount not to exceed US$15,000,000.  Amounts repaid in respect of the Incremental Term Loan made hereunder may not be reborrowed.  The terms of the Incremental Term Loan made hereunder shall be identical to those of the US Dollar Tranche Term Loans outstanding immediately prior to the effectiveness of this Agreement (the “Existing Term Loans”).

(b)  It is the intent of the parties hereto that the Incremental Term Loan made hereunder be included on the Incremental Effective Date in each existing US Dollar Tranche Term Borrowing on a pro rata basis.  In furtherance of the foregoing, each of the parties hereto agrees that a portion of the Incremental Term Loan made hereunder shall be allocated among each outstanding US Dollar Tranche Term Borrowing ratably and shall have an initial Interest Period equal to the remaining Interest Period applicable to such Borrowing, and, upon such allocation, such Incremental Term Loan shall be a part of each such Borrowing (and shall constitute a Loan of the same Class as the US Dollar Tranche Term Loans made on the Effective Date).

(c)  Upon the making of the Incremental Term Loan hereunder, the Additional Lender shall be deemed to be a “Lender”, a “Term Lender” and a “US Dollar Tranche Term Lender” under the Credit Agreement, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders of the applicable Class) under the Credit Agreement and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders of the applicable Class) under the Credit Agreement and the other Loan Documents.

(d)  The funding of the Incremental Term Loan to be made hereunder shall be made in the manner contemplated by Section 2.06 of the Credit Agreement.

SECTION 2.  Fees.  The Borrowers agrees to pay on the Incremental Effective Date to the Additional Lender, as fee compensation for the funding of the Additional Lender’s Incremental Term Loan made hereunder, a fee (the “Incremental Fee”) in an amount equal to 1% of the aggregate principal amount of the Incremental Term Loan made hereunder.  Such fee shall be payable in immediately available funds and shall not be refundable.

SECTION 3.  Representations and Warranties.  To induce the other parties hereto to enter into this Agreement, each of Holdings and the Borrower represents and warrants to the Lenders that, as of the Incremental Effective Date:

(a)  This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and this Agreement and the Credit Agreement, as supplemented by this Agreement, each constitutes a legal, valid and binding obligation of each of Holdings and the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)  The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Incremental Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

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(c)  No Default or Event of Default has occurred and is continuing on the Incremental Effective Date, both immediately prior to and immediately after giving effect to the making of the Incremental Term Loan hereunder.

(d)  After giving effect to the making of Incremental Term Loan hereunder, Holdings is in compliance on a pro forma basis with each of the covenants set forth in Sections 6.12 and 6.13 of the Credit Agreement as of the end of and for the period of four fiscal quarters of Holdings most recently ended prior to the date hereof.

(e)  On the Incremental Effective Date, after giving effect to the borrowing of the Incremental Term Loan contemplated hereby, and giving effect to the rights of subrogation and contribution under the Master Guarantee Agreement, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Loan Parties, on a consolidated basis, are greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted and is proposed to be conducted.

SECTION 4.  Effectiveness.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date of the satisfaction thereof is referred to as the “Incremental Effective Date”):

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Incremental Effective Date) of each of (i) Willkie Farr & Gallagher LLP, counsel for Holdings and the Borrower, and (ii) each local counsel for Holdings and the Borrower in each jurisdiction listed on Schedule 4.01(b) of the Credit Agreement, and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Incremental Facility Agreement and Reaffirmation Agreement and any other legal matters relating to the Loan Parties, the Incremental Facility Agreement, the

3

Reaffirmation Agreement or the Incremental Term Loan made hereunder, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)  The Administrative Agent shall have received a certificate, dated the Incremental Effective Date and signed by a Financial Officer of Holdings, confirming the accuracy of the representations and warranties set forth in Section 3.

(e)  The Administrative Agent shall have received a Reaffirmation Agreement in form and substance satisfactory to the Administrative Agent, duly executed by each Loan Party, pursuant to which each Loan Party shall acknowledge that the Security Documents remain in full force and effect in accordance with their terms and that the Secured Obligations include all Obligations created by this Agreement.

(f)  The Additional Lender shall have received the Incremental Fee and all other fees and other amounts due and payable on or prior to the Incremental Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under the Credit Agreement or under any other Loan Document.

SECTION 5.  Effect of Agreement.  (a)  Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)  On and after the Incremental Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as supplemented hereby.  This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be as effective as delivery of a manually executed counterpart of this Agreement.

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SECTION 7.  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 8.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GFI SOFTWARE S.À R.L.,

by
Name:
Title:

TV GFI HOLDING COMPANY S.À R.L.,

by
Name:
Title:

BANK OF MONTREAL, LONDON BRANCH

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by
Name:
Title:

6

Exhibit 10.3

EXECUTION COPY

FIRST AMENDMENT AND WAIVER dated as of December 20, 2011 (this “Agreement”), to the CREDIT AGREEMENT dated as of September 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GFI SOFTWARE S.À R.L., a société à responsabilité limitéé having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B147127 and having a share capital of €1,105,788.06 (“Holdings”), TV GFI HOLDING COMPANY S.À R.L., a société à responsabilité limitéé having its registered office at 7A, rue Robert Stümper, L - 2557 Luxembourg, registered with the Luxembourg register of trade and companies under number B156413 and having a share capital of €25,000.00 (the “Borrower”), the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, Holdings and the Borrower have requested that the Lenders agree to extend the required delivery date for the Holdings Financial Statements under Section 5.13(a) of the Credit Agreement and waive any Default or Event of Default resulting from the failure to deliver the Holdings Financial Statements prior to such date, and the Lenders whose signatures appear below are willing to agree to such extension and waiver on the terms and subject to the conditions set forth herein; and

WHEREAS, Holdings and the Borrower have also requested that the Lenders agree to amend the representations and warranties contained in Sections 3.04(a), 3.04(d) and 3.14 of the Credit Agreement and waive any Default or Event of Default resulting from any breach of such representations and warranties at any time prior to the date hereof, in each case, solely as a result of any errors or omissions in the financial statements referred to in Section 3.04(a) of the Credit Agreement, and the Lenders whose signatures appear below are willing to agree to such amendment and waiver on the terms and subject to the conditions set forth herein; and

WHEREAS, Holdings and the Borrower have also requested that the Lenders agree to amend and restate the covenants contained in Sections 5.01(a) and 5.01(b) of the Credit Agreement, and the Lenders whose signatures appear below are willing to agree to such amendment on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the recitals hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 2. Amendment. (a) Section 3.04(a) of the Credit Agreement is hereby amended by deleting the second and third sentences thereof.

(b) Section 3.04(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The Holdings Financial Statements, when delivered, will be prepared in accordance with IFRS, will be audited by, and accompanied by the opinion of, Ernst & Young Malta Limited and will present fairly, in all material respects, the consolidated financial position of Holdings and its consolidated Subsidiaries as of December 31, 2010, and the consolidated results of its operations and consolidated cash flows for the year then ended, all in accordance with IFRS. The consolidated financial position, consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the Holdings Financial Statements will be consistent in all material respects with the consolidated financial position, consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries as of or for such fiscal year as set forth in the draft (dated August 29, 2011) consolidated financial statements of Holdings and its consolidated Subsidiaries delivered by Holdings to the Lenders prior to the Closing Date; provided that (i) no representation or warranty is given as to any variations in non-cash entries between such draft financial statements and the Holdings Financials Statements and (ii) the cash balance at December 31, 2009 shall have increased by approximately $1,900,000.00 between such draft financial statements and the Holdings Financial Statements.”

(c) Section 3.14 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, no representation or warranty is made as to the audited consolidated financial statements of each of Gee FI and Iapetos as of and for the year ended December 31, 2010 that are referred to in Section 3.04(a).”

(d) Section 5.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“within 120 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2011) (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 20-F of Holdings for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP (or an affiliated office thereof) or another independent registered public accounting firm of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position, consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with IFRS and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;”

(e) Section 5.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the applicable quarterly reporting form (if any) of Holdings for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated statement of financial position and the related consolidated statements of comprehensive income, cash flows and changes in equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the prior fiscal year, all certified by a Financial Officer of Holdings as presenting fairly, in all material respects, the consolidated financial position, consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the portion of such fiscal year in accordance with IFRS, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;”

SECTION 3. Waivers. (a) The Lenders hereby waive (a) until January 31, 2012 (the “Extended Delivery Date”) the requirement that Holdings and the Borrower deliver the Holdings Financial Statements pursuant to Section 5.13(a) of the Credit Agreement, it being understood that such waiver shall automatically expire on the Extended Delivery Date if the Holdings Financial Statements are not delivered to the Administrative Agent on or prior to such date, with the same effect as if this Agreement had never become effective, and (b) any Default or Event of Default resulting from the failure to deliver the Holdings Financial Statements prior to the Extended Delivery Date or the failure to give notice of such Default or Event of Default.

(b) The Lenders hereby waive any Default or Event of Default resulting from any breach of the representations and warranties contained in Section 3.04(a) or 3.14 of the Credit Agreement, in each case, solely as a result of any errors or omissions in the financial statements referred to in Section 3.04(a) of the Credit Agreement or the failure to give notice of such Default or Event of Default.

SECTION 4. Representations and Warranties.  Holdings and the Borrower hereby represent and warrant to each Lender and the Administrative Agent that, after giving effect to the amendments and waivers provided for herein:

(a)     The representations and warranties set forth in Article III of the Credit Agreement are true and correct (i) in the case of the representations qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date (as defined below), with the same effect as if made on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty was so true and correct on and as of such prior date.

(b)     As of the Effective Date, no Default or Event of Default will have occurred and be continuing.

SECTION 5. Effectiveness. (a) This Agreement shall become effective as of the date hereof (the “Effective Date”) when the Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of Holdings, the Borrower and the Required Lenders.

(b) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders under the Credit Agreement and the other Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Holdings or the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement as amended hereby in similar or different circumstances.

(c) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in any other Loan Document to the “Credit Agreement”, shall be deemed to be a reference to the Credit Agreement as amended hereby.

SECTION 6. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. Expenses. Holdings and the Borrower agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

SECTION 9. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GFI SOFTWARE S.À R.L.,

by:	/s/ Alex Crisses
	Name:	Alex Crisses
	Title:	Class A Manager

by:	/s/ Michael Triplett
	Name:	Michael Triplett
	Title:	Class A Manager

by:
Name:
	Title:	Class B Manager

TV GFI HOLDING COMPANY S.À R.L.,

by:	/s/ Alex Crisses
	Name:	Alex Crisses
	Title:	Class A Manager

by:	/s/ Michael Triplett
	Name:	Michael Triplett
	Title:	Class A Manager

by:
Name:
	Title:	Class B Manager

[Signature Page to Waiver]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GFI SOFTWARE S.À R.L.,

by:
Name:
	Title:	Class A Manager

by:
Name:
	Title:	Class A Manager

by:	/s/ Bagnouls
	Name:	Bagnouls
	Title:	Class B Manager

TV GFI HOLDING COMPANY S.À R.L.,

by:
Name:
	Title:	Class A Manager

by:
Name:
	Title:	Class A Manager

by:	/s/ Bagnouls
	Name:	Bagnouls
	Title:	Class B Manager

[Signature Page to Waiver]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by:	/s/ Justin Kevey
	Name:	Justin Kevey
	Title:	Authorized Officer

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: Morgan Stanley Bank, N.A.

By:	/s/ Allen Chang
	Name:	Allen Chang
	Title:	Authorized Signatory

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: Jefferies Finance LLC

by	/s/ E. Joseph Hess
	Name:	E. Joseph Hess
	Title:	Managing Director

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: JFIN Funding LLC

by	/s/ E. Joseph Hess
	Name:	E. Joseph Hess
	Title:	Managing Director

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: Bank of Montreal, London Branch

by	/s/ A. Leboon
	Name:	A. Leboon
	Title:	Director

by	/s/ A. McClinton
	Name:	A. McClinton
	Title:	MD

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: GoldenTree Capital Opportunities, LP

By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: GoldenTree Loan Opportunities III, Limited

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: GoldenTree Loan Opportunities IV, Limited

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: GoldenTree Loan Opportunities V, Limited

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: GoldenTree Credit Opportunities Financing I, Limited

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: The University of Chicago

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: Swiss Capital Pro Loan III Plc

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

SIGNATURE PAGE TO
AMENDMENT AND WAIVER
TO THE CREDIT AGREEMENT
OF TV GFI HOLDING
COMPANY S.À R.L.

Name of Institution: SC Pro Loan II Limited

By:	GoldenTree Asset Management, LP

	By:	/s/ Karen Weber
Name: Karen Weber
Title: Director — Bank Debt

[Signature Page to Waiver]

Exhibit 16.1

EXHIBIT 16.1 TO FORM F-1

April 20, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section headed, “Changes in Registrant’s Certifying Account,” included in the registration statement on Form F-1 dated April 20, 2012, of GFI Software S.à r.l. and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 148 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page 148 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2009 and 2010 financial statements.

/s/ Ernst & Young Malta Limited

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated 19 April 2012, in the Registration Statement (Form F-1) and related Prospectus of GFI Software S.à r.l. dated 20 April 2012.

Ernst & Young Malta Limited
Msida

20 April 2012

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated 20 April 2012, in the Registration Statement (Form F-1) and related Prospectus of GFI Software S.à r.l. dated 20 April 2012.

20 April 2012

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
München

(Bostedt) Wirtschaftsprüfer	(Richter) Wirtschaftsprüfer

Exhibit 23.3

Consent of Independent Certified Public Accountants

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 16, 2012, with respect to the consolidated financial statements of Sunbelt Software, Inc. included in the Registration Statement (Form F-1 No. 333-00000) and related Prospectus of GFI Software S.à r.l. dated April 20, 2012.

Tampa, Florida
April 20, 2012